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As filed with the Securities and Exchange Commission on June 9, 2006

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM S-4
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

VeriFone Holdings, Inc.
(Exact Name of Registrant as Specified in its Charter)

Delaware	3578	04-3692546
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

2099 Gateway Place, Suite 600
San Jose, California 95110
(408) 232-7800

(Address, Including Zip Code, and Telephone Number, Including
Area Code, of Registrant's Principal Executive Offices)

Douglas G. Bergeron
Chairman and Chief Executive Officer
VeriFone Holdings, Inc.
2099 Gateway Place, Suite 600
San Jose, California 95110
(408) 232-7800

(Name, Address, Including Zip Code, and Telephone Number, Including
Area Code, of Agent for Service)

Copies to:

Scott D. Miller, Esq. Sullivan & Cromwell LLP 1870 Embarcadero Road Palo Alto, California 94303 (650) 461-5600	Neil Gold, Esq. Fulbright & Jaworski L.L.P. 666 Fifth Avenue New York, New York 10103 (212) 318-3000

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE OF THE SECURITIES TO THE PUBLIC: As soon as possible after this Registration Statement is declared effective.

        If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.

        If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.

        If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Per Share	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee(2)

Common Stock, $0.01 par value	13,397,462 shares	Not applicable	$379,550,098	$40,611.86

(1)
This Registration Statement relates to the maximum number of shares of common stock, par value $0.01 per share, of VeriFone Holdings, Inc. ("VeriFone") issuable to holders of ordinary shares, par value New Israeli Shekel 1 per share ("Lipman ordinary shares"), of Lipman Electronic Engineering Ltd. ("Lipman") in the proposed merger of Lion Acquisitions Ltd., a wholly-owned subsidiary of VeriFone, with and into Lipman. The amount of VeriFone common stock to be registered has been determined by multiplying the maximum number of Lipman ordinary shares that may be outstanding immediately prior to the completion of the transaction by 0.500 (the number of shares of VeriFone Common Stock to be issued for each outstanding Lipman ordinary share).

(2)
Estimated solely for purposes of calculating the registration fee required by the Securities Act of 1933, as amended, and computed pursuant to Rule 457(c) and Rule 457(f) based on (i) $28.33, the average of the high and low per share prices of Lipman ordinary shares on the Nasdaq National Market on June 8, 2006 and (ii) the maximum number of shares of VeriFone Common Stock to be received by holders of Lipman ordinary shares.

        The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

SUBJECT TO COMPLETION. DATED JUNE 9, 2006

The information in this proxy statement/prospectus is not complete and may be changed. VeriFone may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This proxy statement/prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Proxy Statement for Special	Proxy Statement
Meeting and Prospectus	for Special Meeting
of VeriFone Holdings, Inc.	of Shareholders
for up to Shares	of Lipman Electronic Engineering Ltd.
of VeriFone Common Stock

MERGER PROPOSED—YOUR VOTE IS VERY IMPORTANT

Dear Shareholders:

        We are writing to you today about the proposed merger of Lipman Electronic Engineering Ltd. with a subsidiary of VeriFone Holdings, Inc.

        In the merger, each holder of ordinary shares of Lipman will receive for each such share (i) one-half (0.50) share of common stock, par value $0.01 per share, of VeriFone and (ii) $14.304 in cash, as reduced by the per share amount of a special cash dividend to be paid to Lipman shareholders prior to the completion of the merger. Alternatively, Lipman shareholders may elect to receive for each Lipman share either $29.07 in cash, as reduced by the per share amount of the special cash dividend, or 0.9844 shares of VeriFone common stock, as reduced by the per share value of the special cash dividend. All amounts to be received, whether pursuant to the mixed, cash or stock election, will be reduced by the amount or value of the special cash dividend to be paid by Lipman. The amount of the special cash dividend is currently estimated at $40 million in the aggregate, or approximately $1.50 per Lipman ordinary share. The total merger consideration is subject to proration so that VeriFone will (i) issue a number of shares of VeriFone common stock equal to the product of (x) 0.50 multiplied by (y) the number of Lipman ordinary shares issued and outstanding on the closing date and (ii) pay an amount in cash equal to the product of (x) $14.304 multiplied by (y) the number of Lipman ordinary shares issued and outstanding on the closing date, as reduced by the aggregate amount of the special cash dividend. VeriFone currently estimates that the total consideration to be paid by VeriFone will consist of approximately 13.3 million shares and approximately $382 million in cash, less the aggregate amount of the special cash dividend. VeriFone common stock is traded on the New York Stock Exchange under the trading symbol "PAY." The closing price of VeriFone common stock on June 8, 2006 was $29.88 per share. The last reported sales price per Lipman ordinary share as reported on the Nasdaq National Market on June 8, 2006 was $28.46.

        Each company is holding a special meeting of shareholders in order to obtain the approvals necessary to complete the merger as more fully described in this proxy statement/prospectus. The merger cannot be completed unless the holders of 75% of the Lipman ordinary shares present and voting (not including abstentions) at the Lipman special meeting approve and adopt the merger agreement and approve the merger and unless the holders of a majority of the outstanding shares of VeriFone common stock approve the issuance of VeriFone common stock to be issued to Lipman shareholders and holders of Lipman share options pursuant to the merger agreement. At the Lipman special meeting, Lipman shareholders will be asked to vote on the merger and the other matters described in the attached proxy statement/prospectus. Under Israeli law, holders of Lipman ordinary shares are not entitled to statutory dissenters' rights.

        Only holders of record of Lipman ordinary shares at the close of business on                        , 2006 are entitled to attend and vote at the Lipman special meeting or any adjournment thereof.

        Only holders of record of VeriFone common stock at the close of business on                        , 2006 are entitled to attend and vote at the VeriFone special meeting or any adjournment thereof.

        The Lipman board of directors has (1) reviewed and considered the terms and conditions of the merger agreement, (2) unanimously determined that the merger agreement and the merger are in the best interests of Lipman and its shareholders, considering the fairness opinion of Merrill Lynch & Co., Inc. and such other factors as the board of directors has deemed appropriate, and that no reasonable concern exists that Lipman, as the surviving company in the merger with VeriFone's newly formed merger subsidiary, will be unable to fulfill its obligations to its creditors, and (3) unanimously approved the merger agreement, the merger and all of the transactions contemplated by the merger agreement. The Lipman board of directors unanimously recommends that you vote FOR the proposal to approve the merger agreement, the merger and all of the transactions contemplated by the merger agreement. In addition, Mivtach Shamir Holdings Ltd., Mez-Op Holdings Ltd., Isaac Angel, Mike Lilo, Roy Neuman and Eliezer Yanay have each agreed to vote certain of their Lipman ordinary shares, representing in the aggregate approximately 17.0% of the outstanding Lipman ordinary shares, FOR the proposal to approve and adopt the merger agreement and approve the merger.

        The VeriFone board of directors has (1) reviewed and considered the terms and conditions of the merger agreement, (2) unanimously determined that the merger agreement and the merger are fair to, and in the best interests of, VeriFone and its stockholders and (3) unanimously approved the merger agreement and the merger. The VeriFone board of directors unanimously recommends that you vote FOR the proposal to authorize the issuance of VeriFone common stock to be issued to Lipman shareholders and holders of Lipman share options pursuant to the merger agreement. In addition, Douglas G. Bergeron and investment funds affiliated with GTCR Golder Rauner have each agreed to vote their VeriFone common stock, representing in the aggregate approximately 39.1% of the outstanding VeriFone common stock, FOR the proposal to authorize the issuance of VeriFone common stock to be issued to Lipman shareholders and holders of Lipman share options pursuant to the merger agreement.

        The merger will not be completed unless the shareholders of both companies approve proposals related to the merger. Your vote is very important, regardless of the number of shares you own. Whether or not you plan to attend either special meeting, please vote all proxy cards that you receive as soon as possible to ensure that your shares are represented at the applicable special meeting.

        The attached proxy statement/prospectus provides you with detailed information about VeriFone, Lipman, the merger agreement and the merger. We encourage you to read the entire proxy statement/prospectus carefully, including the "Risk Factors" section beginning on page 38.

Yours sincerely,

Douglas G. Bergeron	Jacob Perry
Chairman and Chief Executive Officer	Chairman of the Board
VeriFone Holdings, Inc.	Lipman Electronic Engineering Ltd.

        Neither the Securities and Exchange Commission nor the Israel Securities Authority or any state securities commission has approved or disapproved these securities or determined if the accompanying proxy statement/prospectus is accurate or adequate. Any representation to the contrary is a criminal offense.

        This proxy statement/prospectus is dated            , 2006, and is first being mailed to shareholders on or about                        , 2006.

Sources of Additional Information

        This proxy statement/prospectus incorporates important business and financial information about VeriFone and Lipman from documents that are not included in or delivered with this proxy statement/prospectus. Documents relating to VeriFone incorporated by reference are available from VeriFone without charge, excluding all exhibits unless VeriFone has specifically incorporated by reference an exhibit in this proxy statement/prospectus. You may obtain documents relating to VeriFone incorporated by reference in this proxy statement/prospectus by requesting them in writing or by telephone or e-mail from VeriFone at the following address:

VeriFone Holdings, Inc.
Attention: Investor Relations
2099 Gateway Place, Suite 600
San Jose, California 95110
ir@verifone.com
(408) 232-7979

        If you would like to request documents from VeriFone, please do so by                        , 2006 in order to receive them before the VeriFone special meeting.

        Documents relating to Lipman incorporated by reference are available from Lipman without charge, excluding all exhibits unless Lipman has specifically incorporated by reference an exhibit in this proxy statement/prospectus. You may obtain documents incorporated by reference in this proxy statement/prospectus by requesting them in writing or by telephone from Lipman at the following address:

Lipman Electronic Engineering Ltd.
Attention: Investor Relations
11 Ha'amal Street, Park Afek
Rosh Ha'ayin 48092 Israel
+972 (3) 902-9730

        If you would like to request documents from Lipman, please do so by                        , 2006 in order to receive them before the Lipman special meeting.

        You also may obtain documents incorporated by reference into this proxy statement/prospectus by requesting them in writing or by telephone from Innisfree M&A Incorporated the information agent and proxy solicitor for the merger, at the following address and telephone numbers:

Innisfree M&A Incorporated
501 Madison Avenue, 20th Floor
New York, NY 10022
(888) 750-5834 (from the U.S. and Canada)
or
00800 7710 9970 (from Europe)
or
00800 4664 7000 (from Israel)

Banks and Brokers Call Collect:
(212) 750-5833 (New York)
or
+44 20 7710 9972 (London)

        For a more detailed description of the information incorporated by reference into this proxy statement/prospectus and how you may obtain it, see "Where You Can Find More Information" on page 145.

ABOUT THIS DOCUMENT

        This document, which forms part of a registration statement on Form S-4 filed with the SEC by VeriFone (File No. 333-            ), constitutes a prospectus of VeriFone under Section 5 of the Securities Act of 1933, which we refer to as the Securities Act, with respect to the VeriFone common stock to be issued to Lipman shareholders as required by the merger agreement. This document also constitutes a proxy statement of VeriFone under Section 14(a) of the Securities Exchange Act of 1934, which we refer to as the Exchange Act, and a proxy statement for Lipman. As a "foreign private issuer," Lipman is not subject to the proxy requirements under Section 14(a) of the Exchange Act. It also constitutes a notice of meeting with respect to the special meeting of VeriFone stockholders, at which VeriFone's stockholders will be asked to consider and vote upon a proposal to authorize the issuance of VeriFone common stock required to be issued to Lipman shareholders and holders of Lipman share options pursuant to the merger agreement, and a notice of meeting with respect to the special meeting of Lipman shareholders, at which Lipman's shareholders will be asked to consider and vote upon proposals to approve the merger agreement, to approve the amendment of the Articles of Association and to approve the amendment of the indemnification agreements between Lipman and its directors.

VERIFONE HOLDINGS, INC.
2099 GATEWAY PLACE, SUITE 600
SAN JOSE, CALIFORNIA 95110

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

To be held on            ,            , 2006

Dear VeriFone Stockholders:

        A special meeting of stockholders of VeriFone Holdings, Inc., a Delaware corporation ("VeriFone"), will be held at             a.m. Pacific time on            ,             , 2006 at 2099 Gateway Place, Suite 600, San Jose, California 95110, for the following purposes:

          1.     To consider and vote upon a proposal to authorize the issuance of the shares of VeriFone common stock required to be issued (i) in the merger of Lion Acquisitions Ltd., an Israeli company and a wholly-owned subsidiary of VeriFone ("Merger Sub"), with and into Lipman Electronic Engineering Ltd., an Israeli company, as contemplated by the Agreement and Plan of Merger, dated as of April 10, 2006, by and among Lipman, VeriFone and Merger Sub, as that agreement may be amended and (ii) pursuant to outstanding Lipman share options which will be converted into options to purchase shares of VeriFone Common Stock; and

          2.     To conduct any other business as may properly come before the special meeting or any properly reconvened meeting following an adjournment or postponement of the special meeting.

        Holders of record of VeriFone common stock at the close of business on                        , 2006, are entitled to vote at the special meeting and any adjournment or postponement of the special meeting. A list of these stockholders will be available for inspection during business hours from                        through                         , 2006, at 2099 Gateway Place, Suite 600, San Jose, California, and will also be available at the special meeting.

        Your vote is very important. Your proxy is being solicited by the VeriFone Board of Directors. The issuance of new shares of VeriFone common stock must be authorized by the stockholders of VeriFone in order for the merger to be completed.

By order of the Board of Directors of VeriFone Holdings, Inc.

David Turnbull Secretary

San Jose, California
                        , 2006

LIPMAN ELECTRONIC ENGINEERING LTD.
11 HA'AMAL STREET, PARK AFEK
ROSH HA'AYIN 48092 ISRAEL
+972 (3) 902-9730

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
TO BE HELD ON                        , 2006

To all Lipman shareholders:

        Notice is hereby given that a special general meeting of shareholders of Lipman Electronic Engineering Ltd., a corporation formed under the laws of the State of Israel, will be held at the principal executive offices of Lipman located at 11 Ha'amal Street, Park Afek, Rosh Ha'ayin 48092 Israel on                        at                         Israel time for the following purposes:

  1.
  To consider and vote upon the proposal to approve, adopt and ratify the Agreement and Plan of Merger, dated as of April 10, 2006, by and among Lipman, VeriFone Holdings, Inc., a Delaware corporation, and Lion Acquisitions Ltd., a corporation formed under the laws of the State of Israel and a wholly owned subsidiary of VeriFone, and the merger of Lion Acquisitions into Lipman under the provisions of Israeli Companies Law-1999, so that Lipman will become a wholly owned subsidiary of VeriFone;

  2.
  To approve an amendment to Article 25 of Lipman's Articles of Association in order to conform the provisions of Lipman's Articles of Association relating to exculpation, insurance and indemnity of directors and officers with recent amendments to the Israeli Companies Law, and to restate Lipman's Articles of Association accordingly;

  3.
  Subject to the approval of the amendment of Lipman's Articles of Association under proposal 2 above, to approve corresponding amendments to the indemnification agreements entered into between Lipman and its directors and the inclusion of the merger contemplated under section 1 above as an indemnifiable event under such indemnification agreements; and

  4.
  To transact any other business that properly comes before the special general meeting or any adjournment or postponement of the meeting.

        Only shareholders of record on the close of business on            , 2006, the record date, are entitled to notice of and to vote at the special general meeting and any adjournments or postponements of the meeting, in person or by proxy, provided that a letter of appointment shall be deposited at Lipman's registered office at least 48 hours prior to the special general meeting and subject further to the provision and authorization of such holdings as of the record date, as set forth by law. Alternatively, pursuant to Israeli law, Lipman shareholders may vote by way of written ballot, without attending the special meeting in person or appointing a proxy, provided that such written ballot is deposited at Lipman's registered office at least 72 hours prior to the special meeting and subject further to the authorization of share ownership as of the record date and proof of identification, as set forth by law. The form of written ballot, which is written in the Hebrew language, is also available on the website of the Israeli Securities Authorities at http://www.magna.isa.gov.il, on the website of the Tel-Aviv Stock Exchange Ltd. at http://maya.tase.co.il, or directly from the corporate secretary of Lipman at the address printed above. You are cordially invited to the meeting.

        The presence of at least two shareholders, who have at least one-third (33 1/3%) of the voting rights (including presence by proxy or by written ballot) at the special general meeting will constitute a quorum. Should no legal quorum be present one-half hour after the time scheduled for the special general meeting, the meeting shall be adjourned to one week from that day, at the same time and place. The quorum at the adjourned meeting shall be any number of shareholders.

By order of the Board of Directors of Lipman Electronic Engineering Ltd.

Jacob Perry Chairman of the Board

Rosh Ha'ayin, Israel
                        , 2006

        REGARDLESS OF THE NUMBER OF ORDINARY SHARES OF LIPMAN YOU OWN OR WHETHER YOU PLAN TO ATTEND THE MEETING, IT IS IMPORTANT THAT YOUR SHARES BE REPRESENTED AND VOTED. THE MERGER CANNOT BE COMPLETED UNLESS THERE IS A QUORUM PRESENT OR REPRESENTED AT THE SPECIAL GENERAL MEETING AND THE HOLDERS OF 75% OF THE LIPMAN ORDINARY SHARES PRESENT AND VOTING IN PERSON, BY PROXY OR BY WRITTEN BALLOT AT THE MEETING (NOT INCLUDING ABSTENTIONS) VOTE FOR THE MERGER AND THE MERGER AGREEMENT. THEREFORE, WE URGE YOU TO COMPLETE, SIGN, DATE AND RETURN THE ACCOMPANYING PROXY CARD IN THE ENCLOSED PRE ADDRESSED POSTAGE-PAID ENVELOPE. RETURNING THE PROXY CARD DOES NOT DEPRIVE YOU OF YOUR RIGHT TO ATTEND THE MEETING AND TO VOTE YOUR SHARES IN PERSON. YOUR VOTE IS VERY IMPORTANT.

        YOUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE FOR ADOPTION OF THE MERGER AND THE MERGER AGREEMENT, FOR THE APPROVAL OF THE AMENDMENT OF THE ARTICLES OF ASSOCIATION AND FOR THE APPROVAL OF THE AMENDMENT OF THE INDEMNIFICATION AGREEMENTS.

        PLEASE DO NOT RETURN YOUR LIPMAN SHARE CERTIFICATES WITH YOUR ENCLOSED PROXY OR WRITTEN BALLOT.

i

Lipman's Reasons for the Merger; Recommendation of the Lipman Board of Directors	77
Opinion of Lipman's Financial Advisor	79
VeriFone's Reasons for the Merger; Recommendation of the VeriFone Board	87
Opinion of VeriFone's Financial Advisor	87
Material U.S. Federal and Israeli Income Tax Consequences	93
Accounting Treatment of the Merger	96
Regulatory Matters	96
Federal Securities Laws Consequences	98
New York Stock Exchange Listing	99
No Dissenters' or Appraisal Rights	99
Executives; Executive Compensation; Stock Ownership of Directors, Executive Officers and Five Percent Stockholders	100
Interests of Certain Persons in the Merger	100
Common Stock	100
VeriFone Employment Letters	100
Lipman Share Options	100
Employee Benefits	101
Voting Agreements	101
Indemnification and Insurance	101
The Merger Agreement	102
Structure of the Merger	102
Completion and Effectiveness of the Merger	102
Conversion of Lipman Ordinary Shares in the Merger	102
Exchange Procedures	103
Fractional Shares	103
Special Cash Dividend	103
Dividends and Distributions	103
Transfer of Ownership and Lost Stock Certificates	103
Lipman's Representations and Warranties	103
VeriFone's and Lion Acquisitions' Representations and Warranties	104
Lipman's Conduct of Business Before Completion of the Merger	105
No Solicitation of Acquisition Proposals by Lipman	107
Effect on Lipman Share Options	108
Employee Benefits	108
Conditions to Completion of the Merger	109
Determination of Material Adverse Effect	111
Waiver and Amendment of the Merger Agreement	111
Affiliate Agreements	112
Termination of the Merger Agreement	112
Termination Fee and Expense Reimbursement	113
Indemnification and Insurance	113
Other Material Agreements Relating to the Merger	114
Voting Agreements	114
Investment Agreements	115
VeriFone Employment Letters	115
VeriFone Credit Facility	115
Unaudited Pro Forma Condensed Combined Financial Information	116
Description of VeriFone Capital Stock	131
Common Stock	131
Preferred Stock	131

ii

No Shareholder Rights Plan	131
Transfer Agent and Registrar	131
Comparison of Stockholder Rights	132
Summary of Material Differences Between the Rights of VeriFone Stockholders and the Rights of Lipman Shareholders	132
Certain Legal Matters	144
Experts	144
Where You Can Find More Information	145
Annexes
A — Agreement and Plan of Merger	A-1
B — Voting Agreement	B-1
C — Voting Agreement among VeriFone and Mez-Op Holdings Ltd.	C-1
D — Investment Agreement	D-1
E — Affiliate Agreement	E-1
F — Opinion of Lipman's Financial Advisor	F-1
G — Opinion of VeriFone's Financial Advisor	G-1

iii

Questions and Answers About the Merger

        The following are some of the questions that you, as a stockholder of VeriFone or a shareholder of Lipman, may have, and answers to those questions. These questions and answers, as well as the following summary, are not meant to be a substitute for the information contained in the remainder of this proxy statement/prospectus, and this information is qualified in its entirety by the more detailed descriptions and explanations contained elsewhere in this proxy statement/prospectus. We urge you to read this proxy statement/prospectus in its entirety prior to making any decision.

Q:    Why am I receiving this proxy statement/prospectus?

A:
VeriFone and Lipman have entered into a merger agreement. Upon completion of the merger, Lipman will become a wholly-owned subsidiary of VeriFone. We have included in this proxy statement/prospectus important information about the merger, the merger agreement and the special meetings of VeriFone stockholders and Lipman shareholders. You should read this information carefully and in its entirety. We have attached a copy of the merger agreement as Annex A. The enclosed voting materials allow you to vote your shares without attending the applicable special meeting. Your vote is very important and we encourage you to vote your proxy as soon as possible.

In order to complete the merger, VeriFone stockholders and Lipman shareholders must each approve the proposals relating to the merger at their respective special meetings. VeriFone is holding a special meeting of its stockholders in order to obtain the approval necessary to issue VeriFone common stock in the merger and upon exercise of Lipman share options, as described in this proxy statement/prospectus. The VeriFone proposal to issue common stock must be approved by holders of a majority of the outstanding shares of VeriFone common stock.

Lipman is holding a special meeting of its shareholders in order to obtain shareholder approval of the merger agreement, and two other proposals. The Lipman proposal to approve the merger agreement and the merger must be approved by holders of 75% of the Lipman ordinary shares present or represented and voting at the special meeting called to approve the merger (not including abstentions).

Lipman's shareholders will also be asked to vote on an amendment to Article 25 of Lipman's Articles of Association relating to exculpation, insurance and indemnity of directors and officers of Lipman and corresponding amendments to the indemnification agreements entered between Lipman and its directors, as described in this proxy statement/prospectus. The second proposal at the Lipman special meeting, relating to the amendment of Lipman's Articles of Association and the third proposal, to the extent relating to the amendment of the indemnification agreements of Meir Shamir, Ishay Davidi and Mordechai Gorfung, must be approved by holders of majority of Lipman ordinary shares present or represented and voting at Lipman special meeting, subject to one of the following conditions: (i) the majority vote (not including abstentions) at the Lipman special meeting must include at least one-third of the votes of shareholders who have no personal interest in the proposal, participating at the meeting; or (ii) the total number of objecting votes of such shareholders mentioned in subsection (i) above, do not exceed 1% of the total voting rights in Lipman. The third proposal at the Lipman special meeting, relating to the amendment of the indemnification agreements relating to all other directors of Lipman, must be approved by holders of a majority of Lipman ordinary shares present or represented and voting at the Lipman special meeting. The completion of the merger is not conditioned upon approval of the second or third proposals by Lipman shareholders.

Q:    What do I need to do now?

A:
Read and consider the information contained in this proxy statement/prospectus carefully, and then please vote your shares as soon as possible by returning your proxy so that your shares may be represented at your special meeting.

Q:    When must Lipman shareholders make their election as to the type of consideration they want to receive?

A:
If you are Lipman shareholder, you should also make your election as to the type of consideration you want to receive assuming approval of the merger. To be effective, this election must be received no later than                , 2006. You should make your election no matter how you vote or whether or not you vote.

Q:    What will Lipman shareholders receive in the merger?

A:
If the merger is completed, Lipman shareholders will receive, at their election and subject to the proration and allocation procedures described in this proxy statement/prospectus, for each Lipman ordinary share:

•
the mixed consideration, which consists of (i) one-half (0.50) share of VeriFone common stock and (ii) $14.304 in cash, as reduced by the per share amount of the special cash dividend to be paid to Lipman shareholders prior to the completion of the merger.

Alternatively, Lipman shareholders may elect to receive for each Lipman ordinary share either:

•
the cash consideration, which consists of $29.07 in cash, as reduced by the per share amount of the special cash dividend;

or

•
the stock consideration, which consists of 0.9844 shares of VeriFone common stock, as reduced by the per share value of the special cash dividend to be paid to Lipman shareholders.

All consideration to be received, whether pursuant to the mixed, cash or stock election, will be reduced by the amount or value of the special cash dividend to be paid by Lipman. Pursuant to the merger agreement, the special cash dividend is equal to the maximum amount of cash reserves of Lipman that may be distributed by Lipman in the form of a dividend pursuant to applicable law and without a tax being imposed on, or payable by, Lipman, provided however, that, pursuant to the merger agreement, the aggregate dividend will not be less than $23 million. The amount of the special cash dividend is currently estimated at $40 million in the aggregate, or approximately $1.50 per Lipman ordinary share. The amount of the special cash dividend may be increased to the extent Lipman is able to distribute additional cash to its shareholders without a corporate tax being imposed on Lipman.

Pursuant to the merger agreement, the number of shares of VeriFone common stock that will be issued for each Lipman ordinary share as stock consideration will be equal to (i) $29.07 minus the per share amount of the special cash dividend, divided by (ii) $29.53. To illustrate the adjustment for the stock election, if the special cash divided is $1.50 per Lipman ordinary share, the ratio applicable to the stock consideration will be reduced to ($29.07—$1.50)/$29.53, or 0.9336 shares of VeriFone common stock per Lipman ordinary share.

Lipman shareholders who receive either the cash consideration or the stock consideration will be subject to proration and allocation, so that the aggregate stock and cash consideration paid by VeriFone in the merger will remain the same as for the mixed consideration. In other words, the ability of any Lipman shareholder to receive either the stock election consideration or the cash election consideration will require that other shareholders making offsetting elections.

The consideration for the Lipman ordinary shares, including the exchange ratio for the VeriFone common stock component of the stock or mixed consideration, will not change even if the market prices of Lipman ordinary shares or VeriFone common stock fluctuate. However, if Lipman shareholders elect to receive the mixed consideration or stock consideration, the value of the VeriFone shares included in the mixed consideration or stock consideration will fluctuate up or down with fluctuations in the market price of VeriFone common stock.

Q:    What is the special cash dividend?

A:
VeriFone and Lipman structured the special cash dividend to reduce VeriFone's cash financing requirements, in light of the significant excess cash balance that would be held by the companies following the completion of the merger. In order to make efficient use of a portion of Lipman's existing cash to finance the acquisition, the special cash dividend will be paid to Lipman shareholders prior to closing. Payment of the dividend also enables VeriFone to reduce financing costs in connection with the merger.

Q:    When will the Lipman special cash dividend be paid?

A:
Assuming approval of the merger, after Lipman's special meeting and before the completion of the merger, Lipman's board of directors intends to declare and pay the special cash dividend to holders of Lipman ordinary shares as of a dividend record date to be set by Lipman's board of directors. Lipman does not expect to declare the special cash dividend if the merger is not approved by its shareholders, although it retains the ability to do so.

Q:    How will VeriFone fund the cash portion of the merger consideration?

A:
VeriFone intends to finance the cash portion of the merger agreement with its cash resources as well as through a new credit facility that VeriFone expects to enter into in connection with the merger that will replace its existing credit facility. VeriFone has received a commitment letter with respect to the new credit facility. The new credit facility is expected to have a new term loan component of $500 million and a revolving credit component of $40 million. VeriFone's obligation to complete the merger is not contingent on its ability to receive financing under this proposed new credit facility.

Q:    What will VeriFone stockholders receive in the merger?

A:
VeriFone stockholders will receive no consideration in connection with the merger and will simply continue to hold their VeriFone common stock which will include an indirect investment in Lipman after it becomes a subsidiary of VeriFone.

Q:    What is the aggregate consideration to be paid by VeriFone for all of the outstanding Lipman ordinary shares?

A:
VeriFone will issue in the aggregate an estimated 13.3 million shares of VeriFone common stock (to be determined as 0.50 of a share of VeriFone common stock multiplied by the number of Lipman ordinary shares issued and outstanding at the closing) and pay an estimated $382 million in cash (to be determined as $14.304 multiplied by the number of Lipman ordinary shares issued and outstanding at the closing), reduced by the aggregate amount of the special cash dividend.

Q:    What is the value of the consideration Lipman shareholders will receive if they elect to receive the mixed consideration or the stock consideration?

A:
If Lipman shareholders properly and timely elect to receive the mixed consideration or the stock consideration, the value of the consideration they will receive will depend in part upon the value of VeriFone common stock, which fluctuates. The following table, which assumes no proration allocation, illustrates the effect of changes in the value of VeriFone common stock on the value of the mixed consideration or the stock consideration.

		Value Per Lipman Ordinary Share(1)
Price Per Share of VeriFone Common Stock		Mixed Election	Stock Election	Cash Election
$33.000		$30.804	$32.485	$29.070
$29.532	(2)	$29.070	$29.070	$29.070
$26.000		$27.304	$25.594	$29.070

  (1)
  Includes the value of the special cash dividend to be paid by Lipman prior to the completion of the merger.

  (2)
  This amount is the price per share of VeriFone common stock at which the value of the mixed consideration and the stock consideration are equal to the value of the cash consideration.

The price of VeriFone common stock has fluctuated significantly. If Lipman shareholders receive the mixed consideration or the stock consideration in exchange for Lipman ordinary shares, the value of the VeriFone shares will increase and decrease with fluctuations in the market price of VeriFone common stock. The value of the consideration Lipman shareholders receive in the merger if they receive the mixed consideration or the stock consideration may be more or less than the $29.07 that they would have received if they received the cash consideration. In addition, the trading price of VeriFone common stock on the day they receive the cash consideration, the mixed consideration or the stock consideration in exchange for their Lipman ordinary shares will likely be more or less than the trading price of VeriFone common stock on the day they make their election to receive the cash consideration, the stock consideration or the mixed consideration. This means that the then-current value of the stock consideration or the mixed consideration that they would receive for each Lipman ordinary share if they properly and timely elect to receive the stock consideration or the mixed consideration will likely be more or less than the value of the stock consideration or the mixed consideration on the day they make their election.

Neither Lipman nor VeriFone is making any recommendation as to whether Lipman shareholders should elect to receive the cash consideration or stock consideration in lieu of the mixed consideration in connection with the merger.

Q:    When do you expect the merger to be completed?

A:
We are working towards completing the merger as quickly as reasonably possible. Several conditions must be satisfied or waived before the merger is completed. See the section of this proxy statement/prospectus titled "The Merger Agreement—Conditions to Completion of the Merger" for a summary description of these conditions. We hope to complete the merger promptly after the expiration of a 30-day waiting period required by Israeli law beginning after the approval of the merger at the Lipman special meeting to be held on                        , 2006.

Q:    Are Lipman shareholders entitled to dissenters' or appraisal rights?

A:
No. Under Israeli law, holders of Lipman ordinary shares are not entitled to statutory dissenters' or appraisal rights in connection with the merger.

Q:    Will Lipman shareholders continue to be able to trade their Lipman shares on the Tel Aviv Stock Exchange or the Nasdaq National Market following the shareholders meeting?

A:
Lipman shareholders are expected to be able to trade their Lipman ordinary shares on both the Tel Aviv Stock Exchange and the Nasdaq National Market until a date shortly before the closing and after they make their elections as to the type of consideration they want to receive.

Q:    Will Lipman shareholders be able to trade any VeriFone common stock that they receive in the merger?

A:
Yes. The VeriFone common stock Lipman shareholders will receive if they receive the stock consideration or the mixed consideration will be freely tradable, unless held by an affiliate of VeriFone or Lipman. VeriFone's common stock is listed on the New York Stock Exchange under the symbol "PAY." In addition, VeriFone has agreed to seek a listing of its common stock on the Tel Aviv Stock Exchange.

Q:    What will happen to unexercised Lipman share options?

A:
Following the merger, each outstanding share option under Lipman's share option plans will be converted into an option to purchase an equal number of shares of VeriFone common stock, subject to certain adjustments that may be required to comply with U.S. tax law. Each option will otherwise continue to be governed by the same terms and conditions as applicable under Lipman's share option plan.

Q:    Are there any risks related to the proposed transaction or any risks related to owning VeriFone common stock?

A:
Yes. You should carefully review the section entitled "Risk Factors" beginning on page 38.

Q:    If Lipman shareholders receive the stock consideration or the mixed consideration, will their rights as Lipman shareholders change as a result of the merger?

A:
Yes. Lipman and VeriFone are incorporated in different jurisdictions having different corporate laws. In addition, the governing documents of the two companies are different. Additionally, Lipman is traded on, and subject to the corporate governance rules of, Nasdaq, while VeriFone is listed on, and subject to the corporate governance rules of, the New York Stock Exchange. As a result, a Lipman shareholder receiving shares of VeriFone common stock in connection with the merger will have different rights as a VeriFone shareholder than as a Lipman shareholder. If Lipman shareholders elect, or fail to properly make a timely election and are deemed to have elected, to receive the cash consideration for their Lipman ordinary shares, it is possible they may not receive any VeriFone common stock and in that event they will not have an investment in VeriFone following the merger.

Q:    If I make the stock election or the cash election in the merger will I necessarily receive the consideration I elect?

A:
No. The cash election and the stock election are each subject to allocation and proration procedures that are designed to maintain the aggregate cash and stock paid by VeriFone at the fixed amounts agreed in the merger agreement. Therefore, Lipman shareholders making the stock election or the cash election will receive the separate consideration elected only to the extent that offsetting elections are made by other Lipman shareholders. In particular, if the value of VeriFone common stock increases so that the value of the stock election consideration is higher than the value of the cash election consideration, and all Lipman shareholders make the stock election, the proration and allocation provisions will operate so that each Lipman shareholder will receive the equivalent of the mixed consideration. A similar result will be realized if the value of VeriFone common stock declines and all Lipman shareholders make the cash election.

Questions and Answers About the Special Meetings

Q:    When and where will the special meetings be held?

A:
The VeriFone special meeting is scheduled to be held at 2099 Gateway Place, Suite 600, San Jose, California 95110, at                        , on                        . The Lipman special meeting is scheduled to be held at 11 Ha'amal Street, Park Afek, Rosh Ha'ayin 48092 Israel, at                        , on                        .

Q:    Who is entitled to vote at the VeriFone and Lipman special meetings?

A:
VeriFone has fixed                        , 2006 as the record date for the VeriFone special meeting. If you were a VeriFone stockholder at the close of business on the record date, you are entitled to vote on matters that come before the VeriFone special meeting. However, a VeriFone stockholder may only vote his or her shares if he or she is present in person or is represented by proxy at the VeriFone special meeting.

Lipman has fixed                        , 2006 as the record date for the Lipman special meeting. If you were a Lipman shareholder at the close of business on the record date, you are entitled to vote on matters that come before the Lipman special meeting. However, a Lipman shareholder may only vote his or her shares if he or she is present in person, is represented by proxy at the Lipman special meeting or has voted by way of written ballot.

Q:    What are the recommendations of the VeriFone and Lipman boards of directors?

A:
Each board of directors has approved and adopted the merger agreement, approved the transactions contemplated by the merger agreement, including the merger, and determined that these transactions are in the best interests of its shareholders.

The VeriFone board of directors recommends that VeriFone stockholders vote FOR the proposal to authorize the issuance of VeriFone common stocks required to be issued pursuant to the merger agreement. See "The Merger—VeriFone's Reasons for the Merger; Recommendation of the VeriFone Board of Directors" beginning on page 87.

The Lipman board of directors recommends that Lipman shareholders vote FOR the proposal to approve the merger agreement, FOR the approval of the amendment of the Articles of Association and FOR the approval of the amendment of the Indemnification Agreements. See "The Merger—Lipman's Reasons for the Merger; Recommendation of the Lipman Board of Directors" on page 77 and "Information About the Lipman Special Meeting—Other Proposals" on page 65.

Q:    How can I vote?

A:
If you are entitled to vote at your company's special meeting, you can vote in person at the special meeting, or you can vote by proxy before the special meeting. Shareholders of Lipman may also vote by way of written ballot instead of being present at the special meeting or appointing a proxy. Even if you plan to attend your company's special meeting, we encourage you to vote your shares by proxy or written ballot as soon as possible. After carefully reading and considering the information contained in this proxy statement/prospectus, please submit your proxy in accordance with the instructions set forth on the enclosed proxy card. For detailed information, please see "Information About the VeriFone Special Meeting—How to Vote" beginning on page 63 and "Information About the Lipman Special Meeting—How to Vote" beginning on page 69.

The vote required to approve the merger agreement at the Lipman special meeting is 75% of the Lipman ordinary shares present and voting (not including abstentions) at the Lipman special meeting.

The vote required to authorize the issuance of VeriFone common stock at the VeriFone special meeting is a majority of the outstanding VeriFone common stock. Accordingly, a VeriFone stockholder's failure to vote his or her VeriFone common stock will have the same effect as a vote of those shares against the proposal to authorize the issuance of VeriFone common stock.

Q:    What happens if a Lipman shareholder does not indicate how to vote on the proxy card?

A:
If Lipman shareholders do not include instructions on how to vote their properly signed and dated proxy card, their shares will be voted FOR the approval of the merger agreement and the merger, FOR the approval of the amendment to Article 25 to the Lipman Articles of Association and FOR the approval of the amendments to the Lipman indemnification agreements for directors and in the discretion of                and                , as the proxy holders, on any other business that may properly come before the Lipman special meeting. However, if a Lipman shareholder does not indicate on a proxy card whether the shareholder is (i) a person or entity holding, directly or indirectly, 25% or more of either the voting power or the right to appoint a director of VeriFone or the merger subsidiary; (ii) a person or entity acting on behalf of VeriFone, the merger subsidiary or a person or entity described in (i); or (iii) a family member of, or entity controlled by, VeriFone, the merger subsidiary or any of the foregoing, that shareholder's vote on the proposal to approve the merger agreement will not be counted with respect to the approval of the merger agreement and the merger and will be treated as an abstention in determining whether or not the merger has been approved.

Q:    What happens if I do not vote?

A:
Approval of the proposals to be presented at the special meetings requires the affirmative vote of specified percentages of the outstanding VeriFone common stock and of Lipman ordinary shares present and voting at the meeting at which a quorum is present. The presence in person or by proxy or written ballot of at least one-third (33 1/3%) of Lipman's outstanding ordinary shares and a majority of VeriFone's outstanding common stock is required to constitute a quorum at the special meetings.

If a quorum is present at the Lipman meeting and Lipman shareholders do not (a) return their proxy cards, (b) vote in person at the meeting, or (c) return written ballots, then fewer shares will be present and voting at the meeting and, as a result, fewer shares will be required to defeat the proposal to approve the merger agreement and the other proposals to be presented at the special meeting. If a quorum is present at the VeriFone meeting and VeriFone stockholders do not return their proxy cards or vote in person at the meeting, then VeriFone might not succeed in having holders of a majority of the outstanding VeriFone common stock approve the issuance of VeriFone common stock in the merger.

Q:    If my shares are held in "street name" by my broker, will my broker vote my shares for me?

A:
If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the "beneficial holder" of the shares held for you in what is known as "street name." If this is the case, this proxy statement/prospectus has been forwarded to you by your brokerage firm, bank or other nominee, or their agent. As the beneficial holder, you have the right to direct your broker, bank or other nominee as to how to vote your shares. If you do not provide your broker, bank or other nominee with instructions on how to vote your "street name" shares, your broker, bank or other nominee will not be permitted to vote them on the proposal to authorize the issuance of VeriFone common stock in the merger (if you are a VeriFone stockholder) or on the proposals to approve the merger agreement or an amendment to Article 25 of Lipman's Articles of Association and corresponding amendments to the indemnification agreements if you are a Lipman shareholder. You should therefore be sure to provide your broker, bank or other nominee with instructions on how to vote your shares.

Q:    How do Lipman shareholders elect to receive the cash consideration or the stock consideration or the mixed consideration for their Lipman ordinary shares?

A:
A form for making an election is being delivered along with this proxy statement/prospectus. Additional copies of the election form may be obtained from the exchange agent. For an election to be effective, a properly completed election form, along with the Lipman share certificates or an appropriate guarantee of delivery, must be sent to and received by                        , the exchange agent, on or before, and the date that is     days prior to the closing date. Do not send an election form or share certificates together with the proxy card or written ballot. Instead, use the separate envelope specifically provided for the election form and the share certificates. Please read this proxy statement/prospectus carefully for more information about the procedures for electing to receive the cash consideration, stock consideration or mixed consideration.

If Lipman shareholders do not properly and timely send in their completed election form along with their Lipman share certificates or an appropriate guarantee of delivery, these shareholders may be deemed by VeriFone, in its sole and absolute discretion, to have elected any of the cash consideration or the stock consideration or the mixed consideration subject to the required proration so that VeriFone will (i) issue in the aggregate a number of shares of VeriFone common stock equal to the product of (x) 0.50 multiplied by (y) the number of Lipman ordinary shares issued and outstanding on the closing date and (ii) pay an amount in cash equal to the product of (x) $14.304 multiplied by (y) the number of Lipman ordinary shares issued and outstanding on the closing date, as reduced by the aggregate amount of the special cash dividend. VeriFone may exercise its discretion, to the extent feasible, but subject to the required proration, to give effect to the elections made by other Lipman shareholders that have properly and timely sent in completed election forms. The exchange agent will send written instructions for surrendering certificates representing Lipman ordinary shares for the cash consideration, stock consideration or mixed consideration after the merger is completed.

Q:    Have any Lipman shareholders agreed to vote FOR the merger agreement and the merger?

A:
Yes. Mivtach Shamir Holdings Ltd., Mez-Op Holdings Ltd., Isaac Angel, Mike Lilo, Yitzhak Cohen, Roy Neuman and Eliezer Yanay have each agreed to vote certain of their shares of Lipman ordinary shares, representing in the aggregate approximately 17.0% of the outstanding Lipman ordinary shares FOR the proposal to approve and adopt the merger agreement and approve the merger.

Q:    Have any VeriFone stockholders agreed to vote FOR the authorization of issuance of VeriFone common stock?

A:
Yes. Douglas G. Bergeron and investment funds affiliated with GTCR Golder Rauner, or GTCR, have each agreed to vote shares of VeriFone common stock, representing in the aggregate approximately 39.1% of the outstanding shares of VeriFone common stock FOR the proposal to authorize the issuance of VeriFone common stock to be issued to Lipman shareholders and holders of Lipman share options pursuant to the merger agreement.

Q:    Can I change my vote after I have signed and returned my proxy card or voting instruction card?

A:
Yes. You can change your vote at any time before your proxy is voted at the VeriFone or Lipman special meeting. You can do this in one of three ways:

•
you can send a written notice stating that you would like to revoke your proxy, provided that the notice is received at least 24 hours prior to the time set for the special meeting or is presented at the special meeting to the chairman of the meeting;

•
you can complete and submit a new proxy card dated later than the first proxy card, provided that the new proxy card is received at least 24 hours prior to the time set for the special meeting or is presented at the special meeting to the chairman of the meeting; or

•
you can attend the VeriFone or Lipman special meeting, and file a written or make an oral notice of revocation of your proxy with the chairman of the meeting and then vote in person.

Your attendance alone will not revoke your proxy. If you have instructed a broker to vote your shares, you must follow your broker's directions to change those instructions.

Q:    Can Lipman shareholders revoke their vote after they return their written ballot?

A:
Yes. A written ballot can be revoked by notifying the corporate secretary of Lipman in writing and producing evidence of shareholder identity, provided it is done at least 24 hours prior to the time set for the special meeting. If a written ballot is revoked, the Lipman shareholder will be entitled to vote at the special meeting only by attending in person.

Q:    Why are Lipman shareholders being asked to indicate on the proxy card or the written ballot whether or not they are related to VeriFone or the merger subsidiary?

A:
Under Israeli law, if VeriFone, the merger subsidiary or any person or entity holding 25% or more of either the voting power or the right to appoint a director of VeriFone or the merger subsidiary, holds shares in Lipman, then there is an additional requirement for the approval of the merger agreement. The additional requirement is that a majority of the shareholders who are present at the special meeting, excluding VeriFone, the merger subsidiary or any person or entity holding 25% or more of either the voting power or the right to appoint a director of VeriFone or the merger subsidiary, or anyone acting on their behalf, including their family members or entities under their control, shall not have voted against the merger. For this purpose, abstentions and broker non-votes are not considered to be votes against the merger.

Q:    Can Lipman shareholders elect to receive the cash consideration for some of their Lipman ordinary shares and the stock consideration or the mixed consideration for some of their Lipman ordinary shares held in the same account?

A:
No. Lipman shareholders may only elect to receive one consideration alternative for all of their Lipman ordinary shares held in a single account. A holder of record of Lipman ordinary shares who holds such ordinary shares as a nominee, trustee or in another representative capacity may submit multiple election forms, provided that such record holder certifies that each such election form covers all the Lipman ordinary shares held by such record holder for a particular account or beneficial owner.

Q:    If a Lipman shareholder wants to change or revoke an election, what should he or she do?

A:
Lipman shareholders may change their election at any time prior to            ,            local time, on            , 2006, by written notice accompanied by a properly completed and signed later-dated election form received by the exchange agent prior to that time. Lipman shareholders may revoke

  their election at any time prior to            ,            local time, on            , 2006 by withdrawing their share certificates by written notice received by the exchange agent prior to that time. All elections will be revoked automatically if the merger agreement is terminated.

Q:    If a shareholder purchased Lipman ordinary shares after the record date, may the shareholder vote these shares at the Lipman special meeting? How does the shareholder make an election with respect to these shares?

A:
A shareholder is not entitled to vote shares purchased after the record date because the shareholder was not the record holder of those shares on the record date. However, the shareholder is entitled to make an election with respect to those shares at any time prior to a deadline to be announced by VeriFone and Lipman which is set approximately     days prior to the closing date. The shareholder may obtain an election form from the exchange agent by calling                        at                         from within the U.S. or at                        from outside the U.S. If the shareholder does not properly and timely send in the shareholder's completed election form along with the shareholder's Lipman share certificates or an appropriate guarantee of delivery, the shareholder may be deemed by VeriFone, in its sole and absolute discretion, but subject to the required proration, to have elected any of the cash consideration or the stock consideration or the mixed consideration.

Q:    What happens if the merger is completed and Lipman shareholders have not properly made a timely election to receive either the cash consideration or the stock consideration or the mixed consideration for their Lipman ordinary shares?

A:
If Lipman shareholders do not properly make a timely election pursuant to the election procedures described in this proxy statement/prospectus:

•
those shareholders may be deemed by VeriFone, in its sole and absolute discretion, to have elected any of the cash consideration, the stock consideration or the mixed consideration, subject to the required proration. VeriFone may exercise its discretion, to the extent feasible, but subject to the required proration, to give effect to the elections made by other Lipman shareholders that have properly and timely sent in completed election forms; and

•
the exchange agent will send written instructions for surrendering the Lipman ordinary shares after the merger is completed.

Q:    Should Lipman shareholders send in their Lipman share certificates now?

A:
Do not send an election form or Lipman share certificates together with the proxy card or written ballot. However, in order for Lipman shareholders to make an election to receive the cash consideration or the stock consideration or the mixed consideration in exchange for their Lipman ordinary shares, they must send their Lipman share certificates, or an appropriate guarantee of delivery, and their completed election form indicating their election of the cash consideration or the stock consideration or the mixed consideration to the exchange agent in the separate envelope specifically provided for the election form and share certificates. To be effective, the election form must be received by the exchange agent no later than                 , 2006.

Q:    What do Lipman shareholders do if they have questions?

A:
If Lipman shareholders have any questions about the special meeting, the merger or this proxy statement/prospectus, or if they need additional copies of this proxy statement/prospectus or the enclosed proxy card, they should contact Lipman's information and proxy solicitation agent, Innisfree M&A Incorporated at:

(888) 750-5834 (from the U.S. and Canada)
or
00800 7710 9970 (from Europe)
or
00800 4664 7000 (from Israel)

Banks and Brokers Call Collect:
(212) 750-5833 (New York)
or
+44 20 7710 9972 (London)

In addition, if Lipman shareholders have any questions about the merger or if they need additional copies of this proxy statement/prospectus, they may contact:

Lipman Electronic Engineering Ltd.
Attention: Investor Relations
11 Ha'amal Street, Park Afek
Rosh Ha'ayin 48092 Israel
+972 (3) 902-9730

If their broker holds their shares, they may also call their broker for additional information.

VeriFone will also provide you with copies of the information relating to VeriFone, without charge, upon written or oral request to:

VeriFone Holdings, Inc.
Attention: Investor Relations
2099 Gateway Place, Suite 600
San Jose, California 95110
ir@verifone.com
(408) 232-7979

Summary

        This summary highlights selected information from this proxy statement/prospectus and may not contain all of the information that is important to you. To understand the merger fully, you should read carefully this entire proxy statement/prospectus and the documents we refer to. See "Where You Can Find More Information" on page 145. The merger agreement is attached as Annex A to this proxy statement/prospectus and is incorporated herein by reference. We encourage you to read it, as it is the most important legal document that governs the merger. We have included page references in parentheses to direct you to a more complete description contained elsewhere in this proxy statement/prospectus of the topics presented in this summary.

The Companies
(Page 72)

VeriFone Holdings, Inc.
2099 Gateway Place, Suite 600
San Jose, California 95110
(408) 232-7800

        VeriFone is a leading global provider of technology that enables secure electronic payment transactions and value-added services at the point of sale. Since 1981, VeriFone has designed and marketed system solutions that facilitate the long-term shift toward electronic payment transactions and away from cash and checks. VeriFone has one of the leading electronic payment solutions brands and is one of the largest providers of electronic payment systems worldwide. VeriFone's net revenues grew by 24.4% and 15.0%, respectively, in the years ended October 31, 2005 and 2004, reaching $485.4 million in the year ended October 31, 2005.

Lipman Electronic Engineering Ltd.
11 Ha'amal Street, Park Afek,
Rosh Ha'ayin 48092 Israel
 + 972 (3) 902-9730

        Lipman is a leading worldwide provider of electronic transaction systems and solutions for the payment industry. Lipman's systems and solutions are used mainly for processing debit and credit electronic payments and are also used for other electronic transactions such as prepaid cell-phone airtime, automated teller machine, or ATM, cash withdrawal, lottery ticket purchase, loyalty programs, gift cards and transportation ticketing. Lipman's products include landline and wireless point-of-sale, or POS, terminals, personal identification number, or PIN, pads, electronic cash registers and self-service systems that include ATMs. In addition, Lipman provides a range of software solutions for a variety of retail applications and other terminal and transaction-related applications such as prepaid systems and terminal fleet management. Lipman's electronic transaction systems are generally sold or leased under its NURIT brand name, as well as under the Dione brand. Lipman's systems are designed to be reliable, easy to use, cost-efficient and to provide its customers with a low total cost of ownership and additional revenue generating opportunities. Lipman has established itself as a technology leader in the electronic payment industry by developing and integrating advanced technologies and security features and applications into its products. In addition, Lipman is continuously developing new revenue sources through penetration into vertical markets, such as prepaid cellular air time and service of its terminals.

Lion Acquisitions Ltd.
c/o Herzog, Fox & Neeman
Asia House
4 Weizmann Street
Tel-Aviv 64239 Israel
+972 (3) 692-2020

        Lion Acquisitions Ltd. is a newly-formed, wholly-owned subsidiary of VeriFone. VeriFone formed this subsidiary as an Israeli corporation solely to effect the merger, and this subsidiary has not conducted and will not conduct any business during any period of its existence. We refer to this subsidiary throughout this proxy statement/prospectus as the merger subsidiary.

VeriFone's Reasons for the Merger; Recommendation of the VeriFone Board
(Page 87)

        After careful consideration, the VeriFone board of directors resolved that the merger agreement and the transactions it contemplates are fair to and in the best interests of VeriFone's stockholders and approved the merger agreement. The VeriFone board of directors recommends that holders of VeriFone common stock vote FOR the proposal to authorize the issuance of VeriFone common stock to be issued to Lipman shareholders pursuant to the merger agreement.

        In approving the merger agreement and making its recommendation, the VeriFone board of directors consulted with VeriFone's senior management and VeriFone's financial and legal advisors and considered a number of strategic, financial and other considerations referred to under "The Merger—VeriFone's Reasons for the Merger; Recommendation of the VeriFone Board" beginning on page 87.

Opinion of VeriFone's Financial Advisor
(Page 87)

        Lehman Brothers Inc. rendered its opinion to the VeriFone board of directors that, as of April 8, 2006 and based upon and subject to the matters stated in its opinion, from a financial point of view, the consideration to be paid by VeriFone to Lipman shareholders in the merger was fair to VeriFone.

        The full text of the written opinion of Lehman Brothers, dated April 10, 2006, which sets forth assumptions made, procedures followed, factors considered and limitations upon the review undertaken in rendering the opinion, is attached as Annex G to this proxy statement/prospectus. VeriFone stockholders should read this opinion in its entirety. Lehman Brothers is entitled to receive a transaction fee from VeriFone payable upon completion of the merger. We encourage you to read the opinion of Lehman Brothers in its entirety.

Lipman's Reasons for the Merger; Recommendation of the Lipman Board
(Page 77)

        After careful consideration, the Lipman board of directors approved and adopted the merger agreement. The Lipman board of directors recommends that Lipman shareholders vote FOR the approval of the merger agreement.

        In reaching its decision to approve and adopt the merger agreement and to recommend that Lipman shareholders vote to approve the merger agreement, the Lipman board of directors consulted with Lipman's management and Lipman's financial and legal advisors and considered a number of strategic, financial and other considerations referred to under "The Merger—Lipman's Reasons for the Merger; Recommendation of the Lipman Board of Directors" beginning on page 77.

Opinion of Lipman's Financial Advisor
(Page 79)

        Merrill Lynch & Co., Inc. delivered its opinion to the Lipman board of directors that, as of April 10, 2006 and based upon the assumptions made, matters considered and limits of the review, as set forth in its opinion, the merger consideration, which includes the special cash dividend to be paid by Lipman, was fair from a financial point of view to the holders of Lipman's ordinary shares. Merrill Lynch provided its opinion for the information and assistance of the Lipman board of directors in connection with its consideration of the merger. The Merrill Lynch opinion is not a recommendation as to how any holder of Lipman ordinary shares should vote with respect to the merger or whether to elect to receive the cash consideration, the stock consideration or the mixed consideration in connection with the merger and was not intended to address the propriety of every individual decision to elect to receive the per share cash consideration, the per share stock consideration or the per share mixed consideration.

        The full text of the written opinion of Merrill Lynch, dated April 10, 2006, which sets forth the assumptions made, matters considered and qualifications and limitations on the scope of review undertaken by Merrill Lynch, is attached as Annex F and is incorporated into this proxy statement/prospectus by reference in its entirety. In accordance with the Merrill Lynch opinion, the term "merger consideration" when used in connection with that opinion refers to the aggregate of (i) one-half (0.50) share of VeriFone common stock, (ii) $14.304 in cash, as reduced by the per share amount of the special cash dividend to be paid to Lipman's shareholders, and (iii) the per share amount of the special cash dividend to be paid to Lipman's shareholders. Merrill Lynch is entitled to receive a transaction fee from Lipman payable upon completion of the merger. We encourage you to read the opinion of Merrill Lynch in its entirety.

Date, Time and Place
(Page 65)

        The Lipman special meeting will be held on                        , 2006, at 11 Ha'amal Street, Park Afek, Rosh Ha'ayin 48092 Israel, commencing at                         , local time.

        The VeriFone special meeting will be held on            , 2006, at 2099 Gateway Place, Suite 600, San Jose, California 95110, commencing at            , local time.

Shareholders Entitled to Vote at the Special Meeting; Required Vote
(Page 65)

        The close of business on                        , 2006 was the record date for the Lipman special meeting. Only Lipman shareholders on the record date are entitled to notice of and to vote at the special meeting. On the record date, there were                        shares of Lipman ordinary shares outstanding. Each share of Lipman ordinary shares will be entitled to one vote on each matter to be acted upon at the special meeting.

        The affirmative vote of holders of 75% of the shares of Lipman ordinary shares present and voting (not including abstentions) at the Lipman special meeting is required to approve and adopt the merger agreement and approve the merger.

        The amendment to Article 25 of Lipman's Articles of Association relating to exculpation, insurance and indemnity of directors and officers of Lipman and the corresponding amendments to the indemnification agreements entered between Lipman and each of Meir Shamir, Ishay Davidi and Mordechai Gorfung requires the approval of holders of a majority of Lipman ordinary shares present or represented and voting at the Lipman special meeting provided that either: (i) the majority vote (not including abstentions) at the Lipman special meeting must include at least one-third of the votes of shareholders who have no personal interest in the proposals, participating at the meeting; or (ii) the total number of objecting votes of the shareholders mentioned in clause (i) above, does not exceed 1% of the total voting rights in Lipman.

        The amendments to the indemnification agreements entered between Lipman and all other directors of Lipman requires the approval of holders of a majority of Lipman ordinary shares present or represented and voting at the Lipman special meeting.

        Mivtach Shamir Holdings Ltd., Mez-Op Holdings Ltd., Isaac Angel, Mike Lilo, Roy Neuman and Eliezer Yanay have each agreed to vote certain of their shares of Lipman ordinary shares, representing in the aggregate approximately 17.0% of the outstanding Lipman ordinary shares, FOR the proposal to approve and adopt the merger agreement and approve the merger.

        The close of business on            , 2006 was the record date for the VeriFone special meeting. Only VeriFone stockholders on the record date are entitled to notice of and to vote at the special meeting. On the record date, there were            shares of VeriFone common stock outstanding. Each share of VeriFone common stock will be entitled to one vote on each matter to be acted upon at the special meeting.

        The affirmative vote of holders of a majority of the shares of VeriFone common stock outstanding on the record date is required to approve the issuance of VeriFone common stock to Lipman shareholders pursuant to the merger agreement.

        Douglas G. Bergeron and GTCR have each agreed to vote their shares of VeriFone common stock, representing in the aggregate approximately 39.1% of the outstanding shares of VeriFone common stock FOR the proposal to authorize the issuance of VeriFone common stock to be issued to Lipman shareholders pursuant to the merger agreement.

Interests of Certain Persons/Share Ownership by Directors and Executive Officers of Lipman
(Page 100)

        When considering the recommendation by Lipman's board of directors to vote FOR the proposal to approve and adopt the merger agreement and approve the merger, you should be aware that some officers of Lipman have interests in the merger that may be different from your interests. Some executive officers of Lipman have executed employment terms sheets with VeriFone, which are expected to be replaced by employment letters that will become effective upon completion of the merger. Lipman's board of directors was aware of these interests and considered them in approving the merger agreement and the merger. The arrangements with Lipman's officers were further approved by Lipman's audit committee.

        As of the record date for the special meeting, the directors and executive officers of Lipman and their affiliates, as a group, beneficially owned approximately 17.0% of the outstanding Lipman ordinary shares. The vote of holders of 75% of the shares of Lipman ordinary shares present and voting (not including abstentions) at the Lipman special meeting is required to approve and adopt the merger agreement and approve the merger. The amendment to Article 25 of Lipman's Articles of Association relating to exculpation, insurance and indemnity of directors and officers of Lipman and corresponding amendments to the indemnification agreements entered between Lipman and each of Meir Shamir, Ishay Davidi and Mordechai Gorfung requires the approval of holders of a majority of Lipman ordinary shares present or represented and voting at the Lipman special meeting and either: (i) the majority vote (not including abstentions) at the Lipman special meeting must include at least one-third of the votes of shareholders who have no personal interest in the proposals, participating at the meeting; or (ii) the total number of objecting votes of the shareholders mentioned in subsection (i) above, does not exceed 1% of the total voting rights in Lipman. The amendments to the indemnification agreements entered between Lipman and all other directors of Lipman requires the approval of holders of a majority of Lipman ordinary shares present or represented and voting at the Lipman special meeting.

Ownership of VeriFone Following the Merger

        Lipman shareholders collectively will receive an estimated 13.3 million shares of VeriFone common stock in the merger based on the number of shares of Lipman ordinary shares outstanding, excluding shares issuable upon exercise of options outstanding, on June 1, 2006.

        Based on the number of shares of VeriFone common stock outstanding as of June 1, 2006, existing Lipman shareholders will own 16.5% of the shares of VeriFone common stock outstanding immediately after the merger.

Stock Exchange Listings
(Page 99)

        If the merger is completed, Lipman shareholders will be able to trade the shares of VeriFone common stock they receive in the merger on the New York Stock Exchange. In addition, VeriFone has agreed to seek a listing of its common stock on the Tel Aviv Stock Exchange. If the merger is completed, Lipman ordinary shares will no longer be quoted on the Nasdaq National Market or listed on the Tel Aviv Stock Exchange.

The Merger Agreement
(Page 102)

        The merger agreement is attached as Annex A to this proxy statement/prospectus. You should read the merger agreement in its entirety. It is the most important legal document governing the merger.

The Merger
(Page 73)

        In the merger, Lion Acquisitions Ltd. will be merged with and into Lipman. Lipman will be the surviving corporation and will become a wholly-owned subsidiary of VeriFone.

Consideration
(Page 73)

        If the merger agreement is approved and adopted and the merger is completed, each holder of ordinary shares of Lipman will receive for each such share (i) one-half (0.50) share of VeriFone common stock and (ii) $14.304 in cash, as reduced by the per share amount of the special cash dividend to be paid to Lipman shareholders prior to the closing of the acquisition. Alternatively, Lipman shareholders may elect to receive for each Lipman ordinary share, either $29.07 in cash, as reduced by the per share amount of the special cash dividend, or 0.9844 shares of VeriFone common stock, as reduced by the per share value of the special cash dividend. The total merger consideration is subject to proration so that VeriFone will (i) issue a number of shares of VeriFone common stock equal to the product of (x) 0.50 multiplied by (y) the number of Lipman ordinary shares issued and outstanding on the closing date and (ii) pay an amount in cash equal to the product of (x) $14.304 multiplied by (y) the number of Lipman ordinary shares issued and outstanding on the closing date, as reduced by the aggregate amount of the special cash dividend. VeriFone currently estimates that the total consideration to be paid by Verifone will consist of approximately 13.3 million shares and approximately $382 million in cash, less the aggregate amount of the special cash dividend.

Special Cash Dividend
(Page 103)

        After Lipman's special meeting and before the completion of the merger, Lipman's board of directors intends to declare and pay the special cash dividend to holders of Lipman ordinary shares as of the dividend record date to be set by Lipman's board of directors. The amount of the special cash dividend is currently estimated at $40 million in the aggregate, or approximately $1.50 per Lipman ordinary share. The amount of the dividend may be increased to the extent Lipman is able to distribute cash to its shareholders without incurring a corporate level tax. Lipman does not expect to declare the special cash dividend if the merger is not approved.

VeriFone Financing
(Page 115)

        VeriFone intends to finance the cash portion of the merger consideration with its cash resources as well as through a new credit facility that VeriFone expects to enter into in connection with the merger that will replace its existing credit facility. VeriFone has received a commitment letter with respect to the new credit facility from JP Morgan Securities Inc. and Lehman Brothers Inc. The new credit facility is expected to have a new term loan component of $500 million and a revolving credit component of $40 million. The new credit facility is expected to have terms and conditions substantially similar to those contained in VeriFone's existing credit facility. VeriFone's obligation to complete the merger is not contingent on its ability to receive financing under this proposed new credit facility.

Fractional Shares (Page 103)

        You will not receive fractional shares of VeriFone common stock. Instead, you will receive the cash value, without interest, of any fractional share of VeriFone common stock that you might otherwise have been entitled to receive.

Conditions to the Merger
(Page 109)

        VeriFone will complete the merger only if the parties satisfy or waive several conditions. The conditions include:

  •
  approval and adoption of the merger agreement by the holders of 75% of the Lipman ordinary shares present and voting (not including abstentions) at the Lipman special meeting;

  •
  expiration or termination of the U.S. antitrust waiting period;

  •
  all filings, consents, registrations, approvals and authorizations required to be made to or obtained from any governmental entity prior to the completion of the merger by VeriFone and Lipman in connection with the execution and delivery of the merger agreement and the completion of the merger having been made or obtained without the imposition of any term, condition or consequence that would be reasonably likely to have a material adverse effect on VeriFone or Lipman or could reasonably be expected to substantially impair the benefits to VeriFone expected to be realized from the merger;

  •
  no court or governmental entity of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any statute, law, ordinance, rule, regulation, judgment, decree, injunction or other order (whether temporary, preliminary or permanent) that is in effect and restrains, enjoins or otherwise prohibits consummation of the merger or the other transactions contemplated by the merger agreement, and no governmental entity shall have instituted any proceeding seeking any such order; and

  •
  accuracy of representations and warranties of VeriFone and Lipman contained in the merger agreement without regard to any materiality qualification, except that this condition will be deemed to have been satisfied even if such a representation and warranty is not accurate unless the failure of that representation and warranty, individually or in the aggregate, has, or is reasonably likely to have, a material adverse effect on the company.

Termination, Amendment or Waiver
(Page 111)

        VeriFone and Lipman can agree to terminate the merger agreement at any time prior to the effective time of the merger, whether before or after approval by VeriFone's stockholders or Lipman's shareholders. In addition, either VeriFone or Lipman can terminate the merger agreement, if any of the following occurs:

  •
  the merger is not completed by November 30, 2006;

  •
  Lipman's shareholders do not approve the merger at the Lipman special meeting;

  •
  VeriFone's stockholders do not approve the issuance of VeriFone common stock at the VeriFone special meeting; or

  •
  any order permanently restraining, enjoining or otherwise prohibiting consummation of the merger becomes final and non-appealable.

        In addition, Lipman may terminate the merger agreement, whether before or after approval by Lipman shareholders, if there has been a breach of a representation, warranty, covenant or agreement made by VeriFone or Lion Acquisitions Ltd. in the merger agreement, or any of those representations or warranties becomes untrue after the date of the merger agreement, so that certain conditions to Lipman's obligation to complete the merger would not be satisfied and the breach or failure is not curable or, if curable, is not cured by November 30, 2006.

        In addition, VeriFone may terminate the merger agreement at any time prior to the effective time of the merger, if:

  •
  Lipman's board of directors has withdrawn or adversely qualified or modified its approval or recommendation of the merger agreement; or

  •
  there has been a breach of any representation, warranty, covenant or agreement made by Lipman in the merger agreement, or any representations and warranties become untrue after the date of the merger agreement, so that certain conditions to closing of VeriFone would not be satisfied and the breach or condition is not curable or, if curable, is not cured by November 30, 2006.

        In addition, VeriFone and Lipman may terminate the merger agreement in certain other circumstances not described above.

Termination Fee and Expense Reimbursement
(Page 113)

        Lipman will be required to pay a termination fee of $23.3 million to VeriFone if (i) prior to the Lipman shareholder vote, the Lipman board of directors approves a superior proposal and authorizes Lipman to enter into a binding written agreement or (ii) VeriFone terminates the merger agreement after Lipman's board of directors has withdrawn or adversely changed its approval or recommendation of the merger agreement in the absence of an acquisition proposal or has recommended to the Lipman shareholders any other acquisition proposal and within one year of termination, Lipman enters into a definitive agreement with respect to the acquisition proposal.

        Lipman will be required to pay an expense reimbursement of $7 million to VeriFone if Lipman shareholders do not approve the merger. This expense reimbursement is not required to be paid if VeriFone is unable to obtain a ruling from the Israel Tax Authority that withholding will not apply to the merger proceeds with respect to non-Israeli residents; VeriFone has notified Lipman that it has determined that it is required to withhold Israeli Tax at source and Lipman shareholders do not approve the merger.

        Under the merger agreement, an acquisition proposal is any proposal or offer with respect to a merger, joint venture, partnership, consolidation, dissolution, liquidation, tender offer, recapitalization, reorganization, share exchange, business combination or similar transaction involving, or any purchase of 20% or more of the equity securities in, or 20% or more of the assets of, Lipman or any of its subsidiaries. A superior proposal is an unsolicited bona fide acquisition proposal that involves all or a substantial majority of the assets or at least 50% of the equity securities of Lipman and that the Lipman board of directors determines is more favorable to Lipman shareholders than the merger transaction.

Regulatory Approvals
(Page 96)

        The Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, prohibits VeriFone and Lipman from completing the merger until VeriFone and Lipman have furnished certain information and materials to the Antitrust Division of the Department of Justice, or the DOJ, and the Federal Trade Commission, or the FTC, and the required waiting period has ended.

        VeriFone and Lipman are also required to receive Israeli regulatory approvals, including from the Investment Center of the Israeli Ministry of Trade and Industry and the Israeli Land Authority and to make certain regulatory filings, including filings with the Office of the Chief Scientist of the Israel Ministry of Trade and Industry. The merger will only take effect after the making of certain filings with the Israel Registrar of Companies regarding the provision of notices to creditors and the receipt of shareholder approval of the merger from each of the merging companies. Some of these filings have been made and the remaining filings will be made prior to or promptly after the special meetings.

No Dissenters' or Appraisal Rights
(Page 99)

        Under Israeli law, no dissenters' or appraisal rights are available to Lipman shareholders.

Material U.S. Federal and Israeli Income Tax Consequences
(Page 93)

        Dividend income as well as gain or loss may be recognized for U.S. federal income tax purposes and, subject to certain exceptions, for Israeli tax purposes. See the section of this proxy statement/prospectus titled "The Merger—Material U.S. Federal and Israeli Income Tax Consequences" for a summary discussion of material U.S. federal income tax consequences of the merger to U.S. holders and material Israeli tax considerations in connection with the merger.

        You should consult your tax advisor about the particular tax consequences of the merger to you.

Risk Factors and Cautionary Statement Concerning Forward-Looking Statements
(Page 38)

        Both companies have made forward-looking statements in this proxy statement/prospectus and have made forward-looking statements in the documents that are incorporated by reference. Forward-looking statements are subject to risks and uncertainties. Forward-looking statements include information concerning possible or assumed future results of operations of VeriFone, Lipman or the expanded VeriFone. When words such as "expects", "anticipates", "intends" and "plans" and similar expressions are used, we are making forward-looking statements.

        If you are a Lipman shareholder, you should note that an investment in VeriFone common stock involves risks and uncertainties. You should consider these risk factors in evaluating how to vote your Lipman ordinary shares at the Lipman special meeting. Similarly, if you are a VeriFone stockholder, the acquisition of Lipman and the issuance of VeriFone common stock to Lipman shareholders involve risks and uncertainties. You should consider these risk factors in evaluating how to vote your VeriFone common stock at the VeriFone special meeting.

Comparison of Rights of Lipman Shareholders and VeriFone Stockholders
(Page 132)

        Lipman's articles of association and Israeli Companies Law govern the rights of Lipman shareholders. VeriFone's charter and bylaws and Delaware corporate law will govern your rights as a stockholder of VeriFone following the merger. Your rights under VeriFone's charter and bylaws will differ in some respects from your rights under Lipman's articles of association.

Voting Agreements
(Page 114)

        Douglas G. Bergeron and GTCR, who collectively beneficially own approximately 39.1% of VeriFone's outstanding shares of common stock as of                        , 2006, the record date for the VeriFone special meeting, have entered into voting undertakings to vote their shares in favor of approval of the authorization of issuance of VeriFone common stock in connection with the merger.

        Certain of Lipman's directors, each in his or her capacity as a shareholder, officers and other affiliated shareholders who collectively beneficially own approximately 17.0% of Lipman's outstanding ordinary shares as of                        , 2006, the record date for the Lipman special meeting, have entered into voting undertakings, and have agreed to grant VeriFone irrevocable proxies, to vote their shares in favor of approval of the merger agreement and the merger. These Lipman shareholders were not paid additional consideration in connection with the voting undertakings and the irrevocable proxies. The Lipman shareholder form of voting agreement is attached as Annex B to this proxy statement/prospectus.

Investment Agreements
(Page 115)

        Contemporaneously with the execution and delivery of the merger agreement, VeriFone entered into investment agreements with Mivtach Shamir Holdings Ltd. and Isaac Angel. Under their investment agreements, Mivtach Shamir Holdings Ltd. and Isaac Angel agree to elect to receive either the mixed consideration or the stock consideration, and also agree that subject to certain exceptions, they will not, without the prior written consent of VeriFone, during the period commencing on April 10, 2006 and ending 180 days after the closing date of the merger, transfer any of their shares of VeriFone common stock, or any options or warrants to purchase any shares of VeriFone common stock, or any securities convertible into, exchangeable for or that represent the right to receive shares of VeriFone common stock, whether then owned or thereafter acquired by them. The form of investment agreements is attached as Annex D to this proxy statement/prospectus.

Affiliate Agreements
(Page 112)

        Each member of Lipman's board of directors, in his or her capacity as a shareholder, and specified officers and affiliated shareholders of Lipman, have executed affiliate agreements. By executing the affiliate agreements, these persons have acknowledged the resale restrictions imposed by Rule 145 under the Securities Act on shares of VeriFone common stock that they may receive in the merger. Under the affiliate agreements, VeriFone will be entitled to place appropriate legends on the certificates evidencing any shares of VeriFone common stock to be received by each of the persons who have entered into an affiliate agreement and to issue stop transfer instructions to the transfer agent for those shares of VeriFone common stock. The form of affiliate agreement is attached to this proxy statement/prospectus as Annex E and you are urged to read it in its entirety.

Employment Letters
(Page 115)

        In connection with the merger, four executive officers of Lipman, Isaac Angel, Lipman's president and chief executive officer; Mike Lilo, Lipman's chief financial officer; Roy Neuman, Lipman's chief operating officer; and Eliezer Yanay, Lipman's vice president, sales and marketing, have entered into employment terms sheets with VeriFone. These employment terms sheets generally provide for compensation arrangements following the merger, severance if the executive officers' employment with VeriFone or Lipman is terminated under specified circumstances following the merger, and non-competition terms. The employment terms sheets are expected to be replaced by employment letters that will become effective upon completion of the merger.

Summary of VeriFone Selected Financial Data

        The following selected financial information of VeriFone is provided to aid your analysis of the financial aspects of the merger. When you read this summary historical financial data, it is important that you also read VeriFone's historical consolidated financial statements and related notes incorporated by reference into this proxy statement/prospectus, as well as the sections entitled "Management's Discussion and Analysis of Financial Condition and Results of Operations" in VeriFone's annual and quarterly reports incorporated by reference into this proxy statement/prospectus. See "Where You Can Find More Information" on page 145.

        The selected consolidated balance sheet data as of April 30, 2006 and the selected consolidated statement of operations data for the six months ended April 30, 2006 and 2005 have been derived from unaudited financial statements incorporated by reference in this proxy statement/prospectus. The unaudited financial statements include all adjustments, consisting of normal recurring accruals, which VeriFone considers necessary for a fair presentation of the financial position and the results of operations for these periods. Operating results for the six months ended April 30, 2006 are not necessarily indicative of the results that may be expected for the entire year ending October 31, 2006.

        The selected historical consolidated financial data as of October 31, 2005 and 2004 and for the years ended October 31, 2005, 2004 and 2003 have been derived from audited consolidated financial statements and related notes incorporated by reference in this proxy statement/prospectus. The selected historical consolidated financial data as of October 31, 2003 and 2002 and the period from July 1, 2002 to October 31, 2002 have been derived from audited consolidated financial statements and related notes not incorporated by reference in this proxy statement/prospectus. The selected historical consolidated financial data for the period from November 1, 2001 to June 30, 2002 have been derived from the audited consolidated financial statements and related notes of VeriFone's predecessor, which are not incorporated by reference in this proxy statement/prospectus. The selected historical consolidated financial data as of October 31, 2001 and for the year ended October 31, 2001 have been derived from the unaudited consolidated financial statements of VeriFone's predecessor, which are not incorporated by reference in this proxy statement/prospectus.

	Predecessor(1)		Successor(2)
		Period from November 1, 2001 to June 30, 2002	Period from July 1, 2002 to October 31, 2002				Six Months Ended April 30,
				Years Ended October 31,
	Year Ended October 31, 2001
				2003	2004	2005	2005	2006
	(in thousands, except per share data)
Consolidated Statements of Operations Data:
Net revenues	$349,187	$184,356	$111,237	$339,331	$390,088	$485,367	$229,176	$276,820
Cost of net revenues:
Cost of net revenues excluding amortization of purchased core and developed technology assets(3)	258,891	125,542	80,479	200,291	231,892	281,607	135,467	150,807
Amortization of purchased core and developed technology assets	—	—	4,679	14,148	9,745	6,935	3,655	3,012

Total cost of net revenues	258,891	125,542	85,158	214,439	241,637	288,542	139,122	153,819

Gross profit	90,296	58,814	26,079	124,892	148,451	196,825	90,054	123,001
Operating expenses:(3)
Research and development	47,352	20,037	10,322	28,193	33,703	41,830	19,951	23,628
Sales and marketing	57,331	26,848	13,925	40,024	44,002	52,231	24,976	28,605
General and administrative	30,578	26,093	10,342	25,039	25,503	29,609	13,491	19,691
Amortization of purchased intangible assets	—	—	3,399	10,200	10,200	4,967	2,650	2,318

In-process research and development	—	—	17,934	—	—	—	—	—

Total operating expenses	135,261	72,978	55,922	103,456	113,408	128,637	61,068	74,242

Operating income (loss)	(44,965)	(14,164)	(29,843)	21,436	35,043	68,188	28,986	48,759
Interest expense, net	(2,630)	(2,407)	(3,794)	(12,456)	(12,597)	(14,786)	(8,762)	(4,862)
Other income (expense), net	7,031	1,694	(4,904)	3,557	(11,869)	(6,673)	(171)	266

Income (loss) before income taxes	(40,564)	(14,877)	(38,541)	12,537	10,577	46,729	20,053	44,163
Provision (benefit) for income taxes	23,196	4,593	(4,509)	12,296	4,971	13,490	5,409	15,333

Net income (loss)	(63,760)	(19,470)	(34,032)	241	5,606	33,239	$14,644	$28,830
Accrued dividends and accretion on preferred stock	—	—	5,218	6,916	4,959	—	—	—

Net income (loss) attributable to common stockholders	$(63,760)	$(19,470)	$(39,250)	$(6,675)	$647	$33,239	$14,644	$28,830

Net income (loss) per common share:(4)
Basic		$(2.13)	$(0.81)	$(0.14)	$0.01	$0.57	$0.27	$0.44

Diluted		$(2.13)	$(0.81)	$(0.14)	$0.01	$0.54	$0.26	$0.42

Weighted-average shares used in computing net income (loss) per common share:(4)
Basic		9,121	48,459	48,869	50,725	58,318	53,389	65,751

Diluted		9,121	48,459	48,869	56,588	61,460	57,022	68,887

Cash dividends per common share(4)		$—	$—	$—	$1.72	$—	$—	$—

	Predecessor(1)	Successor(2)
	As of October 31,
						As of April 30, 2006
	2001	2002	2003	2004	2005
	(in thousands)
Consolidated Balance Sheet Data:
Cash and cash equivalents	$20,881	$3,040	$5,877	$12,705	$65,065	$91,218
Total assets	127,577	248,041	235,490	244,212	327,352	383,391
Long-term debt and capital leases, including current portion	33,934	66,565	62,634	262,187	182,806	181,775
Class A redeemable convertible preferred stock	—	74,294	81,210	—	—	—
Total stockholders' equity (deficit)	(15,921)	(32,659)	(39,141)	(135,387)	26,538	59,818

	Predecessor(1)	Successor(2)
	Period from November 1, 2001 to June 30, 2002	Period from July 1, 2002 to October 31, 2002				Six Months Ended April 30,
			Years Ended October 31,
			2003	2004	2005	2005	2006
	(in thousands)
Other Data:
EBITDA, as adjusted (5)	$(12,174)	$2,770	$49,854	$57,247	$86,423	$37,544	$59,039
Capital expenditures:
Purchase of equipment and improvements	$—	$542	$2,196	$2,430	$3,121	$1,410	$2,161
Software development costs capitalized	—	122	1,955	2,555	863	235	1,078
Purchase of other assets	—	—	—	288	863	—	1,114

Total capital expenditures	$—	$664	$4,151	$5,273	$4,847	$1,645	$4,353

(1)
Predecessor company was owned by Hewlett-Packard Company until acquired on July 20, 2001 by an entity affiliated with Gores Technology Group, LLC. Financial information presented reflects adjustment of assets and liabilities to then-fair value at July 20, 2001, which became the basis for amounts included in results of operations from July 20, 2001 until June 30, 2002.

(2)
On July 1, 2002, VeriFone was recapitalized whereby certain investment funds affiliated with GTCR became the majority stakeholders while the existing equity investor, an entity affiliated with Gores Technology Group, LLC, retained an ownership interest in the company. Financial information presented reflects adjustment of assets and liabilities to fair value as of July 1, 2002, which became the basis for amounts included in results of operations starting July 1, 2002.

(3)
VeriFone adopted the fair value recognition and measurement provisions of Statement of Financial Accounting Standards ("SFAS") No. 123(R), Share-Based Payment, effective May 1, 2005 using the modified-prospective transition method. For periods prior to May 1, 2005 VeriFone followed the intrinsic value recognition and measurement provisions of Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees, or APB 25. For further information see Note 2 to the consolidated financial statements in VeriFone's Annual Report on Form 10-K filed on December 20, 2005 incorporated by reference in this proxy statement/prospectus. The portion of stock-based compensation allocated to each category of expenses for each period is presented below.

	Predecessor(1)	Successor(2)
	Period from November 1, 2001 to June 30, 2002	Period from July 1, 2002 to October 31, 2002				Six Months Ended April 30,
			Years Ended October 31,
			2003	2004	2005	2005	2006
	(in thousands)
Cost of net revenues	$—	$—	$—	$—	$187	$—	$315
Research and development	—	—	—	—	358	—	390
Sales and marketing	—	—	—	—	663	—	740
General and administrative	—	17	81	400	479	52	667

	$—	$17	$81	$400	$1,687	$52	$2,112

(4)
Net income (loss) per common share and cash dividends per common share data is not presented for the year ended October 31, 2001 because VeriFone's predecessor did not have a formal capital structure prior to July 20, 2001.

(5)
VeriFone defines earnings before interest, taxes, depreciation and amortization, or EBITDA, as adjusted, as the sum of (1) net income (excluding extraordinary items of gain or loss and any gain or loss from discontinued operations), (2) interest expense, (3) income taxes, (4) depreciation, amortization, goodwill impairment and other non-recurring charges, (5) non-cash charges, including non-cash stock-based compensation expense and purchase accounting items and (6) management fees to its principal stockholder. EBITDA, as adjusted, is a primary component of the financial covenants to which VeriFone is subject under its credit agreement. If VeriFone fails to maintain required levels of EBITDA, as adjusted, VeriFone could have a default under its credit agreement, potentially resulting in an acceleration of all of its outstanding indebtedness. In addition, VeriFone's management uses EBITDA, as adjusted, as a primary measure to review and assess its operating performance and to compare its current results with those for prior periods as well as with the results of other companies in its industry. These competitors may, due to differences in capital structure and investment history, have interest, tax, depreciation, amortization and other non-cash expenses that differ significantly from VeriFone. The term EBITDA, as adjusted, is not defined under U.S. generally accepted accounting principles, or U.S. GAAP, and EBITDA, as adjusted, is not a measure of operating income, operating performance or liquidity presented in accordance with U.S. GAAP. When assessing VeriFone's operating performance, you should not consider these data in isolation or as a substitute for its net income calculated in accordance with U.S. GAAP. VeriFone's EBITDA, as adjusted, has limitations as an analytical tool, and you should not consider it in isolation, or as a substitute for net income or other consolidated income statement data prepared in accordance with U.S. GAAP. Some of these limitations are:

  •
  it does not reflect VeriFone's cash expenditures or future requirements for capital expenditures or contractual commitments;

  •
  it does not reflect changes in, or cash requirements for, VeriFone's working capital needs;

  •
  it does not reflect the significant interest expense, or the cash requirements necessary to service interest or principal payments, on VeriFone's debt;

  •
  it does not reflect income taxes or the cash requirements for any tax payments;

  •
  although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future, and EBITDA, as adjusted, does not reflect any cash requirements for such replacements;

  •
  restructuring and impairment charges, as well as losses from discontinued operations, reflect costs associated with strategic decisions about resource allocations made in prior periods; VeriFone may incur similar charges and losses in the future; and

  •
  other companies may calculate EBITDA and EBITDA, as adjusted, differently than VeriFone, limiting its usefulness as a comparative measure.

        A reconciliation of net income, the most directly comparable U.S. GAAP measure, to EBITDA, as adjusted, for the year ended October 31, 2005 is as follows:

	Predecessor(1)	Successor(2)
	Period from November 1, 2001 to June 30, 2002					Six months Ended April 30,
		Period from July 1, 2002 to October 31, 2002	Years Ended October 31,
			2003	2004	2005	2005	2006
	(in thousands)
U.S. GAAP net income (loss)	$(19,470)	$(34,032)	$241	$5,606	$33,239	$14,644	$28,830
Provision (benefit) for income taxes	4,593	(4,509)	12,296	4,971	13,490	5,409	15,333
Interest expense, net	2,407	3,794	12,456	12,597	14,786	8,762	4,862
Depreciation and amortization of equipment and improvements	—	337	1,333	2,451	3,691	1,437	1,651
Amortization of capitalized software	—	—	108	698	1,173	523	598
In-process research and development	—	17,934	—	—	—	—	—
Amortization of purchased intangible assets	—	8,078	24,348	19,945	11,902	6,305	5,330
Amortization of step-up in inventories on acquisition	—	10,087	—	—	—	—	—
Amortization of step-up in deferred revenue on acquisitions	—	981	1,561	519	700	287	323
Stock-based compensation	—	17	81	400	1,687	52	2,112
Management fees to majority stockholder	2,045	83	250	250	125	125	—
Gain on sale of assets	(1,749)	—	—	—	—	—	—
Refund of foreign unclaimed pension benefits	—	—	(2,820)	—	—	—	—
Loss on debt extinguishment and debt repricing fee (a)	—	—	—	9,810	5,630	—	—

EBITDA, as adjusted	$(12,174)	$2,770	$49,854	$57,247	$86,423	$37,544	$59,039

Supplemental information:
Foreign currency transaction losses (gains)	$(185)	$5,198	$(1,246)	$(252)	$(428)	$(534)	$(172)
Foreign currency contract losses	—	—	1,145	2,425	1,227	739	189

(a)
For the year ended October 31, 2004, consists of a $1.4 million cash payment for early retirement fees and $8.4 million of non-cash write offs of the unamortized amounts of debt issuance costs and debt discount associated with VeriFone's June 2004 recapitalization. For the year ended October 31, 2005, consists of a $2.2 million cash payment for early retirement fees and $2.9 million for non-cash write offs of the unamortized debt issuance costs associated with VeriFone's prepayment of its Senior Secured Credit Facility and $0.5 million debt repricing fee.

Summary of Lipman Selected Financial Data

        The following selected financial information of Lipman is provided to aid your analysis of the financial aspects of the merger. When you read this summary historical financial data, it is important that you also read Lipman's historical consolidated financial statements and related notes incorporated by reference into this proxy statement/prospectus, as well as the sections entitled "Management's Discussion and Analysis of Financial Condition and Results of Operations" in Lipman's annual reports incorporated by reference into this proxy statement/prospectus. See "Where You Can Find More Information" on page 145.

        The table below presents summary selected historical consolidated financial data of Lipman. These financial statements have been prepared in accordance with U.S. generally accepted accounting principles. The selected consolidated balance sheet data as of March 31, 2006 and the selected consolidated statement of operations data for the three months ended March 31, 2006 and 2005 have been derived from unaudited financial statements incorporated by reference in this proxy statement/prospectus. Stock-based compensation has been allocated to the relevant line items in the consolidated statement of operations in order to conform to VeriFone's presentation in its consolidated statement of operations. The unaudited financial statements include all adjustments, consisting of normal recurring accruals, which Lipman considers necessary for a fair presentation of the financial position and the results of operations for these periods. Operating results for the three months ended March 31, 2006 are not necessarily indicative of the results that may be expected for the entire year ending December 31, 2006.

        The selected consolidated balance sheet data as of December 31, 2005 and 2004 and the selected consolidated statement of operations data for the fiscal years ended December 31, 2005, 2004 and 2003 have been derived from audited financial statements incorporated by reference in this proxy statement/prospectus. The selected consolidated balance sheet data as of December 31, 2003, 2002 and 2001 and the selected consolidated statement of operations data for the fiscal years ended December 31, 2002 and 2001 have been derived from audited financial statements not incorporated by reference in this proxy statement/prospectus.

	Years Ended December 31,					Three Months Ended March 31,
	2001	2002	2003	2004	2005	2005	2006
	(in thousands, except per share data)
Consolidated Statements of Operations Data:
Net revenues	$62,958	$85,534	$117,667	$180,553	$235,400	$54,208	$57,632
Cost of net revenues:
Cost of net revenues excluding amortization of purchased core and developed technology assets(1)	27,781	37,116	58,413	99,370	135,396	31,426	33,199
Amortization of purchased core and developed technology assets	—	—	—	260	985	283	265

Total cost of net revenues	27,781	37,116	58,413	99,630	136,381	31,709	33,464

Gross profit	35,177	48,418	59,254	80,923	99,019	22,499	24,168
Operating expenses:(1)
Research and development	4,241	4,697	5,028	8,940	16,054	3,770	3,568
Sales and marketing	12,037	12,840	16,548	21,569	31,908	7,546	8,823
General and administrative	7,446	7,070	8,173	12,966	11,826	3,286	2,636
Amortization of purchased intangible assets	1,844	206	206	699	2,223	590	604
Impairment of goodwill	—	—	—	—	10,493	—	—

Total operating expenses	25,568	24,813	29,955	44,174	72,504	15,192	15,631

Operating income	9,609	23,605	29,299	36,749	26,515	7,307	8,537
Financial income, net	221	160	3,627	3,099	2,909	250	802
Other income (expenses), net	(2,712)	(472)	189	62	44	(31)	19

Income before income taxes	7,118	23,293	33,115	39,910	29,468	7,526	9,358
Provision for income taxes	2,017	1,366	3,750	9,167	9,384	2,252	2,732

Net income before cumulative effect of accounting changes	5,101	21,927	29,365	30,743	20,084	5,274	6,626
Cumulative effect of accounting changes, net of taxes	—	—	—	—	—	—	1,338

Net income after the effect of an accounting change	$5,101	$21,927	$29,365	$30,743	$20,084	$5,274	$7,964

Net income per ordinary share:
Basic before the effect of an accounting change	$0.26	$1.09	$1.44	$1.20	$0.75	$0.20	$0.25

Basic after the effect of an accounting change	$0.26	$1.09	$1.44	$1.20	$0.75	$0.20	$0.30

Diluted before the effect of an accounting change	$0.26	$1.06	$1.38	$1.15	$0.73	$0.19	$0.24

Diluted after the effect of an accounting change	$0.26	$1.06	$1.38	$1.15	$0.73	$0.19	$0.29

Weighted-average shares used in computing net income per ordinary share:
Basic	20,056	20,078	20,422	25,599	26,835	26,587	26,899

Diluted	20,098	20,742	21,354	26,680	27,475	27,459	27,325

Cash dividend per ordinary share	$—	$0.24	$0.225	$0.196	$—	$—	$—

	As of
	December 31,
						March 31, 2006
	2001	2002	2003	2004	2005
	(in thousands)
Consolidated Balance Sheet Data:
Cash and cash equivalents	$22,802	$35,522	$57,465	$117,396	$124,413	$120,039
Total assets	64,547	86,300	134,172	304,123	325,042	325,120
Working capital	38,505	59,534	91,362	155,234	189,822	188,696
Long-term debt and capital leases, including current portion	1,262	1,268	1,264	—	—	—
Total shareholders' equity	52,992	73,658	106,391	239,593	260,049	260,845
	Year Ended December 31, 2005	Six Months Ended March 31, 2006
	(in thousands)
Other Data:
EBITDA, as adjusted(2)	$47,571	$24,944
Capital expenditures	5,222	3,531

(1)
Stock-based compensation included above:

	Years Ended December 31,					Three Months Ended March 31,
	2001	2002	2003	2004	2005	2005	2006
	(in thousands)
Cost of net revenues	$65	$70	$39	$358	$467	$114	$67
Research and development	1,026	654	258	1,111	1,326	345	185
Sales and marketing	235	418	231	904	1,084	278	159
General and administrative	2,927	1,604	2,051	2,410	2,406	600	390

	$4,253	$2,746	$2,579	$4,783	$5,283	$1,337	$801

(2)
Lipman defines earnings before interest, taxes, depreciation and amortization, or EBITDA, as adjusted, as the sum of (1) net income (excluding extraordinary items of gain or loss and any gain or loss from discontinued operations), (2) interest expense, (3) taxes, (4) depreciation, amortization, goodwill impairment and other non-recurring charges and (5) non-cash charges, including non-cash share-based compensation expense and purchase accounting items. Upon consummation of the merger, EBITDA, as adjusted, will become an important measurement of Lipman's results as it is a primary component of the financial covenants to which the expanded VeriFone will be subject under VeriFone's credit agreement. In addition, Lipman's management believes it is important to present EBITDA, as adjusted, to shareholders in the context of deciding whether to approve the merger. The term EBITDA, as adjusted, is not defined under U.S. generally accepted accounting principles, or U.S. GAAP, and EBITDA, as adjusted, is not a measure of operating income, operating performance or liquidity presented in accordance with U.S. GAAP. When assessing Lipman's operating performance you should not consider this data in isolation or as a substitute for its net income calculated in accordance with U.S. GAAP. Lipman's EBITDA, as adjusted, has limitations as an analytical tool, and you should not consider it in isolation, or as a substitute for net income or other consolidated income statement data prepared in accordance with U.S. GAAP. Some of these limitations are:

•
it does not reflect Lipman's cash expenditures or future requirements for capital expenditures or contractual commitments;

•
it does not reflect changes in, or cash requirements for, Lipman's working capital needs;

•
it does not reflect the significant interest expense, or the cash requirements necessary to service interest or principal payments, on Lipman's debt;

•
it does not reflect income taxes or the cash requirements for any tax payments;

•
although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future, and EBITDA, as adjusted, does not reflect any cash requirements for such replacements;

•
restructuring and impairment charges, as well as losses from discontinued operations, reflect costs associated with strategic decisions about resource allocations made in prior periods; Lipman may incur similar charges and losses in the future; and

•
other companies may calculate EBITDA and EBITDA, as adjusted, differently than Lipman, limiting its usefulness as a comparative measure.

Below is a reconciliation of net income (loss), the most directly comparable U.S. GAAP measure, to EBITDA, as adjusted, for each period indicated.

	Year Ended December 31, 2005	Six Months Ended March 31, 2006
	(in thousands)
U.S. GAAP net income before cumulative effect of accounting changes	$20,084	$6,266
Provision for income taxes	9,384	4,841
Interest income	(2,909)	(1,723)
Depreciation and amortization of equipment and improvements	2,028	1,245
Amortization of purchased intangible assets	3,208	1,621
Stock-based compensation	5,283	2,201
Impairment of goodwill	10,493	10,493

EBITDA, as adjusted	$47,571	$24,944

Selected Unaudited Pro Forma Condensed Combined Financial Data

        The following selected unaudited pro forma condensed combined financial information is based on the historical financial statements of VeriFone Holdings, Inc. ("VeriFone") and Lipman Electronic Engineering Ltd. ("Lipman") after giving effect to the proposed merger between VeriFone and Lipman, the estimated additional borrowings under the proposed debt refinancing used to finance a portion of the merger consideration and the assumption and adjustments described in the accompanying notes to the unaudited pro forma condensed financial information included elsewhere in this proxy statement/prospectus.

        VeriFone's fiscal year ends on October 31 while Lipman's fiscal year ends on December 31. The selected unaudited pro forma condensed combined balance sheet data as of April 30, 2006 is based on the historical balance sheet of VeriFone as of April 30, 2006 and of Lipman as of March 31, 2006 and has been prepared to reflect the merger and the estimated additional borrowings under the proposed new credit facility as if they had been consummated on April 30, 2006. The selected unaudited pro forma condensed combined statement of operations data for the six months ended April 30, 2006 combines the results of operations of VeriFone for the six months ended April 30, 2006 and of Lipman for the six months ended March 31, 2006 as though the merger and the estimated additional borrowings under the proposed debt refinancing had been consummated on November 1, 2004. The selected unaudited pro forma condensed combined statement of operations data for the year ended October 31, 2005 combines the results of operations of VeriFone for the year ended October 31, 2005 and of Lipman for the year ended December 31, 2005 as if the merger and the estimated additional borrowings under the proposed new credit facility had been consummated on November 1, 2004. Lipman's net revenues of $68,753,000 and net loss from continuing operations of $360,000 for the three months ended December 31, 2005 is included in the selected unaudited pro forma condensed combined statements of operations data for both the year ended October 31, 2005 and the six months ended April 30, 2006.

        The selected unaudited pro forma financial data has been prepared on the basis that, Lipman shareholders will receive aggregate consideration consisting of a number of shares of VeriFone common stock equal to the product of 0.50 times the number of Lipman shares outstanding on the closing date of the merger and an amount of cash equal to the product of $14.304 times the number of Lipman shares outstanding on the closing date of the merger, as reduced by the aggregate amount of the special cash dividend currently estimated at $40 million, or $1.50 per share, to be paid by Lipman to its shareholders prior to the closing of the transaction. The estimated number of shares of VeriFone common stock to be issued in the proposed merger is approximately 13.3 million shares and the total purchase price is estimated to be approximately $795 million, including $25 million in transaction costs and $15 million related to the fair value of vested stock options assumed. VeriFone has estimated additional borrowings of $318 million under the proposed refinancing to finance a component of the cash portion of the acquisition and expenses of the merger.

        The preliminary allocation of the purchase price used in the selected unaudited pro forma condensed combined financial data is based on preliminary estimates and currently available information. These assumptions and estimates, some of which cannot be finalized prior to the consummation of the merger, will be revised as additional information becomes available, upon consummation of the merger and finalization of the valuation of Lipman's assets and liabilities. The final determination of the allocation of the purchase prices will be based on the actual intangible assets, net tangible assets and in-process research and development of Lipman existing as of the date of acquisition.

        The selected unaudited pro forma condensed combined financial data does not include the effects of restructuring certain activities affecting pre-merger VeriFone or Lipman operations. These restructuring liabilities, once determined, may be material and may include costs for severance, costs of vacating facilities and costs to exit or terminate other duplicative activities. Liabilities related to restructuring Lipman's operations will be recorded as an adjustment to the purchase price and result in an increase in goodwill. Liabilities related to restructuring VeriFone's operations will be recorded as expenses in VeriFone's statement of operations in the period that the costs are incurred. VeriFone expects to be able to quantify estimated restructuring expenses upon completion of the merger or shortly thereafter.

        The selected unaudited pro forma condensed combined financial data is not intended to represent what VeriFone's financial position or results of operations would actually have been if the merger had occurred on those dates. Since VeriFone and Lipman were not under common control or management for any period presented, the selected unaudited pro forma condensed combined financial data may not be comparable to, or indicative of, future performance. The selected unaudited pro forma condensed combined financial data does not include any adjustments for liabilities resulting from integration planning. Management of VeriFone is in the process of assessing the costs associated with integration.

        The selected unaudited pro forma condensed combined financial data should be read in conjunction with the summary selected historical consolidated financial data and the unaudited pro forma condensed combined consolidated financial information and accompanying notes contained elsewhere in this proxy statement/prospectus and the separate historical consolidated financial statements and accompanying notes of VeriFone and Lipman incorporated by reference into this proxy statement/prospectus. See the section entitled "Where You Can Find More Information" on page 145.

	Year Ended October 31, 2005	Six Months Ended April 30, 2006
	(in thousands, except per share data)
Selected Unaudited Pro Forma Condensed Combined Statement of Operations Data:
Net revenues	$715,558	$402,971
Cost of net revenues	454,967	243,506

Gross profit	260,591	159,465
Total operating expenses	214,744	123,930

Operating income	45,847	35,535
Interest expense, net	(34,991)	(14,696)
Other income (expense), net	(6,629)	369

Income before income taxes	4,227	21,208
Provision for income taxes	11,194	16,058

Net income (loss) from continuing operations	$(6,967)	$5,150

Net income from continuing operations per common share:
Basic	$(0.10)	$0.07
Diluted	$(0.10)	$0.06
As of April 30, 2006
(in thousands)
Selected Unaudited Pro Forma Condensed Combined Balance Sheet Data:
Cash and cash equivalents	$112,304
Total assets	1,220,004
Long-term debt and capital leases, including current portion	500,147
Total stockholders' equity	475,534

	Year Ended October 31, 2005	Six Months Ended April 30, 2006
	(in thousands)
Selected Unaudited Pro Forma Other Data:
EBITDA, as adjusted(1)	$133,994	$83,983

(1)
A reconciliation of pro forma net income (loss) from continuing operations to EBITDA, as adjusted, for the year ended October 31, 2005 and the six months ended April 30, 2006 is as follows:

	Historical
	VeriFone Year Ended October 31, 2005	Lipman Year Ended December 31, 2005	Pro Forma Adjustments	Pro Forma Combined
	(in thousands)
Net income from continuing operations	$33,239	$20,084	$(60,290)	$(6,967)
Provision for income taxes	13,490	9,384	(11,680)	11,194
Interest expense, net	14,786	(2,909)	23,114	34,991
Depreciation and amortization of equipment and improvements	3,691	2,028	—	5,719
Amortization of capitalized software	1,173	—	—	1,173
Amortization of purchased intangible assets	11,902	3,208	38,160	53,270
Amortization of step-up deferred revenue on acquisitions	700	—	5,209	5,909
Stock-based compensation	1,687	5,283	5,487	12,457
Management fees to majority stockholder	125	—	—	125
Loss on debt extinquishment and debt repricing fee	5,630	—	—	5,630
Impairment of goodwill	—	10,493	—	10,493

EBITDA as adjusted	$86,423	$47,571	$—	133,994

	Historical
	VeriFone Six Months Ended April 30, 2006	Lipman Six Months Ended March 31, 2006	Pro Forma Adjustments	Pro Forma Combined
	(in thousands)
Net income from continuing operations	$28,830	$6,266	$(29,946)	$5,150
Provision for income taxes	15,333	4,841	(4,116)	16,058
Interest expense, net	4,862	(1,723)	11,557	14,696
Depreciation and amortization of equipment and improvements	1,651	1,245	—	2,896
Amortization of capitalized software	598	—	—	598
Amortization of purchased intangible assets	5,330	1,621	19,081	26,032
Amortization of step-up in deferred revenue on acquisitions	323	—	234	557
Stock-based compensation	2,112	2,201	3,190	7,503
Impairment of goodwill	—	10,493	—	10,493

EBITDA as adjusted	$59,039	$24,944	$—	$83,983

Exchange Rate Information

        The financial statements of Lipman are prepared in U.S. dollars. For foreign subsidiaries whose functional currency has been determined to be their local currency, assets and liabilities are translated at year-end exchange rates and statement of income items are translated at average exchange rates prevailing during the year. Such translation adjustments are recorded as a separate component of accumulated other comprehensive income in shareholders' equity. The following table sets forth, for the periods indicated, information concerning the exchange rate as reported on oanda.com, a comprehensive online currency converter, expressed in U.S. dollars per New Israeli Shekels per U.S. dollar. The annual average rates are calculated from the closing rates for each month across the relevant period. On June 8, 2006, the exchange rate was NIS 4.49190 per $1.00.

	Low	High	End	Average Rate
October 2005	4.66300	4.56770	4.66300	4.63200
November 2005	4.74650	4.58600	4.67450	4.70764
December 2005	4.67250	4.52900	4.59470	4.62266
January 2006	4.64830	4.51150	4.65370	4.62729
February 2006	4.72900	4.59350	4.72230	4.71189
March 2006	4.72130	4.60200	4.68570	4.70139
April 2006	4.69780	4.43350	4.49640	4.59841
	Low	High	End	Average Rate
Six months ended April 30, 2006	4.74650	4.43350	4.49640	4.66081
	Low	High	End	Average Rate
Year ended October 31,
2005	4.66300	4.28240	4.66300	4.44988
2004	4.62700	4.32800	4.47110	4.50273
2003	4.94300	4.27360	4.50600	4.59504
2002	5.00500	4.20300	4.78000	4.66441
2001	4.40800	4.04000	4.29700	4.18359

Comparative Historical and Pro Forma Per Share Data

        The following tables set forth certain historical per share data of VeriFone and Lipman and combined per share data on an unaudited pro forma basis after giving effect to the merger using the purchase method of accounting assuming that all Lipman shareholders will receive the mixed consideration of 0.5 shares of VeriFone common stock plus $14.304 in cash, as reduced by the per share amount of the special cash dividend to be paid to Lipman shareholders, for each ordinary share of Lipman outstanding as of June 5, 2006. The following data should be read in conjunction with the separate historical consolidated financial statements of VeriFone and the historical consolidated financial statements of Lipman incorporated by reference into this proxy statement/prospectus. The unaudited pro forma combined per share data do not necessarily indicate the operating results that would have been achieved had the merger been completed as of the beginning of the earliest period presented and should not be taken as representative of future operations. Since becoming a public company VeriFone has not declared or paid any cash dividends on VeriFone common stock. Lipman paid cash dividends of $0.24 per share in 2005, $0.225 per share in 2004 and $0.196 in 2003 to holders of its ordinary shares. Following the approval of the merger agreement and the merger by Lipman's shareholders, Lipman will declare the special cash dividend in an amount equal to the maximum amount of cash reserves of Lipman that may be distributed by Lipman in the form of a dividend and without tax being imposed on or payable by Lipman. The special cash dividend is currently estimated at $40 million, or approximately $1.50 per share.

VeriFone		Lipman
Net income from continuing operations per share (basic):		Net income from continuing operations per share (basic):
Year ended October 31, 2005	$0.57	Year ended December 31, 2005	$0.75
Six months ended April 30, 2006	$0.44	Six months ended March 31, 2006	$0.23
Net income from continuing operations per share (diluted):		Net income from continuing operations per share (diluted):
Year ended October 31, 2005	$0.54	Year ended December 31, 2005	$0.73
Six months ended April 30, 2006	$0.42	Six months ended March 31, 2002	$0.23
Book value per share(1):		Book value per share(1):
October 31, 2005	$0.39	December 31, 2005	$9.58
April 30, 2006	$0.88	March 31, 2006	$9.76
	VeriFone Pro Forma Combined(2)	Lipman Equivalent Pro Forma Combined(3)
Net income from continuing operations per share (basic):
Year ended October 31, 2005	$(0.10)	$(0.05)
Six months ended April 30, 2006	$0.07	$0.03
Net income from continuing operations per share (diluted):
Year ended October 31, 2005	$(0.10)	$(0.05)
Six months ended April 30, 2006	$0.06	$0.03
Book value per share:
October 31, 2005	$5.46	$2.73
April 30, 2006	$5.86	$2.93

(1)
Historical book value per share is computed by dividing stockholders' equity by the number of shares of VeriFone common stock or Lipman ordinary shares outstanding at the end of each period.

(2)
Because of the different fiscal period ends, financial information for VeriFone as of or for the year ended October 31, 2005 has been combined with financial information relating to Lipman as of or for the year ended December 31, 2005 and financial information for VeriFone as of or for the six months ended April 30, 2006 has been combined with financial information relating to Lipman as of or for the six months ended March 31, 2006. Pro forma book value per share is computed by dividing pro forma stockholders' equity by the pro forma number of shares of VeriFone common stock outstanding at the end of each period.

(3)
The Lipman equivalent pro forma combined per share amounts are calculated by multiplying VeriFone pro forma per share amounts by the exchange ratio in the merger agreement of 0.5 shares of VeriFone common stock for each share of Lipman ordinary shares.

Comparative Per Share Market Price Data

        Lipman ordinary shares have traded on the Nasdaq National Market since January 29, 2004 and the Tel Aviv Stock Exchange since May 17, 1993 under the symbol "LPMA". VeriFone common stock has traded on the New York Stock Exchange under the symbol "PAY" since April 29, 2005, the date of its initial public offering.

        The following table shows, for each company's fiscal quarters indicated, the high and low sale prices per share, adjusted for stock splits and the like, of Lipman ordinary shares and VeriFone common stock as reported on the Tel Aviv Stock Exchange, the Nasdaq National Market and the New York Stock Exchange.

        VeriFone's fiscal year ends on October 31 and Lipman's fiscal year ends on December 31.

	Lipman ordinary shares				VeriFone common stock
			Nasdaq National Market		New York Stock Exchange
	Tel Aviv Stock Exchange
Fiscal Quarters
	High	Low	High	Low	High	Low
2003:
First Quarter	NIS 4,677.99	NIS 3,937.31	$—	$—	$—	$—
Second Quarter	7,102.44	4,556.16	—	—	—	—
Third Quarter	7,082.61	5,060.43	—	—	—	—
Fourth Quarter	8,093.71	5,774.14	—	—	—	—
2004:
First Quarter	10,903.95	8,237.44	24.42	20.11	—	—
Second Quarter	11,944.79	9,590.52	26.52	20.38	—	—
Third Quarter	11,647.41	8,972.96	25.55	19.08	—	—
Fourth Quarter	12,790	10,100	29.90	22.91	—	—
2005:
First Quarter	13,810	11,980	32.05	27.20	—	—
Second Quarter	14,790	12,250	33.65	27.90	11.30	10.00
Third Quarter	15,020	9,374	33.52	19.15	22.33	10.80
Fourth Quarter	11,470	9,280	24.77	20.06	23.36	17.99
2006:
First Quarter	13,050	10,140	28.63	22.55	28.55	21.70
Second Quarter					33.56	22.85
Third Quarter (through , 2006)	—	—	—	—

        The following table shows the closing sale prices per share of VeriFone common stock as reported on the New York Stock Exchange and of Lipman ordinary shares as reported on the Tel Aviv Stock Exchange and the Nasdaq National Market on:

  •
  March 21, 2006, the trading day of the New York Stock Exchange, the Nasdaq National Market and the Tel Aviv Stock Exchange next preceding an article appearing in Globes, an Israeli financial publication, leaking news about the proposed transaction;

  •
  April 7, 2006, the trading day of the Nasdaq National Market and the New York Stock Exchange next preceding public announcement that VeriFone and Lipman had entered into the merger agreement; and

  •
  , 2006, the last full trading day for which closing prices were available as of the date of this proxy statement/prospectus.

The table also includes the equivalent price per Lipman ordinary share on those dates. This equivalent per share price reflects the $29.07 in cash that Lipman shareholders will receive for each Lipman ordinary share surrendered for the cash consideration. In the case of the stock consideration, these equivalent high and low sales prices per share reflect 0.9844 shares of VeriFone common stock that Lipman shareholders will receive for each Lipman ordinary share surrendered for the stock consideration. In the case of the mixed consideration, these equivalent high and low sales prices per share reflect the 0.5 of a share of VeriFone common stock plus the $14.304 in cash that Lipman shareholders will receive for each Lipman ordinary share surrendered for the mixed consideration if the merger had been completed on either of these dates. In each instance, the consideration paid to Lipman shareholders will be reduced by the per share amount or per share value of the special cash dividend to be paid to Lipman shareholders.

	VeriFone				Lipman								Equivalent Price Per Share(1)
	Common Stock New York Stock Exchange				Ordinary Shares Nasdaq National Market				Tel Aviv Stock Exchange				Cash Consideration				Stock Consideration				Mixed Consideration
	High		Low		High		Low		High		Low		High		Low		High		Low		High		Low
March 21, 2006		$29.41		$28.86		$25.40		$25.05	NIS118.60	(2)	NIS115.80	(2)		$29.07		$29.07		$28.95		$28.41		$29.01		$28.73
April 7, 2006		$29.74		$29.35		$29.33		$28.69	NIS135.50		NIS130.80			$29.07		$29.07		$29.28		$28.89		$29.17		$28.98

, 2006	$		$		$		$						$		$		$		$		$		$

(1)
Based on the price per shares of VeriFone Common Stock on each day reported.

(2)
The exchange rate on March 21, 2006, April, 2006 and                        , 2006 was NIS 4.6590, NIS 4.61840 and NIS             per $1.00, respectively.

        The above table only shows historical comparisons. These comparisons may not provide meaningful information in determining whether to approve the merger agreement and the merger or whether to elect to receive the cash consideration or the stock consideration or the mixed consideration for the Lipman ordinary shares. VeriFone and Lipman urge you to obtain current market quotations for VeriFone common stock and Lipman ordinary shares and to review carefully the information contained in this proxy statement/prospectus or incorporated by reference into this proxy statement/prospectus in considering whether to approve the merger agreement and the merger and whether to elect to receive the cash consideration, the stock consideration or the mixed consideration for the Lipman ordinary shares. You should also review carefully the other information contained in or incorporated by reference into this proxy statement/prospectus.

        As of the record date, there were approximately                        holders of record of Lipman ordinary shares.

Dividend Data

VeriFone

        Since becoming a public company, VeriFone has not declared or paid a cash dividend on its common stock. VeriFone currently intends to retain any future earnings to fund the growth and development of its business and does not anticipate paying any cash dividends in the foreseeable future although its board of directors may do so subject to applicable legal requirements and contractual restrictions, if any.

Lipman

        Lipman paid cash dividends of $0.24 per share in 2002, $0.225 per share in 2003 and $0.196 per share in 2004 to holders of its ordinary shares. Contingent on the approval of the merger by Lipman's shareholders, Lipman will declare the special cash dividend in an amount equal to the maximum amount of cash reserves of Lipman that may be distributed by Lipman in the form of a dividend and without tax being imposed on or payable by Lipman. The amount of the special cash dividend is currently estimated at $40 million in the aggregate, or approximately $1.50 per Lipman ordinary share. The amount of the dividend may be increased to the extent Lipman is able to distribute additional cash to its shareholders without a tax being imposed on or payable by Lipman.

Risk Factors

        If Lipman shareholders properly make a timely election, or are deemed to have elected, to receive the stock consideration or the mixed consideration for their Lipman ordinary shares in the merger, they will be choosing to exchange their current investment in Lipman ordinary shares for, in part, an investment in VeriFone common stock.

        An investment in VeriFone common stock involves a high degree of risk. In addition to the other information contained in or incorporated by reference into this proxy statement/prospectus, you should carefully consider the following risk factors in deciding whether to vote in favor of the proposal to approve and adopt the merger agreement and approve the merger.

Risks Related to the Merger

VeriFone's stock price may be volatile in the future, and if you elect or are deemed to have elected to receive the stock consideration or the mixed consideration in the merger, you could lose the value of your investment in VeriFone common stock.

        There has only been a public market for VeriFone's common stock since April 29, 2005. The market price of VeriFone's common stock may fluctuate significantly, and if you elect to receive the stock consideration or the mixed consideration in the merger, you could lose the value of your investment in VeriFone common stock. The market price of VeriFone's common stock may be adversely affected by a number of factors, including:

  •
  announcements of VeriFone's quarterly operating results or those of its competitors or its customers;

  •
  rumors, announcements or press articles regarding changes in VeriFone's management, organization, operations or prior financial statements;

  •
  inquiries by the Securities and Exchange Commission, NYSE or other regulatory bodies;

  •
  changes in earnings estimates by securities analysts;

  •
  announcements of planned acquisitions by VeriFone or by its competitors;

  •
  the gain or loss of a significant customer;

  •
  announcements of new products by VeriFone, its competitors or its customers; and

  •
  acts of terrorism, the threat of war and economic slowdowns in general.

        The stock market in general, and the market prices of stocks of other technology companies in particular, experience price volatility, which may adversely affect the market price of VeriFone's common stock for reasons unrelated to VeriFone's business or operating results.

If a Lipman shareholder does not make an election of cash, stock or mixed merger consideration, VeriFone will have discretion to determine what consideration the shareholder will receive.

        According to the terms of the merger agreement, if a Lipman shareholder does not make an election of cash, stock or mixed consideration, VeriFone will have the discretion to make such election on behalf of the shareholder. In doing so, Verifone may consider the elections made by other Lipman shareholders. Any such elections will be subject to the required proration so that the aggregate consideration paid by VeriFone is equal to (i) a number of shares of VeriFone common stock equal to the product of (x) 0.50 multiplied by (y) the number of Lipman ordinary shares issued and outstanding at the closing date and (ii) an amount in cash equal to the product of (x) $14.304 multiplied by (y) the number of Lipman ordinary shares issued and outstanding at the closing, as reduced by the aggregate amount of the special cash dividend. If VeriFone elects to grant a Lipman shareholder stock instead of cash when the stock price is relatively high or cash instead of stock if the share price relatively low, a Lipman shareholder may not realize the best value in exchange for his or her Lipman ordinary shares.

        The cash election and stock election available to Lipman shareholders in the merger are subject to proration to ensure that the total amount of cash paid, and the total number of shares of VeriFone common stock issued, as a whole, will equal the mixed consideration. As a result, the consideration that any particular Lipman shareholder receives if he or she makes the cash election or the stock election will not be known at the time that he or she makes the election because the consideration will depend on the total number of Lipman shareholders who make the cash election and the total number of Lipman shareholders who make the stock election. If the cash election is oversubscribed, then Lipman shareholders who have made the cash election will receive some shares of VeriFone common stock in lieu of the full amount of cash sought for their Lipman ordinary shares. Likewise, if the stock election is oversubscribed, then Lipman shareholders who have made the stock election will receive some cash in lieu of the full number of shares of VeriFone common stock sought for their Lipman ordinary shares. Accordingly, if Lipman shareholders make the cash election or the stock election with respect to their Lipman ordinary shares, they may not receive exactly the amount and type of consideration that they elected to receive in the merger, which could result in, among other things, tax consequences that differ from those that would have resulted if they had received the form of consideration that they had elected.

While VeriFone's and Lipman's share prices have been volatile in recent periods, the merger consideration, including the exchange ratio for the VeriFone common stock component of the stock consideration and the mixed consideration, is fixed.

        Upon completion of the merger, each ordinary share of Lipman will be exchanged for either a combination of 0.50 of a share of VeriFone common stock and $14.304 in cash, as reduced by the per share amount of the special cash dividend to be paid to Lipman shareholders prior to the closing of the acquisition, or $29.07 in cash, as reduced by the per share amount of the special cash dividend, or 0.9844 shares of VeriFone common stock, as reduced by the per share value of the special cash dividend. All amounts to be received will be reduced by the amount or value of the special cash dividend. The merger consideration, including the exchange ratio for the VeriFone common stock component of the stock consideration and the mixed consideration, will not change even if the market price of either or both the Lipman ordinary shares and VeriFone common stock fluctuates. Neither Lipman nor VeriFone may withdraw from the merger, and Lipman may not resolicit the vote of its shareholders, solely because of changes in the market price of Lipman ordinary shares or VeriFone common stock. If you elect to receive the stock consideration or the mixed consideration for your Lipman ordinary shares in the merger, the specific dollar value of VeriFone common stock you will receive upon completion of the merger will depend on the market value of VeriFone common stock at the time of the merger, which may be different from the closing price of VeriFone common stock on the last full trading day preceding public announcement of the merger agreement, the last full trading day prior to the date of this proxy statement/prospectus, the date you make your election or the date of the Lipman special meeting. The stock consideration or the mixed consideration may ultimately represent more or less value than the cash consideration, depending on fluctuations in VeriFone's stock price.

Certain officers of Lipman have a personal interest that could have affected their decision to support the merger.

        The personal interest of officers of Lipman in the merger and their participation in arrangements that are different from, or are in addition to, those of Lipman shareholders generally could have affected those officers' decision to support the merger. These interests include the following:

  •
  VeriFone's assumption of Lipman share options in the merger; and

  •
  severance compensation and in certain cases additional accelerated option vesting under new employment letters if the officer's employment is terminated by VeriFone without cause or for good reason.

        As a result of these interests, these officers may be more likely to support the merger than they might be if they did not have these interests.

Any delay in completing the merger may reduce or eliminate the benefits expected.

        In addition to the required regulatory approvals, the merger is subject to a number of other conditions beyond either company's control that may prevent, delay or otherwise materially adversely affect its completion. Neither VeriFone nor Lipman can predict whether and when these other conditions will be satisfied. Further, the requirements for obtaining the required clearances and approvals could delay the completion of the merger for a significant period of time or prevent it from occurring. Any delay in completing the merger could cause the expanded VeriFone not to realize some or all of the synergies that are expected to be achieved if the merger is successfully completed within its expected timeframe.

The merger agreement restricts Lipman's ability to pursue alternatives to the merger.

        The merger agreement contains "no shop" provisions that, subject to limited exceptions, restrict Lipman's ability to solicit, facilitate, discuss or commit to competing third-party proposals to acquire all or a significant part of Lipman. Further, there are only limited exceptions to Lipman's agreement that the Lipman board of directors will not withdraw or qualify in a manner that could reasonably be understood as adverse to VeriFone its recommendation of the merger agreement, and VeriFone generally has a right to match any competing acquisition proposals that may be made. Although the Lipman board of directors is permitted to take actions in response to a superior proposal if it determines that doing so is necessary to comply with its fiduciary duties, doing so in specified situations could entitle VeriFone to terminate the merger agreement and to be paid by Lipman a termination fee of $23.3 million. Also, if the Lipman board of directors withdraws or adversely qualifies or changes its approval or recommendation of the merger agreement or recommends to the Lipman shareholders any acquisition proposal within one year of termination and Lipman enters into a definitive agreement during the 12 months following the termination with respect to the acquisition proposal, Lipman would be required to pay VeriFone a termination fee of $23.3 million. If the Lipman shareholders do not approve the merger, Lipman has to pay an expense reimbursement fee of $7 million to VeriFone. The expense reimbursement is not required to be paid if VeriFone is unable to obtain a ruling from the Israel Tax Authority that withholding will not apply to the merger proceeds with respect to non-Israeli residents, VeriFone notifies Lipman that it has determined that it is required to withhold Israeli Tax at source and Lipman shareholders do not approve the merger.

        These provisions could discourage a potential competing acquiror that might have an interest in acquiring all or a significant part of Lipman from considering or proposing that acquisition, even if it were prepared to pay consideration with a higher per share cash or market value than that proposed to be paid in the merger, or might result in a potential competing acquiror proposing to pay a lower per share price to acquire Lipman than it might otherwise have proposed to pay because of the added expense of the termination fee that may become payable to Lipman in certain circumstances.

Regulatory agencies must approve the merger and could impose conditions on, delay or refuse to approve the merger.

        VeriFone and Lipman are subject to the securities and antitrust laws of the United States, and any other jurisdiction in which the merger is subject to review, as well as with Israeli regulatory requirements. Governmental entities with which filings are made may seek regulatory concessions as conditions for granting approval of the merger. Under the merger agreement, VeriFone and Lipman have both agreed to use reasonable best efforts to complete the merger, including to gain clearance from antitrust and competition authorities and to obtain other required regulatory approvals. For this purpose, if any objections are asserted with respect to the transactions contemplated by the merger agreement under any antitrust laws which would prevent, materially impede or materially delay the completion of the merger, each of VeriFone and Lipman is required to use reasonable efforts to resolve any such objections so as to permit the completion of the merger. These actions may have a material adverse effect on VeriFone or Lipman or a material adverse effect on the combined businesses. In addition, either party may terminate the merger agreement if the regulatory agencies refuse to approve the merger.

        These U.S. and foreign regulatory authorities may challenge the merger on antitrust grounds and, if such a challenge is made, they may succeed in enjoining the merger as presently contemplated.

Although VeriFone and Lipman expect that the merger will result in benefits to the expanded VeriFone, those benefits may not occur because of integration and other challenges.

        Achieving the expected benefits of the merger will depend in part on the integration of VeriFone's and Lipman's technology, operations and personnel in a timely and efficient manner. VeriFone and Lipman cannot assure you, however, that the integration will be completed as quickly as expected or that the merger will achieve the expected benefits. The challenges involved in this integration include:

  •
  incorporating Lipman's technology and products into VeriFone's next generation of products;

  •
  integrating Lipman's products into VeriFone's business because VeriFone does not currently sell Lipman products and VeriFone's sales personnel have no experience selling Lipman's products;

  •
  integrating Lipman's technical team in Israel with VeriFone's larger and more widely dispersed engineering organization;

  •
  coordinating research and development activities to enhance introduction of new products, services and technologies;

  •
  integrating Lipman's in-house manufacturing model with the outsource model employed by VeriFone;

  •
  inability to migrate both companies to a common enterprise resource planning information system to integrate all operations, sales and administrative activities for the combined VeriFone in a timely and cost effective way;

  •
  integrating Lipman's international operations with those of VeriFone;

  •
  coordinating the efforts of the Lipman sales organization with VeriFone's larger and more widely dispersed sales organization;

  •
  demonstrating to Lipman customers that the merger will not result in adverse changes in client service standards or products support;

  •
  persuading the employees in various jurisdictions that the business cultures of VeriFone and Lipman are compatible, maintaining employee morale and retaining key employees; and

  •
  timely release of products to market.

        In addition, VeriFone's sales personnel will require significant training in order to begin selling Lipman's products to new and existing VeriFone customers.

        The integration of VeriFone and Lipman will be international in scope, complex, time consuming and expensive, and may disrupt VeriFone's and Lipman's businesses or result in the loss of customers or key employees or the diversion of the attention of management. Some of Lipman's suppliers, distributors, customers and licensors are VeriFone's competitors or work with VeriFone's competitors and may terminate their business relationships with Lipman as a result of the merger. In addition, the integration process may strain the expanded VeriFone's financial and managerial controls and reporting systems and procedures. This may result in the diversion of management and financial resources from the expanded VeriFone's core business objectives. There can be no assurance that VeriFone and Lipman will successfully integrate their businesses or that the expanded VeriFone will realize any of the anticipated benefits of the merger.

The combination of VeriFone and Lipman may result in a loss of common customers.

        VeriFone and Lipman operate in a highly competitive market, and the future performance will be affected by the expanded VeriFone's ability to retain the customers of both VeriFone and Lipman before the merger. VeriFone and Lipman currently sell to several of the same large customers to which each company provides products and services. The expanded VeriFone's ability to maintain the current level of sales by VeriFone and Lipman to these common customers may be limited by the desire of these customers to minimize their dependence on a single supplier. If, following the merger, common customers seek alternative suppliers for at least a portion of the products and services currently provided by both VeriFone and Lipman, the business of the expanded VeriFone may be materially and adversely impacted.

Third parties may terminate or alter existing contracts or relationships with Lipman or VeriFone.

        Lipman has contracts with some of its suppliers, distributors, customers, licensors and other business partners. Some of these contracts require Lipman to obtain consent from these other parties in connection with the merger. If these consents cannot be obtained, Lipman may suffer a loss of potential future revenue and may lose rights that are material to Lipman's business and the business of the expanded VeriFone. In addition, third parties with whom Lipman or VeriFone currently have relationships may terminate or otherwise reduce the scope of their relationship with Lipman or VeriFone in anticipation of the merger.

General uncertainty related to the merger could harm the expanded VeriFone.

        VeriFone's or Lipman's customers may, in response to the announcement of the proposed merger, delay or defer purchasing decisions. If VeriFone's or Lipman's customers delay or defer purchasing decisions, the expanded VeriFone revenues following the merger could materially decline or any increases in revenue could be lower than expected. Similarly, VeriFone and Lipman employees may experience or perceive uncertainty about their future roles with the expanded VeriFone following the merger. This may harm VeriFone and Lipman's ability to attract and retain key management, marketing, sales and technical personnel. Also, speculation regarding the likelihood of the completion of the merger could increase the volatility of VeriFone's and Lipman's share prices prior to the closing.

The rights of Lipman shareholders who elect to receive the stock consideration or the mixed consideration will change when they become stockholders of VeriFone upon completion of the merger.

        When the merger is complete, Lipman shareholders who elect or are deemed to have elected to receive the stock consideration or the mixed consideration will become VeriFone stockholders. There are numerous differences between the rights and responsibilities of a shareholder of Lipman, an Israeli corporation, and the rights and responsibilities of a stockholder of VeriFone, a Delaware corporation. In particular, a shareholder of an Israeli company has a duty to act in good faith toward the company and other shareholders and to refrain from abusing his power in the company, including, among other things, in voting at the general meeting of shareholders on certain matters, which will not be the case with VeriFone. There are also differences in the types of disclosures required by the two companies;

Lipman is a foreign private issuer subject to the rules of the exchange on which it is traded, the Nasdaq National Market, while VeriFone is a U.S. reporting company subject to the rules of the NYSE.

If the merger is not completed, Lipman's future business and operations could be harmed.

        If the merger is not completed, Lipman may be subject to the following material risks, among others:

  •
  if the merger is terminated and Lipman's board of directors determines to seek another merger or business combination, Lipman may not be able to find a partner willing to pay an equivalent or more attractive price than that which would be paid in the merger;

  •
  Lipman may be required to pay VeriFone a termination fee of $23.3 million or an expense reimbursement fee of $7 million;

  •
  the price of Lipman ordinary shares may decline to the extent that the current market price of Lipman ordinary shares reflects an assumption that the merger will be completed;

  •
  Lipman's costs related to the merger, such as legal fees, accounting fees and expenses of its financial advisor must be paid by Lipman even if the merger is not completed;

  •
  Lipman may be required to record as expenses in its statement of operations items related to the proposed merger that would otherwise be reflected on its balance sheets;

  •
  Lipman would not realize the benefits it expects by being part of the expanded VeriFone;

  •
  the diversion of management attention from Lipman's day-to-day business and the unavoidable disruption to its employees and its relationships with users and partners as a result of efforts and uncertainties relating to Lipman's anticipated merger with VeriFone may detract from Lipman's ability to grow revenues and minimize costs, which, in turn may lead to a loss of market position that Lipman could be unable to regain if the merger does not occur; and

  •
  Lipman may not be able to continue its present level of operations, may need to scale back its business and may not be able to take advantage of future opportunities or effectively respond to competitive pressures, any of which could have a material adverse effect on its business and results of operations.

Shareholders may sell substantial amounts of Lipman ordinary shares on the public market, which is likely to depress the price of Lipman ordinary shares.

        Any substantial sales of Lipman ordinary shares on the public market by current shareholders may cause the market price of Lipman ordinary shares to decline.

        If Lipman's current shareholders sell Lipman ordinary shares in the public market prior to the merger, it is likely that arbitrageurs will acquire those shares. These arbitrageurs will likely sell all those shares on the public market immediately following any announcement, or anticipated announcement, that the merger with VeriFone failed, or will likely fail, to close for regulatory or other reasons, which, in turn will likely cause the market price of Lipman ordinary shares to decline.

        In addition to the other negative effects on Lipman, those sales of Lipman ordinary shares might make it more difficult for Lipman to sell equity or equity-related securities in the future if the merger with VeriFone is not completed.

A delay in closing the planned merger could have an adverse effect on Lipman's revenues in the near-term.

        To the extent a prolonged delay in completing the planned merger creates uncertainty among users of Lipman's products, there could an adverse effect on Lipman's results of operations, and quarterly revenues could be substantially below the expectations of market analysts which could cause a reduction in the stock price of Lipman ordinary shares.

If the merger is not completed, a number of factors may cause VeriFone's and Lipman's actual results, levels of activity, performance or achievements to differ materially from any future results, levels of activity, performance or achievements.

        If the merger is completed, the risks associated with the expanded VeriFone are described below under "—Risks Related to an Expanded VeriFone After the Merger." If the merger is not completed, both VeriFone and Lipman expect to continue to operate their businesses substantially as presently operated. Accordingly, a number of factors may continue to cause both VeriFone's and Lipman's actual results, levels of activity, performance or achievements to differ materially from any future results, levels of activity, performance or achievements. These factors include, without limitation, the following:

  •
  VeriFone and Lipman face strong competition and their industry evolves rapidly. If VeriFone or Lipman does not compete effectively, the demand for its products may decline, and its business would suffer;

  •
  if customers stop using its products, VeriFone's or Lipman's business would suffer;

  •
  VeriFone's or Lipman's inability to manage growth could adversely affect its businesses;

  •
  VeriFone's or Lipman's quarterly operating results fluctuate and may not predict its future performance accurately. Variability in VeriFone's or Lipman's future performance could cause its stock price to fluctuate and decline;

  •
  VeriFone or Lipman may not protect its proprietary technology effectively, which would allow competitors to duplicate its products. This would make it more difficult for VeriFone or Lipman to compete with them; and

  •
  VeriFone's or Lipman's product features may infringe claims of third-party patents, which could affect the respective business and profitability adversely.

Risks Related to an Expanded VeriFone After the Merger

        The risks and uncertainties described below are not the only ones facing an expanded VeriFone following the merger. Additional risks and uncertainties not presently known to us or that we currently deem immaterial also may impair the business operations of an expanded VeriFone. If any of the following risks or such other risks actually occurs, our business could be harmed. When we use the terms "we", "us" or "our" in this section or in the section entitled "Risks Related to the Industry" of this proxy statement/prospectus, we mean the combination of VeriFone and Lipman after giving effect to the completion of the merger, which we also refer to as the "expanded VeriFone".

If the expanded VeriFone experiences lower than anticipated revenues in any particular quarter or if the expanded VeriFone announces that it expects lower revenues or earnings than previously forecasted, the market price of the expanded VeriFone's securities could decline.

        The expanded VeriFone's revenue is difficult to forecast and is likely to fluctuate from quarter to quarter due to many factors outside of its control. Any significant revenues shortfall or lowered forecasts could cause the market price of the expanded VeriFone's securities to decline substantially. Factors that could affect the expanded VeriFone's revenues include, but are not limited to:

  •
  the possibility that the expanded VeriFone's customers may cancel or limit purchases as a result of reduced information technology budgets or the current weak and uncertain economic and industry conditions;

  •
  the possibility that the expanded VeriFone's customers may defer purchases of the expanded VeriFone's products in anticipation of new products or product updates from the expanded VeriFone or its competitors;

  •
  the possibility that original equipment manufacturers will introduce, market and sell products that compete with the expanded VeriFone's products;

  •
  the mix of products the expanded VeriFone sells, as the gross margins the expanded VeriFone realizes on its various products differ;

  •
  the mix of sales into different countries, as the gross margins the expanded VeriFone realizes in various countries differ;

  •
  the unpredictability of the timing and magnitude of the expanded VeriFone's sales through direct sales channels, value-added resellers and distributors, which tend to occur later in a quarter than sales through original equipment manufacturers;

  •
  the timing of new product introductions by the expanded VeriFone and the market acceptance of new products, which may be delayed as a result of weak and uncertain economic and industry conditions;

  •
  the seasonal nature of the expanded VeriFone's sales;

  •
  changes in the expanded VeriFone's pricing and distribution terms or those of its competitors; and

  •
  the possibility that the expanded VeriFone's business will be adversely affected as a result of the threat of terrorism or military actions taken by the United States or its allies.

        In addition, VeriFone and Lipman have in the past and may continue to experience periodic variations in sales to their key vertical and international markets. These periodic variations occur throughout the year and may lead to fluctuations in the expanded VeriFone's quarterly operating results depending on the impact of any given market during that quarter and could lead to volatility in the expanded VeriFone's stock price.

The expanded VeriFone will depend upon third parties to manufacture many of its products and to supply the components necessary to manufacture its products.

        VeriFone currently does not manufacture the physical devices that it designs which form part of VeriFone system solutions; and Lipman does not manufacture a majority of the products designed by its Dione subsidiary. Both companies arrange for a limited number of third parties to manufacture these devices. Both VeriFone and Lipman currently purchase some key components used in our products from only one source and purchase others from only a limited number of sources. Components such as application-specific integrated circuits, or ASICs, payment processors, wireless modules, modems and printer mechanisms that are necessary to manufacture and assemble these devices are sourced either directly or through contract manufacturers from a variety of component suppliers.

        If our suppliers are unable to produce the quantities of ASICs or microprocessors we require, we would be faced with a shortage of critical components. We also experience from time to time an increase in the lead time for delivery of some of our key components. We may not be able to find alternative sources in a timely manner if suppliers of our key components become unwilling or unable to provide us with adequate supplies of these key components when we need them or increase their prices. The inability to obtain sufficient key components as required, or to develop alternative sources if and as required in the future, or to replace our plastic injection molds used to make the plastic casings for our products in a timely manner if they are damaged or destroyed, could cause delays or reductions in product shipments. This could cause our relationships with customers to suffer and our revenues to decline. Even if we are able to secure alternative sources of supply or replace our plastic injection molds in a timely manner, our costs could increase. In the year ended October 31, 2005 and six months ended April 30, 2006, over half of VeriFone's spending on manufacturing system solutions were for system solutions it sourced from a single supplier or a small number of suppliers. These contract manufacturers may, in turn, source components from a limited number of suppliers. In addition, we usually build one plastic injection mold to make the plastic casings for each of our products. If the plastic injection mold used to manufacture the plastic casing of a particular product is damaged or destroyed, our ability to deliver that product in a timely manner will be adversely affected. In 2004, for example, certain Synchronous Random Access Memory, or SRAM, components were in short supply in the marketplace, and VeriFone's requirements exceeded the available supply from its vendor. To cover this shortage, VeriFone procured these components in the spot market at prices in excess of its historical purchase price, which had a negative impact on its gross profit for the year ended October 31, 2004 of approximately $2.0 million.

The expanded VeriFone will depend on its manufacturing and warehouse facility in Israel. If operations at this facility is interrupted for any reason, there could be a material adverse effect on the expanded VeriFone's results of operations.

        Lipman currently assembles and tests a majority of its NURIT products and some of its Dione products at its manufacturing facility located in Israel. Component and finished product inventories are also stored at this facility. Disruption of the manufacturing process at this facility or damage to it, whether as a result of fire, natural disaster, act of war, terrorist attack or otherwise, could materially affect the expanded VeriFone's ability to deliver products on a timely basis and could materially adversely affect results of operations of the expanded VeriFone. Lipman has also begun to assemble some of its NURIT products in Brazil and Turkey and is reviewing the possibility of manufacturing in other countries. To the extent products are manufactured by third parties in additional countries, we may become more dependent on third party manufacturers to produce and deliver products sold in these markets on a timely basis and at an acceptable cost.

Both VeriFone and Lipman depend on a limited number of customers, including distributors and resellers, for sales of a large percentage of their payment system solutions. If the expanded VeriFone does not effectively manage its relationships with them, its net revenues and operating results will suffer.

        Both VeriFone and Lipman sell a significant portion of their payment system solutions through third parties such as independent distributors, independent sales organizations, or ISOs, value-added resellers and payment processors. Both companies depend on those third parties' active marketing and sales efforts. These third parties also provide after-sales support and related services to end user customers. When new applications and solutions are introduced, they also provide critical support for developing and supporting the custom software applications to run on the various electronic payment systems and, internationally, in obtaining requisite certifications in the markets in which they are active. Accordingly, the pace at which the expanded VeriFone is able to introduce new solutions in markets in which these parties are active depends on the resources they dedicate to these tasks. Moreover, current arrangements with these third parties typically do not prevent them from selling products of other companies, including the expanded VeriFone's competitors, and they may elect to market the expanded VeriFone competitors' products and services in preference to the expanded VeriFone's system solutions. If one or more of the expanded VeriFone's major resellers terminates or otherwise adversely changes its relationship with the expanded VeriFone, the expanded VeriFone may be unsuccessful in replacing it. The loss of one of the expanded VeriFone's major resellers could impair its ability to sell solutions and result in lower revenues and income. It could also be time consuming and expensive to replicate, either directly or through other resellers, the certifications and the custom applications owned by these third parties.

Both VeriFone and Lipman depend on a small number of large customers and the loss of one or more of these customers, or a significant decrease in sales to any of these customers, could significantly reduce revenues and income.

        A significant percentage of both VeriFone's and Lipman's net revenues is attributable to a limited number of customers, including distributors and ISOs. In the year ended October 31, 2005 and the first six months of fiscal 2006, VeriFone's ten largest customers accounted for approximately 33.1% and 36.0% of its net revenues and sales to First Data Corporation and its affiliates represented 12.0% of VeriFone's net revenues for both periods. In the year ended December 31, 2005 and the first three months of 2006, Lipman's ten largest customers accounted for approximately 46.3% and 47.2% of its revenues. If any of the expanded VeriFone's large customers significantly reduces or delays purchases from it or if the expanded VeriFone is required to sell products to them at reduced prices or on other terms less favorable to the expanded VeriFone's, our revenues and income could be materially adversely affected.

A significant portion of VeriFone's and Lipman's net revenues are generated outside of the United States and this percentage is expected to increase after the merger is consummated. The expanded VeriFone intends to continue to expand its operations internationally. The expanded VeriFone's results of operations could suffer if the expanded VeriFone is unable to manage its international expansion and operations effectively.

        VeriFone's net revenues generated outside of the United States were 42.3% during the year ended October 31, 2005 and 45.3% for the first six months of fiscal 2006. Lipman's revenues generated outside of the United States were 70.0% during the year ended December 31, 2005 and 79.9% for the first three months of 2006. Part of the strategy of the expanded VeriFone will be to expand its penetration in existing foreign markets and to enter new foreign markets. The expanded VeriFone's ability to penetrate some international markets may be limited due to different technical standards, protocols or product requirements. Expansion of the expanded VeriFone's international business will require significant management attention and financial resources. The expanded VeriFone's international net revenues will depend on its continued success in the following areas:

  •
  securing commercial relationships to help establish its presence in international markets;

  •
  hiring and training personnel capable of marketing, installing and integrating the expanded VeriFone's solutions, supporting customers and managing operations in foreign countries;

  •
  localizing its solutions to target the specific needs and preferences of foreign customers, which may differ from its customer base in the United States;

  •
  building the expanded VeriFone's brand names and awareness of its services among foreign customers; and

  •
  implementing new systems, procedures and controls to monitor its operations in new markets.

        In addition, the expanded VeriFone is subject to risks associated with operating in foreign countries, including:

  •
  multiple, changing and often inconsistent enforcement of laws and regulations;

  •
  satisfying local regulatory or industry imposed security or other certification requirements;

  •
  competition from existing market participants that may have a longer history in and greater familiarity with the foreign markets the expanded VeriFone enters;

  •
  tariffs and trade barriers;

  •
  laws and business practices that favor local competitors;

  •
  fluctuations in currency exchange rates;

  •
  extended payment terms and the ability to collect account receivables;

  •
  economic and political instability in foreign countries;

  •
  imposition of limitations on conversion of foreign currencies into U.S. dollars or remittance of dividends and other payments by foreign subsidiaries;

  •
  changes in a specific country's or region's political or economic conditions; and

  •
  greater difficulty in safeguarding intellectual property in areas such as China, Russia and Latin America.

        If the expanded VeriFone fails to address the challenges and risks associated with international expansion, it may encounter difficulties implementing its strategy, which could impede its growth or harm its operating results.

North American and international operations are not equally profitable, which may result in volatility in the expanded VeriFone's earnings and may adversely impact future growth in its earnings.

        International sales tend to carry lower prices and therefore have lower gross margins than its sales in North America. As a result, if the expanded VeriFone successfully expands its international sales, any improvement in its results of operations will likely not be as favorable as an expansion of similar magnitude in the United States and Canada. In addition, it is impossible to predict for any future period the expanded VeriFone's proportion of revenues that will result from international sales versus sales in North America. Variations in this proportion from period to period, which is likely to increase as a result of the merger, may lead to volatility in the expanded VeriFone's results of operations which, in turn, may depress the trading price of its common stock.

Fluctuations in currency exchange rates may adversely affect the expanded VeriFone's results of operations.

        A substantial part of the expanded VeriFone's business will consist of sales made to customers outside the United States. A portion of the net revenues it receives from these sales is denominated in currencies other than the U.S. dollar. Additionally, portions of the expanded VeriFone's cost of net revenues and its other operating expenses will be incurred by its international operations and denominated in local currencies. The expanded VeriFone cannot assure you that adverse currency exchange rate fluctuations will not have a material impact in the future. In addition, the expanded VeriFone's balance sheet will reflect non-U.S. dollar denominated assets and liabilities, primarily inter-company balances, which can be adversely affected by fluctuations in currency exchange rates. VeriFone has entered into foreign currency forward contracts and other arrangements intended to hedge its exposure to adverse fluctuations in exchange rates. Nevertheless, these hedging arrangements may not always be effective, particularly in the event of imprecise forecasts of non-U.S. denominated assets and liabilities. Accordingly, if there is an adverse movement in exchange rates, the expanded VeriFone might suffer significant losses. Additionally, hedging programs will expose the expanded VeriFone to risks that could adversely affect its operating results, including the following:

  •
  the expanded VeriFone may be unable to hedge currency risk for some transactions because of a high level of uncertainty or the inability to reasonably estimate its foreign exchange exposures; and

  •
  the expanded VeriFone may be unable to acquire foreign exchange hedging instruments in some of the geographic areas where it does business, or where these derivatives are available, it may not be able to acquire enough of them to fully offset its exposure.

Security will be vital to the expanded VeriFone's customers and end users and therefore breaches in the security of its solutions could adversely affect its reputation and results of operations.

        Protection against fraud will be of key importance to the purchasers and end users of the expanded VeriFone's solutions. The expanded VeriFone will incorporate security features, such as encryption software and secure hardware, into its solutions to protect against fraud in electronic payment transactions and to ensure the privacy and integrity of consumer data. The expanded VeriFone's solutions may be vulnerable to breaches in security due to defects in the security mechanisms, the operating system and applications or the hardware platform. Security vulnerabilities could jeopardize the security of information transmitted or stored using its solutions. If the security of the expanded VeriFone's solutions is compromised, its reputation and marketplace acceptance of its solutions will be adversely affected, which would cause its business to suffer, and the expanded VeriFone may become subject to damage claims.

The expanded VeriFone's solutions may have defects that could result in sales delays, delays in its collection of receivables and claims against it.

        The expanded VeriFone will offer complex system solutions that are susceptible to undetected hardware and software errors or failures. Solutions may experience failures when first introduced, as new versions are released or at any time during their lifecycle. Any product recall as a result of errors or failures could result in the loss of or delay in market acceptance of the expanded VeriFone's solutions and adversely affect its business and reputation. Any significant returns or warranty claims could result in significant additional costs to the expanded VeriFone and could adversely affect its results of operations. The expanded VeriFone's customers may also run third-party software applications on its electronic payment systems. Errors in third-party applications could adversely affect the performance of its solutions.

        The existence of defects and delays in correcting them could result in negative consequences, including the following: harm to the expanded VeriFone's brand; delays in shipping solutions; loss of market acceptance for the expanded VeriFone's solutions; additional warranty expenses; diversion of resources from product development; and loss of credibility with distributors and customers. Correcting defects can be time consuming and in some circumstances extremely difficult. Software errors may take several months to correct, and hardware defects may take even longer to correct. As an example, beginning in 2001 VeriFone experienced a problem in which the ink cartridge in a product sold to a particular customer leaked ink and had to be replaced with a different cartridge. By the time it reached a settlement agreement to resolve this issue with that customer in early 2005, VeriFone had incurred aggregate costs and reserves of approximately $10.2 million in respect of cartridge replacement, extended warranty costs and customer rebates.

The expanded VeriFone may accumulate excess or obsolete inventory that could result in unanticipated price reductions and write-downs and adversely affect its financial condition.

        In formulating their solutions, VeriFone and Lipman have focused their efforts on providing solutions with higher levels of functionality, which requires both VeriFone and Lipman to develop and incorporate cutting edge and evolving technologies. This approach tends to increase the risk of obsolescence for products and components in inventory and may compound the difficulties posed by other factors that affect the expanded VeriFone's inventory levels, including the following:

  •
  the need to maintain significant inventory of components that are in limited supply;

  •
  buying components in bulk for the best pricing;

  •
  responding to the unpredictable demand for products;

  •
  cancellation of customer orders; and

  •
  responding to customer requests for quick delivery schedules.

        As a result of these factors, the expanded VeriFone may run the risk of maintaining excess inventory levels. This risk may be enhanced to the extent the expanded VeriFone increases inventory levels in response to expected customer requirements. The accumulation of excess or obsolete inventory may result in price reductions and inventory write-downs, which could adversely affect the expanded VeriFone's results of operations. VeriFone has incurred an obsolescence cost of $1.4 million in the six months ended April 30, 2006, primarily as a result of the customers shifting to its new Vx Solutions, VeriFone's latest generation of system solutions, employing a 32-bit ARM9 System-on-Chip running its Verix operating system which provides a consistent user interface and secure multi-application platform across several payment systems. [During the third quarter of 2005, Lipman substantially increased inventories of finished goods primarily in anticipation of sales orders for its Dione subsidiary that did not materialize. The expanded VeriFone may find it difficult to sell these products to other customers and could be required to reduce prices of these products and/or write down the value of this inventory.] Technological changes and evolving technological and industry standards are resulting in shorter life cycles for inventory. Shorter life cycles could also cause decreases in selling price, inventory write-offs and a lower rate of return on our research and development expenditures, all of which could adversely affect our results of operations.

Both VeriFone's and Lipman's proprietary technology are difficult to protect and unauthorized use of the proprietary technology by third parties may impair the expanded VeriFone's ability to compete effectively.

        The expanded VeriFone may not be able to protect its proprietary technology, which could enable competitors to develop services that compete with the expanded VeriFone's services. The expanded VeriFone will rely on patent, copyright, trademark and trade secret laws, as well as confidentiality, licensing and other contractual arrangements to establish and protect the proprietary aspects of its solutions. The laws of some countries in which the expanded VeriFone will sell its solutions and services, such as China, Russia and Latin America, may not protect software and intellectual property rights to the same extent as the laws in the United States. If the expanded VeriFone is unable to prevent misappropriation of its technology, competitors may be able to use and adapt its technology.

        The expanded VeriFone's failure to protect its technology could diminish its competitive advantage and cause the expanded VeriFone to lose customers to competitors.

The expanded VeriFone's business may suffer if it is sued for infringing the intellectual property rights of third parties, or if it is unable to obtain rights to third party intellectual property on which the expanded VeriFone depends.

        Third parties have in the past asserted and may in the future assert claims that the expanded VeriFone is infringing their proprietary rights. Such infringement claims may cause the expanded VeriFone to incur significant costs in defending those claims. The expanded VeriFone may be required to discontinue using and selling any infringing technology and services, to expend resources to develop non-infringing technology or to purchase licenses or pay royalties for other technology. Similarly, the expanded VeriFone will depend on its ability to license intellectual property from third parties. These or other third parties may become unwilling to license to the expanded VeriFone on acceptable terms intellectual property that is necessary to its business. In either case, the expanded VeriFone may be unable to acquire licenses for other technology on reasonable commercial terms or at all. As a result, the expanded VeriFone may find that it is unable to continue to offer the solutions and services upon which its business depends.

        Both VeriFone and Lipman have received, and have currently pending, third-party claims and may receive additional notices of such claims of infringement in the future. Infringement claims may cause the expanded VeriFone to incur significant costs in defending those claims. For example, VeriFone incurred approximately $1.2 million and Lipman incurred approximately $1.5 million in expenses in connection with the defense and settlement of proceedings brought by Verve L.L.C. Infringement claims are expensive and time consuming to defend, regardless of the merits or ultimate outcome. Similar claims may result in additional protracted and costly litigation. There can be no assurance that the expanded VeriFone will continue to prevail in any actions or that any license required under any patent or other intellectual property would be made available on commercially acceptable terms, if at all.

Both VeriFone and Lipman are exposed to various risks related to legal proceedings or claims that may harm the expanded VeriFone's operating results or financial condition.

        In the ordinary course of business, both VeriFone and Lipman are subject to periodic lawsuits, investigations and claims. Although neither VeriFone nor Lipman can predict with certainty the ultimate resolution of lawsuits, investigations and claims asserted against either companies, they do not believe that any currently pending legal proceeding to which either company is a party is likely to have a material adverse effect on the expanded VeriFone's business, results of operations, cash flows or financial condition.

        VeriFone's Brazilian subsidiary has been notified of a tax assessment regarding Brazilian state value added tax, or VAT, for the periods from January 2000 to December 2001 and related to products supplied to VeriFone by a contract manufacturer. The assessment relates to an asserted deficiency of 6.5 million Brazilian reais (approximately $3.2 million) including interest and penalties. The tax assessment was based on a clerical error in which VeriFone's Brazilian subsidiary omitted the required tax exemption number on its invoices. On May 25, 2005, VeriFone had an administrative hearing with respect to this audit. In the event VeriFone receives an adverse ruling from the administrative body, the expanded VeriFone will decide whether or not to appeal and would reexamine the determination as to whether an accrual is necessary.

The expanded VeriFone will depend on a limited number of key members of its senior management who would be difficult to replace. If the expanded VeriFone loses the services of these individuals or is unable to attract new talent, its business will be adversely affected.

        The expanded VeriFone depends upon the ability and experience of a number of its key members of senior management who have substantial experience with its operations, the rapidly changing electronic payment transaction industry and the selected markets in which the expanded VeriFone will offer its solutions. The loss of the services of one or a combination of the expanded VeriFone's senior executives or key managers could have a material adverse effect on its results of operations. The expanded VeriFone's success also depends on its ability to continue to attract, manage and retain other qualified middle management and technical and clerical personnel as it grows. The expanded VeriFone may not be able to continue to attract or retain such personnel in the future.

The expanded VeriFone intends to make acquisitions and strategic investments, which will involve numerous risks. The expanded VeriFone may not be able to address these risks without substantial expense, delay or other operational or financial problems.

        Although VeriFone has a limited history of making acquisitions or strategic investments, a part of the expanded VeriFone's strategy will be to acquire or make investments in related businesses, technologies or products in the future. Acquisitions or investments, including the acquisition of Lipman, involve various risks, such as:

  •
  the difficulty of integrating the technologies, operations and personnel of the acquired business, technology or product;

  •
  the potential disruption of its ongoing business, including the diversion of management attention;

  •
  the possible inability to obtain the desired financial and strategic benefits from the acquisition or investment;

  •
  loss of customers;

  •
  assumption of unanticipated liabilities;

  •
  the loss of key employees of an acquired business; and

  •
  the possibility of the expanded VeriFone entering markets in which it has limited prior experience.

        For example, the consolidation of the results of Dione's operations into Lipman's financial statements contributed to Lipman's lower gross margin percentage in 2004 and 2005 and is expected to do so again in 2006. In addition, weaker performance by Dione resulted in Lipman's inability to achieve expected result for 2005 and in a goodwill impairment charge of $10.5 million in 2005. Future acquisitions and investments could also result in substantial cash expenditures, potentially dilutive issuance of the expanded VeriFone's equity securities, the expanded VeriFone incurring of additional debt and contingent liabilities, and amortization expenses related to other intangible assets that could adversely affect its business, operating results and financial condition.

Both VeriFone and Lipman have experienced a period of rapid growth, and if the expanded VeriFone cannot adequately manage its growth, its result of operations will suffer.

        Both VeriFone and Lipman have experienced rapid growth in their operations, both internally and from Lipman's acquisition of Dione, and will grow further as a result of the merger. The anticipated future growth of the expanded VeriFone may place a significant strain on managerial, operational and financial resources. The expanded VeriFone cannot be sure that it has made adequate allowances for the costs and risks associated with its expansion, or that its systems, procedures and managerial controls will be adequate to support its operations. Any delay in implementing, or transitioning to, new or enhanced systems, procedures or controls may adversely affect its ability to manage its product inventory and record and report financial and management information on a timely and accurate basis. The expanded VeriFone believes its growth will require it to hire additional engineering, technical support, sales, administrative and operational personnel. Competition for qualified personnel can be intense in the areas where it operates. The process of locating, training and successfully integrating qualified personnel into its operations can be lengthy and expensive. If the expanded VeriFone is unable to successfully manage its expansion, the expanded VeriFone may not grow its business, its expenses may increase and its results of operations may be adversely affected.

Shipments of electronic payment systems may be delayed by factors outside of the expanded VeriFone's control, which can harm its reputation and its relationships with its customers.

        The shipment of payment systems will require the expanded VeriFone or its manufacturers, distributors or other agents to obtain customs or other government certifications and approvals, and, on occasion, to submit to physical inspection of its systems in transit. Failure to satisfy these requirements, and the very process of trying to satisfy them, can lead to lengthy delays in the delivery of the expanded VeriFone's solutions to its direct or indirect customers. Delays and unreliable delivery by the expanded VeriFone may harm its reputation in the industry and its relationships with its customers.

Force majeure events, such as terrorist attacks, other acts of violence or war, political instability and health epidemics may adversely affect the expanded VeriFone.

        Terrorist attacks, war, and international political instability, along with health epidemics may disrupt the expanded VeriFone's ability to generate revenues. Such events may negatively affect its ability to maintain sales revenue and to develop new business relationships. Because a substantial and growing part of its revenues is derived from sales and services to customers outside of the United States and both VeriFone and Lipman have their electronic payment systems manufactured outside the U.S., terrorist attacks, war and international political instability anywhere may decrease international demand for their products and inhibit customer development opportunities abroad, disrupt their supply chain and impair their ability to deliver their electronic payment systems, which could materially adversely affect their net revenues or results of operations. Any of these events may also disrupt global financial markets and precipitate a decline in the price of the expanded VeriFone's common stock.

VeriFone and Lipman have not yet evaluated their internal controls over financial reporting in compliance with Section 404 of the Sarbanes-Oxley Act. As a result, the expanded VeriFone will be exposed to risks relating to the evaluations and may have a material adverse effect on the combined business, operating results and stock price.

        Pursuant to Section 404 of the Sarbanes-Oxley Act of 2002, VeriFone, beginning with its Annual Report on Form 10-K for the year ended October 31, 2006, and Lipman, beginning with its Annual Report on Form 20-F for the year ended December 31, 2006, will be required to furnish a report by their management on their internal controls over financial reporting. Assuming we complete the merger before October 31, 2006, VeriFone will be required to file a report by its management, which would reflect the expanded VeriFone's internal controls over financial reporting in its Annual Report on Form 10-K commencing in the year ended October 31, 2006. That report is required to contain, among other matters, an assessment of the effectiveness of its internal control over financial reporting as of the end of its fiscal year, including a statement as to whether or not its internal control over financial reporting is effective. This assessment must include disclosure of any material weaknesses in its internal control over financial reporting identified by management. That report must also contain a statement that its auditors have issued an attestation report on management's assessment of these internal controls. If the merger is consummated during VeriFone's fourth quarter, the expanded VeriFone may elect to exclude Lipman's internal controls from management's report on internal control over financial reporting. Management may omit an assessment of an acquired business's internal control over financial reporting from its assessment for one year from the date of acquisition.

        As the expanded VeriFone, any failure to implement in a timely manner and maintain the improvements in the controls over the expanded VeriFone's financial reporting that VeriFone and Lipman are currently putting in place, or difficulties encountered in the implementation of these improvements in the expanded VeriFone's controls, could cause it to fail to meet its reporting obligations, to fail to produce reliable financial reports or to prevent fraud. The merger of VeriFone and Lipman could adversely affect each company's ability to timely evaluate its internal control over financing reporting, and may subject the expanded VeriFone to sanctions or investigation by regulatory authorities, such as the SEC. As a result, there could be a negative reaction in the financial markets due to a loss of confidence in the reliability of its financial statements. In addition, the expanded VeriFone may be required to incur costs in improving its internal control system and the hiring of additional personnel. Any such action could negatively affect the expanded VeriFone's results.

If VeriFone is unable to improve and maintain the quality of its internal controls, any weaknesses could materially and adversely affect its ability to provide timely and accurate information about itself, which could harm the expanded VeriFone's reputation and share price.

        On several occasions since VeriFone's separation from Hewlett-Packard, VeriFone's independent registered public accounting firm has identified deficiencies in VeriFone's internal controls which rose to the level of material weakness. VeriFone cannot be certain that the measures it has taken will ensure that it will maintain adequate controls over its financial processes and reporting in the future. Any failure to maintain adequate controls or to adequately implement required new or improved controls could harm its operating results or cause VeriFone to fail to meet its reporting obligations. Inferior internal controls could also cause investors to lose confidence in its reported financial information, which could adversely affect the trading price of its common stock.

Both VeriFone and Lipman are investing for RoHS but there can be no assurance that the expanded VeriFone will be in compliance in every respect.

        Both VeriFone and Lipman are subject to other legal and regulatory requirements, including a European Union directive that places restrictions on the use of hazardous substances (RoHS) in electronic equipment. RoHS sets a framework for producers' obligations in relation to manufacturing (including the amounts of named hazardous substances contained in products sold), labeling, and treatment, recovery and recycling of electronic products in the European Union which may require both VeriFone and Lipman to alter the manufacturing of the physical devices that include their solutions and/or require active steps to promote recycling of materials and components. Although the directive has been adopted by the European Commission, national legislation to implement the directive is still pending in the member states of the European Union. In addition, similar legislation could be enacted in other jurisdictions, including in the United States. If the expanded VeriFone does not comply with the RoHS directive, the expanded VeriFone may suffer a loss of revenue, be unable to sell in certain markets and/or countries, be subject to penalties and enforced fees and/or suffer a competitive disadvantage. Furthermore, the expanded VeriFone cannot be assured that the costs to comply with RoHS, or with current and future environmental and worker health and safety laws will not have a material adverse effect on its results of operation, expenses and financial condition.

A growing percentage of Lipman's business is being executed towards the end of its fiscal quarters. This trend could negatively impact the expanded VeriFone's business and results of operations after the merger.

        Lipman's fiscal quarters are becoming increasingly back end loaded. This means that sales orders are being received more and more towards the latter part of each fiscal quarter. If this trend continues, it could negatively impact the expanded VeriFone's business and results of operations as a result of the following factors:

  •
  the manufacturing processes at Lipman's facility in Israel could become concentrated in a shorter time period. The concentration of manufacturing into a shorter time period could increase labor and other manufacturing costs and negatively impact gross margins. The risk of inventory write offs could also increase if we were to hold higher inventory levels to counteract this;

  •
  the back-end loading of orders may cause difficulties in forecasting component requirements and, as a result, Lipman could experience a shortage of the components needed for its production, possibly delaying shipments and causing lost orders; and

  •
  if Lipman is unable to fill orders at the end of a quarter shipments may be delayed. This could increase the fluctuation of quarterly results if shipments are delayed from one fiscal quarter to the next or orders are cancelled by customers.

An adverse outcome in the securities class action lawsuit that has been filed against Lipman and some of its officers and directors may harm the expanded VeriFone. Defending against this type of lawsuit is expensive and may divert the attention of management.

        A purported class action lawsuit claiming violations of U.S. securities laws was filed in October 2005 in the United States District Court for the Eastern District of New York against Lipman and some of Lipman's officers and directors. The complaint alleges that the defendants violated federal securities laws by issuing a series of materially false and misleading statements throughout the purported class period of October 4, 2004 through September 27, 2005. The complaint seeks, among other things, unspecified damages and costs associated with the litigation.

        Lipman cannot predict with certainty the eventual outcome of this lawsuit. Lipman will have to incur expenses in connection with this lawsuit, which may be substantial. Responding to and defending this lawsuit could also result in a significant diversion of management's attention and resources. In the event of an adverse outcome, the expanded VeriFone's financial condition could be materially harmed.

Lipman is headquartered in Israel and therefore its results of operations may be adversely affected by political, economic and military instability in Israel.

        Lipman's principal offices and manufacturing facility and many of its suppliers are located in Israel. Therefore, political, economic and military conditions in Israel directly affect its operations. Since the establishment of the State of Israel in 1948, a number of armed conflicts have taken place between Israel and its Arab neighbors. Since September 2000, there has been a marked increase in hostilities between Israel and the Palestinians, characterized by terrorist attacks on civilian targets, suicide bombings and military incursions by the Israeli army into areas under the control of the Palestinian Authority. The future of relations between the Palestinian Authority and Israel is uncertain. Israel's disengagement from the Gaza Strip and some parts of the West Bank in 2005 may serve to further disrupt the balance within the Palestinian Authority and affect the overall stability of the region. The election of a majority of Hamas-supported candidates in the January 2006 elections held in the Palestinian territories and the subsequent nomination of a Hamas government is widely considered to be a major obstacle to relations between Israel and the Palestinian Authority, as well as to stability in the Middle East as a whole. Hamas does not recognize Israel's right to exist as a state and Hamas is considered to be a terrorist organization.

        The expanded VeriFone cannot predict the effect on it of any increase in the degree of violence against Israel or the effect of military action elsewhere in the Middle East. The future of peace efforts between Israel and its Arab neighbors remains uncertain. Any armed conflicts or political instability in the region would likely negatively affect business conditions and adversely affect the expanded VeriFone's results of operations. Furthermore, several countries continue to restrict or ban business with Israel and Israeli companies. These restrictive laws and policies may seriously limit the expanded VeriFone's ability to make sales in those countries.

The expanded VeriFone's results of operations may be negatively affected by the obligation of Lipman's personnel to perform military service.

        Many of Lipman's male executive officers and employees in Israel are obligated to perform at least 30 days and up to 40 days, depending on rank and position, of military reserve duty annually and are subject to being called for active duty under emergency circumstances. If a military conflict or war arises, these individuals could be required to serve in the military for extended periods of time. The expanded VeriFone's operations could be disrupted by the absence for a significant period of one or more of its executive officers or key employees or a significant number of other employees due to military service. Any disruption in the expanded VeriFone's operations could adversely affect its business.

The government tax benefits that Lipman currently receives require it to meet several conditions and may be terminated or reduced in the future, which would increase the expanded VeriFone's costs.

        Lipman receives tax benefits under Israeli law for capital investments that are designated as "Approved Enterprises." Lipman received such tax benefits of approximately $5.0 million in 2005 and $6.4 million in 2004. To maintain its eligibility for these tax benefits, the expanded VeriFone must continue to meet conditions, including making specified investments in property, plant and equipment, and continuing to manufacture in Israel. If the expanded VeriFone fails to comply with these conditions in the future, the benefits received could be cancelled or reduced and it could be required to pay increased taxes or refund the amounts of the tax benefits Lipman received in the past, together with interest and penalties. Also, an increase in the expanded VeriFone's assembly of products outside of Israel may be construed as a failure to comply with these conditions. These tax benefits may not continue in the future at the current levels or at any level. The termination or reduction of these tax benefits, or the expanded VeriFone's inability to qualify for new programs, could adversely affect its results of operations. After payment of the special cash dividend, Lipman expects to have retained earnings of approximately $71.0 million, the vast majority of which would be attributable to Lipman's Approved Enterprise programs. As such these earnings were not subject to Israeli corporate tax at the time they were generated. To the extent that, following completion of the merger, such retained earnings are distributed to VeriFone, Lipman would be subject to corporate tax at the rate ordinarily applicable to such earnings (currently between 10% and 25%).

VeriFone's secured credit facility contains restrictive and financial covenants and, if it is unable to comply with these covenants, it will be in default. A default could result in the acceleration of its outstanding indebtedness, which would have an adverse effect on its business and stock price.

        In connection with the merger, VeriFone's principal operating subsidiary, VeriFone, Inc., will enter into a secured credit facility under which, after consummation of the merger, VeriFone, Inc. will have outstanding indebtedness of approximately $500 million. The new credit facility will replace VeriFone's existing secured credit facility with a syndicate of banks, under which approximately $181.6 million in indebtedness is outstanding.

        This new secured credit facility will contain customary covenants that require VeriFone's subsidiaries to maintain certain specified financial ratios and restrict their ability to make certain distributions with respect to their capital stock, prepay other debt, encumber their assets, incur additional indebtedness, make capital expenditures above specified levels, engage in certain business combinations, or undertake various other corporate activities. Therefore, as a practical matter, these covenants may restrict the expanded VeriFone's ability to engage in or benefit from such activities. In addition, VeriFone has, in order to secure repayment of its secured credit facility, pledged substantially all of its assets and properties. This pledge may reduce the expanded VeriFone's operating flexibility because it restricts the expanded VeriFone's ability to dispose of these assets or engage in other transactions that may be beneficial to the expanded VeriFone.

        If the expanded VeriFone is unable to comply with any of the covenants in its new secured credit facility, it will be in default, which could result in the acceleration of its outstanding indebtedness. If acceleration occurred, the expanded VeriFone would not be able to repay its debt and it is unlikely that it would be able to borrow sufficient additional funds to refinance its debt. Even if new financing is made available to the expanded VeriFone, it may not be available on acceptable terms.

The expanded VeriFone's indebtedness and debt service obligations will increase under the new secured credit facility, which may adversely affect its cash flow, cash position and stock price.

        VeriFone intends to fulfill its debt service obligations under its new secured credit facility from existing cash, investments and operations. In the future, if the expanded VeriFone is unable to generate cash or raise additional cash financings sufficient to meet these obligations and needs to use more of its existing cash than planned or to liquidate investments in order to fund these obligations, it may have to delay or curtail the development and or the sales and marketing of new payment systems.

        The expanded VeriFone's new indebtedness could have significant additional negative consequences, including, without limitation:

  •
  requiring the dedication of a significant portion of its expected cash flow to service the indebtedness, thereby reducing the amount of expected cash flow available for other purposes, including capital expenditures;

  •
  increasing the expanded VeriFone's vulnerability to general adverse economic conditions;

  •
  limiting the expanded VeriFone's ability to obtain additional financing; and

  •
  placing the expanded VeriFone at a possible competitive disadvantage to less leveraged competitors and competitors that have better access to capital resources.

GTCR has substantial influence over operations and will continue to have substantial influence over the expanded VeriFone, which will limit other stockholders' ability to influence corporate activities and may adversely affect the market price of the expanded VeriFone's common stock.

        GTCR beneficially owns or controls shares representing, in the aggregate, an approximate 33.1% voting interest in VeriFone and is expected to beneficially own or control an approximate 27.7% voting interest in the expanded VeriFone. Two representatives of GTCR will continue to be among the eight members of VeriFone's board of directors. Accordingly, GTCR may exercise substantial influence over the expanded VeriFone's operations and business strategy. In addition, GTCR will have substantial influence over the outcome of votes on all matters requiring approval by the expanded VeriFone's stockholders, including the election of directors and approval of significant corporate transactions.

        GTCR may also exercise control, with respect to mergers or other business combinations that involve a change in control of the expanded VeriFone, under a stockholders agreement among VeriFone, GTCR and certain other stockholders. Subject to specified conditions, that agreement requires the stockholders who are parties to it to consent to a sale of VeriFone Holdings, Inc. to a non-affiliate of GTCR if the sale is approved by the holders of a majority of the shares subject to the agreement. This provision is described in more detail under the caption "Certain Relationships and Related Transactions" in VeriFone's 2006 proxy statement which is incorporated herein by reference. Shares subject to the stockholders agreement represent a majority of the voting power of the expanded VeriFone's capital stock. Currently, shares will be released from the stockholders agreement as they are sold. To the extent that shares subject to the stockholders agreement continue to represent a majority of the voting power of the expanded VeriFone's capital stock, GTCR will retain the practical ability to sell the expanded VeriFone in its sole discretion, because GTCR currently controls a majority of the shares subject to the stockholders agreement.

        GTCR's ownership or control may have the effect of delaying or preventing a change in control of the expanded VeriFone or discouraging others from making tender offers for the expanded VeriFone's shares, which could prevent stockholders from receiving a premium for their shares. These actions may be taken even if other stockholders oppose them.

Conflicts of interest may arise because some of the expanded VeriFone's directors will also be principals of the expanded VeriFone's significant stockholder.

        Two principals of GTCR currently serve on VeriFone's board of directors, which currently has seven members but will be expanded to eight members on July 1, 2006. These same members will also serve on the expanded VeriFone's board of directors. GTCR and its affiliates may invest in entities that directly or indirectly compete with the expanded VeriFone or companies in which they currently invest may begin competing with the expanded VeriFone. As a result of these relationships, when conflicts between the interests of GTCR and the interests of the expanded VeriFone's other stockholders arise, these directors may not be disinterested. Although the expanded VeriFone's directors and officers have a duty of loyalty to the expanded VeriFone, under Delaware law and the expanded VeriFone's future certificate of incorporation, transactions that the expanded VeriFone enters into in which a director or officer that is a representative of GTCR has a conflict of interest will generally be permissible so long as (1) the material facts relating to the director's or officer's relationship or interest as to the transaction are disclosed to the expanded VeriFone's board of directors and a majority of the expanded VeriFone's disinterested directors approves the transaction, (2) the material facts relating to the director's or officer's relationship or interest as to the transaction are disclosed to the expanded VeriFone's stockholders and a majority of the expanded VeriFone's disinterested stockholders approves the transaction, or (3) the transaction is otherwise fair to the expanded VeriFone. GTCR's representatives will not be required to offer to the expanded VeriFone any transaction opportunity of which they become aware and could take any such opportunity for themselves or offer it to other companies in which they have an investment, unless such opportunity is expressly offered to them solely in their capacity as a director of the expanded VeriFone.

Some provisions of the expanded VeriFone's certificate of incorporation and bylaws may delay or prevent transactions that many stockholders may favor.

        Some provisions of the expanded VeriFone's certificate of incorporation and bylaws, may have the effect of delaying, discouraging, or preventing a merger or acquisition that the expanded VeriFone's stockholders may consider favorable, including transactions in which stockholders might receive a premium for their shares. These provisions include:

  •
  authorization of the issuance of "blank check" preferred stock without the need for action by stockholders;

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  the removal of directors or amendment of the expanded VeriFone's organizational documents only by the affirmative vote of the holders of two-thirds of the shares of its capital stock entitled to vote;

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  provision that any vacancy on the board of directors, however occurring, including a vacancy resulting from an enlargement of the board, may only be filled by vote of the directors then in office;

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  inability of stockholders to call special meetings of stockholders; and

  •
  advance notice requirements for board nominations and proposing matters to be acted on by stockholders at stockholder meetings.

VeriFone's common stock has only been publicly traded since April 29, 2005 and the price of its common stock may fluctuate substantially.

        There has only been a public market for VeriFone's common stock since April 29, 2005. Broad market and industry factors may adversely affect the market price of its common stock, regardless of its actual operating performance. Factors that could cause fluctuations in VeriFone's stock price may include, among other things:

  •
  actual or anticipated variations in quarterly operating results;

  •
  changes in financial estimates by us or by any securities analysts who might cover VeriFone's stock, or VeriFone's failure to meet the estimates made by securities analysts;

  •
  changes in the market valuations of other companies operating in VeriFone's industry;

  •
  announcements by VeriFone or its competitors of significant acquisitions, strategic partnerships or divestitures;

  •
  additions or departures of key personnel;

  •
  sales of VeriFone's common stock by Lipman shareholders receiving VeriFone common stock in the merger; and

  •
  other sales of VeriFone's common stock, including sales by VeriFone's directors and officers, or by GTCR or any other principal stockholders.

Risks Related to the Industry

        The markets of both VeriFone and Lipman are highly competitive and subject to price erosion.

        The markets of both VeriFone's and Lipman's system solutions and services are highly competitive, and have been subject to price pressures. Competition from manufacturers, distributors or providers of products similar to or competitive with the system solutions or services could result in price reductions, reduced margins and a loss of market share or could render the solutions or services obsolete.

        The expanded VeriFone expects to continue to experience significant and increasing levels of competition in the future. The expanded VeriFone will compete with suppliers of cash registers that provide built in electronic payment capabilities and producers of software that facilitates electronic payment over the internet, as well as other manufacturers or distributors of electronic payment systems. The expanded VeriFone must also compete with smaller companies that have been able to develop strong local or regional customer bases. In certain foreign countries some competitors are more established, benefit from greater name recognition and have greater resources within those countries than the expanded VeriFone.

If the expanded VeriFone does not continually enhance its existing solutions and develop and market new solutions and enhancements, its net revenues and income will be adversely affected.

        The market for electronic payment systems is characterized by:

  •
  rapid technological change;

  •
  frequent product introductions and enhancements;

  •
  evolving industry and government performance and security standards; and

  •
  changes in customer and end-user requirements.

        Because of these factors, the expanded VeriFone must continually enhance its existing solutions and develop and market new solutions.

        The expanded VeriFone cannot be sure that it will successfully complete the development and introduction of new solutions or enhancements or that its new solutions will be accepted in the marketplace. The expanded VeriFone may also fail to develop and deploy new solutions and enhancements on a timely basis. In either case, it may lose market share to its competitors, and its net revenues and income could suffer.

The expanded VeriFone must adhere to industry and government regulations and standards and therefore sales will suffer if it cannot comply with them.

        The expanded VeriFone's system solutions must meet industry standards imposed by EMVCo, Visa, MasterCard and other credit card associations and standard setting organizations. New standards are continually being adopted or proposed as a result of worldwide anti-fraud initiatives, the increasing need for system compatibility and technology developments such as wireless and wireline IP communication. The expanded VeriFone's solutions also must comply with government regulations, including those imposed by telecommunications authorities and independent standards groups worldwide regarding emissions, radiation and connections with telecommunications and radio networks. The expanded VeriFone cannot be sure that it will be able to design its solutions to comply with future standards or regulations on a timely basis, if at all. Compliance with these standards could increase the cost of developing or producing its solutions. New products designed to meet any new standards need to be introduced to the market and ordinarily need to be certified by the credit card associations and the expanded VeriFone's customers before being purchased. The certification process is costly and time consuming and increases the amount of time it takes to sell the expanded VeriFone's products. The expanded VeriFone's business and financial condition could be adversely affected if it cannot comply with new or existing industry standards, or obtain or retain necessary regulatory approval or certifications in a timely fashion, or if compliance results in increasing the cost of its products. Selling products that are non-compliant may result in fines against the expanded VeriFone or its customers, which the expanded VeriFone may be liable to pay.

Cautionary Statement Concerning Forward-Looking Statements

        This proxy statement/prospectus and the documents incorporated by reference into this proxy statement/prospectus contain forward-looking statements that involve risks and uncertainties, such as statements of VeriFone's, Lipman's and the expanded VeriFone's plans, objectives, expectations and intentions. When used in this proxy statement/prospectus and the documents incorporated by reference into this proxy statement/prospectus, the words "may", "might", "should", "expects", "anticipates", "believes", "estimates", "intends" and "plans" and similar expressions are intended to identify certain of these forward-looking statements. Because these forward-looking statements involve risks and uncertainties, the actual results of VeriFone, Lipman and the expanded VeriFone could differ materially from those expressed or implied by the forward-looking statements in this proxy statement/prospectus and the documents incorporated by reference into this proxy statement/prospectus. You should specifically consider those factors discussed under the caption entitled "Risk Factors" on page 38 and the other cautionary statements made in this proxy statement/prospectus. The cautionary statements made in this proxy statement/prospectus should be read as being applicable to all related forward-looking statements wherever they appear in this proxy statement/prospectus and the documents incorporated by reference into this proxy statement/prospectus.

Information About the VeriFone Special Meeting

General; Date; Time and Place

        This proxy statement/prospectus is furnished in connection with the solicitation of proxies by VeriFone's board of directors for use at the VeriFone special meeting. The meeting will be held at             a.m. local time on            , 2006, at 2099 Gateway Place, Suite 600, San Jose, California 95110, unless it is postponed or adjourned.

Purpose of the VeriFone Special Meeting

        The purpose of the VeriFone special meeting is to consider and vote upon the issuance of approximately 13.3 million shares of VeriFone common stock, which will be exchanged for the outstanding Lipman ordinary shares as required by the merger agreement, and any other procedural matters incident to the conduct of the VeriFone special meeting.

        This proxy statement/prospectus is the document used by VeriFone's board of directors to solicit proxies to be used at the VeriFone special meeting. Proxies are solicited to give all VeriFone stockholders of record an opportunity to vote on the matter to be presented at the VeriFone special meeting, even if they cannot attend the VeriFone special meeting.

        The VeriFone special meeting has been called only to consider the proposal to issue VeriFone common stock to be issued to Lipman shareholders pursuant to the merger agreement. Under VeriFone's by-laws, no other matters may be considered at the VeriFone special meeting, other than procedural matters incident to the VeriFone special meeting. The grant of a proxy will confer discretionary authority on the persons named in the proxy as proxy appointees to vote in accordance with their best judgment on procedural matters incident to the conduct of the VeriFone special meeting.

Record Date; Voting Power

        The proxy statement/prospectus and the accompanying proxy card are being mailed beginning on or about                   , 2006, to holders of record of shares of VeriFone's common stock at the close of business on            , 2006. Each share of VeriFone common stock entitles the registered holder thereof to one vote. As of the record date, there were                         shares of VeriFone common stock outstanding. As of that date, less than    % of the outstanding shares of VeriFone common stock were held by directors and executive officers of VeriFone and their respective affiliates.

        You are entitled to vote if you were a holder of record of VeriFone common stock as of the close of business on            , 2006. Your shares may be voted at the meeting only if you are present or represented by a valid proxy.

Required Vote

        The proposal to issue VeriFone common stock to be issued to Lipman shareholders pursuant to the merger agreement will be approved upon the affirmative vote of a majority of the votes cast on the proposal, provided that the total vote cast must represent at least 50% of all of the outstanding shares of VeriFone common stock.

        The obligation of VeriFone and Lipman to complete the merger is subject, among other things, to the condition that the VeriFone stockholders approve the issuance of VeriFone common stock required to be issued pursuant to the merger agreement. If VeriFone's stockholders fail to approve the issuance of VeriFone common stock at the VeriFone special meeting, or at an adjournment or postponement thereof, each of VeriFone and Lipman will have the right to terminate the merger agreement. See "The Merger Agreement—Termination of the Merger Agreement" beginning on page 112.

Recommendation of VeriFone's Board of Directors

        The VeriFone's board of directors recommends that you vote FOR the approval of the issuance of VeriFone common stock required to be issued to Lipman shareholders pursuant to the merger agreement.

Quorum

        In accordance with VeriFone's corporate by-laws, VeriFone stockholders who represent a majority of the VeriFone outstanding of stock entitled to vote must be present or represented by proxy in order to constitute a quorum to conduct business at the VeriFone special meeting. However, regardless of corporate quorum requirements, under NYSE rules for purposes of the vote on the proposal to authorize the issuance of VeriFone common stock required to be issued pursuant to the merger agreement, at least 50% of VeriFone's outstanding shares must have been voted. A list of eligible voters will be available at the VeriFone special meeting. Presence may be in person or by proxy. You will be considered part of the quorum if you return a signed and dated proxy card or if you vote in person at the VeriFone special meeting.

How to Vote

  Submitting Proxies or Voting Instructions

        VeriFone stockholders of record may vote their shares by attending the special meeting of stockholders and voting their shares in person at the special meeting of stockholders, or by completing their proxy cards and signing, dating and mailing them in the enclosed self-addressed envelopes. If a proxy card is signed by a stockholder of record of VeriFone and returned without voting instructions, the shares represented by the proxy will be voted FOR the proposal to authorize the issuance of VeriFone common stock to Lipman shareholders pursuant to the merger agreement, and in the discretion of                        and                         , as the proxy holders, on any other business that may properly come before the special meeting of stockholders or any adjournment or postponement of the VeriFone special meeting of stockholders.

        VeriFone stockholders whose shares are held in the name of a broker or nominee must either direct the record holder of their shares as to how to vote their shares of VeriFone common stock or obtain a proxy from the record holder to vote at the special meeting of stockholders. Beneficial holders of VeriFone common stock should check the voting instruction cards used by their brokers or nominees to see if they may vote by using the telephone or the Internet.

  Revoking Proxies or Voting Instructions

        VeriFone stockholders of record may revoke their proxies at any time prior to the time their proxies are voted at the special meeting of stockholders. Proxies may be revoked by written notice to the corporate secretary of VeriFone, by a later-dated proxy signed and returned by mail, or by attending the special meeting of stockholders and voting in person.

        VeriFone stockholders whose shares are held in the name of a broker or nominee may change their votes by submitting new voting instructions to their brokers or nominees. Those VeriFone stockholders may not vote their shares in person at the special meeting of stockholders unless they obtain a signed proxy from the record holder giving them the right to vote those shares.

To Attend the VeriFone Special Meeting

        If you plan to attend the meeting in person, please bring the admission ticket (which is attached to the proxy card) to the VeriFone special meeting. If you do not have an admission ticket, you will be admitted upon presentation of identification at the door.

Your vote is important. Please sign, date and return your proxy card or submit your proxy and/or voting instructions promptly.

Contact for Questions and Assistance in Voting

        Any VeriFone stockholder who has a question about the merger or how to vote or revoke a proxy should contact:

VeriFone Holdings, Inc.
2099 Gateway Place, Suite 600
San Jose, California 95110
Attention: Investor Relations
ir@verifone.com
Telephone: (408) 232-7979

        Any VeriFone stockholder who needs additional copies of this proxy statement/prospectus or voting materials should contact                        as described above or send an e-mail to                        .

Other Matters

        VeriFone is not aware of any other business to be acted upon at the special meeting. If, however, other matters are properly brought before the special meeting or any adjournment or postponement of the special meeting, the persons named as proxy holders,                         and                         , will each have discretion to act on those matters, or to adjourn or postpone the special meeting.

Information About the Lipman Special Meeting

General; Date; Time and Place

        This proxy statement/prospectus is furnished in connection with the solicitation of proxies by Lipman's board of directors for use at the Lipman special meeting. The meeting will be held at             a.m. local time on            , 2006, at 11 Ha'amal Street, Park Afek, Rosh Ha'ayin 48092 Israel, unless it is postponed or adjourned.

Purpose of the Special Meeting

        At the special meeting, you will be asked to consider and vote upon the following proposals:

        1.     to approve and adopt the merger agreement and approve the merger;

        2.     to approve an amendment to Article 25 of Lipman's Articles of Association relating to exculpation, insurance and indemnity of directors and officers; and

        3.     subject to approval of such amendment of the Articles of Association, to approve corresponding amendments to the indemnification agreements entered between Lipman and its directors and the inclusion of the merger contemplated under section 1 above as one of the indemnifiable events under such indemnification agreements.

        You also will consider any other business that may properly come before the special meeting of shareholders or any adjournment or postponement of the special meeting of shareholders. Lipman currently does not contemplate that any other matters will be considered at the special meeting.

Record Date; Voting Power

        The proxy statement/prospectus and the accompanying proxy card are being mailed beginning on or about                   , 2006, to holders of record of Lipman's ordinary shares at the close of business on            , 2006. Each Lipman ordinary share entitles the registered holder thereof to one vote. As of the record date, there were                         Lipman ordinary shares outstanding. As of that date, less than        % of the outstanding Lipman ordinary shares were held by directors and executive officers of Lipman and their respective affiliates.

        You are entitled to vote if you were a holder of record of Lipman ordinary shares as of the close of business on            , 2006. Your shares may be voted at the meeting only if you are present or represented by a valid proxy or if you have completed and sent to Lipman a written ballot in accordance with Israeli law.

Recommendation of the Board of Directors of Lipman Concerning the Merger

        After careful consideration, the board of directors of Lipman determined that the merger is in the best interests of Lipman and its shareholders and approved the merger agreement, the merger and all of the transactions contemplated by the merger agreement. Accordingly, the board of directors of Lipman recommends that you vote FOR the proposal to approve and adopt the merger agreement and approve the merger and all of the transactions contemplated by the merger agreement. For a discussion of the merger and the merger agreement, see "The Merger" beginning on page 73 and "The Merger Agreement" beginning on page 102.

Other Proposals

  Amendment of Articles of Association

        In March 2005, the Israeli legislature adopted an amendment to the Israeli Companies Law, 1999 that codified a company's ability to provide indemnification to officers and directors for expenses incurred in connection with certain kinds of governmental investigations in certain circumstances. The proposed amendment to Lipman's Articles of Association is aimed at incorporating these new provisions into the Articles of Association. In addition, a number of other language and phrasing amendments were included in the proposed amendment in order to make the provisions with respect to exemption, insurance and indemnity in the Articles of Association more closely parallel the provisions of the Israeli Companies Law, 1999, as amended. Accordingly, Article 25 of Lipman's Articles of Association would be replaced in its entirety with the following proposed Article 25:

        "Article 25.    Exemption, Insurance and Indemnity

          25.1    The Company may exempt, in advance, an officer of the Company from his liability, in whole or in part, in respect of damage following breach of his duty of care towards the Company, except for a breach of his duty of care towards the Company in case of distribution.

          25.2    Subject to the provisions of the Companies Law, the Company may engage in a contract to insure the liability of an officer of the Company, including an officer of the Company who is serving or has served on its behalf or at its request as a director of another company in which the Company holds shares, directly or indirectly, or in which the Company has any interest (hereinafter: "Director of Another Company") in respect of any liability imposed upon him following an act which he carried out in his capacity as an officer of the Company, in any one of the following events:

            25.2.1    Breach of the duty of care towards the Company or towards any other person.

            25.2.2    Breach of fiduciary duty towards the Company, provided that the officer acted in good faith and had reasonable grounds to assume that the act would not prejudice the Company's interests.

            25.2.3.    Financial liability which shall be imposed uon him in favor of another person.

          25.3    The Company may indemnify an officer of the Company on account of a liability or expense as specified in paragraphs 25.3.1 to 25.3.3 below, which was imposed upon him following an act which he carried out in his capacity as an officer of the Company.

            25.3.1    Financial liability imposed upon him in favor of another person pursuant to a judgment, including a compromise judgment, or an arbitrator's award approved by a court.

            25.3.2    Reasonable litigation expenses, including attorney's fees, expended by the Office Holder as a result of an investigation or proceeding instituted against him by a competent authority, provided that such investigation or proceeding concluded either (a) without the filing of an indictment against him and without the imposition of any financial liability in lieu of criminal proceedings, or (B) without the filing of an indictment against him but with the imposition of a financial liability in lieu of criminal proceedings but relates to a criminal offense that does not require proof of criminal intent; and

            25.3.3    Reasonable litigation expenses, including legal fees paid by an officer or which he was required to pay by a court, in a proceeding filed against him by the Company or on its behalf or by another person, or in criminal charges from which he was acquitted, or in criminal charges in which he was convicted of an offense which does not require proof of mens rea.

          25.4    The Company may give an undertaking in advance to indemnify an officer in respect of a liability or expense as specified in Article 25.3 above, provided that in respect of the circumstances set forth in Article 25.3.1 above the undertaking is limited to types of events which, in the opinion of the Board of Directors, are foreseeable in light of the Company's actual operations at the time of giving the undertaking for indemnity, and to such amount or criteria as the Board of Directors shall determine to be reasonable given the circumstances of the matter, and that such types of events and such amounts or criteria are set froth in the undertaking to indemnify, and provided that the total amount of the indemnity shall not exceed 25% of the shareholders' equity of the Company at the time of the indemnity, according to the last financial statements, as of the date of making the actual payment of the indemnity.

          25.5    The Company may also indemnify an officer of the Company retroactively.

          25.6    Subject to the provisions of the Companies Law, the Company may also indemnify any person, including an officer of the Company, who is serving or has served on its behalf or at its request as a director of another company in which the Company holds shares, directly or indirectly, or in which the Company has any interest (hereinafter: "Director of Another Company") in respect of any liability or expense as specified in Article 25.3 above which shall be imposed on him following an act which he carried out in his capacity as a Director of Another Company, by means of retroactive indemnity or by means of giving an undertaking to indemnify such person in accordance with the provisions of Article 25.4 above.

          25.7    Sections 25.1 to 25.6 shall not apply in respect of any of the following events—

            25.7.1    Breach of fiduciary duty, except for indemnification and insurance in respect of a breach of fiduciary duty in the manner stated in Article 25.2.2 above.

            25.7.2    Breach of the duty of care performed deliberately or recklessly, except for a breach performed in negligence only.

            25.7.3    An action committed with the intention of making personal gain, unlawfully.

            25.7.4    A penalty or fine imposed on an officer.

          25.8    Resolutions with respect to giving an exemption, insurance, indemnity or giving an undertaking for indemnity to a director and/or an officer who is not a director shall be passed subject to any law.

          25.9    A resolution to approve an exemption, insurance or indemnity in the Articles of the Company and the alteration thereof shall be passed with such majority as specified in section 262(b) of the Companies Law or any other section as shall replace same."

        The board of directors of Lipman recommends that you vote FOR the amendment of Lipman's Articles of Association.

  Amendment of Indemnification Agreements

        In light of the March 2005 amendment to the Israeli Companies Law, 1999 described above, Lipman's audit committee and board of directors approved an amendment to the indemnification agreements entered between Lipman and its directors which reflect the proposed amendments to the Articles of Association, as described above, and specifically include the merger with VeriFone as one of the identifiable events under such indemnification agreements.

        The board of directors of Lipman recommends that you vote FOR the amendment to the indemnification agreements.

Method of Voting; Record Date; Stock Entitled to Vote; Quorum

        Lipman shareholders are being asked to vote both shares held directly in their name as shareholders of record and any shares they hold in "street name" as beneficial owners. Shares held in street name are shares held in a stock brokerage account or shares held by a bank or other nominee.

        The method of voting differs for shares held as a record holder and shares held in street name. Record holders will receive proxy cards. Holders of shares in street name will receive voting instruction cards in order to instruct their brokers or nominees how to vote.

        Proxy cards and voting instruction cards are being solicited on behalf of the board of directors of Lipman from Lipman shareholders in favor of the proposal to approve and adopt the merger agreement and approve the merger and in favor of approving the amendment to the articles of association and the amendment to the indemnification agreements.

        Alternatively, pursuant to Israeli law, shareholders are entitled to vote by way of written ballot, without attending the special meeting in person or appointing a proxy, provided that the written ballot is deposited at Lipman's registered office at least 72 hours prior to the special meeting and subject further to the authorization of share ownership as of the record date and proof of identification, as set forth by law. Shareholders of record that reside in Israel will receive from Lipman the form of written ballot. Holders of shares in street name through a member of the Tel Aviv Stock Exchange will receive a link to a website containing the written ballot or, if so request, will receive the form of written ballot from the member of the Tel Aviv Stock Exchange. The form of written ballot, which is written in the Hebrew language, is also available on the website of the Israeli Securities Authorities at http://www.magna.isa.gov.il, on the website of the Tel-Aviv Stock Exchange Ltd. at http://maya.tase.co.il, or directly from the corporate secretary of Lipman.

        Shareholders may receive more than one set of voting materials, including multiple copies of this proxy statement/prospectus and multiple proxy cards or voting instruction cards. For example, shareholders who hold shares in more than one brokerage account will receive a separate voting instruction card for each brokerage account in which shares are held. Shareholders of record whose shares are registered in more than one name will receive more than one proxy card. Lipman shareholders should complete, sign, date and return each proxy card and voting instruction card they receive. However, any shareholder who chooses to vote any shares by way of written ballot under Israeli law should not vote the same shares via proxy or voting instruction card.

        Only shareholders of record of Lipman at the close of business on                        , 2006, the record date for the special meeting of shareholders, are entitled to receive notice of, and have the right to vote at, the special meeting of shareholders. On the record date, approximately                        shares of Lipman ordinary shares were issued and outstanding. Shareholders of record of Lipman on the record date are entitled to one vote per share of Lipman ordinary shares on the proposal to approve and adopt the merger agreement and approve the merger and on the proposals to approve the amendment to the articles of association and the amendment to the indemnification agreements.

        A quorum of shareholders is necessary to have a valid meeting of Lipman shareholders. The presence of at least two shareholders who have at least one-third (33 1/3%) of the voting rights of Lipman on the record date must be present in person (including by way of written ballot in accordance with Israeli law) or by proxy at the special meeting of shareholders in order for a quorum to be established, provided that letter of appointment of the proxy shall be deposited at the Lipman's registered office at least 48 hours prior to the special general meeting and subject further to the provision and authorization of such holdings as of the record date, as set forth by law.

        Abstentions and broker "non-votes" count as present for establishing a quorum. A broker "non-vote" occurs on an item when a broker is not permitted to vote on that item without instructions from the beneficial owner of the shares and no instructions are given. Shares held by Lipman in its treasury do not count toward establishing a quorum.

Adjournment and Postponement

        Lipman shareholders may be asked to vote upon a proposal to adjourn or postpone the Lipman special meeting.

Required Vote

        Approval and adoption of the merger agreement and approval of the merger will require the affirmative vote of the holders of 75% of the Lipman ordinary shares present and voting (not including abstentions) at the Lipman special meeting. A proxy card of a record shareholder that is signed and returned that does not indicate a vote "for" or "against" a proposal will be counted as a vote "for" that proposal.

        Approval of the second proposal at the Lipman special meeting, relating to the amendment of Lipman's Articles of Association and the third proposal to the extent relating to the amendment of the indemnification agreements of Meir Shamir, Ishay Davidi and Mordechai Gorfung, must be approved by holders of a majority of Lipman ordinary shares present or represented and voting at Lipman special meeting, subject to one of the following conditions: (i) the majority vote (not including abstentions) at Lipman special meeting must include at least one-third (33 1/3%) of the votes of shareholders who have no personal interest in the proposals, participating at the meeting; or (ii) the total number of objecting votes of such shareholders mentioned in subsection (i) above does not exceed one percent (1%) of the total voting rights in Lipman. The third proposal at the Lipman special meeting, relating to the amendment of the indemnification agreements relating to all other directors of Lipman, must be approved by holders of a majority of Lipman ordinary shares present or represented and voting at Lipman special meeting.

        A broker or nominee who holds shares for customers, who are the beneficial owners of those shares, are prohibited from giving a proxy to vote those customers' shares with respect to the proposals to be voted on at the special meeting of shareholders without instructions from the customer. Shares held by a broker or nominee that are not voted because the customer has not provided instructions to the broker or nominee are not considered to be votes "for" or "against" the merger or any other proposal and will have no effect on the result of the vote on any Lipman proposal.

Share Ownership of Lipman Directors and Executive Officers

        At the close of business on the record date for the special meeting of shareholders, directors and executive officers of Lipman and their affiliates beneficially owned and were entitled to vote 17.0% of Lipman ordinary shares outstanding on that date.

How to Vote

  Submitting Proxies, Voting Instructions or Written Ballots

        Lipman shareholders of record may vote their shares by attending the special meeting of shareholders and voting their shares in person at the special meeting of shareholders, by completing their proxy cards and signing, dating and mailing them in the enclosed self-addressed envelopes or by executing a form of written ballot and mailing it to Lipman in accordance with Israeli law. If a proxy card is signed by a shareholder of record of Lipman and returned without voting instructions, the shares represented by the proxy will be voted FOR the proposal to approve and adopt the merger agreement and approve the merger, and in the discretion of                and                , as the proxy holders, on any other business that may properly come before the Lipman special meeting of shareholders or any adjournment or postponement of the Lipman special meeting.

        Lipman shareholders whose shares are held in the name of a broker or nominee must either direct the record holder of their shares as to how to vote their shares of Lipman ordinary shares or obtain a proxy from the record holder to vote at the special meeting of shareholders. Beneficial holders of Lipman ordinary shares should check the voting instruction cards used by their brokers or nominees to see if they may vote by using the telephone or the Internet.

  Revoking Proxies or Voting Instructions

        Lipman shareholders of record may revoke their proxies at any time prior to the time their proxies are voted at the special meeting of shareholders. Proxies may be revoked by written notice to the corporate secretary of Lipman, by a later-dated proxy signed and returned by mail, or by attending the special meeting of shareholders and voting in person.

        Lipman shareholders whose shares are held in the name of a broker or nominee may change their votes by submitting new voting instructions to their brokers or nominees. Those Lipman shareholders may not vote their shares in person at the special meeting of shareholders unless they obtain a signed proxy from the record holder giving them the right to vote those shares.

  Revoking a Written Ballot

        Lipman shareholders can revoke their votes indicated in a written ballot sent to Lipman by contacting Lipman corporate secretary, and after producing evidence reasonably satisfactory to Lipman's corporate secretary of their identity, request to revoke their written ballot, provided they do so at least 24 hours prior to the time set for Lipman special meeting, and in such an event they shall be entitled to vote at Lipman special meeting only by attending in person.

  Solicitation of Proxies

        In addition to solicitation by mail, directors, officers and employees of Lipman may solicit proxies for the special meeting from Lipman shareholders personally or by telephone, facsimile and other electronic means without compensation other than reimbursement for their actual expenses.

        The expenses incurred in connection with the filing, printing and mailing of this document will be shared equally by both VeriFone and Lipman. Lipman has also made arrangements with Innisfree M&A Incorporated to assist Lipman in soliciting proxies for the special meeting and has agreed to pay Innisfree M&A Incorporated a $20,000 fee, plus other expenses, for these services. Arrangements also will be made with brokerage firms and other custodians, nominees and fiduciaries for the forwarding of solicitation material to the beneficial owners of Lipman ordinary shares held of record by those persons, and Lipman will, if requested, reimburse the record holders for their reasonable out-of-pocket expenses in so doing.

        Please do not send in any Lipman share certificates with your proxy cards, voting instruction cards or written ballots.

  Election of Merger Consideration

        To elect the cash consideration, the stock consideration or the mixed consideration in exchange for their Lipman ordinary shares, Lipman shareholders must send their Lipman share certificates, or an appropriate guarantee of delivery, and their completed election form indicating their election of the cash consideration, the stock consideration or the mixed consideration in the separate envelope specifically provided for the election form and share certificate for the merger. The exchange agent will send to Lipman shareholders that have not submitted their share certificates together with an election form transmittal forms with instructions for the surrender of certificates representing shares of Lipman ordinary shares to former Lipman shareholders shortly after the merger is completed. To be effective, the election form must be received by the exchange agent no later than                , 2006.

To Attend the Lipman Special Meeting

        Only Lipman shareholders, including joint holders, who hold shares of record as of the close of business on                        , 2006 and other persons holding valid proxies for the special meeting of shareholders are entitled to attend the special meeting of shareholders. All shareholders and their proxies should be prepared to present photo identification. In addition, if you are a record holder, your name is subject to verification against the list of record holders on the record date prior to being admitted to the meeting. Lipman shareholders who are not record holders but hold shares through a broker or nominee (i.e., in "street name") should be prepared to provide proof of beneficial ownership on the record date, such as a recent account statement prior to                        , 2006, or similar evidence of ownership. If you do not provide photo identification or comply with the other procedures outlined above upon request, you will not be admitted to the special meeting of shareholders.

Contact for Questions and Assistance in Voting

        Any Lipman shareholder who has a question about the merger or how to vote or revoke a proxy should contact:

Lipman Electronic Engineering Ltd.
11 Ha'amal Street, Park Afek
Rosh Ha'ayin 48092 Israel
Attention: Investor Relations
Telephone: +972 (3) 902-9730

        Any Lipman shareholder who needs additional copies of this proxy statement/prospectus or voting materials should contact                        as described above or send an e-mail to                        .

        Any Lipman shareholder who has a question about the merger or how to vote or revoke a proxy or who needs additional copies of this proxy statement/prospectus or voting should contact the proxy solicitor for the merger, at the following address and telephone numbers:

Innisfree M&A Incorporated
501 Madison Avenue, 20th Floor
New York, NY 10022
(888) 750-5834 (from the U.S. and Canada)
or
00800 7710 9970 (from Europe)
or
00800 4664 7000 (from Israel)

Banks and Brokers Call Collect:
(212) 750-5833 (New York)
or
+44 20 7710 9972 (London)

Other Matters

        Lipman is not aware of any other business to be acted upon at the special meeting. If, however, other matters are properly brought before the special meeting or any adjournment or postponement of the special meeting, the persons named as proxy holders,                         and                         , will each have discretion to act on those matters, or to adjourn or postpone the special meeting.

The Companies

VeriFone

        VeriFone is a leading global provider of technology that enables secure electronic payment transactions and value-added services at the point of sale. Since 1981, VeriFone has designed and marketed system solutions that facilitate the long-term shift toward electronic payment transactions and away from cash and checks. VeriFone has one of the leading electronic payment solutions brands and are one of the largest providers of electronic payment systems worldwide. VeriFone's net revenues grew by 24.4% and 15.0%, respectively, in the years ended October 31, 2005 and 2004, reaching $485.4 million in the year ended October 31, 2005. VeriFone's principal executive offices are located at 2099 Gateway Place, Suite 600, San Jose, California 95110, and its telephone number is (408) 232-7800.

        Additional information concerning VeriFone is included in VeriFone's reports filed under the Exchange Act that are incorporated by reference into this proxy statement/prospectus. See "Where You Can Find More Information" on page 145.

Lipman

        Lipman is a leading worldwide provider of electronic transaction systems and solutions for the payment industry. Lipman's systems and solutions are used mainly for processing debit and credit electronic payments and are also used for other electronic transactions such as prepaid cell-phone airtime, ATM, cash withdrawal, lottery ticket purchase, loyalty programs, gift cards and transportation ticketing. Lipman's products include landline and wireless POS terminals, PIN pads, electronic cash registers and self-service systems that include ATMs. In addition, Lipman provides a range of software solutions for a variety of retail applications and other terminal and transaction-related applications such as prepaid systems and terminal fleet management. Lipman's electronic transaction systems are generally sold or leased under its NURIT brand name, as well as under the Dione brand. Lipman's systems are designed to be reliable, easy to use, cost-efficient and to provide its customers with a low total cost of ownership and additional revenue generating opportunities. Lipman has established itself as a technology leader in the electronic payment industry by developing and integrating advanced technologies and security features and applications into its products. In addition, Lipman is continuously developing new revenue sources through penetration into vertical markets, such as prepaid cellular air time and service of its terminals. Lipman's principal executive offices are located at 11 Ha'amal Street, Park Afek, Rosh Ha'ayin 48092 Israel and its telephone number is +972 (3) 902-9730.

        Additional information concerning Lipman is included in Lipman's reports filed under the Exchange Act that are incorporated by reference into this proxy statement/prospectus. See "Where You Can Find More Information" on page 145.

The Merger

General

        The following section summarizes the material terms of the merger agreement, a copy of which is included in this proxy statement/prospectus as Annex A and is incorporated herein by reference. We urge you to read the merger agreement in its entirety for a more complete description of the terms and conditions upon which the merger is to be effected.

        If the merger agreement is approved and adopted by the holders of 75% of the Lipman ordinary shares present and voting (not including abstentions) at the Lipman special meeting and a majority of the outstanding shares of VeriFone common stock entitled to vote at the VeriFone special meeting approve the issuance of the shares of VeriFone common stock to be issued to Lipman shareholders in the merger, and the other conditions to closing are satisfied or waived, Lion Acquisitions Ltd., a wholly-owned subsidiary of VeriFone, will be merged with and into Lipman. Lipman will be the surviving corporation and will become a wholly-owned subsidiary of VeriFone.

Merger Consideration

        At the effective time and as a result of the merger, Lipman shareholders will receive, for each ordinary share, par value NIS 1.00 per share, of Lipman issued and outstanding immediately prior to the effective time of the merger (i) one-half (0.50) share of VeriFone common stock, and (ii) $14.304 in cash, as reduced by the per share amount of the special cash dividend to be paid to Lipman shareholders prior to the closing of the acquisition. Alternatively, Lipman shareholders may elect to receive for each Lipman share either $29.07 in cash, as reduced by the per share amount of the special cash dividend or 0.9844 shares of VeriFone common stock, as reduced by the per share value of the special cash dividend.

        Pursuant to the merger agreement, the special cash dividend is equal to the maximum amount of cash reserves of Lipman that may be distributed by Lipman in the form of a dividend pursuant to applicable law and without a tax being imposed on, or payable by, Lipman, provided, however, that, pursuant to the merger agreement, the aggregate dividend will not be less than $23 million. The amount of the special cash dividend is currently estimated at $40 million in the aggregate, or approximately $1.50 per Lipman ordinary share. The amount of the special cash dividend may be increased to the extent that Lipman is able to distribute additional cash to its shareholders without a corporate tax being imposed on Lipman.

        Pursuant to the merger agreement, the number of shares of VeriFone common stock that will be issued for each Lipman ordinary share as stock consideration will be equal to (i) $29.07 minus the per share amount of the special cash dividend, divided by (ii) $29.53. To illustrate the adjustment for the stock election, if the special cash dividend is $1.50 per Lipman ordinary share, the ratio applicable to the stock consideration will be reduced to ($29.07-$1.50)/$29.53, or 0.9336 shares of VeriFone common stock per Lipman ordinary share.

        The total merger consideration is subject to proration so that VeriFone will (i) issue a number of shares of VeriFone common stock equal to the product of (x) 0.50 multiplied by (y) the number of Lipman ordinary shares issued and outstanding on the closing date and (ii) pay an amount in cash equal to the product of (x) $14.304 multiplied by (y) the number of Lipman ordinary shares issued and outstanding on the closing date, as reduced by the aggregate amount of the special cash dividend. VeriFone currently estimates that the total consideration to be paid by VeriFone will consist of approximately 13.3 million shares and approximately $382 million in cash, less the aggregate amount of the special cash dividend.

        Regardless of their election, Lipman shareholders will not receive fractional shares of VeriFone common stock. Instead, Lipman shareholders will receive a cash payment, without interest, for any fractional share of VeriFone common stock they might otherwise have been entitled to receive, which payment will represent the proportionate interest in the net proceeds from the sale by the exchange agent of the per share fractional shares of VeriFone common stock.

Schedule of Important Dates

        The following schedule shows important dates and events in connection with the special meetings.

Dates	Events
, 2006	Record date for VeriFone special meeting
, 2006	VeriFone special meeting
, 2006	Record date for Lipman special meeting
, 2006	Lipman special meeting

        The merger is expected to close by VeriFone's fiscal year-end 2006, which is October 31, 2006. The merger may not close until completion of the mandatory waiting period under Israeli law of thirty days after the date of the Lipman shareholders meeting. We cannot predict the exact timing because the merger is subject to governmental and regulatory approvals and other conditions.

Background of the Merger

        VeriFone and Lipman have been familiar with each other's businesses for several years. There were intermittent informal contacts between representatives of VeriFone and Lipman at various times prior to VeriFone's initial public offering in April 2005. During this period, however, there were no substantive contacts regarding a possible business combination or strategic transaction.

        On May 10, 2005, Douglas Bergeron, the Chief Executive Officer of VeriFone, contacted Isaac Angel, the Chief Executive Officer of Lipman, and suggested a meeting to discuss whether a future business combination or strategic transaction would be feasible.

        To facilitate discussions, VeriFone and Lipman entered into a confidentiality agreement on June 1, 2005.

        On June 7, 2005, Mr. Angel and Mike Lilo, the Chief Financial Officer of Lipman, met with Mr. Bergeron and Barry Zwarenstein, the Chief Financial Officer of VeriFone, in New York and discussed the possibility of a business combination between the two companies. VeriFone did not pursue these discussions further because it believed based on the trading price of its common stock at the time shortly following its initial public offering, that a transaction would not be possible at that time on a basis that provided appropriate value to VeriFone stockholders.

        On September 28, 2005, Lipman announced that it was lowering its full year 2005 guidance with respect to revenues and diluted net income per share as a result of substantially weaker than expected performance of its Dione subsidiary which had been acquired in October 2004. The closing price for a Lipman ordinary share was $26.19 on September 27, 2005 and $20.48 on September 28, 2005.

        On December 4, 2005, Mr. Bergeron contacted Mr. Angel to inquire whether Lipman was interested in renewing discussions with VeriFone. On December 7, 2005, Messrs. Angel, Lilo, Bergeron and Zwarenstein participated in a conference call and agreed to renew discussions.

        On December 9, 2005, there was a telephonic meeting attended by Messrs. Angel, Lilo, Bergeron and Zwarenstein, who were joined by representatives of Lipman's financial advisor, Merrill Lynch & Co., Inc., and of Lipman's U.S. counsel, Fulbright & Jaworski L.L.P., and representatives of VeriFone's financial advisor, Lehman Brothers Inc., and of VeriFone's U.S. counsel, Sullivan & Cromwell LLP, during which the parties discussed the possibility of a transaction and the process and timing related to a transaction in the event that agreement could be reached on fundamental business terms. The parties agreed that Lehman Brothers and Merrill Lynch would meet in the following week to share observations on possible terms of a potential business combination. Later that day Sullivan & Cromwell provided to Fulbright & Jaworski a draft exclusivity letter proposed to be entered into between VeriFone and Lipman.

        Representatives of Merrill Lynch and Lehman Brothers met on behalf of Lipman and VeriFone on December 14, 2005 to discuss proposed terms of a business combination, but Lipman and VeriFone did not reach any resolution as to the terms of any potential business combination as a result of this meeting, nor did Lipman agree to execute the proposed exclusivity letter.

        On February 13, 2006, Mr. Bergeron sent Mr. Angel an e-mail offering to meet during the week of March 6, 2006, and Messrs. Bergeron and Angel met in New York City on March 7, 2006 and agreed to renew discussions. At this meeting, Mr. Angel indicated that it would be appropriate for Mr. Bergeron to meet with Meir Shamir, a member of Lipman's board of directors, and chairman of Mivtach Shamir Holdings Ltd., Lipman's largest shareholder.

        On March 14, 2006, VeriFone presented to Lipman a non-binding proposal outlining preliminary terms for a potential business combination between the companies.

        On March 17, 2006, Sullivan & Cromwell delivered a legal due diligence request to Fulbright & Jaworski.

        On March 18, 2006, Mr. Bergeron met in Hong Kong with Mr. Shamir and discussed the potential economic terms of a proposed business combination as well as Mr. Shamir's support for a transaction as a director as well as a representative of a key Lipman shareholder.

        This meeting was followed by a teleconference on March 21, 2006, between Messrs. Shamir and Bergeron in which the parameters for the proposed business combination were further discussed.

        On March 22, 2006, a news report appeared in Globes, an Israeli financial publication, stating that VeriFone and Lipman were in discussions regarding a proposed transaction that was expected to value Lipman at between $800 and $900 million. Lipman declined to comment on the article. The closing price for a Lipman ordinary share on March 21, 2006 was $25.25. The closing price for a Lipman ordinary share on March 22, 2006 was $27.24.

        On March 22, 2006, the VeriFone board of directors at its regular quarterly meeting received initial reports from Messrs. Bergeron and Zwarenstein as well as representatives of Lehman Brothers and Sullivan & Cromwell, as to the potential transaction.

        On March 23, 2006, the parties signed an exclusivity letter providing for an exclusivity period to April 15, 2006.

        The parties commenced a due diligence process on March 24, 2006 when Lipman's electronic data room became accessible to representatives of VeriFone. Between March 24, 2006 and April 10, 2006, the date of the signing of the merger agreement, representatives of VeriFone and its financial advisors and legal counsel conducted financial, legal and business due diligence on Lipman, and representatives of Lipman and its financial advisors and legal counsel conducted due diligence on VeriFone. On March 26, 2006, a telephone conference to discuss deal structure, tax and other transaction issues was held between representatives of Merrill Lynch, Lehman Brothers, Fulbright & Jaworski, Sullivan & Cromwell, Herzog, Fox, and Neeman, Israeli legal counsel to VeriFone, and Goldfarb, Levy, Eran, Meiri & Co., Israeli legal counsel to Lipman. On the same date, representatives of Sullivan & Cromwell delivered the initial draft of the merger agreement to representatives of Fulbright & Jaworski and Goldfarb, Levy, Eran, Meiri & Co.

        From March 27, 2006 to March 30, 2006, officers of Lipman and VeriFone, along with representatives of their respective counsel and financial advisors, as well as Lipman's auditor, met in New York to conduct due diligence and discuss the terms of the transaction.

        On March 29, 2006, representatives of Sullivan & Cromwell delivered drafts of the investment and voting agreements contemplated by the merger agreement to be entered into by specified officers of Lipman and Mivtach Shamir and Mez-Op Holdings Ltd., another of Lipman's major shareholders.

        On March 30, 2006, representatives of Fulbright & Jaworski delivered comments to the draft merger agreement previously delivered on March 26, 2006 to representatives of Sullivan & Cromwell.

        Representatives of VeriFone and its financial and legal advisors continued due diligence at Lipman's facilities in Rosh Ha'ayin, Israel from April 2, 2006 to April 3, 2006.

        On April 3, 2006, representatives of Sullivan & Cromwell delivered a revised draft of the merger agreement, and on the same date, Lipman's board of directors convened a telephonic meeting to discuss the proposed transaction and receive an update from representatives of Merrill Lynch with respect to the transaction. A representative of Shnitzer, Gotlieb, Sharon & Co., Israeli counsel to Lipman, and representatives of Lipman's other counsel from both the U.S. and Israel also participated in the telephonic meeting. The board of directors of Lipman adopted a resolution to continue negotiations at said meeting.

        During the week of April 3, 2006, representatives of Lipman and VeriFone continued to negotiate the terms of the merger agreement, voting agreement and investment agreements and the structure of the transaction.

        On April 5, 2006, representatives of Fulbright & Jaworski delivered comments to the revised draft of the merger agreement previously delivered on April 3, 2006.

        Officers of VeriFone and its representatives, including from Sullivan & Cromwell and Lehman Brothers, met with Mr. Angel, together with representatives from Fulbright & Jaworski and representatives of Merrill Lynch, at VeriFone's offices in San Jose from April 5, 2006 to April 7, 2006 for due diligence and continued negotiation of the transaction.

        On April 6, 2006, Lipman's board of directors convened a telephonic meeting to discuss the proposed transaction and open issues and received an update from representatives of Merrill Lynch. Representatives of Lipman's counsel from the U.S. and Israel also participated in the telephonic meeting.

        On April 6, 2006, the VeriFone board of directors convened a special telephonic meeting to discuss the proposed transaction and open issues and received an update from representatives of Lehman Brothers and Sullivan & Cromwell.

        On April 7, 2006, representatives of Sullivan & Cromwell delivered a further revised draft of the merger agreement.

        Representatives of Lipman and VeriFone in the U.S. and Israel continued to negotiate the open issues with respect to the merger agreement, voting agreements and investment agreements and exchanged comments to the drafts of those agreements throughout the weekend of April 8, 2006 to April 10, 2006.

        On April 8, 2006, Lipman's board of directors convened telephonic and in person meetings to discuss the transaction and receive updates from Fulbright & Jaworski and representatives of Merrill Lynch as to the progress with respect to the discussions with VeriFone.

        On April 8, 2006, the VeriFone board of directors convened a special telephonic meeting to consider the proposed business combination with Lipman and the terms and conditions of the merger agreement. A representative of Lehman Brothers and a representative of Sullivan & Cromwell attended the meetings. The Lehman Brothers representative discussed Lehman Brothers' financial analyses of the merger, and responded to various questions raised by members of VeriFone's board of directors regarding such financial analyses. The VeriFone board of directors reviewed a draft of the merger agreement and related documents. A representative from Sullivan & Cromwell responded to questions regarding these documents from the VeriFone board of directors and advised the board of directors regarding their fiduciary duties. After considering the terms of the proposed transaction, the VeriFone board of directors approved the merger agreement, the merger and the other transactions contemplated by the merger agreement.

        On April 9, 2006, Lipman's board of directors held a special telephonic meeting to discuss proposed changes to the terms of the transaction and receive updates from its U.S. and Israeli legal counsel and representatives of Merrill Lynch as to the progress with respect to the discussions with VeriFone.

        On April 9, 2006, representatives of Sullivan & Cromwell delivered drafts of the investment and voting agreements to be entered into by Mr. Bergeron and GTCR to representatives of Fulbright & Jaworski and Goldfarb, Levy, Eran, Meiri & Co.

        On April 10, 2006, the Lipman board of directors held a special telephonic meeting with respect to the merger with VeriFone and the terms and conditions of the merger agreement. Representatives of Merrill Lynch, Fulbright & Jaworski, Goldfarb, Levy, Eran, Meiri & Co. and Shnitzer, Gotlieb, Sharon & Co. attended the meeting of the board of directors. Representatives from Merrill Lynch made a presentation and delivered its oral fairness opinion to the board of directors, later confirmed in writing, that, as of April 10, 2006, based upon the assumptions made, matters considered and limits of such review, as set forth in its opinion, the merger consideration, including the special cash dividend to be paid by Lipman, to be received by the holders of Lipman ordinary shares was fair from a financial point of view to such holders. The Lipman board of directors asked clarification questions of representatives of Merrill Lynch, Fulbright & Jaworski and Goldfarb, Levy, Eran, Meiri & Co. and the representatives responded to such questions. The board of directors considered the terms and conditions of the merger agreement, the merger and the other transactions contemplated by the merger agreement and the proposed amendment to the indemnification agreements between Lipman and its officers and directors. After discussing the terms of the proposed transactions, including the personal interests of certain of Lipman's officers in the proposed transactions the board of directors approved the merger agreement, the merger and the other transactions contemplated by the merger agreement and the proposed amendment to the indemnification agreements entered between Lipman and its officers and directors and recommended that these matters be submitted to Lipman's shareholders for approval at the special meeting.

        That same day prior to the foregoing approval of the board of directors of Lipman, as required pursuant to Israeli law, inter alia, since certain of Lipman's officers have, or may be deemed to have, a personal interest in the proposed transactions, the audit committee of Lipman's board of directors approved the transactions and the proposed amendment to the indemnification agreements between Lipman and its officers and directors.

        During the early morning, New York City time, on April 10, 2006, representatives of Lipman and VeriFone executed the merger agreement on substantially the same terms as presented to each party's board of directors, and the relevant parties executed the voting and investment agreements and employment term sheets contemplated by the merger agreement. Lipman and VeriFone issued a joint press release announcing the execution of the merger agreement.

Lipman's Reasons for the Merger; Recommendation of the Lipman Board of Directors

  Lipman's Reasons for the Merger

        On April 10, 2006, the Lipman board of directors (i) unanimously approved and adopted the merger agreement and the transactions contemplated by, the merger agreement, including the merger and (ii) made all other affirmative determinations required to be made by it in connection with the merger agreement and the merger under the Israeli Companies Law. The board of directors of Lipman unanimously recommend that the Lipman shareholders vote FOR the approval of the merger agreement, the merger and the other transactions contemplated by the merger agreement.

        In reaching its decision to approve and adopt the merger agreement and to recommend that the Lipman shareholders vote for the approval of the merger agreement, the Lipman board of directors consulted with Lipman's management and its financial and legal advisors and considered a variety of factors, including the following material factors:

  •
  The historical and current information concerning Lipman and VeriFone's business and the risks to and prospects of Lipman remaining as an independent company;

  •
  The merger consideration per share proposed by VeriFone, valued at $29.07 as of April 7, 2006, represented a premium of approximately 15.1% over $25.25, the closing price per Lipman ordinary share as reported on the Nasdaq National Market on March 21, 2006, the last day of trading prior to the Globes press report described above. The merger consideration per share also represented a premium to Lipman's trading average for the following periods prior to March 21, 2006:

  •
  30-day average—premium of 14.7%;

  •
  90-day average—premium of 15.4%; and

  •
  six month average—premium of 21.7%.

  •
  The opinion of Lipman's financial advisor, Merrill Lynch, that as of April 10, 2006, and based upon the assumptions made, matters considered and limits of such review, as set forth in its opinion, the merger consideration to be received by the holders of Lipman shares was fair from a financial point of view to such holders, as more fully described under the heading "—Opinion of Lipman's Financial Advisor" below.

  •
  The ability of Lipman shareholders to elect to receive the stock consideration or the mixed consideration represents the potential for Lipman shareholders to receive consideration per share with a value in excess of $29.07. Since Lipman's initial public offering in the United States on January 29, 2004, Lipman ordinary shares have traded between $19.15 and $33.65 per share on the Nasdaq National Market.

  •
  Considering the financial position of Lipman and VeriFone, no reasonable concern exists that Lipman, as the surviving corporation in the merger and wholly-owned subsidiary of VeriFone, will be unable to fulfill the obligations of Lipman to its creditors.

        In connection with the approval of the merger agreement, the merger and the other transactions contemplated by the merger agreement and the recommendation to the Lipman shareholders, the board of directors of Lipman also considered, among others, the following factors:

  •
  The terms and conditions of the merger agreement and related agreements, including the tax impact, and willingness of Lipman's directors, each in his or her capacity as a shareholder, officers and certain affiliated shareholders to commit to vote in favor of the proposed merger.

  •
  The inclusion of the special cash dividend as part of the merger consideration.

  •
  The review of, and discussions with, Lipman's senior management, financial and legal advisors and accountants, regarding certain business, financial, legal and accounting aspects of the proposed merger and the results of business due diligence reviews.

  •
  The ability to leverage VeriFone's global distribution channels, proven brand recognition and existing customer, partner and strategic relationships to deploy Lipman's advanced wireless portfolio and accelerate Lipman's market penetration in complementary markets.

  •
  The complementary product strengths, distribution channels and geographic market coverage of Lipman and VeriFone.

  •
  The ability to benefit from VeriFone's greater corporate resources and increase competitiveness through synergies and internal economies of scale, including:

  •
  Purchasing, sales and marketing, general and administrative functions.

  •
  Reducing duplicative employee functions, facilities and public company costs;

  •
  Potential tax benefits and cost advantages in Israel; and

  •
  Flexible hybrid manufacturing capabilities, both in-house and outsourced.

  •
  The strength and experience of the combined management teams.

  •
  The impact of the proposed merger on Lipman's customers, distributors and employees, including the possibility that the proposed merger might adversely affect relationships between Lipman and certain of its customers and distributors, the risk that key management and technical personnel might leave Lipman and the resulting effect on both the prospects of consummating the proposed merger and the business of Lipman if the proposed merger were not consummated.

  •
  VeriFone's ability to integrate Lipman.

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  The likelihood of the proposed merger being approved by the appropriate regulatory authorities.

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  The absence of inbound inquiries from other interested parties either before or after the article in Globes on March 22, 2006.

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  The ability of Lipman to accept a superior proposal, as defined in the merger agreement, after payment of a termination fee.

  •
  The possibility that certain provisions of the merger agreement, including the non-solicitation and other protective provisions, might have the effect of discouraging other persons potentially interested in acquiring Lipman from pursuing such an opportunity.

        The above discussion of the information and factors considered by the board of directors of Lipman is not intended to be exhaustive. In view of the variety of factors considered and qualitative judgments made with respect to such factors in connection with its evaluation of the proposed merger, the board of directors did not find it practicable to quantify, analyze or assign relative weights to each individual factor to reach its determination. Individual members of Lipman's board may have assigned different relative weights or conclusions to each factor affecting the board's determination.

  Recommendation of Lipman's Board of Directors

        Lipman's board of directors believes that the merger is advisable, and is fair and in the best interests of Lipman and its shareholders and recommends that Lipman's shareholders vote FOR the proposal to approve and adopt the merger agreement and approve the merger.

Opinion of Lipman's Financial Advisor

        Lipman retained Merrill Lynch to act as its financial advisor with respect to the proposed transaction. In connection with that engagement, Lipman requested that Merrill Lynch evaluate the fairness, from a financial point of view, of the consideration to be received by the holders of Lipman shares pursuant to the merger agreement. At the meeting of the Lipman board of directors on April 10, 2006, Merrill Lynch rendered its oral opinion to the Lipman board of directors, which opinion was subsequently confirmed in writing, that as of April 10, 2006, based upon the assumptions made, matters considered and limits of such review, as set forth in its opinion, the merger consideration to be received by the holders of Lipman shares was fair from a financial point of view to such holders.

        The full text of Merrill Lynch's written opinion, which sets forth material information relating to Merrill Lynch's fairness opinion, including the assumptions made, matters considered and qualifications and limitations on the scope of review undertaken by Merrill Lynch, is attached as Annex F and is incorporated into this proxy statement/prospectus by reference in its entirety. In accordance with the Merrill Lynch opinion, the term "merger consideration" when used in connection with that opinion refers to the aggregate of (i) one-half (0.50) share of VeriFone common stock, (ii) $14.304 in cash, as reduced by the per share amount of the special cash dividend to be paid to Lipman's shareholders, and (iii) the per share amount of the special cash dividend to be paid to Lipman's shareholders. This description of Merrill Lynch's opinion is qualified in its entirety by reference to, and should be reviewed together with, the full text of the opinion. You are urged to read the opinion and consider it carefully.

        Merrill Lynch's opinion is addressed to the Lipman board of directors and addresses only the fairness, from a financial point of view, of the merger consideration to be received by holders of Lipman shares as of the date of the opinion. The terms of the proposed transaction, including the merger consideration to be received by holders of Lipman shares, were determined through negotiations between Lipman and VeriFone and were not determined or recommended by Merrill Lynch. Merrill Lynch's opinion does not address the merits of the underlying decision by Lipman to engage in the proposed transaction, nor does it constitute, nor should it be construed as, a recommendation to any shareholder of Lipman or VeriFone as to how to vote on any matter related to the proposed transaction.

        In arriving at its opinion, Merrill Lynch, among other things:

  •
  reviewed certain publicly available business and financial information relating to Lipman and VeriFone that Merrill Lynch deemed to be relevant;

  •
  reviewed certain information, including financial forecasts, relating to the business, earnings, cash flow, assets, liabilities and prospects of Lipman and VeriFone furnished to Merrill Lynch by Lipman and VeriFone, respectively;

  •
  conducted discussions with members of senior management of Lipman and VeriFone concerning the matters described in the preceding two bullet points, as well as their respective businesses and prospects before and after giving effect to the merger;

  •
  reviewed the market prices and valuation multiples for Lipman shares and VeriFone shares, and compared them with those of certain publicly traded companies that Merrill Lynch deemed to be relevant;

  •
  reviewed the results of operations of Lipman and VeriFone;

  •
  compared the proposed financial terms of the merger with the financial terms of certain other transactions that Merrill Lynch deemed to be relevant;

  •
  participated in certain discussions and negotiations among representatives of Lipman and VeriFone and their financial and legal advisors;

  •
  reviewed the potential pro forma impact of the merger;

  •
  reviewed the merger agreement; and

  •
  reviewed such other financial studies and analyses and took into account such other matters as Merrill Lynch deemed necessary, including Merrill Lynch's assessment of general economic, market and monetary conditions.

        In preparing its opinion, Merrill Lynch assumed and relied on the accuracy and completeness of all information supplied or otherwise made available to it, discussed with or reviewed by or for it, or publicly available, and Merrill Lynch did not assume any responsibility for independently verifying such information or undertake an independent evaluation or appraisal of any of the assets or liabilities of Lipman or VeriFone nor was Merrill Lynch furnished with any such evaluation or appraisal, and Merrill Lynch did not evaluate the solvency or fair value of Lipman or VeriFone under any laws relating to bankruptcy, insolvency or similar matters. In addition, Merrill Lynch did not assume any obligation to conduct any physical inspection of the properties or facilities of Lipman or VeriFone. With respect to the financial forecast information furnished to or discussed with Merrill Lynch by Lipman or VeriFone, Merrill Lynch assumed that such financial forecast information was reasonably prepared and reflected the best currently available estimates and judgment of Lipman management and VeriFone management as to the expected future financial performance of Lipman or VeriFone, as the case may be. Merrill Lynch also assumed that the final form of the merger agreement would be substantially similar to the last draft it reviewed. Merrill Lynch expresses no view with respect to the cash election or the stock election, including but not limited to, the decision by a holder of Lipman shares to choose to receive, in lieu of the mixed consideration, the cash election or the stock election, and Merrill Lynch makes no recommendation with respect to that decision. In addition, Merrill Lynch did not give consideration to the tax consequences of the transaction with respect to any holder of Lipman shares, including any tax consequences that may result from any holder receiving any particular mix of consideration.

        Merrill Lynch's opinion was necessarily based upon market, economic and other conditions as they existed and could be evaluated on the date of the opinion, and upon the information made available to Merrill Lynch as of the date of the opinion. Merrill Lynch assumed that in the course of obtaining the necessary regulatory or other consents or approvals (contractual or otherwise) for the merger, no restrictions, including any divestiture requirements or amendments or modifications, will be imposed that will have a material adverse effect on the contemplated benefits of the merger.

        Merrill Lynch has no obligation to update its opinion to take into account events occurring after the date that its opinion was delivered to the Lipman board of directors. Circumstances could develop prior to consummation of the proposed transaction that, if known at the time Merrill Lynch rendered its opinion, would have altered its opinion. In addition, Merrill Lynch was not asked to address, and its opinion does not address, the fairness to, or any other consideration of, the holders of any class of securities, creditors or other constituencies of Lipman, other than the holders of Lipman shares. Merrill Lynch has expressed no opinion as to the prices at which Lipman shares or shares of VeriFone common stock will trade, or the trading volume of Lipman shares or shares of VeriFone common stock on any stock exchange or trading market on which such securities may be listed or admitted to trading, following the announcement or consummation of the proposed transaction. In addition, as described above, Merrill Lynch's fairness opinion was among several factors taken into consideration by the Lipman board of directors in making its determination to approve the merger agreement and the proposed transaction. Consequently, Merrill Lynch's analyses described below should not be viewed as determinative of the decision of the Lipman board of directors to approve the proposed transaction or to recommend the proposed transaction to Lipman shareholders.

        The matters considered by Merrill Lynch in arriving at its opinion are based on numerous macroeconomic, operating and financial assumptions with respect to industry performance, general business and economic conditions, many of which are beyond the control of Lipman or VeriFone, and involve the application of complex methodologies and educated judgment. Any estimates incorporated in the analyses performed by Merrill Lynch are not necessarily indicative of actual past or future results or values, which may be significantly more or less favorable than these estimates. Estimated values do not purport to be appraisals and do not necessarily reflect the prices at which businesses or companies may be sold in the future.

        At the meeting of Lipman's board of directors held on April 10, 2006, Merrill Lynch presented certain financial analyses accompanied by delivery of its written materials in connection with the delivery of its oral opinion at that meeting and its subsequent written opinion. The following is a summary of the material financial analyses performed by Merrill Lynch in arriving at its opinion.

  Merrill Lynch's Financial Analyses

        In accordance with customary investment banking practice, Merrill Lynch employed commonly used valuation methods in connection with the delivery of its opinion. The following is a description of the material financial analyses performed by Merrill Lynch in connection with its opinion.

  Merger Consideration to be Received by Holders of Lipman Shares

        Merrill Lynch reviewed the terms of the merger agreement. Merrill Lynch noted that the merger consideration to be received by Lipman shareholders consisting of 0.5 of a share of VeriFone common stock for each ordinary share of Lipman and $14.304, which includes the per share amount of the special cash dividend, had an implied offer value of $29.07 per share based upon the closing price of VeriFone's stock on April 7, 2006.

  Lipman Valuation Analyses

        Historical Stock Trading Analysis.    Merrill Lynch reviewed the historical trading performance of Lipman shares as reported by FactSet. FactSet is an online investment research and database service used by many financial institutions. Merrill Lynch observed that the closing low and high trading prices for shares of Lipman over the twenty-four month period ending on April 7, 2006 were $20.00 and $33.38, respectively. Merrill Lynch compared this range of historical share prices to the implied value of the merger consideration to be received by holders of Lipman shares, $29.07 per share.

        Research Analyst Stock Price Targets.    Merrill Lynch reviewed four recent publicly available research analyst reports for Lipman and observed that the range of the research analyst share price targets was $27.00 to $33.00. Discounted back one year at a 13% discount rate, the range was $24.00 to $29.25, rounded to the nearest $0.25. Merrill Lynch compared this range to the implied value of the merger consideration to be received by holders of Lipman shares, $29.07 per share.

        Comparable Public Trading Multiples Analysis.    Merrill Lynch compared selected financial and trading data of Lipman with similar data for ten publicly traded electronic payment processing hardware and point of sale terminal companies which Merrill Lynch judged to be reasonably comparable to Lipman. These companies were:

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  Safran S.A.

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  NCR Corporation

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  Symbol Technologies, Inc.

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  Wincor Nixdorf AG

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  VeriFone Holdings, Inc.

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  Micros Systems, Inc.

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  Ingenico S.A.

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  Radiant Systems, Inc.

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  Hypercom Corporation

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  Par Technology Corporation

        For each of the comparable companies, Merrill Lynch determined various valuation multiples, including the ratio of market capitalization to EBITDA and the ratio of share price to earnings per share, which we refer to as "EPS." Estimated cash EPS was calculated as estimated GAAP EPS excluding amortization of intangible property and excluding stock based compensation expenses. To calculate these trading multiples, Merrill Lynch used EBITDA and EPS projections reported by independent research analyst reports and First Call estimates. The following table summarizes the derived ranges of multiples and the ranges of share prices of Lipman, rounded to the nearest $0.25, implied by such multiples:

	Multiple Range	Implied Share Price of Lipman
CY2006 Estimated EBITDA	10.0x - 13.0x	$23.75 - $29.50
CY2007 Estimated EBITDA	8.5x - 10.5x	$23.75 - $28.00
CY2006 Estimated Cash EPS	17.0x - 23.0x	$25.50 - $34.50

        Merrill Lynch observed that the implied multiples being paid for Lipman were:

  •
  in the range of the comparable public trading multiples for calendar year 2006 based on estimated EBITDA and EPS;

  •
  above the range of the comparable public trading multiples for calendar year 2007 based on estimated EBITDA.

        It should be noted that no company used in the above analysis is identical to Lipman. In evaluating companies identified by Merrill Lynch as comparable to Lipman, Merrill Lynch made judgments and assumptions with regard to industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of Lipman, such as the impact of competition on the business of Lipman and the industry generally, industry growth and the absence of any material change in the financial condition and prospects of Lipman or the industry or in the financial markets in general. A complete analysis involves complex considerations and judgments concerning differences in financial and operating characteristics of the comparable companies and other factors that could affect the public trading values of such comparable companies to which Lipman is being compared; mathematical analysis is not in itself a meaningful method of using selected company data.

        Comparable Transaction Analysis.    Using publicly available research analyst estimates and other publicly available information, Merrill Lynch examined the following transactions in the electronic transaction payment and enterprise electronic equipment industries which Merrill Lynch deemed to be relevant. The precedent transactions that Merrill Lynch considered comparable are:

Acquiror	Target
General Dynamics Corporation	Itronix Corporation
Dover Corporation	Datamax Corporation
Lipman Electronic Engineering Ltd.	Dione Plc
Metavante Corporation	NYCE Corporation
Fiserv, Inc.	EDS' CUIG Business
Symbol Technologies, Inc.	Telxon Corporation
Psion Plc	Teklogix International Inc.
Zebra Technologies Corporation	Comtec Information Systems, Inc.
PSC Inc.	Percon Inc.
Zebra Technologies Corporation	Eltron International, Inc.
Danaher Corporation	Fluke Corporation

        All calculations of multiples paid in the selected transactions were based on public information available at the time of public announcement. Merrill Lynch's analysis did not take into account different market and other conditions during the period in which the selected transactions occurred. The following table summarized the derived ranges of multiples and the ranges of share prices of Lipman, rounded to the nearest $0.25, implied by such multiples:

	Multiple Range	Implied Share Price of Lipman
Last 12-Month Revenue	1.5x - 2.5x	$17.50 - $26.00
Last 12-Month EBITDA	9.0x - 13.0x	$20.25 - $27.25

        Merrill Lynch observed that the implied multiples being paid for Lipman were above the range of multiples paid for selected comparable transactions.

        It should be noted that no transaction utilized in the analysis above is identical to the proposed transaction. A complete analysis involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies involved in these transactions and other factors that could affect the transaction multiples or premiums paid in such comparable transactions to which the proposed transaction is being compared; mathematical analysis (such as determining the mean or the median) is not in itself a meaningful method of using selected transaction data.

        Premiums Paid Analysis.    Merrill Lynch reviewed premiums to stock price paid in recent technology acquisitions, which it judged to be reasonably applicable to the merger.

        Merrill Lynch reviewed the premiums paid in these transactions over the price of the target stock as reported by FactSet at various dates before and on the approximate date on which the public became aware of the possibility of such transactions. On March 22, 2006 an article in the Israeli press referenced a rumored transaction between VeriFone and Lipman. Merrill Lynch treated Lipman's closing share price as of March 21, 2006, the last closing share price prior to the release of the Israeli news article, as the unaffected share price on the last date prior to the date on which the public became aware of the possibility of a transaction between VeriFone and Lipman. The following table summarizes the derived ranges of premiums and the ranges of share prices of Lipman, rounded to the nearest $0.25, implied by such ranges:

	Premium Range	Implied Share Price of Lipman
Unaffected spot premium	10.0% - 35.0%	$27.75 - $34.00
Unaffected 1-month average	15.0% - 35.0%	$29.25 - $34.25

        Merrill Lynch observed that the implied premiums being paid for Lipman were:

  •
  in the range of the spot premiums paid in similar transactions;

  •
  below the range of the premiums to 1-month average price paid in similar transactions.

        Discounted Cash Flow Analysis.    Merrill Lynch performed a discounted cash flow analysis of Lipman, without giving effect to the merger, for the period July 1, 2006 through December 31, 2011. Merrill Lynch calculated ranges of equity values per share for Lipman based upon the sum of the discounted net present value of Lipman's five and a half year stream of projected unlevered free cash flows plus the discounted net present value of the terminal value based on a range of multiples applied to its projected 2012 EBITDA.

        Using discount rates ranging from 11.0% to 15.0% and terminal value multiples of estimated 2012 EBITDA ranging from 8.0x to 10.0x, Merrill Lynch calculated the following range of implied equity values per ordinary share of Lipman, rounded to the nearest $0.25:

	Low	High
Implied equity value per Lipman share	$26.75	$35.50

        Merrill Lynch observed that the $29.07 per share implied value of the merger consideration to be received by holders of Lipman shares was within the range of implied equity values derived by the discounted cash flow analysis.

  Pro Forma Combination Analyses

        Pro Forma EPS Accretion/(Dilution) Analysis.    Merrill Lynch performed a pro forma analysis of the expected financial impact of the proposed transaction on VeriFone's estimated GAAP EPS and cash EPS for the fourth quarter of fiscal year 2006 and for the full fiscal year 2007. The pro forma results were calculated as if the proposed transaction had closed on July 31, 2006 and the EPS estimates were estimated based on publicly available EPS estimates based on independent research analyst estimates. The pro forma EPS estimate was adjusted to reflect U.S. GAAP based on estimates for amortization of intangibles and stock based compensation expense. Both GAAP EPS and cash EPS excluded merger and restructuring-related expenses and synergies.

        This analysis indicated that, based on First Call estimates, the proposed transaction would be dilutive to VeriFone's estimated GAAP EPS in the fourth quarter of fiscal year 2006 and in the full fiscal year 2007 and would be accretive to VeriFone's estimated cash EPS in the fourth quarter of fiscal year 2006 and in the full fiscal year 2007.

  VeriFone Trading Analysis

        In addition to the valuation analysis of Lipman, Merrill Lynch compared selected trading and financial data of VeriFone with similar data for five publicly traded electronic payment processing hardware and point of sale terminal companies which Merrill Lynch judged to be reasonably comparable to VeriFone. These companies were:

  •
  Ingenico S.A.

  •
  Hypercom Corporation

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  Lipman Electronic Engineering

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  Zebra Technologies Corporation

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  Symbol Technologies, Inc.

        For each of the comparable companies, Merrill Lynch determined various trading and financial data, including calendar year 2005 to calendar year 2006 estimated revenue growth, calendar year 2006 estimated gross margins, the ratio of market capitalization to EBITDA, and the ratio of share price to EPS. To calculate these trading multiples and financial data, Merrill Lynch used revenue, gross margin, EBITDA and EPS projections reported by independent research analyst reports. The following table summarizes the derived ranges of trading and financial data:

Range
CY2006 Revenue Growth	4.4% - 30.5%
CY2006 Gross Margins	31.0% - 44.9%
Market Capitalization / CY2006 Estimated EBITDA	11.4x - 18.3x
Share Price / CY2006 Estimated P/E	19.4x - 35.4x

        Merrill Lynch observed that the trading multiples and financial data for VeriFone were in the range of trading multiples and financial data for the selected comparable companies.

        It should be noted that no company used in the above analysis is identical to VeriFone. In evaluating companies identified by Merrill Lynch as comparable to VeriFone, Merrill Lynch made judgments and assumptions with regard to industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of VeriFone, such as the impact of competition on the business of VeriFone and the industry generally, industry growth and the absence of any material change in the financial condition and prospects of VeriFone or the industry or in the financial markets in general. A complete analysis involves complex considerations and judgments concerning differences in financial and operating characteristics of the comparable companies and other factors that could affect the public trading values and financial data ranges of such comparable companies to which VeriFone is being compared; mathematical analysis is not in itself a meaningful method of using selected company data.

  General

        The actual results achieved by VeriFone after consummation of the proposed transaction may vary from the estimated results and the variations may be material. The summary set forth above does not purport to be a complete description of the analyses performed by Merrill Lynch in arriving at its opinion. The preparation of a fairness opinion is a complex process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances and, therefore, such an opinion is not readily susceptible to partial analysis or summary description. No company, business or transaction used in such analyses as a comparison is identical to Lipman or VeriFone or the proposed transaction, nor is an evaluation of such analyses entirely mathematical. In arriving at its opinion, Merrill Lynch did not attribute any particular weight to any analysis or factor considered by it, but rather made qualitative judgments as to the significance and relevance of each analysis and factor. Accordingly, Merrill Lynch believes that its analyses must be considered as a whole and that selecting portions of its analyses and of the factors considered by it, without considering all factors and analyses, would, in the view of Merrill Lynch, create an incomplete and misleading view of the analyses underlying Merrill Lynch's opinion.

        Lipman retained Merrill Lynch based upon Merrill Lynch's experience and expertise. Merrill Lynch is an internationally recognized investment banking firm with substantial experience in transactions similar to the proposed transaction. Merrill Lynch, as part of its investment banking business, is continually engaged in the valuation of businesses and securities in connection with business combinations and acquisitions and for other purposes.

        Under the terms of the engagement letter between Merrill Lynch and Lipman, Merrill Lynch provided financial advisory services and the financial fairness opinion in connection with the proposed transaction, and Lipman agreed to pay Merrill Lynch a customary fee which is contingent upon consummation of the transaction. In addition, Lipman has agreed to indemnify Merrill Lynch and its affiliates, their respective directors, officers, agents, employees and controlling persons against certain liabilities and expenses, including certain liabilities under the federal securities laws, related to or arising out of Merrill Lynch's engagement.

        Merrill Lynch has, in the past, provided financial advisory and financing services to Lipman and/or its affiliates and may continue to do so, and has received, and may receive, fees for the rendering of such services. In addition, in the ordinary course of its business, Merrill Lynch may actively trade in the securities of Lipman or VeriFone for its own account and for the accounts of its customers and, accordingly, may at any time hold a long or short position in those securities.

VeriFone's Reasons for the Merger; Recommendation of the VeriFone Board

  VeriFone's Reasons for the Merger

        VeriFone's board of directors has approved the merger agreement and the merger. VeriFone's board of directors consulted with VeriFone's senior management, as well as its legal counsel and financial advisors in reaching its decision to approve the merger agreement and the merger. VeriFone's board of directors has identified several potential benefits of the merger that it believes will contribute to the success of the expanded VeriFone, including:

  •
  enhancing VeriFone's ability to reach certain of its strategic and business objectives, which include extending VeriFone's product and service offerings to include Lipman's products;

  •
  enabling VeriFone to leverage its distribution channels, international presence, customer base, and brand recognition to accelerate Lipman's market penetration and growth;

  •
  enabling VeriFone to enhance its position in areas where VeriFone is already strong by offering complementary products and services developed by Lipman;

  •
  enhancing its product offerings in a variety of its core product areas; and

  •
  enhancing VeriFone's manufacturing capacity.

        After taking into account these and other factors, the VeriFone board of directors determined that the merger agreement, the merger and the other transactions contemplated by the merger agreement are in the best interests of VeriFone and its stockholders and that VeriFone should enter into the merger agreement.

  Recommendation of VeriFone's Board of Directors

        VeriFone's board of directors recommends that VeriFone stockholders vote FOR the approval of the issuance of VeriFone common stock to be issued to Lipman shareholders pursuant to the merger agreement.

Opinion of VeriFone's Financial Advisor

        In March 2006, VeriFone engaged Lehman Brothers to act as its financial advisor with respect to pursuing a strategic combination with Lipman. On April 8, 2006, Lehman Brothers rendered its oral opinion (subsequently confirmed in writing) to the VeriFone board of directors that as of such date and, based upon and subject to the matters stated in its opinion, from a financial point of view, the consideration to be paid by VeriFone to the shareholders of Lipman in the merger was fair to VeriFone.

        The full text of Lehman Brothers' written opinion, dated April 10, 2006 is attached as Annex G to this proxy statement/prospectus. VeriFone stockholders are encouraged to read Lehman Brothers' opinion carefully in its entirety for a description of the assumptions made, procedures followed, factors considered and limitations upon the review undertaken by Lehman Brothers in rendering its opinion. The following is a summary of Lehman Brothers' opinion and the methodology that Lehman Brothers used to render its opinion. This summary is qualified in its entirety by reference to the full text of the opinion.

        Lehman Brothers' advisory services and opinion were provided for the information and assistance of the VeriFone board of directors in connection with its consideration of the merger. Lehman Brothers' opinion is not intended to be and does not constitute a recommendation to any stockholder of VeriFone as to how such stockholder should vote in connection with the merger. Lehman Brothers was not requested to opine as to, and Lehman Brothers' opinion does not address, VeriFone's underlying business decision to proceed with or effect the merger.

        In arriving at its opinion, Lehman Brothers reviewed and analyzed, among other things:

  •
  the merger agreement and the specific terms of the merger;

  •
  publicly available information concerning VeriFone and Lipman that Lehman Brothers believed to be relevant to its analysis, including certain periodic reports filed by VeriFone and Lipman, including VeriFone's most recent Annual Report on Form 10-K and Quarterly Reports on Form 10-Q and Lipman's most recent Annual Report on Form 20-F and quarterly reports and other disclosures on Form 6-K;

  •
  financial and operating information with respect to the business, operations and prospects of VeriFone furnished to Lehman Brothers by VeriFone, including financial projections prepared by VeriFone's management;

  •
  financial and operating information with respect to the business, operations and prospects of Lipman furnished to Lehman Brothers by Lipman, including financial projections prepared by Lipman's management;

  •
  the trading histories of the VeriFone common stock from April 29, 2005 to April 7, 2006 and of Lipman ordinary shares from January 29, 2004 to April 7, 2006 and a comparison of those trading histories with each other and with those of other companies that we deemed relevant

  •
  a comparison of the historical financial results and present financial condition of VeriFone with those of other companies that Lehman Brothers deemed relevant;

  •
  a comparison of the historical financial results and present financial condition of Lipman with those of other companies that Lehman Brothers deemed relevant;

  •
  a comparison of the financial terms of the merger with the financial terms of certain other transactions that Lehman Brothers deemed relevant;

  •
  publicly available research estimates with respect to both VeriFone and Lipman; and

  •
  the pro forma impact of the merger on the future financial performance of VeriFone, including estimated cost savings, operating synergies, revenue opportunities and risks and other strategic benefits expected by management of VeriFone to result from the combination of the businesses of VeriFone and Lipman.

        In addition, Lehman Brothers had discussions with the managements of VeriFone and Lipman concerning their respective businesses, operations, assets, financial conditions and prospects and undertook such other studies, analyses and investigations as Lehman Brothers deemed appropriate.

        In arriving at its opinion, Lehman Brothers assumed and relied upon the accuracy and completeness of the financial and other information used by Lehman Brothers without assuming any responsibility for independent verification of such information. Lehman Brothers further relied upon the assurances of the managements of VeriFone and Lipman that they were not aware of any facts or circumstances that would make such information inaccurate or misleading. With respect to the financial projections of VeriFone and Lipman, upon advice of VeriFone and Lipman, Lehman Brothers assumed that such projections were reasonably prepared on a basis reflecting the best currently available estimates and judgments of the managements of VeriFone and Lipman as to their respective future financial performance and that they would perform substantially in accordance with such projections. However, for purposes of its analysis Lehman Brothers also considered publicly available Wall Street research estimates with respect to both companies, and upon advice of the VeriFone and Lipman, as applicable, Lehman Brothers assumed that such research estimates were a reasonable basis upon which to evaluate the future financial performance of VeriFone and Lipman and VeriFone and Lipman agreed with the appropriateness of the use of such estimates in performing Lehman Brothers' analysis. With respect to the estimated operating synergies and strategic benefits expected by the management of

VeriFone to result from a combination of the businesses of VeriFone and Lipman, upon advice of VeriFone and Lipman, Lehman Brothers assumed that such estimated operating synergies and strategic benefits will be achieved substantially in accordance with such expectations. In arriving at its opinion, Lehman Brothers did not conduct or obtain any evaluations or appraisals of the assets or liabilities of VeriFone or Lipman, nor did it conduct a physical inspection of the properties and facilities of VeriFone and Lipman. Lehman Brothers' opinion was necessarily based upon market, economic and other conditions as they existed on, and could be evaluated as of, April 10, 2006.

        The following is a summary of the material financial analyses used by Lehman Brothers in connection with providing its opinion to the VeriFone board of directors. The financial analyses summarized below include information presented in tabular format. In order to fully understand the financial analyses used by Lehman Brothers, the tables must be read together with the text of each summary. Considering any portion of such analyses and of the factors considered, without considering all analyses and factors, could create a misleading or incomplete view of the process underlying Lehman Brothers' opinion.

  Historical Share Price Analysis

        Lehman Brothers considered historical data with regard to the trading prices of VeriFone common stock and Lipman ordinary shares for the period from January 29, 2004 to April 7, 2006 and the relative stock price performances during this same period of VeriFone, Lipman, the NASDAQ Index. During this period the closing stock price of VeriFone ranged from a low of $10.75 to a high of $30.29 per share, and the closing price of Lipman ranged from a low of $19.81 to a high of $33.38 per share. Lehman Brothers noted outperformance of VeriFone common stock in the period reviewed relative to Lipman ordinary shares and the NASDAQ index considered. Lehman Brothers also noted underperformance of Lipman ordinary shares in the period reviewed relative to VeriFone common stock and the NASDAQ index considered. For the 52 week period ending April 7, 2006, Lehman Brothers observed that the closing low and high trading prices for shares of Lipman were $20.29 and $33.38, respectively. The foregoing historical share price analysis was presented to VeriFone's board of directors to provide it with background information and perspective with respect to the relative historical share prices of VeriFone common stock and Lipman ordinary shares.

  Research Analyst Stock Price Targets

        Lehman Brothers reviewed four recently published Lipman research reports and observed that the range of analyst share price targets, which represent future share price expectations within the next 12 months, was $29.00 to $33.00 with a mean of $31.25.

  Comparable Company Analysis

        In order to assess how the public market values shares of similar publicly traded companies, Lehman Brothers, based on its experience with companies in the POS, retail technology and payment processing industries, reviewed and compared specific financial and operating data relating to Lipman with selected companies that Lehman Brothers deemed comparable to Lipman, including VeriFone, Hypercom, Ingenico, MICROS Systems, Radiant Systems, Symbol, Zebra Technologies, CheckFree, Global Payments, Heartland Payment Systems and Moneygram. Using publicly available information and I/B/E/S International Inc. estimates available as of April 7, 2006, Lehman Brothers calculated and analyzed the multiples of each company's stock price to 2006 calendar year expected earnings per share, or EPS, as well as the multiples of each company's enterprise value, which Lehman Brothers defined as equity market value plus net debt, to 2006 calendar year expected EBITDA.

        The following table presents the results of the comparable company analysis as applied to Lipman:

Comparable Companies
Lipman @ implied transaction value ($29.07 / share)
	Low	Mean	Median	High
Enterprise Value as a multiple of:
CY2006E EBITDA	9.9x	14.5x	14.3x	20.4x	12.4x
Stock Price as a multiple of:
CY2006E EPS	23.7x	27.9x	26.3x	38.0x	19.4x

        Lehman Brothers applied a range of 20.0x to 25.0x to the earnings of Lipman and 12.0x to 15.0x to the EBITDA at Lipman and arrived at a range of equity values per share for Lipman of $28.36 to $37.41.

        Lehman Brothers selected the comparable companies above because their businesses and operating profiles are reasonably similar to that and Lipman. However, because of the inherent differences between the business, operations and prospects and Lipman and the businesses, operations and prospects of the selected comparable companies, no comparable company is exactly the same as Lipman. Therefore, Lehman Brothers believed that it was inappropriate to, and therefore did not, rely solely on the quantitative results of the comparable company analysis. Accordingly, Lehman Brothers also made qualitative judgments concerning differences between the financial and operating characteristics and prospects of VeriFone and Lipman and the companies included in the comparable company analysis that would affect the public trading values of each in order to provide a context in which to consider the results of the quantitative analysis.

  Transaction Premium Analysis

        Lehman Brothers reviewed the premiums paid in the technology sector between $500 million and $1 billion since 2001. On March 22, 2006 a news story was published suggesting that Lipman was in discussions with VeriFone regarding a potential strategic combination. The stock price of Lipman was affected by these rumors and Lehman Brothers observed the transaction premiums for Lipman as of the unaffected price at closing on March 21, 2006 as well as the closing stock price on April 7, 2006, the closing price prior to the announcement of the combination. Lehman Brothers calculated the premium per share paid by the acquirer compared to the share price of the target company prevailing (i) one day and (ii) one month prior to the announcement of the transaction. This analysis indicated the following premiums paid:

	One Day	30 Days
Transactions Stock Price Premiums Paid:
Bottom Quartile	13.0%	18.0%
Mean	29.5%	36.9%
Median	27.3%	31.3%
Top Quartile	38.5%	50.1%
Lipman at merger consideration as of 4/8/2006 based on the previous day's closing price	0.2%	8.5%
Lipman at merger consideration as of 4/8/2006 based on the unaffected price on 3/21/06	15.1%	13.7%

        Lehman Brothers applied a premium range of 25.0% to 30.0% to the 1-day unaffected stock price and a premium range of 30.0% to 35.0% to the average stock price 30-days before announcement of the transaction and arrived at (i) a range of equity values per share for Lipman of $31.56 to $32.83 based on one-day premiums and (ii) a range of equity values per share for Lipman of $32.83 to $34.09 based on 30-day premiums.

  Lipman Discounted Cash Flow Analysis

        As part of its analysis, Lehman Brothers also prepared a five-year discounted cash flow analysis for Lipman, calculated as of April 8, 2006, of after-tax unlevered free cash flows for fiscal years 2006 through 2010. Lehman Brothers performed a discounted cash flow analysis for Lipman by adding (i) the present value of Lipman's projected after-tax unlevered free cash flows for fiscal years 2006 through 2010 to (ii) the present value of the terminal value of Lipman as of 2011.

        Lehman Brothers, after taking into account selected comparable company enterprise values to forward twelve month projected EBITDA multiples, estimated a range of terminal values in 2010 calculated based on selected forward twelve months EBITDA multiples of 12.0x to 13.0x. Lehman Brothers discounted the unlevered free cash flow streams and the estimated terminal value to a present value at a range of discount rates from 10.0% to 15.0%. The discount rates utilized in this analysis were chosen by Lehman Brothers based on its expertise and experience with the POS, retail technology and payment processing industries and also on an analysis of the weighted average cost of capital of Lipman and other comparable companies. Lehman Brothers calculated per share equity values by first determining a range of enterprise values of Lipman by adding the present values of the after-tax unlevered free cash flows and terminal values for each EBITDA terminal multiple and discount rate scenario, and then subtracting from the enterprise values the net debt (which is total debt minus cash) of Lipman, and dividing those amounts by the number of fully diluted shares of Lipman.

        Based on the projections and assumptions set forth above, the discounted cash flow analysis of Lipman yielded an implied valuation range of Lipman of $27.06 to $35.83 per share.

  Pro Forma Analysis

        Lehman Brothers analyzed the pro forma earnings impact of the merger on VeriFone from the perspective of VeriFone stockholders. For the purposes of this analysis, Lehman Brothers assumed (i) a $29.07 per share price for Lipman ordinary shares acquired pursuant to the merger, (ii) a $29.53 per share price for VeriFone common stock (the closing market price per share on April 7, 2006), (iii) a transaction structure with 50% of the consideration paid in cash and 50% in VeriFone common stock, (iv) financial forecasts for each company based on Wall Street research estimates of VeriFone and Lipman, and (v) cost savings and synergies estimates from the transaction determined by the management of VeriFone. Lehman Brothers estimated that, based on the assumptions described above, the pro forma impact of the transaction on the earnings per share of VeriFone would be accretive in the fiscal year 2007. The financial forecasts that underlie this analysis are subject to uncertainty and, therefore, actual results may be substantially different.

  General

        In connection with the review of the merger by VeriFone's board of directors, Lehman Brothers performed a variety of financial and comparative analyses for purposes of rendering its opinion. The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. In arriving at its opinion, Lehman Brothers considered the results of all of its analyses as a whole and did not attribute any particular weight to any analysis or factor considered by it. Furthermore, Lehman Brothers believes that the summary provided and the analyses described above must be considered as a whole and that selecting any portion of its analyses, without considering all of them, would create an incomplete view of the process underlying its analyses and opinion. In addition, Lehman Brothers may have given various analyses and factors more or less weight than other analyses and factors and may have deemed various assumptions more or less probable than other assumptions, so that the ranges of valuations resulting from any particular analysis described above should not be taken to be Lehman Brothers' view of the actual value of Lipman.

        In performing its analyses, Lehman Brothers made numerous assumptions with respect to industry risks associated with reserves, industry performance, general business and economic conditions and other matters, many of which are beyond the control of VeriFone or Lipman. Any estimates contained in Lehman Brothers' analyses are not necessarily indicative of future results or actual values, which may be significantly more or less favorable than those suggested by such estimates. The analyses performed were prepared solely as part of Lehman Brothers' analysis of the fairness from a financial point of view to VeriFone stockholders of the transaction and were prepared in connection with the delivery by Lehman Brothers of its opinion, dated April 10, 2006, to VeriFone's board of directors. The analyses do not purport to be appraisals or to reflect the prices at which Lipman ordinary shares might trade following announcement of the merger or the prices at which Lipman ordinary shares might trade following consummation of the merger.

        The terms of the merger were determined through arm's length negotiations between VeriFone and Lipman and were unanimously approved by VeriFone's and Lipman's boards of directors. Lehman Brothers did not recommend any specific exchange ratio or form of consideration to VeriFone or that any specific exchange ratio or form of consideration constituted the only appropriate consideration for the merger. Lehman Brothers' opinion was provided to VeriFone's board of directors to assist it in its consideration of the exchange ratio in the merger. Lehman Brothers' opinion does not address any other aspect of the proposed merger and does not constitute a recommendation to any stockholder as to how to vote or to take any other action with respect to the merger. Lehman Brothers' opinion was one of the many factors taken into consideration by VeriFone's board of directors in making its unanimous determination to approve the merger agreement. Lehman Brothers' analyses summarized above should not be viewed as determinative of the opinion of VeriFone's board of directors with respect to the value of Lipman or of whether VeriFone's board of directors would have been willing to agree to a different exchange ratio or form of consideration.

        Lehman Brothers is an internationally recognized investment banking firm and, as part of its investment banking activities, is regularly engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive bids, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes. The VeriFone board of directors selected Lehman Brothers because of its expertise, reputation and familiarity with VeriFone and the POS, retail technology and payment processing industries generally and because its investment banking professionals have substantial experience in transactions comparable to the merger.

        As compensation for its services in connection with the merger, VeriFone paid Lehman Brothers $750,000 upon the delivery of Lehman Brothers' opinion. Additional compensation of between $5.0 million and $6.5 million will be payable on completion of the merger against which the amounts paid for the opinion will be credited. In addition, Lehman Brothers may assist VeriFone in financing the proposed transaction and would receive customary fees in connection therewith. VeriFone has also agreed to reimburse Lehman Brothers for reasonable out-of-pocket expenses incurred in connection with the merger and to indemnify Lehman Brothers for certain liabilities that may arise out of its engagement by VeriFone and the rendering of the Lehman Brothers' opinion. Lehman Brothers in the past has rendered investment banking services to VeriFone and their affiliates and received customary fees for such services.

        In the ordinary course of its business, Lehman Brothers may actively trade in the debt or equity securities of VeriFone and Lipman for its own account and for the accounts of its customers and, accordingly, may at any time hold a long or short position in such securities.

Material U.S. Federal and Israeli Income Tax Consequences

  U.S. Federal Income Tax Consequences

        In the opinion of Sullivan & Cromwell LLP, the following discussion describes the material U.S. federal income tax consequences of the special cash dividend and the merger to U.S. holders. This discussion is based on current provisions of the U.S. Internal Revenue Code of 1986, as amended (the Code), final, temporary and proposed Treasury Regulations promulgated thereunder, and administrative and judicial interpretations thereof, all of which are subject to change, possibly with retroactive effect. Except as specifically discussed below regarding backup withholding with respect to non-U.S. holders, this summary is addressed only to U.S. holders of Lipman ordinary shares. For the purpose of this discussion, a U.S. holder means a beneficial owner of Lipman shares that were acquired on or after the date that Lipman shares were first offered for sale to the public in the United States that is either a U.S. citizen, an individual resident in the U.S. for U.S. federal income tax purposes, corporations created or organized in the U.S. or under the laws of the U.S. or any state in the U.S., estates the income of which is subject to U.S. federal income tax regardless of the source of their income or any trust if either: (i) a U.S. court is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all the substantial decisions of the trust, or (ii) the trust properly elects to be treated as a U.S. trust. For U.S. federal income tax purposes, income earned through a partnership, S corporation or certain trusts is generally attributed to its owners. This discussion does not consider all aspects of U.S. federal income taxation that may be relevant to particular U.S. holders by reason of their particular circumstances, including potential application of the alternative minimum tax, or any aspect of state, local or non-U.S. federal tax laws. In addition, this discussion does not address the considerations that may be applicable to particular classes of U.S. holders who are subject to special tax treatment under the Code or any final, temporary and proposed Treasury Regulations promulgated thereunder, including U.S. holders who acquired their Lipman ordinary shares pursuant to the exercise of employee stock options or otherwise as compensation, insurance companies, dealers or brokers in securities or currencies, tax exempt organizations, financial institutions, holders of securities as part of a "straddle," "hedge," "conversion" or other risk-reduction transaction, U.S. holders who own or at any time held, directly, indirectly or through attribution, 10% or more of the outstanding Lipman ordinary shares or U.S. holders that are residents of a country other than the U.S. or that have a permanent establishment in Israel. In addition, the following discussion does not address the U.S. federal income tax consequences to holders of options to purchase Lipman ordinary shares. In addition, based on the statements in Lipman's Annual Reports on Form 20-F that Lipman does not believe it is a Passive Foreign Investment Company, or PFIC, and representations made by Lipman to VeriFone in the merger agreement regarding the same, this discussion assumes that Lipman is not a PFIC for U.S. federal income tax purposes with respect to any U.S. holders.

        Each U.S. holder should consult the holder's own tax advisor as to the particular tax consequences of the special cash dividend and the merger to the holder, including the effects of applicable state, local, foreign or other tax laws and possible changes in the tax laws.

        Assuming Lipman has sufficient earnings and profits for U.S. federal income tax purposes, the amount payable to a U.S. holder under the special cash dividend (including amounts withheld under applicable tax laws), should be treated as a dividend by such U.S. holder for U.S. federal income tax purposes. Lipman currently expects that it will have earnings and profits for U.S. federal income tax purposes that exceed the amount of the special cash dividend. In the case of individual U.S. holders, who hold their Lipman ordinary shares for more than 60 days during the 121-day period that begins 60 days before the date the Lipman ordinary shares become ex-dividend with respect to the special cash dividend, such dividends will generally be qualified dividends eligible to be taxed at long-term capital gains rates. Because Lipman is not a U.S. corporation, no dividends received deduction will be allowed to corporate U.S. holders with respect to the special cash dividend. Assuming the amounts under the special cash dividends are treated as dividend income such income will be foreign source income for purposes of the limitation on foreign tax credits discussed below.

        The receipt by a U.S. holder of either cash, VeriFone common stock or both, in exchange for Lipman ordinary shares in the merger will be a taxable transaction for U.S. federal income tax purposes. For U.S. federal income tax purposes, a U.S. holder will recognize gain or loss equal to the difference, if any, between (i) the sum of any cash payable to such U.S. holder in exchange for Lipman ordinary shares (including amounts withheld under applicable tax laws) plus, the fair market value on the date of the merger of any VeriFone common stock payable to such U.S. holder in exchange for Lipman ordinary shares (including amounts withheld under applicable tax laws) and (ii) the aggregate adjusted tax basis of the Lipman ordinary shares surrendered by such U.S. holder in the merger. Gain or loss will be determined separately for each block of Lipman ordinary shares acquired at the same cost in a single transaction. Assuming that a U.S. holder's Lipman ordinary shares are held as capital assets, the gain or loss recognized by such holder will be capital gain or loss, and will be long-term capital gain or loss if the holding period for the Lipman ordinary shares exceeds one year. The use of capital losses is generally subject to limitations. A U.S. holder that receives VeriFone common stock in the merger will have a basis in such VeriFone common stock equal to its fair market value on the date of the merger and the holding period for such VeriFone common stock will begin on the day after the merger.

        Certain noncorporate holders of Lipman ordinary shares may be subject to U.S. backup withholding at a rate of 28%, on payments made in the merger that are made in the U.S. or by a U.S. based financial intermediary. Backup withholding generally will not apply, however, to a Lipman shareholder who furnishes, on a properly executed IRS Form W-9, such shareholder's taxpayer identification number and certifies under penalties of perjury that the number is correct and that the Lipman shareholder is not subject to backup withholding, who furnishes a properly executed IRS Form W-8BEN certifying that the Lipman shareholder is not a U.S. person, or who otherwise certifies such shareholder's exemption from backup withholding. Special rules apply in the case of Lipman ordinary shares held by a partnership or other flow-through entity. The backup withholding tax is not an additional tax; rather, it may be credited against the U.S. federal income tax liability of the U.S. holder of Lipman shares if the required information is provided to the IRS. If backup withholding results in an overpayment of tax, a refund may be obtained by filing a U.S. federal income tax return.

        Any gain recognized by a U.S. holder with respect to the merger will generally be treated as U.S. source other than amounts under the special cash dividend as discussed above and will be considered passive income for purposes of the foreign tax credit limitation which may have adverse consequences with respect to a U.S. holder's ability to claim foreign tax credit benefits. Because the application of the foreign tax credit rules is complex and will depend on a U.S. holder's particular tax circumstances, U.S. holders are urged to consult their own tax advisors with respect to the availability of the foreign tax credit.

  Israeli Tax Consequences

        The following is a summary discussion of certain Israeli tax considerations in connection with the merger. The following summary is included for general information purposes only and is based upon current Israeli tax law. No assurance can be given that new or future legislation, regulations or interpretations will not significantly change the tax considerations described below, and any such change may apply retroactively. This summary does not discuss all material aspects of Israeli tax consequences that may apply to particular holders of Lipman ordinary shares in light of their particular circumstances, such as investors subject to special tax rules or other investors referred to below.

        Because individual circumstances may differ, holders of Lipman shares should consult their own tax advisors as to the Israeli tax consequences applicable to them.

  Special Cash Dividend

        The amount payable under the special cash dividend (including amounts withheld under applicable tax laws), is expected to be treated as a dividend for Israeli tax purposes. In general, under the Israeli Income Tax Ordinance [New Version], 1961, or the Tax Ordinance, both residents and non-residents of Israel are subject to Israeli income tax on income derived from sources in Israel, such as dividends distributed by an Israeli company. Under the Tax Ordinance and its regulations, Lipman will be required to deduct at the source Israeli income tax upon payment of the special cash dividend, at the rate of 20%, unless such dividend is paid to an Israeli resident company in which case no Israeli income tax is deducted, or unless a different tax rate is provided in a double taxation prevention treaty between Israel and the shareholder's country of residence. Notwithstanding the aforesaid, dividends distributed from income generated by an Approved Enterprise are subject to deduction of tax at the source at a rate of only 15% (including for dividends paid to an Israeli resident company).

        Out of the special cash dividend distributed by Lipman    % will be comprised of income generated by an Approved Enterprise and thus subject to the deduction of Israeli income tax at the source at the rate of 15%; and the remainder will be comprised of income generated from other sources and thus subject to the deduction of Israeli income tax at the source at the rate of 20% (unless paid to an Israeli resident company).

        Under the Convention Between the Government of the United States of America and the Government of Israel with respect to Taxes on Income, as amended, or the U.S.-Israel Tax Treaty, the maximum tax on dividends paid to a holder of Lipman shares who is a U.S. resident under the U.S.-Israel Tax Treaty and eligible to enjoy treaty benefits, or a U.S. Treaty Resident, is 25% or 15% if the dividends are distributed from income generated by an Approved Enterprise. Such 25% tax rate is reduced to 12.5% for dividends not generated by an Approved Enterprise if the U.S. Treaty Resident is a U.S. corporation and holds 10% or more of Lipman's voting power during the part of the tax year that precedes the date of payment of the dividend and during the whole of its prior tax year.

        If the deduction of Israeli income tax results in an overpayment of tax, a refund may be obtained by filing an applicable request with the Israeli Tax Authority.

  Merger

        In general, under the Tax Ordinance, the disposition of shares of an Israeli company is deemed to be a sale of capital assets. The Tax Ordinance generally imposes a capital gains tax on the sale of capital assets located in Israel, including shares in an Israeli resident company, by both residents and non-residents of Israel, unless a specific exemption is available or unless a double taxation prevention treaty between Israel and the transferor's country of residence provides otherwise.

        Under the Tax Ordinance, the tax rate applicable to capital gains derived from the disposition of Lipman ordinary shares in the merger is 20% for Israeli individuals, unless such shareholder claims a deduction for financing expenses in connection with such shares, in which case the gain will generally be taxed at a rate of 25%. Additionally, if such shareholder is considered a "Significant Shareholder" at any time during the 12-month period preceding such disposition, i.e., such shareholder holds directly or indirectly, including with others, at least 10% of any means of control in the company, the tax rate shall be 25%. Companies are subject to the Corporate Tax rate (currently 31%) on capital gains derived from the disposition of Lipman ordinary shares, unless such companies were not subject to the Israeli Income Tax Law (Inflationary Adjustments), 1985 (or certain regulations), prior to August 10, 2005, in which case the applicable tax rate is 25%. However the foregoing tax rates will not apply to: (i) dealers in securities; and (ii) shareholders who acquired their shares prior to an initial public offering (and may be subject to a different tax arrangement). The tax basis of shares acquired prior to January 1, 2003 will be determined in accordance with the average closing share price in the three trading days preceding January 1, 2003. However, a request may be made to the tax authorities to consider the actual adjusted cost of the shares as the tax basis if it is higher than such average price.

        Notwithstanding the foregoing, under the Tax Ordinance, non-Israeli residents are exempt from Israeli capital gains tax on any gains derived from the disposition of shares of a company publicly traded on the Tel Aviv Stock Exchange (such as Lipman ordinary shares), provided that such gains did not derive from a permanent establishment of such shareholders in Israel, and further provided that such shareholders did not acquire their shares prior to an initial public offering. However, non-Israeli corporations will not be entitled to such exemption if an Israeli resident (i) has a controlling interest of 25% or more in such non-Israeli corporation, or (ii) is the beneficiary or is entitled to 25% or more of the revenues or profits of such non-Israeli corporation, whether directly or indirectly.

        In addition, under the U.S.-Israel Tax Treaty, Israeli capital gains tax will not generally apply to the disposition of shares by a U.S. Treaty Resident who holds the shares as a capital asset. However, such exemption will not apply if (i) the U.S. Treaty Resident holds, directly or indirectly, shares representing 10% or more of Lipman's voting power during any part of the 12-month period preceding the disposition, subject to specified conditions, or (ii) the capital gains from such disposition can be allocated to a permanent establishment of such U.S. Treaty Resident in Israel. Under the U.S.-Israel Tax Treaty such U.S. Treaty Resident would be permitted to claim a credit for Israeli income tax against the U.S. federal income tax imposed on the disposition, subject to the limitations in U.S. tax laws applicable to foreign tax credits. The U.S.-Israel Tax Treaty does not relate to U.S. state or local taxes.

        Lipman shareholders who acquired their shares prior to Lipman's initial public offering in 1993 and who do not qualify for an exemption from Israeli capital gains tax under the Tax Ordinance or an applicable tax treaty to which the State of Israel is a party, including the U.S.-Israel Tax Treaty described above, may be subject to Israeli capital gains tax on the disposition of their Lipman ordinary shares in the merger. Such shareholders should consult their own tax advisors regarding the tax consequences of the merger to them.

        In some instances, the payment of the consideration may be subject to the deduction of Israeli tax at the source. As described under "—Regulatory Matters—Other Regulatory Approvals—Israeli Governmental Approvals—Israel Tax Pre-Rulings" Lipman is seeking a pre-ruling from the Israeli Tax Authority to determine that no Israeli tax will be withheld from the consideration paid to Lipman shareholders that are non-Israeli residents or that hold their shares through a U.S. broker or U.S. financial institution, and to establish the mechanism for calculating the amount of withholding with respect of the stock consideration and the mixed consideration.

Accounting Treatment of the Merger

        In accordance with U.S. generally accepted accounting principles, VeriFone will account for the merger using the purchase method of accounting.

Regulatory Matters

  U.S. Antitrust Approvals

        The Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, or the HSR Act, and the rules and regulations thereunder, provide that certain merger transactions, including the merger, may not be consummated until required information and materials have been furnished to the DOJ, and the FTC and certain waiting periods have expired or been terminated.

        On May 23, 2006, VeriFone and Lipman filed their respective Pre-Merger Notification and Report Forms with the DOJ and the FTC under the HSR Act.

        At any time before or after the merger, the DOJ, FTC or other national antitrust agencies could take such action under the antitrust laws as it deems necessary or desirable in the public interest, including the DOJ seeking to enjoin the merger or the DOJ, FTC or other national antitrust agencies seeking changes or restrictions in the operations of any of the assets or businesses of VeriFone or Lipman or their affiliates. Private parties and state attorneys general may also bring an action under the antitrust laws under certain circumstances. There can be no assurance that a challenge to the merger on antitrust grounds will not be made or, if such a challenge is made, that it would not be successful.

  Other Regulatory Approvals

  Israeli Governmental Approvals

        Israeli Companies Registrar.    Under the Israeli Companies Law, VeriFone and Lipman may not complete the merger without making certain filings and notifications to the Israeli Companies Registrar.

  •
  Merger Proposal.  Each merging company is required to file with the Israeli Companies Registrar, jointly with the other merging company, a "merger proposal" setting forth specified details with respect to the merger. Lipman and the merger subsidiary will file the required merger proposals with the Companies Registrar promptly after mailing this proxy statement.

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  Notice to Creditors.  In addition, each merging company is required to notify its creditors of the proposed merger. Pursuant to the Israeli Companies Law, a copy of the merger proposal must be sent to the secured creditors of each company, substantial creditors must be informed individually of the filing of the merger proposal with the Israeli Companies Registrar, and where it can be reviewed, and creditors must be informed of the merger by publication in daily newspapers in Israel and, where necessary, elsewhere and by making the merger proposal available for review. Lipman and the merger subsidiary will notify their respective creditors of the merger in accordance with these requirements to the extent applicable and, because Lipman's shares are traded on the Nasdaq National Market, Lipman will also publish an announcement of the merger in The Wall Street Journal. After sending these notices, the merging companies will notify the Israeli Companies Registrar of the notices to their creditors. In addition, pursuant to the Israeli Companies Law, in case a merging company employs more than 50 employees it must provide a notice of the merger to the workers' union or post a copy of the publication placed in the newspapers in a prominent location in the workplace.

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  Shareholder Approval Notice.  The merger must then be approved by the shareholders of each merging company. After the shareholders vote, each of the merging companies must file a notice with the Israeli Companies Registrar concerning the decision of the shareholders.

        Assuming that the shareholders of each of the merging companies approve the merger agreement and the merger and that all of the statutory procedures and requirements have been complied with, and so long as at least 30 days have passed from the date of the Lipman special meeting and at least 50 days have passed from the date of the filing of the merger proposal with the Israeli Companies Registrar, the merger will become effective and the Israeli Companies Registrar will be required to register the merger in the surviving company's register and to issue the surviving company a certificate regarding the merger.

        Israeli Investment Center in the Israeli Ministry of Industry and Trade.    The Investment Center, which is a part of Israel's Ministry of Industry and Trade, provides various benefits to Israeli companies, including grants to finance capital investments and tax benefits ranging from reduced rates of corporate tax to a full tax exemption for a fixed period, depending on a number of factors. Lipman expects to receive tax benefits from the Investment Center, subject to compliance with applicable

conditions. On                , the Investment Center of Israel's Ministry of Industry and Trade consented to the change in ownership of Lipman resulting from the merger.

        Israeli Securities Authority.    In connection with the merger and the issuance of the VeriFone common stock to the Lipman shareholders, VeriFone is required to file with the Israel Securities Authorities a prospectus containing this proxy statement and any additional disclosures and that complies in form and substance with applicable Israeli law and regulations, and VeriFone and Lipman are required to use their reasonable best efforts to cause the Israeli Securities Authority to issue a permit for the use of such registration statement in connection with the merger. On                , the Israeli Securities Authority granted this permit. In addition, VeriFone requires an exemption, pursuant to Section 15D of the Israeli Securities Law, 1968, from the requirement to publish a prospectus in respect of the assumption by VeriFone of the Lipman share options granted to employees of Lipman. On                , the Israeli Securities Authority granted this exemption. In order to comply with the terms of the exemption, VeriFone will be required to make copies of the relevant share option plans and related SEC filings available to Israeli employees of Lipman, and, upon demand, to provide Hebrew translations of these documents.

        TASE Listing.    Pursuant to the merger agreement, VeriFone is required to take all actions necessary in order to have its shares of common stock listed on the Tel Aviv Stock Exchange immediately prior to the effective time of the merger and to use its reasonable best efforts to obtain, prior to such time, the agreement of the Tel Aviv Stock Exchange to list such shares of VeriFone common stock. VeriFone is also required to use its reasonable best efforts to maintain such listing for at least three years after the effective time of the merger.

        Israeli Lands Authority.    Lipman holds certain of its real properties under long term leases from the Israeli Lands Authority. Pursuant to the terms of such long term leases, the assignment of those leases to a third party requires the consent of the Israeli Lands Authority. Under these leases, the completion of the merger will constitute a change in control which also requires the consent of the Israeli Lands Authority.

        Israeli Tax Pre-Rulings.    Lipman and VeriFone have agreed to request certain pre-rulings from the Israeli Tax Authority. The first pre-ruling request will seek to clarify that the assumption of share options held by Lipman employees and office holders by VeriFone will not result in a taxable event for the share option holders. This pre-ruling will also request that, with respect to share options eligible for preferential treatment under Section 102 of the Tax Ordinance, the requisite holding period for such options will be deemed to have begun at the time of issuance of the option, and not at the time of assumption by VeriFone. The second pre-ruling request will seek to determine that no Israeli tax will be withheld from the consideration paid to Lipman shareholders that are non-Israeli residents or that hold their shares through a U.S. broker or U.S. financial institution, and to establish the mechanism for calculating the amount of withholding with respect of the stock consideration and the mixed consideration. Receipt of these pre-rulings is not a condition for the completion of the merger, and there can be no assurance that these pre-rulings will be obtained.

Federal Securities Laws Consequences

        All shares of VeriFone common stock received by Lipman shareholders in the merger who are not affiliates of Lipman prior to the merger will be freely transferable. However, shares of VeriFone common stock received by persons who are deemed to be affiliates of Lipman prior to the merger may be resold by them only in transactions permitted by the resale provisions of Rule 145 under the Securities Act, or Rule 144 promulgated under the Securities Act in the case of such persons who become affiliates of VeriFone, or as otherwise permitted under the Securities Act. Persons deemed to be affiliates of Lipman are those individuals or entities that control, are controlled by, or are under common control with, Lipman. Affiliates generally include executive officers and directors of Lipman as well as certain principal shareholders of Lipman. This proxy statement/prospectus does not cover any resales of VeriFone common stock received by affiliates of Lipman in the merger.

New York Stock Exchange Listing

        The shares of VeriFone common stock to be issued in the merger will be quoted on the New York Stock Exchange. In addition, VeriFone has agreed to seek a listing of its common stock on the Tel Aviv Stock Exchange. If we complete the merger, Lipman ordinary shares will no longer be registered under the Exchange Act or quoted on the Nasdaq National Market or the Tel Aviv Stock Exchange.

No Dissenters' or Appraisal Rights

        No dissenters' or appraisal rights are available to Lipman shareholders in connection with the merger.

Executives; Executive Compensation;
Stock Ownership of Directors, Executive Officers and Five Percent Stockholders

        Information concerning current directors and officers of VeriFone, executive compensation and ownership of VeriFone common stock by VeriFone's management and principal stockholders is contained in VeriFone's Annual Report on Form 10-K as of October 31, 2005, including the information incorporated by reference from VeriFone's definitive proxy statement relating to VeriFone's 2005 annual meeting of stockholders, and is incorporated herein by reference. See "Where You Can Find More Information" on page 145.

        Information concerning current directors and executive officers of Lipman, aggregate executive compensation, certain relationships and related transactions and ownership of Lipman common stock by Lipman's management and principal stockholders is contained in Lipman's Annual Report on Form 20-F as of December 31, 2005, and is incorporated herein by reference. See "Where You Can Find More Information" on page 145.

Interests of Certain Persons in the Merger

        In considering the recommendations of Lipman's board of directors with respect to the merger, Lipman shareholders should be aware that certain officers of Lipman have agreements or arrangements that provide them interests in the merger that may be different from, or in addition to, the interests of the other shareholders of Lipman. Lipman's board of directors was aware of these agreements during its deliberations of the merits of the merger and in determining to recommend to Lipman shareholders that they vote for the proposal to approve and adopt the merger agreement and the merger and the agreements and arrangements with the officers of Lipman were also approved by Lipman's audit committee.

Common Stock

        As of            , 2006, the executive officers and directors of Lipman beneficially owned an aggregate of                        Lipman ordinary shares, or       %, of outstanding Lipman ordinary shares, which will be treated in the merger in the same manner as shares of Lipman ordinary shares held by other shareholders of Lipman.

VeriFone Employment Letters

        In connection with the merger agreement, VeriFone entered into employment terms sheets with each of Isaac Angel, Mike Lilo, Roy Neuman, and Eliezer Yanay, each of whom is a Lipman executive. These employment terms sheets are expected to be replaced by employment letters to be entered into between VeriFone and these individuals prior to the completion of the merger. For a discussion of these employment letters, see "Other Material Agreements Relating to the Merger—VeriFone Employment letters" on page 115.

Lipman Share Options

        As of the date of the merger agreement, the total number of Lipman ordinary shares issuable upon the exercise of share options held by the executive officers and directors of Lipman as a group (17 persons) was 1,831,000. These options have exercise prices ranging from $7.58 to $30.32 per share and a weighted average exercise price of $23.70 per share. These options and all other Lipman share options outstanding at the time of the merger will be assumed by VeriFone and solely exercisable for VeriFone common stock following the merger.

Employee Benefits

        Please refer to "The Merger Agreement—Effect on Benefit Plans" on page 108 for a discussion of the employee benefits to be provided to Lipman employees, including any executive officers, who remain at the expanded VeriFone following the merger.

Voting Agreements

        In connection with the merger agreement, VeriFone entered into voting agreements with each of Mivtach Shamir Holdings Ltd., Mez-Op Holdings Ltd, Isaac Angel, Mike Lilo, Yitzhak Cohen, Roy Neuman, and Eliezer Yanay. For a discussion of these voting agreements, see "Other Material Agreements Relating to the Merger—Voting Agreements" on page 114.

Indemnification and Insurance

        Pursuant to the merger agreement, VeriFone has agreed that, after the effective time of the merger, it will provide certain indemnification and liability insurance benefits to present and former directors and officers of Lipman. In addition, the Lipman shareholders are requested to approve an amendment to Article 25 of Lipman's Articles of Association in order to enable the conformity of the provisions of the Articles of Association relating to exculpation, insurance and indemnity of directors and officers with the recent amendments to the Israeli Companies Law, and, subject to approval of such amendment of the Articles of Association, to approve corresponding amendments to the indemnification agreements entered between Lipman and its officers and directors and the inclusion of the merger as one of the indemnifiable events under such indemnification agreements. See "The Merger Agreement—Indemnification and Insurance" on page 113.

The Merger Agreement

        This section of the proxy statement/prospectus describes the material provisions of the merger agreement. Because the description of the merger agreement contained in this proxy statement/prospectus is a summary, it does not contain all of the information that may be important to you. You should carefully read the entire copy of the merger agreement attached as Annex A to this proxy statement/prospectus, which is hereby incorporated into this proxy statement/prospectus by reference, before you decide how to vote.

Structure of the Merger

        The merger agreement provides for the merger of Lion Acquisitions Ltd., a newly-formed and wholly-owned subsidiary of VeriFone, into Lipman. After the merger, Lipman will become a wholly-owned subsidiary of VeriFone.

Completion and Effectiveness of the Merger

        We will complete the merger as promptly as practicable, but in no event later than the third business day, after the last of the conditions to completion are satisfied or waived, or at such other time or date as Lipman and VeriFone may agree in writing.

        The merger will become effective upon the issuance of the merger certificate by the Registrar of Companies of the State of Israel. We anticipate that the filing will be made as soon as practicable after the completion of the merger.

Conversion of Lipman Ordinary Shares in the Merger

        Each share of Lipman ordinary shares issued and outstanding immediately before the effective time of the merger, other than shares owned by VeriFone, Lion Acquisitions Ltd. or any other direct or indirect subsidiary of VeriFone or shares that are owned by Lipman or its direct or indirect subsidiaries that in each case are not held on behalf of third parties, will convert into the right to receive (i) one-half (0.50) share of common stock, par value $0.01 per share, of VeriFone, and (ii) $14.304 in cash, as reduced by the per share amount of the special cash dividend to be paid to Lipman shareholders prior to the closing of the acquisition. Alternatively, Lipman shareholders may elect to receive either $29.07 in cash, as reduced by the per share amount of the special cash dividend or 0.9844 shares of VeriFone common stock, as reduced by the per share value of the special cash dividend.

        Pursuant to the merger agreement, the special cash dividend is equal to the maximum amount of cash reserves of Lipman that may be distributed by Lipman in the form of a dividend pursuant to applicable law and without a tax being imposed on, or payable by, Lipman, provided, however that, pursuant to the merger agreement, the aggregate dividend will not be less than $23 million. The amount of the special cash dividend is currently estimated at $40 million in the aggregate, or approximately $1.50 per Lipman ordinary share. The amount of the special cash dividend may be increased to the extent Lipman is able to distribute additional cash to its shareholders without a corporate tax being imposed on Lipman.

        Pursuant to the merger agreement, the number of shares of VeriFone common stock that will be issued for each Lipman ordinary share as stock consideration will be equal to (i) $29.07 minus the per share amount of the special cash dividend, divided by (ii) $29.53. To illustrate the adjustment for the stock election, if the special cash divided is $1.50 per Lipman ordinary share, the ratio applicable to the stock consideration will be reduced to ($29.07-$1.50)/$29.53, or 0.9336 shares of VeriFone common stock per Lipman ordinary share.

        VeriFone will not issue any fractional shares. Instead, Lipman shareholders will receive a cash payment in accordance with the terms of the merger agreement, as described below in "—Fractional Shares".

Exchange Procedures

        You should not send stock certificates with your proxy card and should not surrender stock certificates prior to the adoption and approval of the merger agreement by Lipman shareholders and the receipt of a transmittal form.

Fractional Shares

        Each Lipman shareholder who would otherwise have been entitled to receive a fraction of a share of VeriFone common stock will receive cash, without interest and rounded to the nearest whole cent, an amount determined by multiplying such fraction by the closing price per share of VeriFone common stock on the New York Stock Exchange on the trading day immediately prior to the effective time.

Special Cash Dividend

        Following the approval by Lipman's shareholders of the proposals relating to the merger and the merger agreement, Lipman expects to declare the special cash dividend in an amount equal to the amount of cash reserves of Lipman that may be distributed by Lipman in the form of a dividend and without corporate tax being imposed on or payable by Lipman, currently estimated at $40 million, or approximately $1.50 per share. The special cash dividend will be payable before the effective time of the merger to Lipman holders of record of outstanding shares as of the record date. Lipman does not currently expect to declare and pay the special cash dividend if the merger is not approved by its shareholders, although it retains the ability to do so.

Dividends and Distributions

        All shares of VeriFone common stock to be issued pursuant to the merger shall be deemed issued and outstanding as of the effective time of the merger. Whenever a dividend or other distribution is declared by VeriFone in respect of VeriFone common stock, and the record date for the dividend or distribution is on or after the date of the effective time of the merger, the declaration will include those dividends or other distributions in respect of all VeriFone common stock issued or issuable pursuant to the merger agreement. No dividends or other distributions with respect to VeriFone common stock will be paid unless a Lipman share certificate is surrendered.

Transfer of Ownership and Lost Stock Certificates

        If a Lipman share certificate has been lost, stolen or destroyed, the Lipman shareholder may need to deliver an affidavit or bond prior to receiving a VeriFone stock certificate.

Lipman's Representations and Warranties

        Lipman made a number of representations and warranties to VeriFone in the merger agreement. These representations and warranties include representations as to:

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  corporate organization, good standing and qualification to do business of Lipman and its subsidiaries;

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  the articles of association of Lipman and its subsidiaries;

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  Lipman's capital structure;

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  authorization of the merger agreement by Lipman;

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  enforceability of the merger agreement;

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  the fairness opinion received by Lipman from Merrill Lynch;

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  governmental consents, filings and regulatory approvals necessary to complete the merger;

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  the merger not conflicting with the organizational documents or material contracts of Lipman or its subsidiaries or applicable laws;

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  contracts that limit the type of business in which Lipman or its subsidiaries may engage or the manner or locations in which any of them may so engage in any business;

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  Lipman's filings with the SEC, including financial statements, and the accuracy of the information contained therein;

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  absence of certain changes, events or material adverse effects involving Lipman or its subsidiaries since the most recent audited balance sheet;

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  litigation and liabilities involving Lipman or its affiliates;

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  employee benefit plans and employment letters of Lipman and its subsidiaries;

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  Israeli employee matters;

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  compliance with laws and regulatory matters by Lipman and its subsidiaries;

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  the inapplicability of takeover statutes;

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  environmental matters relating to Lipman and its subsidiaries;

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  taxes and tax matters relating to Lipman and its subsidiaries;

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  Lipman's and its subsidiaries' labor relations;

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  intellectual property matters involving Lipman and its subsidiaries;

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  Lipman's and its subsidiaries' insurance;

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  Lipman's material contracts and governmental contracts;

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  Lipman's good and marketable title to property;

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  Lipman's licenses from the Israeli Ministry of Defense;

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  Lipman's warranties and product liability;

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  product certifications given or granted;

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  absence of any violation to the U.S. Foreign Corrupt Practice Act of 1977;

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  absence of any sanctions by the Office of Foreign Assets Control; and

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  brokers and finders.

VeriFone's and Lion Acquisitions' Representations and Warranties

        VeriFone and Lion Acquisitions Ltd. made a number of representations and warranties to Lipman in the merger agreement. These representations and warranties include representations as to:

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  capitalization of Lion Acquisitions Ltd.;

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  corporate organization, good standing and qualification to do business of VeriFone, Lion Acquisitions Ltd. and VeriFone's significant subsidiaries;

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  the certificate of incorporation and bylaws of VeriFone and its significant subsidiaries;

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  VeriFone's capital structure;

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  authorization of the merger agreement by VeriFone;

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  enforceability of the merger agreement;

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  VeriFone common stock to be issued pursuant to the merger;

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  VeriFone ownership of Lipman ordinary shares;

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  governmental consents, filings and regulatory approvals necessary to complete the merger;

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  the merger not conflicting with the organizational documents or material contracts of VeriFone or its significant subsidiaries or applicable laws;

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  VeriFone's filings with the SEC, including financial statements, and the accuracy of the information contained therein;

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  absence of certain changes, events or material adverse effects involving VeriFone or its subsidiaries since the most recent audited balance sheet;

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  brokers and finders;

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  financing commitment; and

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  compliance with laws and regulatory matters by VeriFone and VeriFone's significant subsidiaries.

        The representations and warranties contained in the merger agreement are complicated and not easily summarized. You are urged to read carefully Sections 5.1 and 5.2 of the merger agreement entitled "Representations and Warranties of Lipman" and "Representations and Warranties of VeriFone and Merger Sub".

Lipman's Conduct of Business Before Completion of the Merger

        Pursuant to the terms of the merger agreement, Lipman has agreed that until the effective time of the merger, or unless VeriFone approves in writing, Lipman and its subsidiaries' business will be conducted in the ordinary and usual course and Lipman and its subsidiaries will use reasonable best efforts to:

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  preserve their present business organization intact; and

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  maintain their existing relations and goodwill with governmental entities, customers, suppliers, distributors, creditors, lessors, employees and business associates.

        In addition, Lipman has also agreed that until the effective time of the merger, subject to specified exceptions, unless VeriFone approves in writing, it will not, and none of its subsidiaries will:

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  adopt or propose any change to its articles of association;

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  merge or consolidate with any other person;

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  acquire assets outside of the ordinary course of business from any other person with a value or purchase price in excess of $2 million in any transaction or series of related transactions;

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  issue, sell, pledge, dispose of grant, transfer, encumber or authorize the issuance of any shares of, or securities convertible into or exchangeable or exercisable for, or options, warrants, calls, commitments or rights of any kind to acquire, any shares of its capital stock of any class or any other property or assets, other than options granted under Lipman's share incentive plan;

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  create or incur any lien material on any of the assets;

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  make any loans, advances or capital contributions to or investments in any person;

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  declare, set aside or pay any dividend other than the special cash dividend;

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  reclassify, split, combine, subdivide or redeem, purchase or otherwise acquire any capital stock or securities convertible or exchangeable into or exercisable for any of Lipman's capital stock;

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  other than in the ordinary course of business, incur any indebtedness for borrowed money or guarantee the indebtedness of another party in excess of $10 million in the aggregate, or issue or sell any debt securities or warrants or other rights to acquire any of its debt securities or of any of its subsidiaries;

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  make or authorize or commit for any capital expenditures in excess of $5 million other than as set forth in a schedule to the merger agreement;

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  make any changes with respect to accounting policies or procedures;

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  other than the Israeli Tax Assessment or settlements calling for less than $5 million, settle or compromise any material claims or litigation without the prior consent of VeriFone, which may not be unreasonably withheld or delayed;

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  except in connection with the filing of the November 2004 stock option plan with the Israeli tax authorities, make any material tax election or any application with any governmental entity, if there is a risk of restrictions, liabilities or obligations;

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  transfer, sell, lease, license, mortgage, pledge, surrender, encumber, divest, cancel, abandon or allow to lapse or expire or otherwise dispose of any assets, product lines or businesses in excess of $5 million in the aggregate;

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  grant or provide any severance or termination payments or benefits, increase the compensation, bonus or pension, welfare, severance or other benefits of, pay any bonus to, or make any new equity awards to any of its director, officer or employees or of any of its subsidiaries, except in the ordinary course of business consistent with past practice;

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  establish, adopt, amend or terminate any of its benefit plans or amend the terms of any outstanding equity-based awards;

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  take any action to accelerate the vesting or payment, or fund or in any other way secure the payment, of compensation or benefits under any of its benefit plans, to the extent not already provided in those benefit plans;

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  change any actuarial or other assumptions used to calculate funding obligations with respect to any benefit plan or change the manner in which contributions to those plans are made or the basis on which contributions are determined, except as may be required by GAAP;

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  forgive any loans to any of its or of any of its subsidiaries' directors, officers or employees;

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  waive, release or assign any material rights or claims without the prior consent of VeriFone, which may not be unreasonably withheld or delayed; and

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  take any action that would reasonably result in a material increase in tax liability.

        In addition, VeriFone has also agreed that, until the effective time of the merger, subject to specified exceptions, it will not, and none of its significant subsidiaries will:

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  adopt or propose any change to its certificate of incorporation;

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  merge or consolidate with any other person;

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  declare, set aside or pay any dividend; and

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  reclassify, split, combine, subdivide or redeem, purchase or otherwise acquire any capital stock or securities convertible or exchangeable into or exercisable for any of VeriFone's capital stock.

No Solicitation of Acquisition Proposals by Lipman

        The merger agreement provides that neither Lipman nor any of its subsidiaries nor any of the officers and directors of Lipman or its subsidiaries will, and that it will use reasonable best efforts to instruct its and its subsidiaries' employees, agents and representatives not to, directly or indirectly:

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  initiate, solicit, knowingly encourage or facilitate any inquiries or the making of any proposal or offer with respect to an acquisition proposal;

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  engage in, continue or otherwise participate in any discussions or negotiations regarding, or provide any non-public information or data to any person relating to an acquisition proposal; or

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  otherwise knowingly facilitate any effort or attempt to make an acquisition proposal.

        Under the merger agreement, an acquisition proposal is any proposal or offer with respect to a merger, joint venture, partnership, consolidation, dissolution, liquidation, tender offer, recapitalization, reorganization, share exchange, business combination or similar transaction outside the ordinary course of business involving Lipman or any of its significant subsidiaries; or any proposal or offer to acquire 20% or more of the total voting power of the equity securities of Lipman or 20% or more of the consolidated total assets of Lipman, in each case other than the merger with VeriFone.

        The merger agreement does not prevent Lipman or its board of directors or its officers, employees, agents or representatives from doing the following:

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  at any time prior, but not after, the shareholders meeting is convened, providing information in response to a request therefor by a person who has made an unsolicited bona fide written acquisition proposal if the board of directors receives from the person requesting such information an executed confidentiality agreement on terms substantially similar to those contained in the confidentiality agreement provided for in the merger agreement;

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  engaging in any negotiations or discussions with any person who has made an unsolicited bona fide written acquisition proposal; or

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  recommending such an acquisition proposal to Lipman shareholders;

if, in each case, Lipman determines in good faith after consultation with outside legal counsel and financial advisors that the failure to take such action would be inconsistent with the directors' fiduciary duties under applicable law, and Lipman's board of directors has determined in good faith based on the information then available and after consultation with its legal counsel and financial advisor that the acquisition proposal either is, or is reasonably likely to be a superior proposal.

        Under the merger agreement, a superior proposal is an unsolicited bona fide acquisition proposal involving all or a substantial majority of Lipman's assets (on a consolidated basis) or at least 50% of the total voting power of the equity securities of Lipman, that Lipman's board of directors has determined in its good faith judgment after consultation with outside legal counsel and financial advisors which is reasonably likely to be consummated in accordance with its terms, taking into account all legal, financial and regulatory aspects of the proposal and the party making the proposal, and if consummated, would result in a transaction more favorable to Lipman's shareholders from a financial point of view than the transaction with VeriFone.

        In addition, Lipman has agreed, pursuant to the merger agreement, that it will promptly (and, in any event, within 24 hours) notify VeriFone if any inquiries, proposals or offers are received by, any such information is requested from, or any discussions or negotiations are sought to be initiated or continued with, any of its representatives indicating, in connection with such notice, the name of such person and the material terms and conditions of any proposals or offers.

        The merger agreement provides that Lipman will take, in accordance with applicable law and its articles of association, all action necessary to call, hold and convene a meeting of holders of Lipman ordinary shares as promptly as reasonably practicable after the registration statement of which this proxy statement/prospectus forms a part is declared effective to consider and vote upon the approval of the merger agreement. Except on the determination of the occurrence of a superior proposal and during such time as there remains a superior proposal or as Lipman's board of directors may determine in good faith, after consultation with its outside legal counsel, in order to comply with its fiduciary duties under applicable law, Lipman's board of directors will recommend such approval, Lipman's board of directors will not amend, modify, withdraw, condition or qualify such recommendation and will take all lawful action to solicit such approval. Lipman has agreed that it will provide VeriFone with at least 48 hours prior notice of Lipman's board of directors' intention to make any such amendment, modification, withdrawal, condition or qualification, except that such notice will not be required to the extent that Lipman's board of directors determines, after consultation with its outside legal counsel, that such notice violates its fiduciary duties or would cause Lipman to violate any applicable law. Lipman's obligation to convene the shareholders meeting will not be limited or otherwise affected by the commencement, disclosure, announcement or submission to it of any acquisition proposal, or by any change of recommendation of Lipman's board of directors. The merger agreement provides that Lipman will not submit to the vote of its shareholders any acquisition proposal or propose to do so.

Effect on Lipman Share Options

        At the effective time of the merger, each outstanding Lipman share option under Lipman's stock option plans, whether vested or unvested, will be assumed by VeriFone and converted into an option to purchase, on the same terms and conditions as were applicable under the Lipman share option, an equal number of shares of VeriFone common stock equal, at an exercise price per share equal to the exercise price per share at which the Lipman share option was exercisable immediately prior to the effective time, provided however, the exercise price and number of shares of VeriFone common stock purchasable pursuant to the assumed Lipman share options will be determined in a manner consistent with Section 409A of the Internal Revenue Code and, in the case of any incentive stock option, the exercise price and the number of shares purchasable pursuant to such option will be subject to adjustments necessary in order to satisfy the requirements of Section 424(a) of the Internal Revenue Code.

        As soon as practicable after the effective time of the merger but in no event later than 60 days following the effective date, VeriFone will file a registration statement on Form S-8 (if such form is available to VeriFone) with respect to the shares of VeriFone common stock subject to the Lipman share options, to the extent such shares qualify for registration on such forms.

Employee Benefits

        VeriFone will cause Lipman to maintain its applicable existing benefit plans, after the effective time of the merger subject to any amendment or termination that may be permitted by the terms of those plans. From and after the effective time of the merger through the later to occur of 12 months after the effective time of the merger and December 31, 2007, subject to certain exceptions, VeriFone will provide Lipman employees who become employees of VeriFone or any of its subsidiaries or remain employees of Lipman with compensation and employee benefits no less favorable in the aggregate than those provided to those employees prior to the effective time of the merger. In addition, each employee shall generally, receive credit for his or her service with Lipman and its affiliates before the effective time of the merger, for purposes of eligibility, vesting and benefit accrual under the compensation and employee benefit plans, policies or arrangements of VeriFone which will provide benefits to the employee of Lipman to the same extent that the Lipman employee was entitled, before the effective time of the merger, to credit for such service under any similar or comparable Lipman benefit plans.

Conditions to Completion of the Merger

        The obligations of VeriFone and Lipman to complete the merger are subject to the satisfaction or waiver, at or prior to the effective time of the merger, of each of the following conditions:

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  the merger agreement must have been approved by the holders of 75% of the Lipman ordinary shares present and voting (not including abstentions) in the special meeting in accordance with applicable law and Lipman's articles of association and the sole shareholder of Lion Acquisitions Ltd. in accordance with applicable law and the articles of association;

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  the waiting period applicable to the consummation of the merger under the Hart-Scott-Rodino Act must have expired or been terminated;

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  the shares of VeriFone common stock issuable to Lipman shareholders shall have been authorized for listing on the NYSE;

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  no court or governmental entity of competent jurisdiction has enacted, issued, promulgated, enforced or entered any statute, law, ordinance, rule, regulation, judgment, decree, injunction or other order (whether temporary, preliminary or permanent) that is in effect and restrains, enjoins or otherwise prohibits consummation of the merger or the other transactions contemplated by the merger agreement;

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  the registration statement of which this proxy statement/prospectus is a part must have become effective under the Securities Act, no stop order suspending the effectiveness of the registration statement has been issued, and no proceeding for that purpose has been initiated or threatened, by the SEC;

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  the Israeli prospectus shall have received the permit of the Israeli Securities Authority;

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  the Investment Center Approval shall have been obtained; and

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  at least 50 days have elapsed after the filing of the merger proposals and at least 30 days have elapsed after the approval of the merger by the shareholders of Lipman and Lion Acquisitions Ltd.

        Lipman's obligation to complete the merger is also subject to the satisfaction or waiver by Lipman at or prior to the effective time of the merger of the following conditions, among others:

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  the representations and warranties of VeriFone and Lion Acquisitions Ltd. set forth in the merger agreement must be true and correct as of April 10, 2006, and as of the closing date as if made on the closing date, in each case without regard to any materiality qualification contained in the particular representation or warranty, except that this condition will be deemed to have been satisfied even if the representations or warranties are not so true and correct unless the failure of the representations or warranties to be so true and correct, individually or in the aggregate, has had, or is reasonably likely to have, a material adverse effect on VeriFone; and

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  VeriFone and Lion Acquisitions Ltd. must have performed in all material respects all obligations required to be performed by it under the merger agreement at or prior to the closing date;

        VeriFone's and Lion Acquisitions Ltd.'s obligation to complete the merger is also subject to the satisfaction or waiver by VeriFone at or prior to the effective time of the merger of the following conditions:

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  the representations and warranties of Lipman set forth in the merger agreement must be true and correct as of April 10, 2006 and as of the closing date as if made on the closing date, in each case without regard to any materiality qualification contained in such representation or warranty, except this condition will be deemed to have been satisfied even if such representations or warranties are not so true and correct unless the failure of such representations or warranties to be so true and correct, individually or in the aggregate, has had, or is reasonably likely to have, a material adverse effect on Lipman;

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  Lipman must have performed in all material respects all obligations required to be performed by it under the merger agreement at or prior to the closing date;

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  no court or government entity of competent jurisdiction has threatened in writing, instituted or pending any suit, action or proceeding seeing to prohibit, limit, restrain or impair VeriFone's ability to own or operate or to retain or change all or a material portion of the assets, licenses, operations, rights, product lines, businesses or interest of Lipman or prohibit or limit VeriFone's ability to vote, transfer, receive dividends or otherwise exercise full ownership rights;

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  other than the filing of the certificate of merger with the Registrar of Companies of the State of Israel, all notices, reports and other filings required to be made prior to the effective time of the merger by Lipman or VeriFone or any of their respective subsidiaries with, and all consents, registrations, approvals, permits and authorizations required to be obtained prior to the effective time of the merger by Lipman or VeriFone or any of their respective subsidiaries from, any governmental entity in connection with the execution and delivery of the merger agreement and the consummation of the merger and the other transactions contemplated by the merger agreement by Lipman, VeriFone and Lion Acquisitions Ltd. must have been made or obtained, except that this condition will be deemed to have been satisfied unless the failure to make such notices, reports and other filings or obtain such consents, registrations, approvals, permits and authorizations, individually or in the aggregate, has had, or is reasonably likely to have, a material adverse effect on Lipman;

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  since the date of merger agreement, there shall not have occurred any change, event, circumstance or development that has had, or is reasonably likely to have material adverse effect on Lipman;

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  neither VeriFone nor Lipman shall have received any written or oral indication from the Investment Center or the Israeli income tax authorities to the effect that the consummation of the merger will jeopardize or adversely affect the tax status and benefits of Lipman;

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  governmental approvals shall have been obtained for the Israeli Land Authority and the Israeli Securities Options Exemptions;

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  VeriFone must have received the opinion of Israeli counsel to Lipman satisfactory to VeriFone;

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  not less than four of the employment letters shall have been entered into;

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  VeriFone shall have received an affiliates letter from certain identified persons;

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  each director of Lipman shall have delivered a resignation letter effective as of the closing; and

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  the tax settlement shall have been entered and shall be in full force and effect.

Determination of Material Adverse Effect

        Under the terms of the merger agreement, a "VeriFone material adverse effect" is defined to mean a material adverse effect on the condition (financial or otherwise), prospects, business or results of operations of VeriFone and its significant subsidiaries taken as a whole or an effect that could prevent or materially burden or materially impair the ability of VeriFone or Lion Acquisitions Ltd. to consummate the transactions contemplated by the merger agreement, except that the following are excluded from the definition of VeriFone material adverse effect and from the determination of whether such an VeriFone material adverse effect has occurred:

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  changes in the general economic conditions;

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  changes in economic, financial market, regulatory or political conditions in the industries or markets in which VeriFone participates;

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  actions taken by Lipman as required by the merger agreement;

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  any adverse change in VeriFone's relationship with its customers and vendors that is directly attributable to the public announcement of the merger; and

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  changes in GAAP or its interpretation, including changes resulting from the adoption of amendment of financial accounting standards by the Financial Accounting Standards Board.

        Neither any act of terrorism or war that does not affect VeriFone directly nor any failure by VeriFone to meet internal projections or forecasts or published revenue or earnings predictions, shall, by itself, constitute a VeriFone material adverse effect.

        Under the terms of the merger agreement, a "Lipman material adverse effect" is defined to mean a material adverse effect on the financial condition, properties, assets, liabilities, business or results of operations of Lipman and its subsidiaries taken as a whole or an effect that could prevent or materially delay or materially impair the ability of Lipman to consummate the transactions contemplated by the merger agreement, except that the following are excluded from the definition of Lipman material adverse effect and from the determination of whether such a Lipman material adverse effect has occurred:

  •
  changes in the general economic conditions;

  •
  changes in economic, financial market, regulatory or political conditions in the industries or markets in which Lipman participates;

  •
  actions taken by Lipman as required by the merger agreement;

  •
  any adverse change in Lipman's relationship with its customers and vendors that is directly attributable to the public announcement of the merger; and

  •
  changes in GAAP or its interpretation, including changes resulting from the adoption of amendment of financial accounting standards by the Financial Accounting Standards Board.

        Neither any act of terrorism or war that does not affect Lipman directly or any failure by Lipman to meet internal projections or forecasts or published revenue or earnings predictions, shall, by itself, constitute a Lipman material adverse effect.

Waiver and Amendment of the Merger Agreement

        Subject to the provisions of the applicable law, at any time prior to the effective time of the merger, the parties to the merger agreement may modify or amend the merger agreement, by action of the board of directors of the respective parties.

        The conditions to each of the parties' obligations to consummate the merger are for the sole benefit of such party and may be waived by such party in whole or in part to the extent permitted by applicable law.

Affiliate Agreements

        Prior to the date of the shareholders meeting, VeriFone will deliver to Lipman a list of names and addresses of those persons who are, in the opinion of VeriFone, as of the time of the shareholders meeting, "affiliates" of Lipman within the meaning of Rule 145 under the Securities Act. Lipman will provide to VeriFone the information and documents as VeriFone may reasonably request, for purposes of preparing such list. Lipman will exercise its best efforts to deliver or cause to be delivered to VeriFone, prior to the date of the shareholders meeting, from each of the affiliates of Lipman identified, an affiliates letter, dated as of the closing date.

        Under the affiliates letter, VeriFone will be entitled to place customary legends on the certificates evidencing any VeriFone common stock to be received by these persons. Further, these persons have also acknowledged the resale restrictions imposed by Rule 145 under the Securities Act may apply to shares of VeriFone common stock to be received by them in the merger.

Termination of the Merger Agreement

        The merger agreement may be terminated at any time prior to the effective time of the merger, whether before or after approval by shareholders of Lipman, by mutual written consent of Lipman and VeriFone by action of their respective boards of directors.

        The merger agreement may be terminated at any time prior to the effective time of the merger, whether before or after approval by shareholders of Lipman by action of either the board of directors of VeriFone or Lipman if:

  •
  the merger has not been consummated by November 30, 2006;

  •
  the approval of Lipman's shareholders required by the merger agreement has not been obtained at a Lipman special meeting or at any adjournment or postponement thereof;

  •
  the approval of the issuance of VeriFone common stock in the merger shall not have been obtained at the VeriFone special meeting; or

  •
  any order permanently restraining, enjoining or otherwise prohibiting consummation of the merger becomes final and non-appealable.

        The merger agreement may be terminated at any time prior to the effective time of the merger, whether before or after approval by Lipman shareholders, by action of the board of directors of Lipman if there has been a breach of any representation, warranty, covenant or agreement made by VeriFone or Lion Acquisitions Ltd. in the merger agreement, or any such representation and warranty becomes untrue after the date of the merger agreement, so that certain conditions to closing of Lipman would not be satisfied and such breach or condition is not curable or, if curable, is not cured by November 30, 2006.

        The merger agreement may be terminated at any time prior to the effective time of the merger, by action of the board of directors of VeriFone, if:

  •
  the board of directors of Lipman has withdrawn or adversely modified its approval or recommendation of the merger agreement; or

  •
  there has been a breach of any representation, warranty, covenant or agreement made by Lipman in the merger agreement, or any representations and warranties becomes untrue after the date of the merger agreement, so that certain conditions to closing of VeriFone would not be satisfied and such breach or condition is not curable or, if curable, is not cured by November 30, 2006.

Termination Fee and Expense Reimbursement

        Lipman has agreed to pay to VeriFone a termination fee equal to $23.3 million if (i) prior to the Lipman shareholder vote, the Lipman board of directors approves a superior proposal and authorizes Lipman to enter into a binding written agreement or (ii) VeriFone terminates the merger agreement after Lipman's board of directors has withdrawn or adversely modified its approval or recommendation of the merger agreement in the absence of an acquisition proposal or recommended to the Lipman shareholders any acquisition proposal and within one year of such termination, Lipman enters into a definitive agreement with respect to the acquisition proposal. Lipman is required to pay an expense reimbursement of $7 million to VeriFone if Lipman shareholders do not approve the merger. The expense reimbursement is not required to be paid if VeriFone is unable to obtain a ruling from the Israel Tax Authority that withholding will not apply to the merger proceeds with respect to non-Israeli residents, VeriFone notifies Lipman that it has determined that it is required to withhold Israeli Tax at source and Lipman shareholders do not approve the merger.

Indemnification and Insurance

        VeriFone has agreed that from and after the effective time of the merger, it will indemnify and hold harmless each present and former director and officer of Lipman, when acting in such capacity, determined as of the effective time of the merger, against any costs or expenses, including reasonable attorneys' fees, judgments, fines, losses, claims, damages or liabilities incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of matters existing or occurring at or prior to the effective time of the merger.

        However, any person to whom expenses are advanced must provide an undertaking to repay such advance if it is ultimately determined that such person is not entitled to indemnification.

        VeriFone has agreed to maintain in effect Lipman's current officers' and directors' insurance for seven years after the effective time of the merger, subject to certain limitations.

Other Material Agreements Relating to the Merger

Voting Agreements

  VeriFone Shares

        Contemporaneously with the execution and delivery of the merger agreement, Douglas G. Bergeron and GTCR have entered into voting agreements with VeriFone. Approximately 39.1% of the outstanding shares of VeriFone common stock are subject to the voting agreements. We refer to these shares as the "subject VeriFone shares".

        These VeriFone stockholders have agreed to vote the subject VeriFone shares at the special meeting:

  •
  in favor of a resolution approving the issuance of shares of VeriFone common stock as contemplated by the merger agreement; and

  •
  against any action or agreement that would compete with, or materially impede, or interferes with or would reasonably be expected to discourage or inhibit the transaction contemplated by the merger agreement.

  Lipman Shares

        Contemporaneously with the execution and delivery of the merger agreement, Mivtach Shamir Holdings Ltd., Mez-Op Holdings Ltd., Isaac Angel, Mike Lilo, Yitzhak Cohen, Roy Neuman and Eliezer Yanay have each entered into voting agreements with VeriFone. Approximately 17.0% of the outstanding shares of Lipman ordinary shares are subject to the voting agreements. We refer to these shares as the "subject Lipman shares".

        The foregoing is a summary description of the voting agreements. The voting agreements are exhibits to the registration statement that VeriFone has filed with the SEC in connection with the merger.

  Agreement to Vote and Irrevocable Proxy

        These Lipman shareholders have agreed to vote the subject Lipman shares at the shareholders meeting:

  •
  in favor of the merger and the merger agreement and approval of the terms thereof;

  •
  against any action or agreement that materially impedes, interferes with or that would reasonably be expected to discourage or inhibit the transaction contemplated by the merger agreement; and

  •
  against approval of any acquisition proposal or merger, consolidation, business combination, reorganization, recapitalization, liquidation or sale or transfer of material assets.

        These Lipman shareholders also agreed to grant to VeriFone an irrevocable proxy and irrevocably appointed VeriFone such shareholders' attorney and proxy to vote the subject Lipman shares with regard to any of the foregoing matters at the shareholders meeting.

  Transfer Restrictions

        In addition, these Lipman shareholders agreed that they would not, directly or indirectly, initiate, solicit, encourage or otherwise facilitate any inquiries or the making of any acquisition proposal.

        These Lipman shareholders also agreed to certain restrictions on the transfer of their subject Lipman shares.

Investment Agreements

        Contemporaneously with the execution and delivery of the merger agreement, VeriFone and Mivtach Shamir Holdings Ltd. and Isaac Angel, each Lipman shareholders, entered into investment agreements. Under their investment agreements, Mivtach Shamir Holdings Ltd. and Isaac Angel agree to elect to receive either the mixed consideration or the stock consideration, and also agree that subject to certain exceptions, they will not, without the prior consent of VeriFone, during the period commencing on April 10, 2006 and ending 180 days after the closing date of the merger, offer, sell, contract to sell, pledge, grant any option to purchase, make any short sale or otherwise dispose of any of their shares of VeriFone common stock, or any options or warrants to purchase any shares of VeriFone common stock, or any securities convertible into, exchangeable for or that represent the right to receive shares of VeriFone common stock, whether then owned or thereafter acquired by them.

VeriFone Employment Letters

        In connection with the merger agreement, VeriFone entered into employment terms sheets with Isaac Angel, Mike Lilo, Roy Neuman and Eliezer Yanay. These employment terms sheets are expected to be replaced by employment letters to be entered into between VeriFone and these individuals prior to the completion of the merger.

        Each executive will receive an annual base salary and a target bonus tied to VeriFone's targets. Each will be eligible to participate in various employee benefit plans and programs of VeriFone. If the executive is terminated for cause, then the executive will not receive accelerated vesting of any of his stock options or restricted stock.

VeriFone Credit Facility

        Concurrently with the merger, VeriFone expects to refinance its existing credit facility with a new arrangement with J.P. Morgan Securities Inc. and Lehman Brothers Inc. with terms substantially the same as the existing credit facility except the new arrangement will be for $500 million of a Term B loan and $40 million of revolving credit. A portion of the new facility will be used to repay the existing credit facility, of which $181.6 million was outstanding at April 30, 2006. The remaining borrowings under the new facility of approximately $318 million are expected to be used to finance a portion of the cash component of the merger consideration and the expenses of the merger. VeriFone will have the option to elect an interest rate on the new term B loan from time to time at either LIBOR plus 1.75% per annum or an alternative base rate. Interest on the revolving credit facility is expected to be determined based on LIBOR plus 1.5% per annum or an alternative base rate. The Term B loan is expected to mature on the seventh anniversary of the closing date, with scheduled amortization of principal of approximately 1/4 of 1% of the initial aggregate principal amount in the case of each of the first twenty seven quarterly payments due on the last day of each calendar quarter. The revolving credit portion of the new facility is expected to terminate and all amounts will be due and payable in six full years after the closing. The refinancing and the initial funding under the new facility are conditioned upon consummation of the merger in accordance with the terms of the merger agreement. VeriFone's obligation to complete the merger is not contingent on its ability to receive financing under this proposed new credit facility.

Unaudited Pro Forma Condensed Combined Financial Information

        The following unaudited pro forma condensed combined financial information is based on the historical financial statements of VeriFone Holdings, Inc. ("VeriFone") and Lipman Electronic Engineering Ltd. ("Lipman") after giving effect to the proposed merger between VeriFone and Lipman, the estimated additional borrowings under the proposed debt refinancing used to finance a portion of the merger consideration and the assumptions and adjustments described in the accompanying notes to the unaudited pro forma condensed financial information.

        VeriFone's fiscal year ends on October 31 while Lipman's fiscal year ends on December 31. The unaudited pro forma condensed combined balance sheet as of April 30, 2006 is based on the historical balance sheet of VeriFone as of April 30, 2006 and of Lipman as of March 31, 2006 and has been prepared to reflect the merger and the estimated additional borrowings under the proposed debt refinancing as if they had been consummated on April 30, 2006. The unaudited pro forma condensed combined statement of operations for the six months ended April 30, 2006 combines the results of operations of VeriFone for the six months ended April 30, 2006 and of Lipman for the six months ended March 31, 2006 as though the merger and the estimated additional borrowings under the proposed debt refinancing had been consummated on November 1, 2004. The unaudited pro forma condensed combined statement of operations for the year-ended October 31, 2005 combines the results of operations of VeriFone for the year-ended October 31, 2005 and of Lipman for the year-ended December 31, 2005 as if the merger and the estimated additional borrowings under the proposed debt refinancing had been consummated on November 1, 2004. Lipman's net revenues of $68,753,000 and net loss from continuing operations of $360,000 for the three months ended December 31, 2005 is included in the unaudited pro forma condensed combined statements of operations for both the year-ended October 31, 2005 and the six months ended April 30, 2006.

        The unaudited pro forma financial information has been prepared on the basis that, in the aggregate, Lipman shareholders will receive consideration consisting of a number of shares of VeriFone common stock equal to the product of 0.50 times the number of Lipman shares outstanding on the closing date of the merger and an amount of cash equal to the product of $14.304 times the number of Lipman shares outstanding on the closing date of the merger, as reduced by a special cash dividend estimated to be approximately $40 million, or $1.50 per share, to be paid by Lipman to its shareholders prior to the closing of the transaction. The estimated number of shares of VeriFone common stock to be issued in the proposed merger is approximately 13.3 million shares and the total purchase price is estimated to be approximately $795 million, including $25 million in transaction costs and $15 million related to the fair value of vested stock options assumed. VeriFone has estimated additional borrowings of $318 million under the proposed refinancing to finance a portion of the cash component of the merger consideration and expenses of the merger.

        The preliminary allocation of the purchase price used in the unaudited pro forma condensed combined financial information is based on preliminary estimates and currently available information. These assumptions and estimates, some of which cannot be finalized until the consummation of the merger, will be revised as additional information becomes available, upon consummation of the merger and finalization of the valuation of Lipman's assets and liabilities. The final determination of the allocation of the purchase price will be based on the actual intangible assets, net tangible assets and in-process research and development of Lipman existing as of the date of the acquisition.

        The unaudited pro forma condensed combined financial information does not include the effects of restructuring certain activities affecting pre-merger VeriFone or Lipman operations. Any restructuring liabilities, once determined, may be material and may include costs for severance, costs of vacating facilities and costs to exit or terminate other duplicative activities. Liabilities related to restructuring Lipman's operations will be recorded as an adjustment to the purchase price and result in an increase in goodwill. Liabilities related to restructuring VeriFone's operations will be recorded as expenses in VeriFone's statement of operations in the period that the costs are incurred. VeriFone expects to be able to quantify estimated restructuring expenses upon completion of the merger or shortly thereafter.

        The unaudited pro forma condensed combined financial information is not intended to represent what VeriFone's financial position or results of operations would actually have been if the merger had occurred on those dates. Since VeriFone and Lipman were not under common control or management for any period presented, the unaudited pro forma condensed combined financial results may not be comparable to, or indicative of, future performance. The unaudited pro forma condensed combined financial information does not include any adjustments for liabilities resulting from integration planning. Management of VeriFone is in the process of assessing the costs associated with integration.

        The unaudited pro forma condensed combined financial information should be read in conjunction with VeriFone's historical consolidated financial statements and related notes contained in VeriFone's Annual Report on Form 10-K for the year ended October 31, 2005 and VeriFone's Quarterly Report on Form 10-Q for the period ended April 30, 2006 and Lipman's historical consolidated financial statements and related notes contained in Lipman's Annual Report on Form 20-F for the year ended December 31, 2005 and Lipman's unaudited consolidated financial statements contained in Lipman's Report on Form 6-K dated May 9, 2006, which are incorporated by reference into this proxy statement/prospectus. See "Where You Can Find More Information" on page 145.

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET
VERIFONE HOLDINGS, INC. AND LIPMAN ELECTRONIC ENGINEERING LTD.
AS OF APRIL 30, 2006
(IN THOUSANDS)

	Historical
	VeriFone April 30, 2006	Lipman March 31, 2006	Pro Forma Adjustments(1)		Pro Forma Combined
Assets
Current assets:
Cash and cash equivalents	$91,218	$120,039	$(98,953	)(a)	$112,304
Marketable securities	12,711	—	—		12,711
Accounts receivable, net	107,063	44,805	2,783	(l)	154,651
Inventories	47,951	57,432	12,028	(b)	116,221
			(1,190	)(l)
Deferred and prepaid tax assets	11,481	4,555	—		16,036
Prepaid expenses and other current assets	9,893	10,592	—		20,485

Total current assets	280,317	237,423	(85,332)		432,408
Property, plant, equipment and improvements, net	6,623	16,505	(800)	(l)	22,328
Purchased intangible assets, net	13,582	25,618	181,222	(d)	220,422
Goodwill	47,260	40,138	382,859	(e)	470,257
Deferred tax assets	19,562	—	28,153	(c)	47,715
Debt issuance costs, net	6,924	—	3,401	(g)	10,325
Severance pay fund	—	3,248	—		3,248
Long term receivable	—	2,188	—		2,188
Other assets	9,123	—	1,190	(l)	11,113
			800	(l)

Total assets	$383,391	$325,120	$511,493		$1,220,004

Liabilities and stockholders' equity
Current liabilities:
Accounts payable	$64,257	$19,460	$—		$83,717
Income taxes payable	11,965	6,657	(2,700	)(h)	15,922
Accrued compensation	11,955	4,964	—		16,919
Accrued warranty	3,826	1,628	—		5,454
Deferred revenue, net	20,716	7,165	(5,209	)(f)	25,455
			2,783	(l)
Deferred tax liabilities	137	—	—		137
Accrued expenses	5,737	8,853	—		14,590
Other current liabilities	14,852	—	—		14,852
Current portion of long-term debt	1,927	—	3,220	(i)	5,147

Total current liabilities	135,372	48,727	(1,906)		182,193
Accrued warranty	743	—			743
Deferred revenue, net	6,775	5,483	(1,873	)(f)	10,385
Long-term debt, less current portion	179,848	—	315,152	(i)	495,000
Long-term loan from minority shareholders in a subsidiary	—	221	—		221
Deferred tax liabilities	—	5,309	22,405	(c)	50,558
			28,153	(c)
			(5,309	)(c)
Other liabilities	835	—	—		835
Accrued severance pay	—	4,535	—		4,535
Commitments and contingencies
Stockholders' equity:
Common stock and additional paid-in-capital	132,856	156,605	270,988	(h)	560,449
Accumulated retained earnings (deficit)	(74,149)	123,792	(135,669	)(h)	(86,026)
Treasury stock at cost	—	(16,835)	16,835	(h)	—
Accumulated other comprehensive income	1,111	(2,717)	2,717	(h)	1,111

Total stockholders' equity	59,818	260,845	154,871		475,534

Total liabilities and stockholders' equity	$383,391	$325,120	$511,493		$1,220,004

(1)
The letters refer to a description of the adjustments in Note 3.

See accompanying notes to unaudited pro forma condensed combined consolidated financial information.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

VERIFONE HOLDINGS, INC. AND LIPMAN ELECTRONIC ENGINEERING LTD.

FOR THE YEAR ENDED OCTOBER 31, 2005

(IN THOUSANDS, EXCEPT PER SHARE DATA)

	Historical
	VeriFone Fiscal Year Ended October 31, 2005	Lipman Fiscal Year Ended December 31, 2005	Pro Forma Adjustments(1)		Pro Forma Combined
Net revenues	$485,367	$235,400	$(5,209	)(f)	$715,558
Cost of net revenues	288,542	136,381	485	(j)	454,967
			29,559	(d)

Gross profit	196,825	99,019	(35,253)		260,591
Operating expenses:
Research and development	41,830	16,054	1,377	(j)	59,261
Sales and marketing	52,231	31,908	1,126	(j)	81,966
			(3,299	)(l)
General and administrative	29,609	11,826	2,499	(j)	47,233
			3,299	(l)
Amortization of purchased intangible assets	4,967	2,223	8,601	(d)	15,791
Impairment of goodwill	—	10,493	—		10,493

Total operating expenses	128,637	72,504	13,603		214,744

Operating income	68,188	26,515	(48,856)		45,847
Interest expense	(15,384)	—	(23,114	)(i)	(38,498)
Interest income	598	2,909	—		3,507
Other income (expense), net	(6,673)	44	—		(6,629)

Income before income taxes	46,729	29,468	(71,970)		4,227
Provision (benefit) for income taxes	13,490	9,384	(11,680	)(k)	11,194

Net income (loss) from continuing operations	$33,239	$20,084	$(60,290)		$(6,967)

Net income (loss) from continuing operations per common share: (Note 4)
Basic	$0.57	$0.75			$(0.10)
Diluted	$0.54	$0.73			$(0.10)
Weighted-average shares used in computing net income (loss) per common share:
Basic	58,318	26,835			71,618
Diluted	61,460	27,475			71,618

(1)
The letters refer to a description of the adjustments in Note 3.

See accompanying notes to unaudited pro forma condensed combined consolidated financial information.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

VERIFONE HOLDINGS, INC. AND LIPMAN ELECTRONIC ENGINEERING LTD.

FOR THE SIX MONTHS ENDED APRIL 30, 2006

(IN THOUSANDS, EXCEPT PER SHARE DATA)

	Historical
	VeriFone Six Months Ended April 30, 2006	Lipman Six Months Ended March 31, 2006	Pro Forma Adjustments(1)		Pro Forma Combined
Net revenues	$276,820	$126,385	$(234	)(f)	$402,971
Cost of net revenues	153,819	74,632	275	(j)	243,506
			14,780	(d)

Gross profit	123,001	51,753	(15,289)		159,465
Operating expenses:
Research and development	23,628	7,546	778	(j)	31,952
Sales and marketing	28,605	17,953	647	(j)	44,916
			(2,289	)(l)
General and administrative	19,691	5,348	1,490	(j)	28,818
			2,289	(l)
Amortization of purchased intangible assets	2,318	1,132	4,301	(d)	7,751
Impairment of goodwill	—	10,493	—		10,493

Total operating expenses	74,242	42,472	7,216		123,930

Operating income	48,759	9,281	(22,505)		35,535
Interest expense	(6,476)	—	(11,557	)(i)	(18,033)
Interest income	1,614	1,723	—		3,337
Other income, net	266	103	—		369

Income before income taxes	44,163	11,107	(34,062)		21,208
Provision (benefit) for income taxes	15,333	4,841	(4,116	)(k)	16,058

Net income from continuing operations	$28,830	$6,266	$(29,946)		$5,150

Net income from continuing operations per common share: (Note 4)
Basic	$0.44	$0.23			$0.07
Diluted	$0.42	$0.23			$0.06
Weighted-average shares used in computing net income per common share:
Basic	65,751	26,967			79,051
Diluted	68,887	27,317			82,347

(1)
The letters refer to a description of the adjustments in Note 3.

See accompanying notes to unaudited pro forma condensed combined consolidated financial information.

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED

CONSOLIDATED FINANCIAL INFORMATION

1.     Basis of Presentation

        On April 10, 2006, VeriFone Holdings, Inc. ("VeriFone") and Lipman Electronic Engineering Ltd. ("Lipman") entered into a definitive merger agreement that will result in Lipman becoming a wholly owned subsidiary of VeriFone. The transaction is conditioned upon (i) customary regulatory approvals including those under the U.S. Hart-Scott-Rodino Antitrust Improvements Act of 1976 and under Israeli law, (ii) approval of the merger agreement by Lipman shareholders and (iii) approval of VeriFone stockholders of the issuance of the VeriFone common stock in connection with the merger.

        Concurrently with the merger, VeriFone expects to refinance its existing credit facility with a new arrangement with J.P. Morgan Securities Inc. and Lehman Brothers Inc. with terms substantially the same as the existing credit facility except the new arrangement will be for $500 million of a Term B loan and $40 million of revolving credit. A portion of the new facility will be used to repay the existing facility, of which $181.6 million was outstanding at April 30, 2006. The remaining borrowings under the new facility of approximately $318 million are expected to be used to finance a portion of the cash component of the merger consideration and the expenses of the merger. VeriFone will have the option to elect an interest rate on the new term B loan from time to time at either LIBOR plus 1.75% per annum or an alternative base rate. Interest on the revolving credit facility is expected to be determined based on LIBOR plus 1.5% per annum or an alternative base rate. The Term B loan is expected to mature on the seventh anniversary of the closing date, with scheduled amortization of principal of approximately 1/4 of 1% of the initial aggregate principal amount in the case of each of the first twenty seven quarterly payments due on the last day of each calendar quarter. The revolving credit portion of the new facility is expected to terminate and all amounts will be due and payable in six full years after the closing. The refinancing and the initial funding under the new facility are conditioned upon consummation of the merger in accordance with the terms of the merger agreement. VeriFone's obligation to complete the merger is not contingent on its ability to receive financing under this proposed new credit facility.

        VeriFone accounts for acquisitions under Financial Accounting Standards Board Statement No. 141, Business Combinations. In accordance with business combination accounting, VeriFone will allocate the purchase price of acquired companies to the tangible and intangible assets acquired, liabilities assumed as well as in-process research and development based on their estimated fair values. The excess of the purchase price over the net tangible and identifiable intangible assets will be recorded as goodwill. VeriFone's management has made significant assumptions and estimates in determining the preliminary purchase price and the preliminary allocation of the estimated purchase price in the unaudited pro forma condensed combined financial information. The final determination of such assumptions and estimates cannot be made until VeriFone completes the acquisition of Lipman.

        The unaudited pro forma condensed combined financial information is not intended to represent or be indicative of the consolidated results of operations or financial position of VeriFone that would have been reported had the acquisition and borrowings been completed as of the dates presented, and should not be taken as representative of the future consolidated results of operations or financial position of VeriFone. The unaudited pro forma condensed combined financial information does not reflect any operating efficiencies and cost savings or dissynergies and cost increases that VeriFone may achieve with respect to the combined companies.

        The unaudited pro forma condensed combined financial information should be read in conjunction with the historical consolidated financial statements and accompanying notes of VeriFone and Lipman included in their respective annual reports on Form 10-K or 20-F and quarterly reports on Form 10-Q or report on Form 6-K incorporated by reference in the proxy statement/prospectus.

2.     Purchase Price Allocation

        The preliminary estimated total purchase price of the Lipman merger is as follows (in thousands):

Cash	$342,000
Value of common stock issued	412,566
Value of Lipman vested and unvested options assumed	53,042
Estimated transaction costs	25,000

Subtotal	832,608
Less: Value of unvested Lipman options assumed	(38,015)

Total preliminary purchase price	$794,593

        Pursuant to the proration and allocation provisions of the merger agreement, the total merger consideration will consist of (i) a number of shares of VeriFone common stock equal to the product of 0.50 multiplied by the number of Lipman ordinary shares issued and outstanding on the closing date and (ii) an amount in cash equal to the product of $14.304 multiplied by the number of Lipman ordinary shares issued and outstanding on the closing date, as reduced by the aggregate amount of the special cash dividend to be paid by Lipman. VeriFone currently estimates that it will issue approximately 13.3 million shares and pay approximately $382 million, less the aggregate amount of the special cash dividend. The aggregate amount of the special cash dividend is currently estimated at $40 million which is the amount of the special cash dividend assumed in this unaudited pro forma financial information.

        The unaudited pro forma condensed combined financial information assumes the issuance of approximately 13.3 million shares of VeriFone's common stock. The 13.3 million shares have been valued at $31.02 per share based on an average of the closing prices of VeriFone's common stock for a range of trading days two days before April 10, 2006, the announcement date of the proposed merger, the announcement date and two days after the announcement date.

        Pursuant to the merger agreement, VeriFone will assume, on a one-for-one basis, all Lipman share options outstanding on consummation of the merger. VeriFone expects to assume options to purchase approximately 3,945,380 shares of Lipman ordinary shares at a weighted average exercise price of $24.55. The estimated fair value of the outstanding vested and unvested options of $53,042,000, was determined using a Black-Scholes valuation model using the following assumptions: stock price of $31.02 per share, expected term of 2.8 years, expected volatility of 44% and risk free interest rate of 5.0%. The actual number of options to purchase shares of Lipman ordinary shares to be assumed will be determined based on the actual number of Lipman options to purchase shares outstanding at the completion of the merger.

        For accounting purposes the fair value of unvested options as of the completion of the merger is deducted in determining the purchase price and this unrecognized share-based compensation will be recognized as compensation expense on a straight line basis over the estimated remaining service period of 3.3 years. The estimated fair value of the outstanding unvested options of $38,015,000, was determined using a Black-Scholes valuation model using the following assumptions: stock price of $30.96 per share of VeriFone common stock on April 30, 2006, expected term of 2.8 years, expected volatility of 44% and risk free interest rate of 5.0%. The Company determined the number of vested options based on the ratio of the number of months of service provided by employees as of April 30, 2006 to the total vesting period for the options (vested ratio). The actual number of unvested options to purchase shares of Lipman assumed will be determined based on the vested ratio at the completion of the merger and the fair value of such options will be determined based on the closing date per share price of VeriFone common stock and the Black-Scholes valuation assumption at the completion of the merger.

        Under the purchase method of accounting, the total estimated purchase price as shown in the table above is allocated to Lipman's tangible and intangible assets acquired, liabilities assumed as well as in-process research and development based on their estimated fair values as of the date of the completion of the merger. The excess of the purchase price over the net tangible and intangible assets will be recorded as goodwill. The preliminary allocation of the purchase price used in the unaudited pro forma condensed combined financial information is based on preliminary estimates and currently available information. These assumptions and estimates, some of which can not be finalized prior to the consummation of the merger, may be revised as additional information becomes available, upon consummation of the merger and finalization of the valuation of Lipman's assets and liabilities. The final determination of the allocation of the purchase prices will be based on the actual intangible assets, net tangible assets and in-process research and development of Lipman that exist as of the date of acquisition.

        Based on the preliminary valuation and other information currently available the preliminary estimated purchase price is allocated as follows (in thousands):

Net tangible assets	$157,103
Amortizable intangible assets:
Developed product technology	152,720
Customer relationships	50,380
Internal use software	3,740

Subtotal	206,840
In-process research and development	6,260
Excess over fair value of vested options	1,393
Goodwill	422,997

Total preliminary estimated purchase price allocation	$794,593

  Net Tangible Assets

        Of the total estimated purchase price, a preliminary estimate of approximately $157 million has been allocated to net tangible assets acquired. VeriFone has valued net tangible assets at their respective carrying amounts as of March 31, 2006, except cash, inventory, deferred revenue, and deferred taxes as VeriFone believes these amounts approximate their current fair value or the fair values are not determinable as the acquisition has not been completed.

        VeriFone has reduced Lipman's historic cash balance by $40 million for the estimated amount of the pre acquisition special cash dividend to be paid to Lipman shareholders. The aggregate amount of the special cash dividend has not been finally determined, but will be the amount of cash of Lipman that may be distributed by Lipman in the form of a dividend without a corporate tax being imposed on Lipman, provided, however, that, pursuant to the merger agreement, the aggregate dividend will not be less than $23 million.

        VeriFone has increased Lipman's historical value of inventory by $12 million in the pro forma condensed combined balance sheet to adjust inventory to an amount equivalent to the selling price less an appropriate sales margin. Due to its non-recurring nature, this adjustment has been excluded in the unaudited pro forma condensed combined consolidated statements of operations but will be recognized in VeriFone's consolidated financial statements through higher costs of sales as the inventory is sold over an estimated period of six to nine months. The actual increase in inventory will be determined based on the actual amount of inventory on hand at the completion of the merger.

        VeriFone reduced Lipman's historical value of deferred revenue by $7.1 million in the pro forma condensed combined balance sheet to adjust deferred revenue to an amount equivalent to the estimated cost plus an appropriate margin to perform the services related to Lipman's service contracts. This adjustment has been included in the unaudited pro forma condensed combined consolidated statements of operations through lower services revenue over the estimated service period of six months to five years. The actual reduction in deferred revenue will be determined based on the actual obligations to fulfill under the service contracts in effect at the completion of the merger.

        VeriFone recorded a $22 million deferred tax liability attributable to the net retained tax-exempt income of Lipman's participation in the Approved Enterprise scheme under Israel tax law and eliminated the deferred tax liability of $5.3 million associated with a prior acquisition made by Lipman.

  Intangible Assets

        Developed product technology, which comprises products that have reached technological feasibility, includes products in Lipman's product lines, principally the Nurit product line. Lipman's technology and products are designed for hardware, software, solutions and services, serving the POS market internationally. This proprietary know-how can be leveraged by VeriFone to develop new technology and improved products and manufacturing processes. VeriFone expects to amortize the developed and core technology and patents over an average estimated life of 5 years.

        Customer relationships represent the distribution channels through which Lipman sells the majority of its products and services. VeriFone expects to amortize the fair value of these assets over an average estimated life of 5 years.

        Internal Use Software represents the internal use software assets which have been developed internally but have not previously been capitalized. VeriFone expects to amortize the fair value of these assets over the estimated useful life of 5 years.

        The fair value of intangible assets was based on a preliminary third-party valuation using an income approach, as well as limited discussions with Lipman management and a review of certain transaction-related documents and forecasts prepared by VeriFone and Lipman management. The rates utilized to discount net cash flows to their present values range from 12% to 20%. These discount rates were determined after consideration of VeriFone's weighted average cost of capital specific to this transaction.

        Estimated useful lives for the intangible assets were based on historical experience with technology life cycles, product roadmaps, branding strategy, historical and projected maintenance renewal rates, historical treatment of VeriFone acquisition-related intangible assets and VeriFone's intended future use of the intangible assets.

        The actual amounts assigned to individual intangible assets and the period over which they will be amortized will be determined based on a final third-party valuation and other information available as of the consummation date of the merger.

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED

CONSOLIDATED FINANCIAL INFORMATION

In-process Research and Development

        Of the total estimated purchase price, a preliminary estimate of $6.3 million has been allocated to in-process research and development and will be charged to expense in the period during which the merger is completed. In-process research and development represents incomplete Lipman research and development projects that had not reached technological feasibility and had no alternative future use. Lipman is currently developing new products that qualify as in-process research and development in multiple product areas. Due to its non-recurring nature, the in-process research and development expense has been excluded from the unaudited pro forma condensed combined consolidated statements of operations but will be expensed in VeriFone's consolidated financial statements as a charge in the period in which the acquisition closes.

        Lipman's current research and development projects are focused on developing new products, integrating new technologies, improving product performance and broadening features and functionalities. The principal research and development efforts of Lipman are related to four products. There is a risk that these developments and enhancements will not be competitive with other products using alternative technologies that offer comparable functionality.

        The preliminary value assigned to in-process research and development was determined by considering the importance of each project to the overall development plan, estimating costs to develop the purchased in-process research and development into commercially viable products, estimating the resulting net cash flows from the projects when completed and discounting the net cash flows to their present value. The revenue estimates used to value the purchased in-process research and development were based on estimates of relevant market sizes and growth factors, expected trends in technology and the nature and expected timing of new product introductions by Lipman and its competitors.

        The rates utilized to discount the net cash flows to their present value are based on VeriFone's weighted average cost of capital. The weighted average cost of capital was adjusted to reflect the difficulties and uncertainties in completing each project and thereby achieving technological feasibility, the percentage of completion of each project, anticipated market acceptance and penetration, market growth rates and risks related to the impact of potential changes in future target markets. Based on these factors, a discount rate of 18% was deemed appropriate for valuing the in-process research and development.

        The estimates used in valuing in-process research and development were based upon assumptions believed to be reasonable but which are inherently uncertain and unpredictable. Assumptions may be incomplete or inaccurate, and unanticipated events and circumstances may occur. In addition, some projects that are currently in process may not be in process at completion of the merger and new projects may be started prior to completion of the merger that may be in process at the completion of the merger. Accordingly, actual results may vary from the projected results.

  Excess over fair value of vested options

        Due to the difference in the exchange ratio for Lipman options to purchase shares of one-for-one and the all stock exchange ratio of 0.9336 (the all stock consideration exchange ratio of 0.9844 as reduced by the per share value of the special cash dividend in the approximate amount of $40 million) for Lipman ordinary shares, the Company will recognize as share-based compensation the excess fair value of vested options in the period in which the acquisition closes. Due to its non-recurring nature, this share-based compensation expense estimated to be $1,393,000 has been excluded from the unaudited pro forma condensed statements of operations but will be expensed in VeriFone's consolidated financial statements as a stock-based compensation charge in the period in which the acquisition closes. The actual number of unvested options to purchase Lipman ordinary shares will be determined based on the vested ratio at the completion of the merger and the fair value of such options will be determined based on the closing date per share price of VeriFone common stock and the Black-Scholes valuation assumption at the completion of the merger.

  Goodwill

        Of the total estimated purchase price, approximately $423 million is estimated to be allocated to goodwill. Goodwill represents the excess of the purchase price of an acquired business over the fair value of the underlying net tangible and intangible assets, in-process research and development and excess of fair value of vested options. Goodwill will not be amortized but instead will be tested for impairment at least annually (more frequently if certain indicators are present). In the event that the management of the combined company determines that the value of goodwill has become impaired, the combined company will incur an accounting charge for the amount of impairment during the fiscal quarter in which the determination is made.

        The unaudited pro forma condensed combined financial information does not include the effects of restructuring certain activities of pre-merger VeriFone or Lipman operations. These restructuring liabilities, once determined, may be material and may include costs for severance, costs of vacating facilities and costs to exit or terminate other duplicative activities. Liabilities related to restructuring Lipman's operations that meet the requirement of EITF 95-3, Recognition of Liabilities in Connection with a Purchase Business Combination, will be recorded as an adjustment to the purchase price and an increase in goodwill. Liabilities related to restructuring VeriFone's operations will be recorded as expenses in VeriFone's statement of operations in the period that the costs are incurred. VeriFone expects to be able to quantify estimated restructuring expenses upon completion of the merger or shortly thereafter.

        VeriFone has not identified any pre-acquisition contingencies where the related asset, liability or impairment is probable and the amount of the asset, liability or impairment can be reasonably estimated. Prior to the end of the purchase price allocation period, if information becomes available which would indicate it is probable that such events have occurred and the amounts can be reasonably estimated, such items will be included in the purchase price allocation.

        There are no intercompany balances or transactions between VeriFone and Lipman. Certain reclassifications have been made to conform Lipman's historical amounts to VeriFone's presentation.

3.     Pro Forma Adjustments

        The pro forma adjustments included in the unaudited pro forma condensed combined financial information are as follows:

          (a)   Adjustment to cash and cash equivalents (in thousands):

Borrowing under the New Facility	$500,000
Repayment of pre existing secured credit facility	(181,628)
Payment of a special dividend by Lipman prior to closing of the merger	(40,000)
Payment of cash portion of purchase price	(342,000)
Payment of estimated debt issuance costs related to the New Facility	(10,325)
Payment of estimated direct transaction costs	(25,000)

Total	$(98,953)

          (b)   Adjustment to increase the historical value of inventory by $12 million to adjust inventory to an amount equivalent to the estimated selling price less an appropriate sales margin. Due to its non-recurring nature, this adjustment has been excluded in the unaudited pro forma condensed combined consolidated statements of operations but will be recognized in VeriFone's consolidated financial statements through higher costs of sales as the inventory is sold over an estimated period of six to nine months. The adjustment is as follows (in thousands):

	Historical Amount	Preliminary Fair Value	Increase
Inventories	$56,242	$68,270	$12,028

          (c)   Adjustment of $22.4 million to record the deferred tax liability attributable to the net retained tax-exempt income of Lipman's participation in the Approved Enterprise scheme under Israeli tax law, adjustment of $5.3 million to eliminate the deferred tax liability associated with a prior acquisition made by Lipman and to record and adjustment of $28.1 million to the deferred taxes associated with the difference between book and tax basis of identified intangible assets acquired.

          (d)   Adjustment to reflect the preliminary estimate of fair value of amortizable intangible assets and the resulting increase in amortization expense, as follows (in thousands):

	Historical Amount	Preliminary Fair Value	Increase	ProForma Annual Amortization	Historical Annual Amortization	Increase in Annual Amortization	Remaining Useful Life (Years)
Cost of net revenues:
Developed technology	$3,544	$152,720	$149,176	$30,544	$985	$29,559	5 years
Operating expenses:
Other	22,074	50,380	28,306	10,076	2,223	7,853	5 years
Internal use software	—	3,740	3,740	748		748	5 years

Total	$25,618	$206,840	$181,222	$41,368	$3,208	$38,160

          (e)   Adjustments to reflect the preliminary estimate of goodwill, as follows (in thousands):

	Historical Amount	Preliminary Fair Value	Increase
Goodwill	$40,138	$422,997	$382,859

          (f)    Adjustment to reduce the historical value of deferred revenue by $7.1 million in the pro forma condensed combined balance sheet to adjust deferred revenue to an amount equivalent to the estimated cost plus an appropriate margin to perform the services related to Lipman's service contracts and to eliminate historical amounts of Lipman's deferred revenue that does not represent a legal performance obligation to the combined company, as follows (in thousands):

	Historical Amount	Preliminary Fair Value	Adjustment
Short-term deferred revenue, net	$9,948	$4,739	$(5,209)
Long-term deferred revenue, net	5,483	3,610	(1,873)

Total	$15,431	$8,349	$(7,082)

        The adjustment to fair value of deferred revenue, net results in amortization of $5,209,000 in the twelve months ending October 31, 2005 and $234,000 in the six months ending April 30, 2005.

          (g)   Adjustment to reflect the writeoff of debt issuance costs of the existing credit facility and the capitalization of debt issuance costs for the New Facility (in thousands):

	Historical Amount	Preliminary Estimate	Increase
Debt issuance costs, net	$6,924	$10,325	$3,401

        Due to the non-recurring nature of the write-off of debt issuance costs, net of amortization, related to the pre existing credit facility, the loss on extinguishment of debt has been excluded from the unaudited pro forma condensed combined consolidated statements of operations but will be expensed in VeriFone's consolidated financial statements in the period in which the refinancing occurs.

          (h)   Adjustments to stockholders' equity (dollar values in thousands):

Common stock and additional paid-in capital:
To record the preliminary estimate of fair value of 13.3 million VeriFone shares to be issued	$412,566
To record the preliminary fair value of Lipman options to be assumed in the transaction	53,042
To eliminate the preliminary fair value of unvested Lipman optons assumed in the transaction	(38,015)
To eliminate Lipman's historical comon stock and additional paid in capital	(156,605)

Total	$270,988

Accumulated retained earnings (deficit):
To eliminate Lipman's historical retained earnings	$(123,792)
To record preliminary estimate of excess over fair value of options assumed	(1,393)
To record preliminary estimate of the fair value of in-process research and development	(6,260)
To record writeoff of debt issuance costs, net of $2.7 million tax benefit	(4,224)

Total	$(135,669)

Treasury stock:
To eliminate Lipman treasury stock at cost	$16,835

Other comprehensive income:
To elimininate Lipman's historical other comprehensive income	$2,717

          (i)    Adjustment to record refinancing of pre existing secured credit facility with the New Facility and additional interest expense related to the New Facility (in thousands):

	Historical Amount	Preliminary Adjusted Value	Increase
Current portion of long-term debt	$1,927	$5,147	$3,220
Long-term debt, less current portion	179,848	495,000	315,152
Less: Capital leases	(147)	(147)	—

Balance of long-term debt	$181,628	$500,000	$318,372

        The pro forma condensed combined statements of operations do not assume a reduction in interest based on actual and anticipated principal repayments of VeriFone's borrowing or changes in interest rates. Following is the impact of 1/8% increase or decrease in the interest rate used to compute interest expense included in the pro forma condensed combined statements of operations (dollar values in thousands):

	Estimated Incremental Borrowings	Estimated Annual Interest Rate	Increase (Decrease) in Annual Interest Expense	Increase (Decrease) in 6 Months Interest Expense
Term B borrowings	$318,372	7.26%	$23,114	$11,557
Impact of a 1/8% increase in interest rate			$398	$199
Impact of a 1/8% decrease in interest rate			$(398)	$(199)

          (j)    Adjustment to record the difference between the preliminary estimate of the share-based compensation expense resulting from this transaction and the historical amount of Lipman's share-based compensation expense as follows (in thousands):

	Historical		Pro Forma		Increase
	Annual	Six Months	Annual	Six Months	Annual	Six Months
Cost of revenues	$467	$190	$952	$465	$485	$275
Research and development	1,326	536	2,703	1,314	1,377	778
Sales and marketing	1,084	446	2,210	1,093	1,126	647
General and administrative	2,406	1,029	4,905	2,519	2,499	1,490

Total amortization	$5,283	$2,201	$10,770	$5,391	$5,487	$3,190

          (k)   Adjustments to record the income tax effect of the pro forma adjustments, the tax effect of an anticipated election to obtain a step up in the basis of the Lipman assets and corresponding amortization deductions for U.S. tax purposes, to include Lipman Israel under U.S. tax jurisdiction subject to U.S. tax and to record a partial valuation allowance on certain deferred tax assets related to long lived intangible assets in accordance with VeriFone's existing practice.

          (l)    Adjustments to conform the classification of certain Lipman items to VeriFone's classification.

4.     Pro Forma Net Income (Loss) Per Common Share

        The pro forma combined basic and diluted net income (loss) from continuing operations per common share are based on the weighted average number of shares of VeriFone common stock outstanding and are adjusted for the additional common stock issued to Lipman shareholders as part of the acquisition and the estimated common stock dilution under the treasury method for Lipman share options assumed.

	Weighted Average Shares
	Year Ended October 31, 2005	Six Months Ended April 30, 2006
Basic, as reported by VeriFone	58,318	65,751
Estimated stock issued in connection with Lipman acquisition	13,300	13,300

Basic, pro forma	71,618	79,051

Diluted, as reported by VeriFone		68,887
Estimated stock issued in connection with Lipman acquisition		13,300
Estimated diluted effect of stock options assumed in the Lipman acquisition		160

Diluted, pro forma		82,347

        The effect of potentially dilutive shares of VeriFone and Lipman for the year ended October 31, 2005 were not included in the computation of diluted net income (loss) from continuing operations per common share as the effect is antidilutive due to the net loss from continuing operations.

Description of VeriFone Capital Stock

        The following description of material terms of the capital stock of VeriFone does not purport to be complete and is qualified in its entirety by reference to the amended and restated certificate of incorporation and by-laws of VeriFone, which documents are incorporated by reference as exhibits to the registration statement of which this proxy statement/prospectus is a part, and to the applicable provisions of the Delaware General Corporation Law.

        The authorized capital stock of VeriFone consists of 100,000,000 shares of common stock, par value $0.01 per share, and 10,000,000 shares of preferred stock, par value $0.01 per share. As of June 1, 2006, there were 67,946,391 shares of common stock outstanding and no shares of preferred stock outstanding.

Common Stock

        VeriFone is authorized to issue one class of common stock. Stockholders are entitled to one vote for each share of common stock held of record on all matters on which stockholders are entitled or permitted to vote. The holders of VeriFone common stock do not have cumulative voting rights in the election of directors. As a result, holders of a majority of the shares of the common stock voting for the election of directors can elect all the directors standing for election. Holders of VeriFone common stock will be entitled to receive dividends, if any, out of legally available funds when and if declared from time to time by the board of directors. In the event of VeriFone's liquidation, dissolution or winding up, the holders of VeriFone common stock are entitled to share ratably in all assets remaining after payment of liabilities, subject to the rights of any then outstanding preferred stock. VeriFone common stock has no preemptive, subscription or conversion rights, and there are no redemption or sinking fund provisions applicable to VeriFone common stock. The rights, preferences and privileges of holders of VeriFone common stock are subject to, and may be adversely affected by, the rights of holders of shares of any series of preferred stock that VeriFone may designate and issue in the future. All outstanding shares of VeriFone common stock are fully paid and nonassessable and the shares of common stock offered hereby will be fully paid and nonassessable.

Preferred Stock

        The Board of Directors of VeriFone may authorize the issuance of preferred stock with voting or conversion rights that could adversely affect the voting power or other rights of VeriFone common stockholders. The issuance of preferred stock, while providing flexibility in connection with possible acquisitions and other corporate purposes, could have the effect of delaying or preventing a change in control, and may cause the market price of VeriFone common stock to decline or impair the voting and other rights of the holders of VeriFone common stock. VeriFone has no current plans to issue any shares of preferred stock.

No Shareholder Rights Plan

        VeriFone currently does not have a shareholder rights plan.

Transfer Agent and Registrar

        The transfer agent and registrar for VeriFone common stock is Computershare Limited.

Comparison of Stockholder Rights

        VeriFone is incorporated under the laws of the State of Delaware. Lipman is incorporated under the laws of the State of Israel. If the merger is completed, Lipman shareholders will exchange their respective shares of Lipman ordinary shares for cash and/or VeriFone common stock, which trades on the New York Stock Exchange and will trade on the Tel Aviv Stock Exchange. The following is a summary comparison of material differences between the rights of a VeriFone stockholder and a Lipman ordinary shareholder arising from the differences between the laws of the State of Delaware and of the State of Israel and the governing documents of the respective companies.

        The following summary does not purport to be a complete statement of the rights of holders of VeriFone common stock under the applicable provisions of Delaware law and VeriFone's certificate of incorporation and bylaws, or the rights of holders of Lipman ordinary shares under the applicable provisions of the Israeli Companies Law and Lipman's memorandum of association and articles of association or a complete description of the specific provisions referred to herein. This summary contains a list of the material differences but is not meant to be relied upon as an exhaustive list or a detailed description of the provisions discussed and is qualified in its entirety by reference to the laws of Delaware, the United States and Israel, VeriFone's certificate of incorporation and bylaws and Lipman's memorandum of association and articles of association.

        Copies of such governing corporate instruments of VeriFone and Lipman are available, without charge, to any person, including any beneficial owner to whom this proxy statement/prospectus is delivered, by following the instructions listed under "Where You Can Find More Information."

Summary of Material Differences Between the Rights of
VeriFone Stockholders and the Rights of Lipman Shareholders

	VeriFone Stockholder Rights	Lipman Shareholder Rights
Number of Directors
The Delaware General Corporation Law, or the DGCL, permits the certificate of incorporation or the by-laws of a corporation to contain provisions governing the number and terms of directors.

The by-laws of VeriFone provide that the number of directors of VeriFone will be determined from time to time by the directors then serving in office.
Under the Israeli Companies Law, a public company must have at least two statutory independent directors. Lipman's board of directors currently consists of nine directors (including the two statutory independent directors). Under Lipman's articles of association there must be at least three and not more than fifteen directors on the board of directors.

	VeriFone Stockholder Rights	Lipman Shareholder Rights
Election of Directors
Directors are elected at an annual meeting of stockholders at which a quorum is present by a plurality vote, i.e., a majority of the participating votes cast by holders of shares present or represented by proxy.
Directors are elected at an annual meeting of shareholders at which a quorum is present by a majority of the participating votes cast by holders of shares present or represented by proxy. The statutory independent directors are elected by a qualified majority at a general meeting of shareholders. The votes cast in favor of the election of the statutory independent directors must include at least one-third of the votes cast by shareholders who are not controlling shareholders of the company (not including abstentions). Alternatively, the election of the statutory independent directors is also valid if the votes cast against the election of the statutory independent directors by shareholders who are not controlling shareholders of the company do not exceed 1% of the company's total voting power.
Term and Classes of Directors	VeriFone's board of directors is not classified into more than one class. Each director serves until the next annual meeting and until his or her successor is elected and qualified.
Lipman's board of directors is not classified into more than one class. Each director serves until the next annual meeting and until his or her successor is elected and qualified, except that pursuant to Israeli Companies Law, statutory independent directors are appointed for a term of three years, which may be extended for one additional term of three years.
Removal of Directors	The DGCL provides that a director or directors may be removed, with or without cause, by the holders of a majority in voting power of the shares then entitled to vote on the election of directors.
Directors, other than the statutory independent directors, may be removed from office only upon: (a) resignation, (b) the vote of the shareholders by the general meeting, (c) conviction of certain offenses, (d) court order, (e) bankruptcy, or (f) death. Statutory independent directors may only be removed in accordance with the relevant provisions of the Israeli Companies Law.

	VeriFone Stockholder Rights	Lipman Shareholder Rights
Vacancies on the Board
Under the DGCL, unless otherwise provided in the certificate of incorporation or the by-laws, vacancies on a board of directors and newly created directorships resulting from an increase in the authorized number of directors elected by all of the stockholders having the right to vote as a single class may be filled by a majority of the directors then in office, although less than a quorum, or by the sole remaining director. In addition, under the DGCL, if, at the time of the filling of any vacancy or newly created directorship, the directors in office constitute less than a majority of the whole board of directors (as constituted immediately before any such increase), the Delaware Court of Chancery may, upon application of any stockholder or stockholders holding at least ten percent of the total number of outstanding shares entitled to vote for such directors, summarily order an election to fill any vacancy or newly created directorship, or replace the directors chosen by the directors then in office.
Subject to the limitation on the maximum number of directors, if any vacancies occur in Lipman's board of directors, such vacancies may be filled by a vote of the remaining directors then in office, and the directors so elected will hold office until the next annual meeting. Vacancies occurring when the number of directors becomes less than the minimum number of directors may be filled by the board of directors.

The by-laws of VeriFone provide that vacancies on the board of directors created by an increase in the number of directors will be filled by a majority vote of the directors then remaining in office, and a successor elected to fill the vacancy will serve until the next annual election of the class in which that director served.
Board Quorum and Vote Requirements
At any meeting of VeriFone's board of directors, the presence of a majority of the entire board of directors constitutes a quorum for the transaction of business. Except as otherwise required by VeriFone's certificate of incorporation or bylaws, the vote of a majority of the directors present at a meeting at which a quorum is present shall be the act of the board of directors.
The quorum required for a session of Lipman's board of directors is the majority of the members of the board then serving in office. Except as otherwise required by the Israeli Companies Law or Lipman's articles of association the act of a majority of the directors present at any meeting at which a quorum is present is sufficient for the act of the board of directors.

	VeriFone Stockholder Rights	Lipman Shareholder Rights
Action of the Board of Directors Without a Meeting
Any action required or permitted to be taken at a meeting of VeriFone's board of directors may be taken without a meeting if a consent in writing, setting forth the action to be taken and signed by all of the directors is filed in the minutes of the proceedings of VeriFone's board of directors.
Actions required or permitted to be taken at a meeting of Lipman's board of directors may be taken without a meeting, if all members of the board of directors that are entitled to vote on the applicable matter consent thereto.
Approval of Certain Transactions and Matters
Under the DGCL, a merger, consolidation or sale of all or substantially all of a corporation's assets must be approved by the board of directors and adopted by a majority of the outstanding shares of the corporation entitled to vote, subject to certain exceptions for mergers with wholly-owned subsidiaries of a corporation or a sale, lease or exchange of property to a corporation's subsidiary. However, unless required by its certificate of incorporation, approval is not required by the holders of the outstanding shares of a constituent corporation surviving a merger if:

• the merger agreement does not amend in any respect its certificate of incorporation;
Subject to certain exceptions, the Israeli Companies Law provides that the approval of the board of directors, as well as the affirmative vote of a majority of the shares participating in the vote is required to authorize a merger, with certain exceptions.

Notwithstanding, and since Lipman was incorporated prior to Israeli Companies Law taking effect of the merger requires approval of holders of 75% of the Lipman ordinary shares present and voting (not including abstentions).

•    each share of the corporation outstanding prior to the merger will be an identical share following the merger; and

• the merger will not result in the issuance of shares exceeding 20 percent of the common shares of the corporation outstanding immediately prior to the merger.

	VeriFone Stockholder Rights	Lipman Shareholder Rights
Shareholder Meetings
The DGCL provides that, unless directors are elected by written consent in lieu of an annual meeting, an annual meeting of stockholders will be held for the election of directors on a date and at a time designated by or in the manner provided in the by-laws of the corporation. Any other proper business may also be transacted at the annual meeting. The DGCL also generally requires notices of annual meetings to be sent to all stockholders of record entitled to vote at the meeting not less than ten nor more than 60 days before the date of the meeting.

The DGCL also provides that if, for a period of 30 days after the date designated by the by-laws for the annual meeting of stockholders, or, if no date has been designated, for a period of 13 months after the latest to occur of the organization of the corporation, its last annual meeting or the last action by written consent to elect directors in lieu of an annual meeting, there is a failure to hold an annual meeting or to take action by written consent to elect directors in lieu of an annual meeting, the Delaware Court of Chancery may summarily order a meeting to be held upon the application of any stockholder or director.

The by-laws of VeriFone provide that an annual meeting of the stockholders for the election of directors and for the transaction of such other business will be held at such date, time and place as may be designated by the board of directors from time to time.
The annual meeting of Lipman's shareholders is held at such date and time as shall be determined by the board of directors, but no later than fifteen months after the last annual meeting.

Under the Israeli Companies Law and Lipman's articles of association special meetings of Lipman's shareholders may be called by the board of directors or by the request of (a) two directors, (b) one-quarter of the directors in office, (c) shareholder(s) holding at least five percent of the issued capital and at least one percent of Lipman's voting rights, or (d) shareholder(s) holding at least five percent of Lipman's voting rights. Notice of the special meeting stating the agenda and proposed resolutions must be delivered to shareholders of record and published at least 21 days prior to the meeting. Pursuant to a recent amendment to the Companies Regulations (Notice of General Meeting and Class Meeting in a Public Company), 5760-2000, in the event that the agenda for the meeting includes certain proposed resolutions (such as the appointment or dismissal of directors, the approval of a merger or transactions with a controlling shareholder), notice of the meeting must be published at least 35 days prior to the meeting. The chairman of a shareholders' meeting is the chairman of the board. Any business to be conducted at a meeting of the shareholders must be specifically identified in the notice of the meeting.

	VeriFone Stockholder Rights	Lipman Shareholder Rights

The DGCL provides that a special meeting of stockholders may be called by the board of directors or by any persons authorized in the certificate of incorporation or by-laws of the corporation. The notice to stockholders of the meeting must include the purpose or purposes for which the meeting is called.

The certificate of incorporation and by-laws of VeriFone provide that special meetings of the stockholders may be called at any time, either by the board of directors or by the chairman of the board or the president. This request must specify the place, date, hour and purpose of the meeting.
Quorum Requirements
Except as otherwise required by law or the certificate of incorporation or the bylaws, a majority of the outstanding shares entitled to vote, present in person or represented by proxy, shall constitute a quorum.
The presence in person or by proxy of two or more shareholders who jointly hold 33 1/3% or more of Lipman's voting rights at a shareholders meeting constitutes a quorum for the transaction of business at such meeting. If no quorum is present within half an hour after the time set for the meeting, whether an annual or special meeting, the meeting shall be adjourned to one week from that date, or to a later date, if such date is specified in the notice for the meeting. At such adjourned meeting any number of participants shall constitute a quorum.
Action of Shareholders by Written Consent
	The DGCL provides that, unless otherwise provided in the certificate of incorporation of the corporation, any action required or permitted to be taken at a meeting of stockholders may be taken without a meeting, without prior notice and without a vote, if a written consent or consents setting forth the action taken is signed by the holders of outstanding shares having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote upon such action were present and voted.	The Israeli Companies Law does not provide for an action of shareholders of a public company by written consent in lieu of a meeting.

	VeriFone Stockholder Rights	Lipman Shareholder Rights
Amendment of Certificate of Incorporation, Memorandum of Association
Under the DGCL, after a corporation has received payment for its capital stock, a proposed amendment to the certificate of incorporation requires the adoption by the board of directors of a resolution setting forth the amendment proposed and a declaration of the amendment's advisability and either calling a special meeting of the stockholders entitled to vote in respect of the amendment for the consideration of the amendment or directing that the amendment proposed be considered at the next annual meeting of the stockholders. Unless the certificate of incorporation requires a greater vote, generally, an affirmative vote of a majority of the voting power of the outstanding shares entitled to vote and a majority of the voting power of the outstanding shares of each class entitled to vote as a class on the amendment is needed for adoption of the amendment.

The amended and restated certificate of incorporation of VeriFone provides that VeriFone reserves the right to amend and repeal the certificate of incorporation as permitted by the DGCL.
Lipman's memorandum of association principally sets forth its company's purposes. An amendment to the memorandum can be generally effected by the affirmative vote of the holders of 75% of the voting rights in Lipman participating in the meeting.
Amendment of By-laws, Articles of Association
Under the DGCL, the power to adopt, alter and repeal by-laws is vested in the stockholders, except to the extent that a corporation's certificate of incorporation rests concurrent power in the board of directors.

The amended and restated certificate of incorporation of VeriFone provides that the board of directors is expressly authorized to make, alter, amend, change or repeal the by-laws of the corporation. VeriFone's stockholders may also amend the bylaws by the affirmative vote of at least two-thirds of the outstanding shares of capital stock.
Under the Israeli Companies Law, the articles of association fill the role which includes substantially all of the elements that under Delaware law are split between the certificate of incorporation and the bylaws of a company.

Since Lipman was incorporated prior to Israeli Companies Law taking effect, Lipman's articles of association may be amended by the approval of holders of 75% of the Lipman ordinary shares present and voting (not including abstentions). Notwithstanding the aforesaid, according to Lipman's articles of association an amendment to the articles of association relating to exculpation, insurance and indemnity of directors and officers are subject to one of the following conditions: (i) the majority vote (not including abstentions) at the general meeting must include at

	VeriFone Stockholder Rights	Lipman Shareholder Rights

least one-third of the votes of shareholders who have no personal interest in the proposals, participating at the meeting; or (ii) the total number of objecting votes of such shareholders mentioned in subsection (i) above, do not exceed 1% of the total voting rights in Lipman.
Indemnification and Insurance of Directors, Officers and Employees
The DGCL provides that, subject to certain limitations in the case of suits by the corporation and derivative suits brought by a corporation's stockholders in the right of the corporation, a corporation may indemnify any person who is made a party to any third-party suit or proceeding by reason of being or having been a director or officer of the corporation against expenses, including attorneys' fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him or her in connection with the action, if the person:

•    acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation; and

•    with respect to any criminal proceeding, had no reasonable cause to believe his or her conduct was unlawful.

To the extent a director, officer, employee or agent is successful in the defense of an action, suit or proceeding, the corporation is required by the DGCL to indemnify that person for expenses, including attorneys' fees, actually and reasonably incurred thereby.

The amended and restated certificate of incorporation and the by-laws of VeriFone provide for indemnification of officers and directors as permitted by the DGCL.
Under the Israeli Companies Law a company may undertake in advance to indemnify an officeholder (as this term is defined in the Israeli Companies Law, which includes directors and certain officers), provided that the undertaking is limited to types of events which the board of directors deems to be foreseeable at the time of the undertaking and limited to an amount determined by the board of directors to be reasonable under the circumstances.

Lipman's articles of association, if amended at the special meeting as proposed, will provide that, subject to the Israeli Companies Law, Lipman is entitled to agree in advance or retroactively to indemnify any officeholder, as a result of a liability or an expense imposed on him or her or expended by him or her as a result of any action which was performed by the officeholder in his or her capacity as an officeholder of Lipman, in respect of any of the following:

(a)    financial liability imposed upon the officeholder in favor of another person pursuant to a judgment, including a settlement, or an arbitrator's award approved by a court;

(b) reasonable litigation expenses, including attorney's fees, expended by the officeholder as a result of an investigation or proceeding instituted against him by a competent authority, provided that such investigation or proceeding concluded without the filing of an indictment against him and either (a) without the imposition of any

VeriFone Stockholder Rights	Lipman Shareholder Rights

         financial liability in lieu of criminal proceedings, or (b) with the imposition of a financial liability in lieu of criminal proceedings but relates to a criminal offense that does not require proof of criminal intent; and

(c)    reasonable litigation expenses, including legal fees paid by an officer or which he was required to pay by a court, in a proceeding filed against him by the Company or on its behalf or by another person, or in criminal charges from which he was acquitted, or in criminal charges in which he was convicted of an offense which does not require proof of criminal intent.

Lipman's articles of association further provide that subject to the Israeli Companies Law, Lipman may purchase insurance to cover the liability of any officeholder as a result of any of the following: (a) breach of the duty of care towards the company or towards any other person; (b) breach of fiduciary duty towards the company, provided that the officer acted in good faith and had reasonable grounds to assume that the act would not prejudice the company's interests; and (c) financial liability which shall be imposed upon him in favor of another person.

The Israeli Companies Law provides that a company may not indemnify an officeholder, nor enter into an insurance contract which would provide coverage for any monetary liability incurred as a result of any of the following: (a) a breach by the officeholder of his or her duty of loyalty unless the officeholder acted in good faith and had a reasonable basis to believe that the act would not cause the company harm; (b) a breach by the officeholder of his or her duty of care if such breach was done intentionally or recklessly; (c) any act or omission done with the intent to derive an illegal personal gain; or (d) a fine or monetary settlement imposed upon the officeholder.

	VeriFone Stockholder Rights	Lipman Shareholder Rights

Pursuant to the Israeli Companies Law, indemnification of, exculpation of and procurement of insurance coverage for, officeholders in a public company must be approved by the audit committee, the board of directors and, if the officeholder is a director or a controlling shareholders—also by the company's shareholders.
Conflict of Interest; Fiduciary Duty
The amended and restated certificate of incorporation provides that in the event any director or officer enters into an agreement or transaction with the corporation, such director or officer shall have fulfilled his or her fiduciary duty if: (a) the fact of such relationship or interest is disclosed to the board of directors or committee of the board and the non-interested directors or committee of the board approves the transaction, (b) the fact of such relationship or interest is disclosed or known to the stockholders entitled to vote and they approve the transaction; or (c) the transaction is fair to the corporation at the time entered into by the corporation.
The Israeli Companies Law provides that an officeholder's fiduciary duties consist of a duty of care and a duty of loyalty. The duty of loyalty requires avoiding any conflict of interest, not competing with the company, avoiding exploiting any business opportunity of the company in order to receive personal advantage for himself or others, and revealing to the company any information or documents relating to the company's affairs which the officeholder has received due to his position as an officeholder.

Under the Israeli Companies Law, compensation of officeholders who are not directors requires approval of the board of directors or of a committee designated by the board of directors. Compensation of directors requires the approval of the audit committee, the board of directors and the company's shareholders.

The Israeli Companies Law requires that an officeholder promptly disclose any "personal interest" that he or she may have and all related material information known to him or her, in connection with any existing or proposed transaction by the company. In the case of a transaction with an officeholder or with another person in which an officeholder has a "personal interest" which is not an extraordinary transaction, subject to the officeholder's disclosure of his or her interest, board approval is sufficient for the approval of the transaction. The transaction must not be adverse to the company's interest. If the transaction is an extraordinary transaction (a transaction outside of the

	VeriFone Stockholder Rights	Lipman Shareholder Rights

ordinary course, which is not on market terms, or that is likely to have a material impact on the company's profitability, properties or obligations), it must be approved by the audit committee and the board of directors. Generally, an officeholder who has a personal interest in a matter that is considered at a meeting of the board of directors or the audit committee may not be present at the meeting or vote thereon.

Under the Israeli Companies Law, a shareholder has a duty to act in good faith towards the company and the other shareholders and refrain from abusing his or her power in the company.
Business Combinations; Interested Shareholder Transactions; Anti-Takeover Effects
The DGCL contains a business combination statute that prohibits some transactions once an acquiror has gained a significant holding in the corporation. The DGCL generally prohibits business combinations, including mergers, sales and leases of assets, issuances of securities and similar transactions by a corporation or a subsidiary with an interested stockholder (defined as including the beneficial owner of 15 percent or more of a corporation's voting shares), within three years after the person or entity becomes an interested stockholder, unless:

•    the board of directors has approved, before the acquisition date, either the business combination or the transaction that resulted in the person becoming an interested stockholder;

• upon completion of the transaction that resulted in the person becoming an interested stockholder, the person owns at least 85 percent of the corporation's voting shares, excluding shares owned by directors who are officers and shares owned by employee stock plans in which participants do not have the right to determine confidentially whether shares will be tendered in a tender or exchange offer; or
Under the Israeli Companies Law, the acquisition of stock in a public company such as Lipman whereby the acquiring person would obtain a controlling interest (an interest of 25% or more) is not permitted if the company does not already have a shareholder that has a controlling interest, and an acquisition whereby the acquiring shareholder would thereafter hold more than 45% percent of the voting rights in the company is not permitted if there is no other 45% shareholder in the company, in each case except by way of a tender offer in accordance with the provisions of the applicable section of the Israeli Companies Law (referred to as special tender offer). These anti-takeover limitations do not apply to a purchase of shares by way of a "private placement" in certain circumstances provided under the Israeli Companies Law. See also the portion of this comparison entitled "Approval of Certain Transactions and Matters."

The Israeli Companies Law provides that an extraordinary transaction of a public company with a controlling shareholder thereof (in general defined as a person who has the ability, directly or indirectly, to direct the activities of the company, including, without limitation, the holding of more than 25% of the voting power) or of a public

	VeriFone Stockholder Rights	Lipman Shareholder Rights

•    after the person or entity becomes an interested stockholder, the business combination is approved by the board of directors and authorized by the vote of at least 66 2/3 percent of the outstanding voting shares not owned by the interested stockholder at an annual or special meeting of stockholders and not by written consent.

The amended and restated certificate of incorporation has elected not to be governed by this statute.
company with another entity in which a controlling shareholder has a personal interest, including a private placement in which a controlling shareholder has a personal interest, requires approval of such company's audit committee, board of directors and a majority of the shareholders voting on the matter that must include (i) at least one-third of the votes of shareholders who have no personal interest in the matter, participating at the meeting; or (ii) the total number of objecting votes of such shareholders mentioned in subsection (i) above, do not exceed 1% of the total voting rights in the company. In addition, a private placement whereby twenty percent or more of the voting rights (as existing prior to the issuance) in a company shall be issued and for which any part of the consideration is not paid in cash or listed securities or which is not on market terms and as a result thereof a substantial shareholder's (holding 5% or more) holdings shall increase or a person shall become a substantial shareholder, or which, as a result thereof, a person shall become a controlling shareholder of the company, requires approval of the board of directors and then the shareholders.
Dissenters' or Appraisal Rights
The DGCL provides to stockholders who dissent from a merger or consolidation of the corporation the right to demand and receive payment of the fair value of their shares as appraised by the Delaware Chancery Court. However, stockholders do not have appraisal rights if they are holders of shares of the constituent corporation surviving a merger if the merger did not require approval of the stockholders of the surviving corporation, or if the shares they hold, at the record date for determination of stockholders entitled to vote at the meeting of stockholders to act upon the merger or consolidation, or on the record date with respect to action by written consent, are:

• listed on a national securities exchange or designated as a national
The Israeli Companies Law does not provide for shareholders' appraisal rights except for the appraisal by a court under limited circumstances in connection with the acquisition by means of a tender offer for all of the shares of a publicly traded company.

VeriFone Stockholder Rights	Lipman Shareholder Rights

                                market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc.; or

•    held of record by more than 2,000 stockholders.

Those stockholders, however, will have appraisal rights if the merger agreement requires that they receive for their shares anything other than:

•    shares of the surviving corporation;

•    shares of another corporation which is either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 stockholders;

•    cash in lieu of fractional shares; or

•    some combination of the above.

VeriFone common stock are listed on the NYSE. Accordingly, depending on the consideration to be paid in any transaction, the holders of VeriFone shares may not be entitled to appraisal rights in connection with mergers or consolidations involving VeriFone if VeriFone is not the surviving corporation.

Certain Legal Matters

        The validity of the shares of VeriFone common stock offered hereby will be passed upon for VeriFone by Sullivan & Cromwell LLP, Palo Alto, California. Lipman has been represented, as to U.S. legal matters, by Fulbright & Jaworski L.L.P. and, as to Israeli legal matters, by Goldfarb, Levy, Eran, Meiri & Co. VeriFone has been represented, as to Israeli legal matters, by Herzog, Fox & Neeman.

Experts

        The consolidated financial statements of VeriFone Holdings, Inc. appearing in VeriFone Holdings, Inc.'s Annual Report (Form 10-K) for the year ended October 31, 2005, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report thereon, included therein, and incorporated by reference herein. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

        The consolidated financial statements of Lipman Electronic Engineering Ltd. appearing in Lipman Electronic Engineering Ltd.'s Annual Report (Form 20-F) for the year ended December 31, 2005 have been audited by Kost, Forer, Gabbay & Kasierer, a member of Ernst & Young Global, as set forth in their report thereon, included therein, and incorporated by reference herein. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

Where You Can Find More Information

        VeriFone files annual, quarterly and current reports, proxy statements and other information with the SEC. Lipman files annual and current reports and other information with the SEC. You may read and copy materials that VeriFone and Lipman have filed with the SEC at the following SEC public reference room:

100 F Street, N.E.
Washington, D.C. 20549

        Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference room.

        VeriFone's and Lipman's SEC filings are also available for free to the public on the SEC's Internet website at www.sec.gov, which contains reports, proxy and information statements and other information regarding companies that file electronically with the SEC. In addition, VeriFone's SEC filings are also available for free to the public on VeriFone's website, www.verifone.com, and Lipman's filings with the SEC are also available for free to the public on Lipman's website, www.lipman.biz. Information contained on VeriFone's website and Lipman's website is not incorporated by reference into this proxy statement/prospectus, and you should not consider information contained on those websites as part of this proxy statement/prospectus.

        VeriFone incorporates by reference into this proxy statement/prospectus the documents listed below, and any filings VeriFone makes with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this proxy statement/prospectus until the date of [the stockholder meeting] shall be deemed to be incorporated by reference into this proxy statement/prospectus. The information incorporated by reference is an important part of this proxy statement/prospectus. Any statement in a document incorporated by reference into this proxy statement/prospectus will be deemed to be modified or superseded for purposes of this proxy statement/prospectus to the extent a statement contained in this or any other subsequently filed document that is incorporated by reference into this proxy statement/prospectus modifies or supersedes such statement. Any statement so modified or superseded will be not deemed, except as so modified or superseded, to constitute a part of this proxy statement/prospectus.

VeriFone SEC Filings

Commission file number 1-32465	Period
Quarter Report on Form 10-Q	Quarter Ended January 31, 2006 (filed on March 3, 2006); Quarter Ended April 30, 2006 (filed on May 26, 2006)
Proxy Statement on Schedule 14A	VeriFone's 2006 Annual Meeting of Stockholders (filed on February 17, 2006)
Annual Report on Form 10-K	Year Ended October 31, 2005 (filed on December 20, 2005)
Current Reports on Form 8-K	Filed on March 23, 2006; Filed on April 10, 2006; Filed on May 26, 2006; Filed on May 30, 2006

        VeriFone has supplied all information contained or incorporated by reference into this proxy statement/prospectus relating to VeriFone and its affiliates.

        You can obtain a copy of any document incorporated by reference into this proxy statement/prospectus except for the exhibits to those documents from VeriFone. You may also obtain these documents from the SEC or through the SEC's website described above. Documents incorporated by reference are available from VeriFone without charge, excluding all exhibits unless specifically incorporated by reference as an exhibit into this proxy statement/prospectus. You may obtain documents incorporated by reference into this proxy statement/prospectus by requesting them in writing or by telephone from VeriFone at the following address and telephone number:

VeriFone Holdings, Inc.
2099 Gateway Place, Suite 600
San Jose, California 95110
Attention: Investor Relations
ir@verifone.com
Telephone: (408) 232-7979

        If you would like to request documents, please do so by                        , 2006, to receive them before the VeriFone special meeting. If you request any of these documents from VeriFone, VeriFone will mail them to you by first-class mail, or similar means.

        Lipman incorporates by reference into this proxy statement/prospectus the documents listed below, and any filings Lipman makes with the SEC under Section 13(a) or 15(d) of the Exchange Act after the date of this proxy statement/prospectus until the date of shareholder meeting shall be deemed to be incorporated by reference into this proxy statement/prospectus and certain reports on Form 6-K furnished by Lipman after the date of this proxy statement/prospectus until the date of shareholder meeting, which Lipman identifies in such forms as being incorporated by reference into the registration statement of which this proxy statement/prospectus forms a part, are also incorporated by reference. The information incorporated by reference is an important part of this proxy statement/prospectus. Any statement in a document incorporated by reference into this proxy statement/prospectus will be deemed to be modified or superseded for purposes of this proxy statement/prospectus to the extent a statement contained in this or any other subsequently filed document that is incorporated by reference into this proxy statement/prospectus modifies or supersedes such statement. Any statement so modified or superseded will be not deemed, except as so modified or superseded, to constitute a part of this proxy statement/prospectus.

Lipman SEC Filings

Commission file number 0-50544	Period
Annual Report on Form 20-F	Year Ended December 31, 2005 (filed on March 9, 2006)
Reports of Foreign Private Issuers on Form 6-K
Filed on March 10, 2006; Filed on April 11, 2006; the interim condensed consolidated financial information for the three months ended March 31, 2005 and 2006 and included in the Report on 6-K filed on May 9, 2006.

        Lipman has supplied all information contained or incorporated by reference into this proxy statement/prospectus relating to Lipman and its affiliates.

        You can obtain a copy of any document incorporated by reference into this proxy statement/prospectus except for the exhibits to those documents from Lipman. You may also obtain these documents from the SEC or through the SEC's website described above. Documents incorporated by reference are available from Lipman without charge, excluding all exhibits unless specifically incorporated by reference as an exhibit into this proxy statement/prospectus. You may obtain documents incorporated by reference into this proxy statement/prospectus by requesting them in writing or by telephone from Lipman at the following address and telephone number:

Lipman Electronic Engineering Ltd.
11 Ha'amal Street, Park Afek
Rosh Ha'ayin 48092 Israel
Attention: Investor Relations
Telephone: +972 (3) 902-9730

        If you would like to request documents, please do so by                        , 2006, to receive them before the Lipman special meeting. If you request any of these documents from Lipman, Lipman will mail them to you by first-class mail, or similar means.

        You also may obtain documents incorporated by reference into this proxy statement/prospectus by requesting them in writing or by telephone from Innisfree M&A Incorporated, the proxy solicitor for the merger, at the following address and telephone numbers:

Innisfree M&A Incorporated
501 Madison Avenue, 20th Floor
New York, NY 10022
(888) 750-5834 (from the U.S. and Canada)
or
00800 7710 9970 (from Europe)
or
00800 4664 7000 (from Israel)

Banks and Brokers Call Collect:
(212) 750-5833 (New York)
or
+44 20 7710 9972 (London)

Annex A

AGREEMENT AND PLAN OF MERGER

Among

VERIFONE HOLDINGS, INC.,

LION ACQUISITIONS LTD.

and

LIPMAN ELECTRONIC ENGINEERING LTD.

Dated as of April 10, 2006

A-i

6.13.	Other Actions by Lipman and VeriFone	A-42
6.14.	VeriFone Stockholders Meeting	A-43
6.15.	Israeli Approvals	A-43
6.16.	VeriFone's Actions with Respect to Financing	A-46
6.17.	Lipman's Cooperation with Financing	A-46
6.18.	Indemnification; Directors' and Officers' Insurance	A-47
6.19.	Merger Sub Obligations	A-48
6.20.	Special Cash Dividend	A-48
6.21.	Employee Benefits	A-48
6.22.	Leases with the Israeli Land Authority	A-49
ARTICLE VII Conditions
7.1.	Conditions to Each Party's Obligation to Effect the Merger	A-49
7.2.	Conditions to Obligations of VeriFone and Merger Sub	A-50
7.3.	Conditions to Obligation of Lipman	A-52
ARTICLE VIII Termination
8.1.	Termination by Mutual Consent	A-52
8.2.	Termination by Either VeriFone or Lipman	A-52
8.3.	Termination by Lipman	A-53
8.4.	Termination by VeriFone	A-53
8.5.	Effect of Termination and Abandonment	A-53
ARTICLE IX Miscellaneous and General
9.1.	Survival	A-54
9.2.	Modification or Amendment	A-54
9.3.	Waiver of Conditions	A-54
9.4.	Counterparts	A-54
9.5.	GOVERNING LAW AND VENUE; WAIVER OF JURY TRIAL; SPECIFIC PERFORMANCE	A-54
9.6.	Notices	A-55
9.7.	Entire Agreement	A-56
9.8.	No Third Party Beneficiaries	A-56
9.9.	Obligations of VeriFone and of Lipman	A-57
9.10.	Transfer Taxes	A-57
9.11.	Definitions	A-57
9.12.	Severability	A-57
9.13.	Interpretation; Construction	A-57
9.14.	Assignment	A-57
Annex A Defined Terms		A-A-1

A-ii

AGREEMENT AND PLAN OF MERGER

        AGREEMENT AND PLAN OF MERGER (hereinafter called this "Agreement"), dated as of April 10, 2006, among LIPMAN ELECTRONIC ENGINEERING LTD., an Israeli company ("Lipman"), VERIFONE HOLDINGS, INC., a Delaware corporation ("VeriFone"), and LION ACQUISITIONS LTD., an Israeli company and a wholly-owned subsidiary of VeriFone ("Merger Sub," Lipman and Merger Sub sometimes being hereinafter collectively referred to as the "Constituent Corporations").

RECITALS

        WHEREAS, upon the terms and subject to the conditions of the Agreement and in accordance with Sections 314-327 of the Israeli Companies Law, 5759-1999 (the "Israeli Companies Law"), VeriFone, Merger Sub and Lipman intend to effect the merger of Merger Sub with and into Lipman, pursuant to which Merger Sub will cease to exist and Lipman will become a wholly-owned subsidiary of VeriFone; and

        WHEREAS, the respective boards of directors of each of VeriFone, Merger Sub and Lipman have approved the merger of Merger Sub with and into Lipman (the "Merger") upon the terms and subject to the conditions set forth in this Agreement and have approved and declared advisable this Agreement; and

        WHEREAS, concurrently with the execution and delivery of this Agreement, and as a condition and inducement to VeriFone's willingness to enter into this Agreement, each of the Lipman shareholders identified in Schedule R-1 has entered into a Voting Agreement in the form attached hereto as Exhibit A and the shareholders identified in Schedule R-2 have entered into an Investment Agreement in the form attached as Exhibit B; and

        WHEREAS, prior to the execution and delivery of this Agreement, and as a further condition and inducement to VeriFone's willingness to enter into this Agreement, each of the individuals identified in Schedule R-3 has (except as described therein) signed a term sheet regarding employment in form and substance satisfactory to VeriFone and it is expected that each of the individuals identified in Schedule R-5 will enter into an Employment Letter (the "Employment Letter") as promptly as possible after the date of this Agreement;

        WHEREAS, prior to the execution and delivery of this Agreement, each of the VeriFone stockholders identified in Schedule R-4 has entered into a Voting Agreement in the form attached hereto as Exhibit C;

        WHEREAS, because VeriFone believes that Lipman has a surplus of cash, which VeriFone does not desire to acquire as part of the Merger (the "Unwanted Assets"), the parties intend that after the date the Requisite Vote (as defined below) is obtained and prior to the Effective Time (as defined below), Lipman will declare and pay the Special Cash Dividend (as defined below), in an aggregate amount of not less than $23 million; and

        WHEREAS, Lipman, VeriFone and Merger Sub desire to make certain representations, warranties, covenants and agreements in connection with this Agreement.

        NOW, THEREFORE, in consideration of the premises, and of the representations, warranties, covenants and agreements contained herein, the parties hereto agree as follows:

ARTICLE I

The Merger; Closing; Effective Time

        1.1.    The Merger.    Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time (as defined in Section 1.3) and subject to and upon the terms and conditions of this Agreement and the applicable provisions of the Israeli Companies Law, Merger Sub shall be merged with and into Lipman in accordance with Section 323 of the Israeli Companies Law, and the separate corporate existence of Merger Sub shall thereupon cease. Lipman shall be the surviving corporation in the Merger (sometimes hereinafter referred to as the "Surviving Corporation"), and the separate corporate existence of Lipman with all its rights, privileges, immunities, powers and franchises shall continue unaffected by the Merger in accordance with the Israeli Companies Law.

        1.2.    Closing.    Unless otherwise mutually agreed in writing between Lipman and VeriFone, the closing for the Merger (the "Closing") shall take place, subject to the terms and conditions of this Agreement, at the offices of Sullivan & Cromwell, 125 Broad Street, New York, New York 10004, at a time and date to be designated by the parties (the "Closing Date") which shall be no later than the third business day after the satisfaction or waiver of the conditions set forth in Article VII (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the fulfillment or waiver of those conditions) or at such other time, date and location as the parties hereto shall mutually agree. For purposes of this Agreement, the term "business day" shall mean any day ending at 11:59 p.m. (Eastern Time) other than a Friday, Saturday or Sunday or a day on which banks are required or authorized to close in The City of New York or in the State of Israel.

        1.3.    Effective Time.    As soon as practicable following the satisfaction or waiver of the conditions set forth in Article VII (other than those conditions that by their nature may only be satisfied at the Closing, but subject to the fulfillment or waiver of those conditions), Merger Sub shall, in coordination with Lipman, deliver (and VeriFone shall cause Merger Sub to deliver) to the Registrar of Companies of the State of Israel (the "Companies Registrar") a notice informing the Companies Registrar of such fact and the proposed date of the Closing and requesting the Companies Registrar to issue a certificate evidencing the completion of the Merger in accordance with Section 323(5) of the Israeli Companies Law (the "Merger Certificate") after notice that the Closing has occurred. The Merger shall become effective upon the issuance by the Companies Registrar, after the Closing, of the Merger Certificate (the "Effective Time").

ARTICLE II

Memorandum of Association of the Surviving Corporation

        2.1.    The Memorandum of Association and Articles of Association.    The parties hereto shall take all actions necessary so that Articles of Association of Merger Sub as in effect immediately prior to the Effective Time shall be the articles of association of the Surviving Corporation (the "Charter"), until duly amended as provided therein or by applicable law, subject to Section 6.18(d).

ARTICLE III

Officers and Directors of the Surviving Corporation

        3.1.    Directors.    The parties hereto shall take all actions necessary so that the board of directors of Merger Sub at the Effective Time shall, from and after the Effective Time, be the directors of the

Surviving Corporation until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Charter.

        3.2.    Officers.    The parties hereto shall take all actions necessary so that from and after the Effective Time, the individuals designated by VeriFone, after consultation with Lipman, not later than 10 days prior to the Closing Date shall be the officers of the Surviving Corporation until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Charter.

ARTICLE IV

Effect of the Merger on Capital Stock; Exchange of Certificates

        4.1.    Effect on Capital Stock.    At the Effective Time, as a result of the Merger and without any action on the part of the holder of any capital stock of Lipman:

          (a)    Merger Consideration.    Subject to the allocation, proration and election procedures in Section 4.2, each Ordinary Share, par value NIS 1 per share, of Lipman (a "Share" or collectively, the "Shares") issued and outstanding immediately prior to the Effective Time (other than Shares owned by VeriFone, Merger Sub or any other direct or indirect wholly-owned subsidiary of VeriFone and Shares that are owned by Lipman or any direct or indirect wholly-owned subsidiary of Lipman, in each case not held on behalf of third parties (each, an "Excluded Share" and collectively, "Excluded Shares"), shall be converted into, and become exchangeable for the following (the "Merger Consideration"): a combination of cash and shares of VeriFone Common Stock, par value $0.01 per share (the "VeriFone Common Stock") consisting of 0.5 shares (the "Exchange Ratio") of VeriFone Common Stock (the "Stock Consideration") plus an amount in cash (the "Cash Consideration" and, together with the Stock Consideration, the "Mixed Consideration") determined as described below. Each Lipman shareholder will be entitled to and given the opportunity to elect to receive, in lieu of the Mixed Consideration described in the prior sentence, for each Share either (i) an amount in cash determined as described below (the "Cash Election Consideration") or (ii) the fraction of one share of VeriFone Common Stock (the "Stock Election Consideration") as determined below, subject to the proration and allocation provisions of Section 4.2 which are intended to provide that any election by a holder of Shares to receive Cash Election Consideration is given effect only to the extent of offsetting elections by other holders to receive Stock Election Consideration. The Cash Consideration per Share will be determined as the difference between (i) $14.304 minus (ii) (A) the aggregate amount of the Special Dividend divided by (B) the number of Shares issued and outstanding as of the Effective Time (the result of clause (A) divided by clause (B) is hereinafter referred to as the "Per Share Special Dividend") and the Cash Election Consideration per Share (the "Per Share Cash Election Consideration") will be determined as the difference between (i) $29.07 minus (ii) (A) the Per Share Special Dividend. The Stock Election Consideration per Share will be determined as the product of (1) one, multiplied by (2) the quotient of (x) 29.07 minus the absolute amount of the Per Share Special Dividend, divided by (y) 29.53. Following the Effective Time, each certificate (a "Certificate") representing any of such Shares (other than Excluded Shares) and non-certificated Shares (other than Excluded Shares) represented by book entry (a "Book-Entry Share") shall thereafter represent only the right to receive the Merger Consideration, any cash in lieu of fractional shares of VeriFone Common Stock pursuant to Section 4.2(e) and any dividends or other distributions pursuant to Section 4.2(c).

          (b)    Excluded Shares.    Each Excluded Share shall remain outstanding and no Merger Consideration shall be delivered with respect thereof.

          (c)    Merger Sub.    At the Effective Time, each Ordinary Share, par value NIS 1 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into one Ordinary Share, par value NIS 1 per share, of the Surviving Corporation.

        4.2.    Exchange for Shares.

          (a)    Allocation.    Notwithstanding anything in this Agreement to the contrary (i) the aggregate Cash Consideration to be delivered in the Merger (the "Aggregate Cash Consideration") shall be equal to the product of (A) $14.304 times (B) the number of Shares issued and outstanding immediately prior to the Effective Time (excluding the number of Excluded Shares), less the aggregate amount of the Special Dividend and (ii) the aggregate number of VeriFone Shares to be issued in the Merger (the "Aggregate Stock Consideration") shall be equal to the product of (i) 0.5 times (ii) the number of Shares issued and outstanding immediately prior to the Effective Time of the Merger (excluding the number of Excluded Shares). To the extent that, as a result of any elections made by Lipman shareholders pursuant to the penultimate sentence of Section 4.1(a), the Aggregate Cash Consideration and Aggregate Stock Consideration would not meet the requirements set forth in the preceding sentence, such elections will be subject to the election procedures set forth in Section 4.2(b).

          (b)    Election Procedures.

            (i)    Prior to the Effective Time, VeriFone shall, after consultation with Lipman, appoint a bank or trust company that maintains offices in Israel and the United States to act as exchange agent (the "Exchange Agent") for the exchange of the Merger Consideration following the Effective Time upon surrender of the Certificates (or affidavits of loss in lieu thereof as provided in Section 4.2(g)) or Book-Entry Shares. At or prior to the Effective Time, VeriFone shall deposit, or shall cause to be deposited, with the Exchange Agent, for the benefit of the holders of Shares, (A) certificates representing the shares of VeriFone Common Stock aggregating to the Aggregate Stock Consideration, (B) cash necessary for the Aggregate Cash Consideration, (C) cash in an amount sufficient for payment in lieu of fractional shares of VeriFone Common Stock to which holders of Shares may be entitled pursuant to Section 4.2(e), and (D) any dividends and distributions to which holders of Shares may be entitled pursuant to Section 4.2(c) (such cash and certificates for shares of VeriFone Common Stock, being hereinafter referred to as the "Exchange Fund"). With respect to the amount of cash to be deposited as of the Effective Time to satisfy its obligations under Section 4.2(e), Parent shall only be required to make a reasonable estimate of the amount of such cash that will be necessary. In the event that the cash and VeriFone Common Stock in the Exchange Fund shall be insufficient to satisfy all of the payment obligations to be made by the Exchange Agent pursuant to this Agreement (including pursuant to Sections 4.2(c) and 4.2 (e)), VeriFone shall promptly make available to the Exchange Agent the amounts of cash or VeriFone Common Stock so required to satisfy such payment obligations in full. The Exchange Agent shall invest the Exchange Fund as directed by VeriFone, provided that such investments shall be in obligations of or guaranteed by the United States of America, in commercial paper obligations rated A-1 or P-1 or better by Moody's Investor Services, Inc. or Standard & Poor's Corporation, respectively, or in certificates of deposit, bank repurchase agreements or banker's acceptances of commercial banks with capital exceeding $1 billion. Any interest and other income resulting from such investment shall become a part of the Exchange Fund, and any amounts in excess of the amounts payable under Section 4.1(a) shall be promptly returned to VeriFone. Following the Effective Time, subject to surrender of the Certificates (or affidavits of loss in lieu thereof as provided in Section 4.2(g)) or the Book-Entry Shares, the Exchange Agent shall deliver the Merger Consideration, cash in lieu of any fractional shares of VeriFone Common Stock and any dividends or distributions contemplated to be paid in respect of the Shares (other than the Special Cash Dividend) pursuant to this Agreement out of the

    Exchange Fund. Exchange of any Book-Entry Shares shall be effected in accordance with VeriFone's customary procedures with respect to securities represented by book-entry. Except as contemplated in this Agreement, the Exchange Fund shall not be used for any other purpose.

            (ii)   Subject to allocation and proration in accordance with the provisions of this Section 4.2, each record holder of Shares (other than Excluded Shares) issued and outstanding immediately prior to the Election Deadline (as defined below) shall be entitled (A) to elect to receive in respect of each such Share (x) Cash Election Consideration (a "Cash Election"), or (y) Mixed Consideration (a "Mixed Election") or (z) Stock Election Consideration (a "Stock Election") or (B) to indicate that such record holder has no preference as to the receipt of Cash Consideration, Mixed Consideration or Stock Consideration for such Shares (a "Non-Election"). Shares in respect of which a Non-Election is made (including shares in respect of which such an election is deemed to have been made pursuant to this Section 4.2 (the "Non-Election Shares")) shall be deemed by VeriFone, in its sole and absolute discretion, subject to Section 4.2(b)(v), to be, in whole or in part, Shares in respect of which a Cash Election, a Mixed Election or a Stock Election has been made.

            (iii)  Elections pursuant to Section 4.2(b)(ii) shall be made on a form and with such other provisions to be reasonably agreed upon by Lipman and VeriFone (a "Form of Election") to be provided by the Exchange Agent for that purpose to holders of record of Shares (other than holders of Excluded Shares), together with appropriate transmittal materials and a declaration form in which the holder of record states whether the holder is a resident of Israel as defined in the Israeli Income Tax Ordinance [New Version], 1961, as amended (the "Ordinance"), at the time of mailing to holders of record of Shares of the Prospectus/Proxy Statement (as defined in Section 6.3(a)) and including any other declarations that may be required for Israeli Tax purposes. VeriFone shall use commercially reasonable efforts to provide that the Form of Election and any applicable transmittal materials will, to the extent permitted by applicable Law, provide that such form and materials may be executed jointly by two or more holders of record with instructions as to the distribution of the Merger Consideration among such holders of record. Elections shall be made by mailing to the Exchange Agent a duly completed Form of Election. To be effective, a Form of Election must be (x) properly completed, signed and submitted to the Exchange Agent at its designated office, by 5:00 p.m., on the business day prior to the date of the Lipman Shareholders Meeting (as defined in Section 6.5) (the "Election Deadline") and (y) (A) accompanied by the Certificate(s) representing the Shares as to which the election is being made (or by an appropriate guarantee of delivery of such Certificate(s) by a financial institution reasonably acceptable to the Exchange Agent, provided that such Certificates are in fact delivered to the Exchange Agent within three trading days after the date of execution of such guarantee of delivery); or (B) in the case of Book-Entry Shares, any additional documents required by the procedures set forth in the Form of Election. If the Lipman Shareholders Meeting is delayed, the Election Deadline will be similarly delayed and VeriFone will promptly announce the rescheduled Election Deadline. A holder of record of Shares holding such Shares as nominee or in another representative capacity may submit separate Forms of Election for each beneficial owner on whose behalf such Shares are held. Lipman shall use commercially reasonable efforts to make a Form of Election available to all Persons who become holders of record of Shares (other than Excluded Shares) between the date of mailing described in the first sentence of this Section 4.2(b)(iii) and the date that is three business days prior to the Election Deadline. VeriFone shall determine, in its sole and absolute discretion, which authority it may delegate in whole or in part to the Exchange Agent and whether Forms of Election have been properly completed, signed and submitted or revoked. The decision of VeriFone (or the Exchange Agent, as the case may be) in such matters shall be conclusive and binding. Neither VeriFone nor the Exchange Agent will be under any obligation to notify any Person of any defect in a Form of Election submitted to the Exchange Agent. A holder of Shares that does not submit an effective Form of Election prior to the Election Deadline shall be deemed to have made a Non-Election. For the purposes of this Agreement, the term "Person" shall mean any individual, corporation (including not-for-profit), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, Governmental Entity (as defined in Section 5.1(d)(i)) or other entity of any kind or nature.

            (iv)  An election may be revoked, but only by written notice received by the Exchange Agent prior to the Election Deadline. Any Certificate(s) representing Shares that have been submitted to the Exchange Agent in connection with an election shall be returned to the holder thereof in the event such election is revoked as aforesaid and such holder requests in writing the return of such Certificate(s). Upon any such revocation, such Shares shall be Non-Election Shares unless and until a duly completed Form of Election is thereafter properly submitted. In the event that this Agreement is terminated pursuant to the provisions hereof and any Shares have been transmitted to the Exchange Agent pursuant to the provisions hereof, such Shares shall promptly be returned to the Person submitting the same.

            (v)   (A)    Each Share for which a Cash Election has been made and not revoked or lost pursuant to Section 4.2(g) (each, a "Cash Election Share") shall be converted (provided that the Available Cash Election Amount (as defined below) equals or exceeds the Cash Election Amount (as defined below)) into the right to receive the Per Share Cash Election Consideration in cash without interest; provided, however, that if (A) the product of the number of Cash Election Shares and the Per Share Cash Election Consideration (such product being the "Cash Election Amount") exceeds (B) the difference between (x) the product of the Cash Consideration and the total number of Shares (other than the Excluded Shares) issued and outstanding immediately prior to the Effective Time minus (y) the product of the number of Shares with respect to which an election to receive the Mixed Election has been effectively made and not revoked or lost pursuant to Section 4.2(g) (each, a "Mixed Consideration Election Shares") (provided that Non-Election Shares shall be deemed to be Mixed Consideration Election Shares for purposes of this Section 4.2(b)(v)) and the Cash Consideration (such difference being the "Available Cash Election Amount"), then each Cash Election Share shall be converted into a right to receive (1) an amount of cash (without interest) equal to the product of (p) the Per Share Cash Election Consideration and (q) a fraction, the numerator of which shall be the Available Cash Election Amount and the denominator of which shall be the Cash Election Amount (such fraction being the "Cash Fraction") and (2) a number of validly issued, fully paid and non-assessable shares of VeriFone Common Stock equal to the product of (r) the Allocation Ratio and (s) one (1) minus the Cash Fraction, provided that the Aggregate Cash Consideration issued as a result of the Merger, together with the cash amounts to be paid pursuant to Section 4.2(e), shall be determined as provided in Section 4.2(a); and

            (B)  Each Stock Election that is properly made and not revoked or lost pursuant to Section 4.2(g) (each, a "Stock Election Share") shall be converted (provided that the Cash Election Amount equals or exceeds the Available Cash Election Amount), into the right to receive a number, equal to the Exchange Ratio, of validly issued, fully paid and non-assessable shares of VeriFone Common Stock (together with any cash in lieu of fractional shares of VeriFone Common Stock to be paid pursuant to Section 4.2(e), the "Per Share Stock Consideration"); provided however, if the Available Cash Election Amount exceeds the Cash Election Amount, then each Stock Election Share shall be converted into the right to receive (1) an amount of cash (without interest) equal to the amount of such excess divided by the number of Stock Election Shares together with the cash amounts to be paid pursuant to

    Section 4.2(e) and (2) a number of validly issued, fully paid and non-assessable shares of VeriFone Common stock equal to the product of (x) the Allocation Ratio and (y) a fraction, the numerator of which shall be the Per Share Cash Election Consideration minus the amount calculated in clause (1) of this paragraph and the denominator of which shall be the Per Share Cash Election Consideration; provided, that the aggregate number of Shares issued in the Merger shall be determined as provided Schedule 4.2(a). For purposes of this Section 4.2(b)(v), the "Allocation Ratio" means the quotient of (A) the difference between (x) $29.07 minus (y) the Per Share Special Dividend, divided by (B) $29.53.

            (vi)  The Exchange Agent, in consultation with VeriFone, shall make all computations to give effect to this Section 4.2.

          (c)    Distributions with Respect to Unexchanged Shares.    All shares of VeriFone Common Stock to be issued pursuant to the Merger shall be deemed issued and outstanding as of the Effective Time and whenever a dividend or other distribution is declared by VeriFone in respect of the VeriFone Common Stock, the record date for which is at or after the Effective Time, that declaration shall include dividends or other distributions in respect of all shares issuable pursuant to this Agreement. No dividends or other distributions in respect of the VeriFone Common Stock shall be paid to any holder of any unsurrendered Certificate or Book-Entry Share until such Certificate (or affidavits of loss in lieu thereof as provided in Section 4.2(g)) or Book-Entry Share is surrendered for exchange in accordance with this Article IV. Subject to the effect of applicable laws, following surrender of any such Certificate (or affidavits of loss in lieu thereof as provided in Section 4.2(g)) or Book-Entry Share, there shall be issued and/or paid to the holder of the certificates representing whole shares of VeriFone Common Stock issued in exchange therefor, without interest, (A) at the time of such surrender, the dividends or other distributions with a record date after the Effective Time theretofore payable with respect to such whole shares of VeriFone Common Stock and not paid and (B) at the appropriate payment date, the dividends or other distributions payable with respect to such whole shares of VeriFone Common Stock with a record date after the Effective Time but with a payment date subsequent to surrender.

          (d)    Transfers.    From and after the Effective Time, there shall be no transfers on the stock transfer books of Lipman of the Shares that were outstanding immediately prior to the Effective Time.

          (e)    Fractional Shares.    Notwithstanding any other provision of this Agreement, no fractional shares of VeriFone Common Stock will be issued and any holder of Shares entitled to receive a fractional share of VeriFone Common Stock but for this Section 4.2(e) shall be entitled to receive an amount in cash (without interest and rounded to the nearest whole cent) determined by multiplying such fraction by the closing price per share of VeriFone Common Stock on the New York Stock Exchange on the trading day immediately prior to the Effective Time. The parties hereto acknowledge that payment of the cash consideration in lieu of issuing fractional shares of VeriFone Common Stock is not separately bargained for consideration, but merely represents a mechanical rounding off for purposes of simplifying the corporate and accounting complexities that would otherwise be caused by the issuance of fractional shares.

          (f)    Termination of Exchange Fund.    Any portion of the Exchange Fund (including the proceeds of any investments thereof and any VeriFone Common Stock) that remains unclaimed by Lipman shareholders for 180 days after the Effective Time shall be delivered to VeriFone. Any holder of Shares (other than Excluded Shares) who has not theretofore complied with this Article IV shall thereafter look only to VeriFone for delivery of any Cash Consideration or certificates for shares of VeriFone Common Stock representing Stock Consideration, in each case, without any interest thereon. Notwithstanding the foregoing, none of VeriFone, the Surviving Corporation, the Exchange Agent or any other Person shall be liable to any former holder of Shares for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat or similar laws.

          (g)    Lost, Stolen or Destroyed Certificates.    In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by VeriFone, the posting by such Person of a bond in customary amount and upon such terms as may be required by VeriFone as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the shares of VeriFone Common Stock and any cash, unpaid dividends or other distributions that would be payable or deliverable in respect thereof pursuant to this Agreement had such lost, stolen or destroyed Certificate been surrendered.

          (h)    Affiliates.    Notwithstanding anything herein to the contrary, Certificates or Book-Entry Shares surrendered for exchange by any "affiliate" (as determined pursuant to Section 6.9) of Lipman shall not be exchanged until VeriFone has received a written agreement from such Person as provided in Section 6.9 hereof.

          (i)    Withholding Rights.    Each of VeriFone and the Surviving Corporation shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of Shares such amounts as VeriFone reasonably determines it may be required to deduct and withhold with respect to the making of any payment pursuant to this Agreement under the Internal Revenue Code of 1986, as amended and by rules and regulations promulgated thereunder (the "Code"), the Ordinance, or any other applicable state, local, Israeli or foreign Tax (as defined in Section 5.1(n)) law, provided, however, that (i) in the event the Israeli Withholding Tax Ruling (as defined in Section 6.15(c)(ii)) is obtained, deduction and withholding of any amounts under the Ordinance or any other provision of Israeli law or requirement, if any, shall be made only in accordance with the provisions of the Israeli Withholding Tax Ruling; (ii) in the event a Withholding Tax Extension (as defined in Section 6.15(c)(ii)) is obtained, the parties shall fully comply with the provisions of any such Withholding Tax Extension, and (iii) in the event any holder of record of Shares provides the Exchange Agent, VeriFone or the Surviving Corporation with a valid approval or ruling issued by the applicable Governmental Entity regarding the withholding (or exemption from withholding) of Israeli Tax from the Merger Consideration in a form reasonably satisfactory to VeriFone, then the deduction and withholding of any amounts under the Ordinance or any other provision of Israeli law or requirement, if any, from the Merger Consideration payable to such holder of record of Shares shall be made only in accordance with the provisions of such approval; provided, further, that VeriFone shall be entitled but not obligated to deduct and withhold from any Merger Consideration payable or otherwise deliverable by withholding a portion or all of the Stock Consideration otherwise deliverable and selling such Stock Consideration to cover its withholding obligations. To the extent that amounts are so withheld by the Surviving Corporation or VeriFone, as the case may be, such withheld amounts (i) shall be remitted by VeriFone or the Surviving Corporation, as applicable, to the applicable Governmental Entity, and (ii) shall be treated for all purposes of this Agreement as having been paid to the holder of Shares in respect of which such deduction and withholding was made by the Surviving Corporation or VeriFone, as the case may be.

          (j)    Uncertificated Lipman Shares.    VeriFone shall cause the Exchange Agent to (i) issue in registered form, as of the Effective Time, to each holder of Book-Entry Shares that number of whole shares of VeriFone Common Stock that such holder is entitled to receive in respect of each such Book-Entry Share pursuant to this Article IV and (ii) mail to each such holder materials (to be reasonably agreed by VeriFone and Lipman prior to the Effective Time) advising such holder of the effectiveness of the Merger and the conversion of such holder's Shares into Merger Consideration pursuant to the Merger and a check in the amount (after giving effect to any required Tax withholdings) for any cash payable pursuant to Section 4.2(e) in lieu of fractional shares or 4.2(c) in payment of any dividend or other distribution in respect of such Book-Entry Shares, in each case without any action by such holders.

        4.3.    Adjustments.    Notwithstanding anything in this Agreement to the contrary, if, (a) between the date of this Agreement and the Effective Time, the issued and outstanding Shares or securities convertible or exchangeable into or exercisable for Shares or the issued and outstanding shares of VeriFone Common Stock or securities convertible or exchangeable into or exercisable for shares of VeriFone Common Stock, shall have been changed into a different number of shares or a different class by reason of any reclassification, stock split (including a reverse stock split), stock dividend or distribution, recapitalization, redenomination, merger (but only a merger involving Lipman and not VeriFone), issuer tender or exchange offer, or other similar transaction, or (b) at the Effective Time, Lipman's representations and warranties in Section 5.1(b) (Capital Structure) are not true in any non-de minimis respect, then the Merger Consideration, the Special Cash Dividend and any other dependent items shall be equitably adjusted and as so adjusted shall, from and after the date of such event, be the Merger Consideration, the Special Cash Dividend or other dependent item.

        4.4.    Treatment of Stock Plans and Options.    At the Effective Time, each outstanding option to purchase Shares (a "Lipman Option") under the Stock Plans (as defined in Section 5.1(b)(i)), whether vested or unvested, shall be assumed by VeriFone such that it is converted into an option to purchase an equal number of shares of VeriFone Common Stock, at an exercise price per share equal to the exercise price per Share of such Lipman Option immediately prior to the Effective Time and with such other terms and conditions (including without limitation, any repurchase rights or vesting provisions); provided, however, that the exercise price and the number of shares of VeriFone Common Stock purchasable pursuant to the Lipman Options shall be determined in a manner consistent with the requirements of Section 409A of the Code; provided, further, that in the case of any Lipman Option to which Section 422 of the Code applies, the exercise price and the number of shares of Parent Company Stock purchasable pursuant to such option shall be determined in accordance with the foregoing, subject to such adjustments as are necessary in order to satisfy the requirements of Section 424(a) of the Code. Except as specifically provided above, following the Effective Time, each Lipman Option shall continue to be governed by the same terms and conditions as were applicable under such Lipman Option immediately prior to the Effective Time. VeriFone agrees to file a registration statement on Form S-8 (if available for use by VeriFone) for the shares of VeriFone Common Stock issuable with respect to such Lipman Options (to the extent such shares qualify for registration on Form S-8), as soon as practicable after the Effective Time, but not more than 60 days following the Effective Time.

ARTICLE V

Representations and Warranties

        5.1.    Representations and Warranties of Lipman.    Except as set forth in the Lipman Reports or the corresponding sections or subsections of the disclosure letter delivered to VeriFone by Lipman concurrently with the execution and delivery of this Agreement (the "Lipman Disclosure Letter"), or to the extent that the qualifying nature of such disclosure with respect to another section or subsection is readily apparent on the face of the Lipman Disclosure Letter, Lipman hereby represents and warrants to VeriFone and Merger Sub that:

          (a)    Organization, Good Standing and Qualification.    Each of Lipman and its Subsidiaries is a legal entity duly organized, validly existing and, where applicable, is in good standing under the Laws (as defined in Section 5.1(j)) of its respective jurisdiction of organization and has all requisite corporate or similar power and authority to own, lease and operate its properties and assets and to carry on its business as it is now being conducted and is qualified to do business and, where applicable, is in good standing as a foreign corporation in each jurisdiction where the ownership, leasing or operation of its assets or properties or the conduct of its business requires such qualification, except where the failure to be so organized, qualified or in good standing, or to have such power or authority, individually or in the aggregate, has not had and would not reasonably be expected to have a Lipman Material Adverse Effect (as defined below). Lipman has made available to VeriFone complete and correct copies of Lipman's and its Subsidiaries' Articles of Association or comparable governing documents, each as amended to the date hereof, and each as so delivered is in full force and effect. Section 5.1(a) of Lipman Disclosure Letter contains a correct and complete list of each jurisdiction where Lipman and its Subsidiaries are organized and qualified to do business. As used in this Agreement, the term (i) "Subsidiary" means, with respect to any Person, any other Person of which at least a majority of the securities or ownership interests having by their terms ordinary voting power to elect a majority of the board of directors or other persons performing similar functions is directly or indirectly owned or controlled by such Person or by one or more of its Subsidiaries; (ii) "Significant Subsidiary" shall mean, with respect to Lipman, Lipman USA, Inc., Lipman Electronik vi Danismalik Ltd., Dione Ltd., Lipman do Brasil Serviço de Automaçao Comercial Ltda., Lipman do Brasil Comercio de Produtus Electrônicos Ltda. Lipman Inegenieria Electronica S.L. and Lipman Electronic Engineering Ltd. of Beijing and with respect to VeriFone shall mean any subsidiary thereof meeting the standard set forth in Rule 405 promulgated under the Securities Act, and (iii) "Lipman Material Adverse Effect" means any event, development or circumstance (A) having, or reasonably likely to have, a material adverse effect on the financial condition, properties, assets, liabilities, business or results of operations of Lipman and its Subsidiaries taken as a whole or (B) having, or reasonably likely to have, the effect of, preventing, materially delaying or materially impairing Lipman's ability to consummate the transactions contemplated by this Agreement, excluding any such effect that is primarily attributable to (i) changes in general economic conditions; (ii) changes in economic, financial market, regulatory or political conditions that generally affect the participants in the industries or markets in which Lipman participates, (iii) actions taken by Lipman as required by this Agreement; (iv) any adverse change in Lipman's relationship with its customers and vendors that is directly attributable to the public announcement of this Agreement; and (v) changes in GAAP or the interpretation thereof, including changes resulting from the adoption or amendment of financial accounting standards by the Financial Accounting Standards Board (FASB), that in each of the cases in clauses (i) through (vi) above do not disproportionately affect Lipman or any of its Subsidiaries. For the avoidance of doubt neither (i) any act of terrorism or war (whether or not formally declared) that does not affect Lipman directly or (ii) any failure by Lipman to meet internal projections or forecasts or published revenue or earnings predictions, shall, by itself, constitute a Lipman Material Adverse Effect.

          (b)    Capital Structure.    (i)    The registered and authorized share capital of Lipman consists of 60,000,000 Shares, of which 26,745,704 Shares were outstanding as of the close of business on April 6, 2006. All of the outstanding Shares have been duly authorized and validly issued, and are fully paid and nonassessable. All of the outstanding Shares have been issued in material compliance with applicable securities law. Other than as set forth in Section 5.1(b)(i) of the Lipman Disclosure Letter, Lipman does not hold any dormant shares and no shares were held in treasury by Lipman or held by any of its Subsidiaries. Lipman has no Shares reserved for issuance, except that, as of April 6, 2006, there were 4,035,820 Shares reserved for issuance pursuant to Lipman's Stock Plans. "Stock Plans" means (i) the Lipman Stock Option Plan (2003); (ii) the Lipman Stock Option Plan (2004); (iii) The Lipman Stock Option Plan (November 2004); and (iv) the Lipman 2006 Share Incentive Plan (2006). The list provided to VeriFone by Lipman upon execution hereof is a correct and complete list as of April 6, 2006 of each outstanding stock option, restricted stock grant, and any other stock related rights, (including SARs) issued under the Stock Plans, including the holder, date of grant, term, number of Shares and, where applicable, exercise price and vesting schedule, including whether the vesting will be accelerated by the execution of this Agreement or consummation of the Merger or by termination of employment or change of position following consummation of the Merger. Each of the outstanding shares of capital stock or other securities of each of Lipman's Subsidiaries has been duly authorized and validly issued and is fully paid and nonassessable and, except for directors' qualifying shares, owned by Lipman or by a direct or indirect wholly-owned Subsidiary of Lipman, free and clear of any lien, charge, pledge, security interest, claim or other encumbrance (a "Lien"). Except as set forth in Section 5.1(b)(i) of the Lipman Disclosure Letter, there are no preemptive or other outstanding rights, options, warrants, conversion rights, stock appreciation rights, redemption rights, repurchase rights, agreements, arrangements, calls, commitments or rights of any kind that obligate Lipman or any of its Subsidiaries to issue or sell any shares of capital stock or other securities of Lipman or any of its Subsidiaries or any securities or obligations convertible or exchangeable into or exercisable for, or giving any Person a right to subscribe for or acquire, any securities of Lipman or any of its Subsidiaries, and no securities or obligations evidencing such rights are authorized, issued or outstanding. Upon any issuance of any Shares in accordance with the terms of the Stock Plans, such Shares will be duly authorized, validly issued, fully paid and nonassessable. Lipman does not have outstanding any bonds, debentures, notes or other obligations the holders of which have the right to vote (or convertible into or exercisable for securities having the right to vote) with the shareholders of Lipman on any matter.

          (ii)   Section 5.1(b)(ii) of the Lipman Disclosure Letter sets forth (x) each of Lipman's Subsidiaries and the ownership interest of Lipman in each such Subsidiary, as well as the ownership interest of any other Person or Persons in each such Subsidiary and (y) Lipman's or its Subsidiaries' capital stock, equity interest or other direct or indirect ownership interest in any other Person. Lipman does not own, directly or indirectly, any voting interest in any Person that would require an additional filing by VeriFone under the Hart Scott Rodino Antitrust Improvement Act of 1976, as amended (the "HSR Act").

          (c)    Corporate Authority; Approval and Fairness.    (i)    Lipman has all requisite corporate power and authority and has taken all corporate action (subject only to the approval of this Agreement and the Merger by the Requisite Lipman Vote (as hereinafter defined)) necessary in order to execute, deliver and perform its obligations under this Agreement. Subject to the provisions of Section 320(c) of the Israeli Companies Law, the affirmative vote of seventy-five percent (75%) of the voting Shares of Lipman present and voting (not including abstainees) at the shareholders' meeting duly called and held for such purpose (the "Requisite Lipman Vote") is required to approve the Merger. The quorum required for the shareholders' meeting is shareholders holding collectively at least one-third of the issued share capital of Lipman (present in person or proxy). This Agreement has been duly executed and delivered by Lipman and constitutes a valid and binding agreement of Lipman enforceable against Lipman in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors' rights and to general equity principles (the "Bankruptcy and Equity Exception").

          (ii)   The board of directors of Lipman has (A) unanimously determined that the Merger is in the best interests of, Lipman and its shareholders, approved this Agreement and the Merger and the other transactions contemplated hereby and resolved to recommend adoption of this Agreement to the holders of Shares (the "Lipman Recommendation"), and directed that this Agreement be submitted to the holders of Shares for their approval, (B) made all other affirmative determinations required to be made by it in connection with this Agreement and the Merger under the Israeli Companies Law and (C) received the opinion of its financial advisor, Merrill Lynch & Co. to the effect that the consideration to be received by the holders of the Shares in the Merger and the Special Cash Dividend, taken together, are fair from a financial point of view, as of the date of such opinion, to such holders, a copy of which opinion has been delivered to VeriFone. It is agreed and understood that such opinion is for the benefit of Lipman's board of directors and may not be relied on by VeriFone or Merger Sub.

          (d)    Governmental Filings; No Violations; Certain Contracts, Etc.    (i)    Other than the necessary notices, reports, filings, consents, registrations, approvals, permits or authorizations (A) pursuant to Section 1.3, (B) under the HSR Act, the U.S. Securities Exchange Act of 1934, as amended (the "Exchange Act") and the U.S. Securities Act of 1933, as amended (the "Securities Act"), (C) to be made with the NASDAQ Stock Market (the "NASDAQ"), (D) under state securities, takeover and "blue sky" laws, (E) notification to the Office of the Chief Scientist of the Israeli Ministry of Trade & Industry ("OCS") to the change in ownership of Lipman to be effected by the Merger (the "OCS Notification"), (F) filings with, and approval by, the Investment Center of the Israeli Ministry of Trade & Industry (the "Investment Center") of the change in ownership of Lipman to be effected by the Merger (the "Investment Center Approval"); (G) consent of the Israeli Land Authority to the change in ownership of Lipman to be effected by the Merger pursuant to the lease agreement of Lipman with the Israeli Land Authority (the "Israeli Land Authority Approval"); (H) obtaining the Options Tax Ruling and the Israeli Withholding Tax Ruling (each as defined in Section 6.15(c)), (I) obtaining the Israeli Securities Options Exemptions (as defined in Section 6.15(e)(i)), (J) notification to the Fund for the Encouragement of Export Marketing of the Israel Ministry of Trade, Industry and Labor (the "Marketing Fund") to the change in ownership of Lipman to be effected by the Merger (the "Marketing Fund Notification"), and (K) other filings and recordation as required by Governmental Entities (defined below) other than those in the United States or Israel, no notices, reports or other filings are required to be made by Lipman with, nor are any consents, registrations, approvals, permits or authorizations required to be obtained by Lipman from, any domestic or foreign governmental or regulatory authority, agency, commission, body, court or other legislative, executive or judicial governmental entity (each a "Governmental Entity"), in connection with the execution and delivery of this Agreement by Lipman and the consummation of the Merger and the other transactions contemplated hereby, or in connection with the continuing operation of the business of Lipman and its Subsidiaries immediately following the Effective Time, except those that the failure to make or obtain would not, individually or in the aggregate, reasonably be expected to have a Lipman Material Adverse Effect.

          (ii)   The execution, delivery and performance of this Agreement by Lipman does not, and the consummation of the Merger and the other transactions contemplated hereby will not, constitute or result in (A) a breach or violation of, or a default under, the Articles of Association of Lipman or the comparable governing instruments of any of its Significant Subsidiaries, (B) with or without notice, lapse of time or both, a breach or violation of, a termination (or right of termination) or a default under, the creation or acceleration of any obligations or the creation of a Lien on any of the assets of Lipman or any of its Subsidiaries pursuant to any agreement, lease, license, contract, note, mortgage, indenture, arrangement or other obligation (each, a "Contract") binding upon Lipman or any of its Significant Subsidiaries or, assuming (solely with respect to performance of this Agreement and consummation of the Merger and the other transactions contemplated hereby) compliance with the matters referred to in Section 5.1(d)(i), under any Law to which Lipman or any of its Subsidiaries is subject or (C) any change in the rights or obligations of any party under any Contract binding on Lipman or any of its Subsidiaries, except, in the case of clause (B) or (C) above, for any such breach, violation, termination, default, creation, acceleration or change that, individually or in the aggregate, has not had and would not reasonably be expected to have a Lipman Material Adverse Effect. Section 5.1(d)(ii) of the Lipman Disclosure Letter sets forth a correct and complete list of material Contracts of Lipman and its Subsidiaries pursuant to which consents or waivers are or may be required prior to consummation of the transactions contemplated by this Agreement (whether or not subject to the exception set forth with respect to clauses (B) and (C) above).

          (iii)  Other than as described in Section 5.1(d)(iii) of the Lipman Disclosure Letter, neither Lipman nor any of its Subsidiaries is a party to or bound by any non-competition Contracts or other Contract that purports to limit in any material respect either the type of business in which Lipman or any of its Subsidiaries (or, after giving effect to the Merger, VeriFone or its Subsidiaries) may engage or the manner or locations in which any of them may so engage in any business.

          (iv)  Other than as described in Section 5.1(d)(iv) of the Lipman Disclosure Letter, except for: (A) relationships with Lipman or any of its Subsidiaries as an officer, director, or employee thereof (and compensation by Lipman or any of its Subsidiaries in consideration of such services) in accordance with the terms of their employment; and (B) relationships with Lipman as shareholders or option holders therein, to the knowledge (as defined below) of Lipman, none of the directors or officers, or the shareholders of Lipman, or any known member of any of their families or affiliates, is presently a party to, or was a party to during the year preceding the date of this Agreement, any transaction, agreement or arrangement with Lipman or any of its Subsidiaries. None of the officers, directors or Shareholders has any known interest in any property, real or personal, tangible or intangible, including inventions, copyrights, trademarks, or trade names, used in or pertaining to the business, or any supplier, distributor, or customer of Lipman, except for the normal rights of a Shareholder, and except for rights under the Stock Plans. As used in this Agreement, "knowledge" of (i) Lipman means the actual knowledge of Lipman's Chief Executive Officer; Chief Financial Officer; Executive Vice President, Sales and Marketing (Chief Marketing Officer); Executive Vice President, Chief Information Officer; Vice President, Human Resources; Senior Vice President, Chief Technology Officer; Executive Vice President, Chief Operating Officer; Vice President, Systems, Solutions and Applications; Corporate Secretary; Corporate Controller; and Corporate General Counsel; as well as the President of Lipman USA; and the Chief Financial Officer and the Chief Executive Officer of Dione Ltd. and (ii) VeriFone or Merger Sub means the actual knowledge of such party's Chief Executive Officer; Chief Financial Officer; Executive Vice President, North America Sales; Executive Vice President, Global Marketing and Business Development; Executive Vice President, Operations and Executive Vice President, Integrated Solutions.

          (e)    Lipman Reports; Financial Statements.    (i)    Lipman has filed or furnished, as applicable, on a timely basis all forms, statements, certifications, reports and documents required to be filed or furnished by it with or to the U.S. Securities and Exchange Commission (the "SEC") under the Exchange Act or the Securities Act since January 29, 2004 (the "Applicable Date") (the forms, statements, reports and documents filed with or furnished to the SEC since the Applicable Date and those filed or furnished subsequent to the date hereof including any amendments thereto, the "Lipman SEC Reports"). Each of the Lipman SEC Reports, at the time of its filing or being furnished complied, or after an amendment was filed complied, or if not yet filed or furnished, will comply in all material respects with the applicable requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act of 2002 (the "Sarbanes-Oxley Act"), and any rules and regulations promulgated thereunder applicable to the Lipman SEC Reports. As of their respective dates (or, if amended prior to the date hereof, as of the date of such amendment) the Lipman SEC Reports did not, and any Lipman SEC Reports filed with or furnished to with the SEC subsequent to the date hereof will not, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances in which they were made, not misleading. Each English language translation of a non English language document filed as an exhibit to, or incorporated by reference into, any Lipman SEC Report constitutes a true, correct and complete translation of the original document in all material respects.

          (ii)   Lipman has filed or furnished, as applicable, on a timely basis all forms, statements, certifications, reports and documents required to be filed with the Israeli Securities Authority (the "ISA") under the Israeli Securities Act and any regulation promulgated thereunder (the forms, statements, reports and documents filed with or furnished to the ISA, the "Lipman Israel Reports" and, together with the Lipman SEC Reports, the "Lipman Reports"). Each of Lipman Israel Reports, at the time of its filing complied in all material respects with the applicable requirements of the Israeli Securities Law 1968 (the "Israeli Securities Law"), and any regulations promulgated thereunder applicable to Lipman Israel Reports. As of their respective dates (or, if amended prior to the date hereof, as of the date of such amendment) Lipman Israel Reports did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances in which they were made, not misleading.

          (iii)  Lipman is in compliance in all material respects with the applicable listing and corporate governance rules and regulations of the NASDAQ and the Tel Aviv Stock Exchange and with the corporate governance requirements of the Israeli Companies Law. Except as permitted by the Exchange Act, including Sections 13(k)(2) and (3) or rules of the SEC, since the enactment of the Sarbanes-Oxley Act, neither Lipman nor any of its "Affiliates" (as defined in Rule 405 promulgated under the Securities Act) has made, arranged or modified (in any material way) any extension of credit in the form of a personal loan to any executive officer or director of Lipman.

          (iv)  Lipman maintains disclosure controls and procedures as required by Rule 13a-15 or 15d-15 under the Exchange Act. Such disclosure controls and procedures are designed to ensure that information required to be disclosed by Lipman is recorded and reported on a timely basis to the individuals responsible for the preparation of Lipman's filings with the SEC and other public disclosure documents. Lipman and its Subsidiaries maintain a system of internal accounting controls sufficient to provide reasonable assurance that (i) transactions are executed in accordance with management's general or specific authorizations; (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with generally accepted accounting principles and to maintain asset accountability; (iii) access to assets is permitted only in accordance with management's general or specific authorization; and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any material differences. Lipman's management has disclosed to Lipman's auditors and the audit committee of Lipman's board of directors (A) any significant deficiencies in the design or operation of its internal controls over financial reporting that are reasonably likely to adversely affect Lipman's ability to record, process, summarize and report financial information and has identified for Lipman's auditors and audit committee of Lipman's board of directors any material weaknesses in internal control over financial reporting and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in Lipman's internal control over financial reporting. Lipman has made available to VeriFone (i) a summary of any such disclosure made by management to Lipman's auditors and audit committee since December 31, 2004 and (ii) any material communication since December 31, 2004 made by management or Lipman's auditors to the audit committee required or contemplated by listing standards of NASDAQ, the audit committee's charter or professional standards of the Public Company Accounting Oversight Board. Since December 31, 2004, no material complaints from any source regarding accounting, internal accounting controls or auditing matters, and no material concerns from Lipman employees regarding questionable accounting or auditing matters, have been received by Lipman. Lipman has made available to VeriFone a summary of all such material complaints or concerns relating to other matters made since December 31, 2004 and through the date hereof through Lipman's whistleblower hot-line or equivalent system for receipt of employee concerns regarding possible violations of Law by Lipman or any of its Subsidiaries or any of their respective employees. No attorney representing Lipman or any of its Subsidiaries, whether or not employed by Lipman or any of its Subsidiaries, has reported evidence of a violation of securities laws, breach of fiduciary duty or similar violation by Lipman or any of its officers, directors, employees or agents to Lipman's chief legal officer, audit committee (or other committee designated for the purpose) of the board of directors or the board of directors pursuant to the rules in adopted pursuant to Section 307 of the Sarbanes-Oxley Act or any Lipman policy contemplating such reporting, including in instances not required by those rules.

          (v)   Each of the consolidated balance sheets included in or incorporated by reference into any Lipman Reports (including the related notes and schedules) fairly presents, or, in the case of Lipman Reports filed after the date hereof, will fairly present, in all material respects the consolidated financial position of Lipman and its consolidated Subsidiaries as of its date and each of the consolidated statements of income, changes in shareholders' equity (deficit) and cash flows included in or incorporated by reference into Lipman Reports (including any related notes and schedules) fairly presents, or, in the case of Lipman Reports filed after the date hereof, will fairly present, in all material respects the results of operations, retained earnings (loss) and changes in financial position, as the case may be, of such companies for the periods set forth therein (subject, in the case of unaudited statements, to notes and normal year-end audit adjustments that will not be material in amount or effect), in each case in accordance with U.S. generally accepted accounting principles ("GAAP") consistently applied during the periods involved, except as may be noted therein.

          (vi)  Lipman has previously furnished to VeriFone a complete and correct copy of any amendments or modifications, which have not yet been filed with the SEC but which are required to be filed, to agreements, documents or other instruments which previously had been filed by Lipman with the SEC pursuant to the Securities Act or the Exchange Act.

          (vii) Lipman has recorded and will report for the three-month period ended March 31, 2006 the financial results described in Section 5.1(e)(vii) of the Lipman Disclosure Letter.

          (viii)   Lipman has made available to VeriFone all position papers with respect to accounting policies and practices, including any quarterly position papers regarding the application of Staff Accounting Bulletin (SAB) No. 99, "Materiality," made available to Lipman's principal financial and accounting officer, its audit committee or its independent registered public accounting firm; Lipman's revenue recognition policies and practices are and have been in compliance in all material respects with all rules, regulations and statements of the SEC with respect thereto, including SAB 101, "Revenue Recognition in Financial Statements," and SAB 104, and, to the extent required, Lipman recognizes revenue in accordance with AICPA Statement of Position (SOP) 97-2, "Software Revenue Recognition," as amended, and SOP 98-9, "Modification of SOP 97-2, Software Revenue Recognition with Respect to Certain Transactions"; and Lipman's controls over its revenue recognition policies and practices have been communicated to and applied in all material respects by its sales organization.

          (ix)  Neither Lipman nor any of its Subsidiaries has any liabilities (absolute, accrued, contingent or otherwise) of a nature required to be disclosed in a Lipman Report or on a consolidated balance sheet or in the related notes to consolidated financial statements prepared in accordance with GAAP and the Exchange Act and the rules and regulations of the SEC promulgated thereunder which are, individually or in the aggregate, material to the business, results of operations, assets or financial condition of Lipman and its Subsidiaries taken as a whole, except: (i) liabilities provided for in Lipman's most recent balance sheet set forth in a Lipman Report (or in the notes thereto) as of the date hereof; (ii) liabilities incurred since such date in the ordinary course of business that Lipman would have been permitted to incur hereunder, none of which is material to the financial condition, assets, business or results of operations of Lipman and its Subsidiaries, taken as a whole; and (iii) liabilities permitted to be incurred under this Agreement.

          (f)    Absence of Certain Changes.    Since the date of the most recent audited balance sheet included in any Lipman Report, Lipman and its Subsidiaries have conducted their respective businesses only in, and have not engaged in any material transaction other than as contemplated by this Agreement or according to the ordinary and usual course of such businesses and there has not been:

            (i)    any event, development or circumstance involving, or any change in the financial condition, properties, assets, liabilities, business, or results of their operations or any circumstance, occurrence or development (including any adverse change with respect to any circumstance, occurrence or development existing on or prior to the most recent fiscal year end) which, individually or in the aggregate, has had or would reasonably be expected to have a Lipman Material Adverse Effect;

            (ii)   any material damage, destruction or other casualty loss with respect to any material asset or property owned, leased or otherwise used by Lipman or any of its Subsidiaries, whether or not covered by insurance;

            (iii)  any declaration, setting aside or payment of any dividend or other distribution with respect to any shares of capital stock of Lipman or any of its Subsidiaries (except for dividends or other distributions by any direct or indirect wholly-owned Subsidiary to Lipman or to any wholly-owned Subsidiary of Lipman) or any repurchase, redemption or other acquisition by Lipman or any of its Subsidiaries of any outstanding shares of capital stock or other securities of Lipman or any of its Subsidiaries;

            (iv)  any material change in any method of accounting or accounting practices by Lipman or any of its Subsidiaries;

            (v)   (A) any increase in the compensation payable or to become payable to its officers or employees (except for increases in the ordinary course of business and consistent with past practice) or (B) any establishment, adoption, entry into or amendment of any collective bargaining, bonus, profit sharing, thrift, compensation, employment, termination, severance or other plan, agreement, trust, fund, policy or arrangement for the benefit of any director, officer or employee, except to the extent required by applicable Laws;

            (vi)  any event, development or circumstance as a result of which Lipman incurred a material Tax liability not in the ordinary course of business; or

            (vii) any agreement to do any of the foregoing.

          (g)    Litigation and Liabilities.    Except as set forth in Section 5.1(g) of the Lipman Disclosure Letter, there are no (i) civil, criminal or administrative actions, suits, claims, hearings, arbitrations, investigations or other proceedings pending or, to Lipman's knowledge, threatened against Lipman or any of its Subsidiaries, except for those that would not, individually or in the aggregate, reasonably be expected to have a Lipman Material Adverse Effect or (ii) obligations or liabilities of Lipman or any of its Subsidiaries, whether or not accrued, contingent or otherwise, and whether or not required to be disclosed in a Lipman SEC Report or any other facts or circumstances known to Lipman that could reasonably be expected to result in any claims against, or obligations or liabilities of, Lipman or any of its Subsidiaries, including those relating to environmental and occupational safety and health matters, except for those that, individually or in the aggregate, have not had and would not reasonably be expected to have, a Lipman Material Adverse Effect. Neither Lipman nor any of its Subsidiaries is a party to or subject to the provisions of any judgment, order, writ, injunction, decree or award of any Governmental Entity which, individually or in the aggregate, have had, or would reasonably be expected to have, a Lipman Material Adverse Effect.

          (h)    Employee Benefits.

            (i)    All material benefit and compensation plans, contracts, policies or arrangements covering current or former employees and/or directors of Lipman and its Subsidiaries (the "Employees"), including, but not limited to, "employee benefit plans" within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), and deferred compensation, severance, stock option, stock purchase, stock appreciation rights, Lipman stock based, incentive and bonus plans (the "Lipman Benefit Plans"), other than Lipman Benefit Plans maintained outside of the United States primarily for the benefit of Employees working outside of the United States (such plans hereinafter being referred to as "Lipman Non-U.S. Benefit Plans"), are listed on Schedule 5.1(h)(i) of Lipman Disclosure Letter. Except for such documents and Lipman Benefit Plans which are filed as an exhibit to Lipman Reports, true and complete copies of all Lipman Benefit Plans listed on Section 5.1(h)(i) of the Lipman Disclosure Letter, including, but not limited to, any trust instruments, insurance contracts and, with respect to any employee stock ownership plan, loan agreements forming a part of any Lipman Benefit Plans, and all amendments thereto have been provided to VeriFone.

            (ii)   All Lipman Benefit Plans, other than Lipman Non-U.S. Benefit Plans, (collectively, "Lipman U.S. Benefit Plans") are in substantial compliance with ERISA, the Code and other applicable Laws. Each Lipman U.S. Benefit Plan which is subject to ERISA (a "Lipman ERISA Plan") that is an "employee pension benefit plan" within the meaning of Section 3(2) of ERISA (a "Lipman Pension Plan") intended to be qualified under Section 401(a) of the Code, has received a favorable determination or opinion letter from the Internal Revenue Service (the "IRS") covering all Tax Law changes prior to the Economic Growth and Tax Relief Reconciliation Act of 2001 or has applied to the IRS for such favorable determination letter within the applicable remedial amendment period under Section 401(b) of the Code, and Lipman is not aware of any circumstances likely to result in the loss of the qualification of such plan under Section 401(a) of the Code. Neither Lipman nor any of its Subsidiaries has engaged in a transaction with respect to any Lipman ERISA Plan that, assuming the taxable period of such transaction expired as of the date hereof, could subject Lipman or any Subsidiary to a Tax or penalty imposed by either Section 4975 of the Code or Section 502(i) of ERISA in an amount which would be material. Neither Lipman nor any of its Subsidiaries has incurred or reasonably expects to incur a Tax or penalty imposed by Section 4980F of the Code or Section 502 of ERISA in an amount which would be material or any material liability under Section 4071 of ERISA.

            (iii)  No Lipman U.S. Benefit Plan is subject to Section 302 or Title IV of ERISA or Section 412 of the Code. No liability under Subtitle C or D of Title IV of ERISA has been or is expected to be incurred by Lipman or any of its Subsidiaries with respect to any ongoing, frozen or terminated "single-employer plan", within the meaning of Section 4001(a)(15) of ERISA, currently or formerly maintained by any of them, or the single-employer plan of any entity which is considered one employer with Lipman under Section 4001 of ERISA or Section 414 of the Code (a "Lipman ERISA Affiliate"). Lipman and its Subsidiaries have not incurred and do not expect to incur any withdrawal liability with respect to a multiemployer plan under Subtitle E of Title IV of ERISA (regardless of whether based on contributions of a Lipman ERISA Affiliate).

            (iv)  All contributions required to be made under each Lipman Benefit Plan, as of the date hereof, have in all material respects been timely made and all obligations in respect of each Lipman Benefit Plan have in all material respects been properly accrued and reflected in the most recent consolidated balance sheet filed or incorporated by reference in Lipman Reports prior to the date hereof.

            (v)   As of the date hereof, there is no material pending or, to the knowledge of Lipman threatened, litigation relating to Lipman Benefit Plans. Except as required by COBRA or applicable state healthcare continuation laws, neither Lipman nor any of its Subsidiaries has any obligations for retiree health and life benefits.

            (vi)  There has been no amendment to, announcement by Lipman or any of its Subsidiaries relating to, or change in employee participation or coverage under, any Lipman Benefit Plan which would increase materially the expense of maintaining such plan above the level of the expense incurred therefor for the most recent fiscal year. Except as set forth in Section 5.1(h)(vi) of the Lipman Disclosure Letter, neither the execution of this Agreement, shareholder adoption of this Agreement nor the consummation of the transactions contemplated hereby will (w) entitle any employees of Lipman or any of its Subsidiaries to severance pay or any increase in severance pay upon any termination of employment after the date hereof, (x) accelerate the time of payment or vesting or result in any payment or funding (through a grantor trust or otherwise) of compensation or benefits under, increase the amount payable or result in any other material obligation pursuant to, any of Lipman Benefit Plans, (y) limit or restrict the right of Lipman or, after the consummation of the transactions contemplated hereby, VeriFone to merge, amend or terminate any of Lipman Benefit Plans or (z) result in payments under any of Lipman Benefit Plans which would not be deductible under Section 280G of the Code.

            (vii) All Lipman Non-U.S. Benefit Plans comply in all material respects with applicable local law. All Lipman Non-U.S. Benefit Plans are listed on Schedule 5.1(h)(vii) of Lipman Disclosure Letter. Lipman and its Subsidiaries have no material unfunded liabilities with respect to any such Lipman Non-U.S. Benefit Plan required to be funded under applicable local law. As of the date hereof, there is no pending or, to the knowledge of Lipman, threatened material litigation relating to Lipman Non-U.S. Benefit Plans.

          (i)    Israeli Employees.    Solely with respect to Employees who reside or work in Israel or whose employment is otherwise subject to Israeli Law ("Israeli Employees"), except as set forth in Section 5.1(i) of the Lipman Disclosure Letter, Lipman is not a party to any collective bargaining contract, collective labor agreement or other contract or arrangement with a labor union, trade union or other organization or body involving any of its Israeli Employees, or is otherwise required (under any legal requirement, under any contract or otherwise) to provide benefits or working conditions beyond the minimum benefits and working conditions required by Israeli Law or pursuant to extension orders applicable to all employees in Israel. Lipman has not recognized or received a demand for recognition from any collective bargaining representative with respect to any of its Israeli Employees. Lipman does not have and is not subject to, and except as set forth in Section 5.1(i) of the Lipman Disclosure Letter, no Israeli Employee of Lipman benefits from, any extension order (tzavei harchava) except for extension orders applicable to all employees in Israel or any contract or arrangement with respect to employment or termination thereof; all of the Israeli Employees are "at will" employees subject to the termination notice provisions included in employment agreements or applicable law, except as set forth in Section 5.1(i) of the Lipman Disclosure Letter, there is no contract between Lipman and any of its Israeli Employees or directors that cannot be terminated by Lipman upon less than thirty days notice without giving rise to a claim for damages or compensation (except for statutory severance pay) and Lipman's obligations to provide statutory severance pay to its Israeli Employees pursuant to the Israeli

  Severance Pay Law (5723-1963) and vacation pursuant to the Israeli Annual Leave Law 1951 and any Contract are fully funded or accrued on Lipman's financial statements and Lipman does not use the provisions of Section 14 of the Severance Pay Law with respect to such statutory severance pay. Except as set forth in Section 5.1(i) of the Lipman Disclosure Letter, Lipman has no knowledge of any circumstance that could give rise to any valid claim by a current or former Israeli Employee for compensation on termination of employment (beyond the statutory severance pay to which employees are entitled); all amounts that Lipman is legally or contractually required either (x) to deduct from its Israeli Employees' salaries or to transfer to such Israeli Employees' pension or provident, life insurance, incapacity insurance, continuing education fund or other similar funds or (y) to withhold from their Israeli Employees' salaries and benefits and to pay to any Governmental Entity as required by the Ordinance and Israeli National Insurance Law or otherwise have, in each case, been duly deducted, transferred, withheld and paid (other than routine payments, deductions or withholdings to be timely made in the normal course of business and consistent with past practice), and Lipman does not have any outstanding obligation to make any such deduction, transfer, withholding or payment; and except as set forth in Section 5.1(i) of the Lipman Disclosure Letter, Lipman is in compliance in all material respects with all applicable legal requirements and contracts relating to employment, employment practices, wages, bonuses and other compensation matters and terms and conditions of employment related to its Israeli Employees, including but not limited to the Israeli Prior Notice to the Employee Law 2002, the Israeli Notice to Employee (Terms of Employment) Law 2002, the Israeli Prevention of Sexual Harassment Law (5758-1998), and the Israeli Employment by Human Resource Contractors Law 1996. All obligations of Lipman with respect to statutorily required severance payments to Israeli Employees have been fully satisfied or have been fully funded by contributions to appropriate insurance funds pursuant to the Israeli Severance Pay Law (5723-1963) and/or to the extent required has been reserved for in the Lipman Financial Statements. Except as set forth in Section 5.1(i) of the Lipman Disclosure Letter, as of the date hereof, Lipman has not engaged any Israeli Employees whose employment would require special licenses or permits, and there are no unwritten Lipman policies or customs which, by extension, could entitle Israeli Employees to benefits in addition to what they are entitled by Law. Except as set forth in Section 5.1(i) of the Lipman Disclosure Letter, Lipman has not engaged any consultants, sub-contractors, sales agents or freelancers who, according to Israeli law, would be entitled to the rights of an employee vis-à-vis Lipman, including rights to severance pay, vacation, recuperation pay (dmei havraa) and other employee-related statutory and contractual benefits. For purposes of this Agreement, the term "Israeli Employee" shall be construed to include consultants, sales agents and other independent contractors who spend (or spent) a majority of their working time in Israel on the business of Lipman or a Subsidiary (each of whom shall be so identified in Section 5.1(i) of the Lipman Disclosure Letter). In addition, Lipman has provided to VeriFone a correct and complete summary of the calculations concerning the components of the Israeli Employees' salaries, including any components which are not included in the basis for calculation of amounts set aside for purposes of statutory severance pay and pension; any and all agreements with human resource contractors, or with consultants, sub-contractors, sales agents or freelancers; a summary of its policies, procedures and customs regarding termination of Israeli Employees; and a summary of any dues it pays to the Histadrut Labor Organization and whether Lipman participates in the expenses of any worker's committee (Va'ad Ovdim).

          (j)    Compliance with Laws.    The businesses of each of Lipman and its Subsidiaries have not been, and are not being, conducted in violation of any federal, state, local or foreign law, statute or ordinance, common law or any rule, regulation, standard, judgment, order, writ, injunction, decree, arbitration award, agency requirement, license or permit of any Governmental Entity (collectively, "Laws") applicable to Lipman or any of its Subsidiaries, except for violations that would not, individually or in the aggregate, reasonably be expected to have a Lipman Material

  Adverse Effect. No investigation or review by any Governmental Entity with respect to Lipman or any of its Subsidiaries is pending or, to Lipman's knowledge, threatened, nor has any Governmental Entity indicated an intention to conduct the same, except for those the outcome of which would not, individually or in the aggregate, reasonably be expected to have a Lipman Material Adverse Effect. No material change is required in Lipman's or any of its Subsidiaries' processes, properties or procedures in connection with any such Laws, and Lipman has not received any notice or communication of any material noncompliance with any such Laws that has not been cured as of the date hereof, except for such changes and noncompliance that would not, individually or in the aggregate, reasonably be expected to have a Lipman Material Adverse Effect. Lipman and its Subsidiaries each has obtained and is in substantial compliance with all permits, certifications, approvals, registrations, consents, authorizations, franchises, variances, exemptions and orders issued or granted by a Governmental Entity ("Licenses") necessary or appropriate to conduct its business as presently conducted except for those the absence of which, or failure to be in compliance with, would not, individually or in the aggregate, be reasonably likely to have a Lipman Material Adverse Effect.

          (k)    Takeover Statutes.    No "fair price," "moratorium," "control share acquisition" mandatory price or other similar anti-takeover statute or regulation (each a "Takeover Statute") or any anti-takeover provision in Lipman's articles of association is applicable to Lipman, the Shares, the Merger or the other transactions contemplated by this Agreement.

          (l)    Environmental Matters.    (i) Lipman and its Subsidiaries are not in material violation of any Environmental Law (as defined below); (ii) no real property currently or formerly owned or operated by Lipman or any of its Subsidiaries is, or with respect to formerly owned or operated properties, to Lipman's knowledge is, contaminated with any Hazardous Substances (as defined below) or requires remediation under any Environmental Law; (iii) Lipman and its Subsidiaries are not subject to material liability for any off-site disposal or contamination; (iv) Lipman and its Subsidiaries have not received any claims or notices alleging liability under any Environmental Law; and (v) to Lipman's knowledge there are no circumstances involving Lipman or any of Subsidiaries that could result in any material claims, liabilities, costs or restrictions on the ownership, use or transfer of any property pursuant to any Environmental Law.

        As used herein, "Environmental Law" means any Law relating to the protection of the environment or human health and safety. "Hazardous Substance" means any mixture or material containing any material that is listed, classified or regulated by any government authority or any Environmental Law including any petroleum products, asbestos or polychlorinated biphenyls.

          (m)    Tax Returns and Payments.    (i) Each of Lipman and its Subsidiaries (x) has prepared in good faith and duly and timely filed (taking into account any extension of time within which to file) all material Tax Returns (as defined below) required to be filed by it and all such Tax Returns are complete and accurate in all material respects; (y) has paid all Taxes (as defined below) that are shown as due on such Tax Returns which it has filed or that it has been obligated to withhold from amounts owing to any employee, creditor or third party, except with respect to matters contested in good faith for which adequate reserves have been established and which have been disclosed to VeriFone; and (z) has not waived any statute of limitations with respect to Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency. Lipman and its Subsidiaries have complied in all material respects with all applicable laws relating to Taxes. Except as set forth on Section 5.1(m)(i) of the Lipman Disclosure Letter, as of the date hereof, there are no pending or, threatened in writing, audits, examinations, investigations or other proceedings in respect of Taxes or Tax matters. There are not any unresolved or undisclosed issues that could materially increase the risk that the Tax Settlement (as defined in Section 6.7 hereof) could subsequently be challenged by the Israeli Tax Authorities. Lipman has made available to VeriFone true and correct copies of the Israeli Tax Returns, United States federal and state income Tax

  Returns, United Kingdom income Tax Returns, Brazilian income Tax Returns and Turkish income Tax Returns filed by Lipman and its Subsidiaries for each of the fiscal years ended December 31, 2004, 2003 and 2002. Neither Lipman nor any of its Subsidiaries has any liability for income, franchise or similar Taxes in amounts exceeding the amounts accrued therefor, as reflected in the financial statements included in Lipman Reports filed on or prior to the date hereof other than liabilities that have accrued in the ordinary course of business since December 31, 2005. With respect to jurisdictions outside the United States, Lipman and each of its Subsidiaries are in compliance in all material respects with all terms and conditions of any Tax exemptions, Tax incentive, Tax holiday or other Tax reduction agreement, approval or order of any government and, to Lipman's knowledge, subject to receipt of the Investment Center Approvals and the other Approvals required herein, the consummation of the Merger will not have any adverse effect on the validity and effectiveness of any such Tax exemptions, Tax incentive, Tax holiday or other Tax reduction agreement or order.

          (ii)   There are no Tax sharing agreements or similar agreements under which Lipman or any of its Subsidiaries could be liable in a material amount for the Taxes of any person that is neither Lipman nor any Lipman Subsidiary. There are no material Liens for Taxes on any of Lipman's assets except for Taxes not yet due or payable. Except as would not reasonably be expected to have a Lipman Material Adverse Effect all intercompany transactions and charges between and among Lipman and any of its Subsidiaries are at arm's length terms or other terms permitted by applicable laws with respect to Taxes.

          (iii)  Lipman was not a "Passive Foreign Investment Company" within the meaning of Section 1297(a) of the Code during its 2003, 2004 and 2005 Tax years.

        As used in this Agreement, (i) the term "Tax" (including, with correlative meaning, the term "Taxes") includes all federal, state, local and foreign income, profits, franchise, gross receipts, environmental, customs duty, capital stock, severances, stamp, payroll, sales, employment, unemployment, disability, use, property, withholding, excise, production, value added, occupancy and other taxes, duties or assessments of any nature whatsoever, together with all interest, indexation penalties and other penalties and additions imposed with respect to such amounts and any interest in respect of such penalties and additions, and (ii) the term "Tax Return" includes all returns and reports (including elections, declarations, disclosures, schedules, estimates and information returns) required to be supplied to a Tax authority relating to Taxes.

          (n)    Tax Matters    (i)    Lipman believes, after reasonable diligence and inquiry, that it qualifies as an Industrial Company according to the meaning of that term in the Law for the Encouragement of Industry (Taxes), 1969. The consummation of the Merger will not have any adverse effect on such qualification as an Industrial Company. Section 5.1(n)(i) of the Lipman Disclosure Letter describes the commencement year for each Approved Enterprise.

          (ii)   Section 5.1(n)(ii) of the Lipman Disclosure Letter lists each material tax or other incentive granted to or enjoyed by Lipman and its Subsidiaries under the laws of the State of Israel (the "Grants"). The copies of the up-to-date report from the Tmura Fund listing all grants received by Lipman from the OCS, all applications for Grants and of all letters of approval, and supplements thereto that Lipman has in its possession and that Lipman has made available to VeriFone are true and correct copies. Section 5.1(n)(ii) of the Lipman Disclosure Letter details all material undertakings of Lipman given in connection with the Grants. Lipman and its Subsidiaries have complied, in all material respects, with all requirements of Israeli Law to be entitled to claim all Grants. Without limiting the generality of the above, Section 5.1(n)(ii) of the Lipman Disclosure Letter includes the aggregate amounts of each Grant, and the aggregate outstanding obligations thereunder of Lipman with respect to royalties, or the outstanding amounts to be paid by the OCS to Lipman and the composition of such obligations or amount by the product or product family to which it relates. Lipman is in compliance, in all material respects, with the terms and conditions of the Grants and has duly fulfilled, in all material respects, all the undertakings relating thereto. To Lipman's knowledge, subject to receipt of the Investment Center Approval and other Approvals required herein and to providing the OCS Notification and the Marketing Fund Notification, consummation of the Merger will not adversely affect the continued qualification for the incentives or the terms or duration thereof or require any recapture of any previously claimed Israeli Tax incentive, and no consent or approval of any Governmental Entity is required, other than as contemplated by Section 5.1(m)(ii) of the Lipman Disclosure Letter, prior to the consummation of the Merger in order to preserve the entitlement of the Surviving Corporation or its Subsidiaries to any such Israeli Tax incentive. Lipman is not aware of any event or other set of circumstances that might lead to the revocation or material modification of any of the Grants. None of the products currently manufactured and sold by Lipman, directly or indirectly, uses any technology that was developed using funding provided by the OCS ("OCS Funded Technology"), nor is any of the technology contained in any of the products currently manufactured or sold by Lipman or products which are currently proposed by Lipman based on the OCS Funded Technology. To Lipman's knowledge, there has been no indication from any Israeli Tax authority that the consummation of the Merger would adversely affect the Surviving Corporation's ability to set off for Israeli Tax purposes in the future any and all losses accumulated by Lipman as of the Closing Date.

          (iii)  Other than contractual undertakings to employees, directors and contractors as detailed in Section 5.1(n)(iii) of the Lipman Disclosure Letter, neither Lipman nor any Subsidiary has adopted and does not currently operate any share incentive scheme, share option scheme or profit sharing scheme for the benefit of any of its employees, directors and contractors. Lipman has complied with all requirements of such Section 102 and the regulations promulgated thereunder and with the requirements of Section 3(i) of the Ordinance with respect to the grant of options to contractors, except as set forth in Section 5.1(n)(iii) of the Lipman Disclosure Letter.

          (o)    Labor Matters.    Except as set forth in Section 5.1(o) of the Lipman Disclosure Letter, neither Lipman nor any of its Subsidiaries is a party to or otherwise bound by any collective bargaining agreement or other Contract with a labor union, labor organization or employer organization, nor is Lipman or any of its Subsidiaries the subject of any material proceeding asserting that Lipman or any of its Subsidiaries has committed an unfair labor practice or seeking to compel it to bargain with any labor union or labor organization nor is there pending or, to Lipman's knowledge, threatened, nor has there been for the past five years, any labor strike, dispute, walk-out, work stoppage, slow-down or lockout involving Lipman or any of its Subsidiaries. To Lipman's knowledge, there are no organizational efforts with respect to the formation of a collective bargaining unit presently being made involving employees of Lipman or any of its Subsidiaries. Lipman has previously made available to VeriFone correct and complete copies of all labor and collective bargaining agreements, Contracts or other agreements or understandings with a labor union or labor organization to which Lipman or any of its Subsidiaries is party or by which any of them are otherwise bound (collectively, the "Lipman Labor Agreements"). The consummation of the Merger and the other transactions contemplated by this Agreement will not entitle any third party (including any labor union or labor organization) to any payments under any of Lipman Labor Agreements. Lipman USA and its Subsidiaries have complied in all material respects with the applicable reporting requirements of the Labor Management Reporting and Disclosure Act.

          (p)    Intellectual Property.    (i)    Lipman owns or has a valid right to use all Intellectual Property used in its business as presently conducted, except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Lipman Material Adverse Effect. Section 5.1(p)(i) of the Lipman Disclosure Letter sets forth all (x) Registered and/or material

  Intellectual Property owned by Lipman, indicating for each Registered item the registration or application number and the applicable filing jurisdiction (collectively, the "Scheduled Intellectual Property") and (y) material Intellectual Property Contracts (other than licenses for commercial "off-the-shelf" or "shrink-wrap" software that has not been modified or customized for Lipman). Except as set forth in Section 5.1(p)(i) of the Lipman Disclosure Letter, Lipman has exclusive ownership of all Intellectual Property owned by it, free and clear of all Liens, exclusive licenses and non-exclusive licenses other than those granted in connection with the sale of products in the ordinary course of business. The Intellectual Property owned by Lipman is valid, subsisting and enforceable, and is not subject to any outstanding order, judgment, decree or agreement adversely affecting Lipman's use thereof or its rights thereto. To Lipman's knowledge, Lipman has not infringed or otherwise violated the Intellectual Property rights of any third party during the five (5) year period immediately preceding the date of this Agreement, and, except as set forth in Section 5.1(p)(i) of the Lipman Disclosure Letter, neither Lipman nor any of its Subsidiaries has received any notice or claim challenging Lipman's or any Subsidiary's ownership of any of the Intellectual Property owned by Lipman or any Subsidiary or claiming that Lipman infringes or misappropriates the Intellectual Property of any third party.

          (ii)   Except as would not, individually or in the aggregate, reasonably be expected to have a Lipman Material Adverse Effect, Lipman has taken reasonable measures to protect the confidentiality and value of all Trade Secrets that are owned, used or held by Lipman, and to Lipman's knowledge, such Trade Secrets have not been used, disclosed to or discovered by any person except pursuant to valid and appropriate non-disclosure and/or license agreements which have not been breached. To Lipman's knowledge, none of Lipman's current employees or subcontractors has any patents issued or applications pending for any device, process, design or invention of any kind now used or needed by Lipman in the furtherance of its business, which patents or applications have not been assigned to Lipman. All of Lipman's current and prior employees have executed valid intellectual property and confidentiality agreements for the benefit of Lipman in a form which Lipman has prior to the date of this Agreement provided to VeriFone for its review. Every material contract or agreement under which Intellectual Property was developed, created or otherwise made, for Lipman assigns all rights to Intellectual Property to Lipman.

          (iii)  Lipman has not granted any licenses or other rights to third parties to use its Intellectual Property other than non-exclusive licenses granted in the ordinary course of business pursuant to standard terms which have been previously provided to VeriFone.

          (iv)  The IT Assets operate and perform in all material respects in accordance with their documentation and functional specifications and otherwise as required by Lipman in connection with its business and have not materially malfunctioned or failed within the past three (3) years. To Lipman's knowledge, no person has gained unauthorized access to the IT Assets.

          (v)   Lipman has source code for each version of software owned by it and used in the past five years. The source code for such software will compile into object code or otherwise is capable of being installed and operated. Once compiled and/or installed, such software will have the features, functions and performance described in the documentation pertaining to it and will execute on the computer platforms for which it is designed. To Lipman's knowledge, except as set forth in Section 5.1(p)(v) of the Lipman Disclosure Letter, none of the software owned by it contains any shareware, open source code, or other software whose use requires disclosure or licensing of Intellectual Property including but not limited to any GNU or GPL libraries or code.

          (vi)  Section 5.1(p)(vi) of Lipman Disclosure Letter contains a list, together with applicable Export Control Classification Number (ECCN), of all software that is sold, licensed, leased or otherwise distributed by Lipman or its Affiliates or resellers (the "Software Products") indicating in each case, the name, owner and most recent version of the Software and information regarding any third-party code that is embedded in such Software Product. For the avoidance of doubt, software that is obtained under a "limited license" or open source license, shall be considered "third-party code."

          (vii) For purposes of this Agreement, the following terms have the following meanings:

        "Intellectual Property" means all (i) trademarks, service marks, brand names, certification marks, collective marks, d/b/a's, Internet domain names, logos, symbols, trade dress, assumed names, fictitious names, trade names, and other indicia of origin, all applications and registrations for the foregoing, and all goodwill associated therewith and symbolized thereby, including all renewals of same; (ii) inventions and discoveries, whether patentable or not, and all patents, registrations, invention disclosures and applications therefor, including divisions, continuations, continuations-in-part and renewal applications, and including renewals, extensions and reissues; (iii) confidential information, trade secrets and know-how, including processes, schematics, business methods, formulae, drawings, prototypes, models, designs, customer lists and supplier lists (collectively, "Trade Secrets"); (iv) published and unpublished works of authorship, whether copyrightable or not (including without limitation databases and other compilations of information), copyrights therein and thereto, and registrations and applications therefor, and all renewals, extensions, restorations and reversions thereof; and (v) moral rights and all other intellectual property or proprietary rights.

        "IT Assets" means Lipman's and the Subsidiaries' computers, computer software, firmware, middleware, servers, workstations, routers, hubs, switches, data communications lines, and all other information technology equipment, and all associated documentation.

        "Registered" means issued by, registered with, renewed by or the subject of a pending application before any Governmental Entity or Internet domain name registrar.

          (q)    Insurance.    Lipman and each of its Subsidiaries are insured by insurers of recognized financial responsibility against such losses and risks and in such amounts as are prudent and customary in the businesses in which they are engaged; all policies of insurance and fidelity or surety bonds insuring Lipman or any of its Subsidiaries or their respective businesses, assets, employees, officers and directors are in full force and effect; Lipman and its Subsidiaries are in compliance with the terms of such policies and instruments in all material respects; and there are no claims by Lipman or any of its Subsidiaries under any such policy or instrument as to which any insurance company is denying liability or defending under a reservation of rights clause; neither Lipman nor any such Subsidiary has been refused any insurance coverage sought or applied for during the last three years; and neither Lipman nor any such Subsidiary has any reason to believe that it will not be able to renew its existing insurance coverage as and when such coverage expires or to obtain similar coverage from similar insurers as may be necessary to continue its business at a cost that would not have a Lipman Material Adverse Effect.

          (r)    Material Contracts and Governmental Contracts.    (i) As of the date of this Agreement, except as described in the relevant subsection of Section 5.1(r) of the Lipman Disclosure Letter neither Lipman nor any of its Subsidiaries is a party to or bound by:

          (A)  any lease of real or personal property providing for annual rentals of $2 million or more;

          (B)  (w) any Contract for the purchase of raw materials that is reasonably likely to require payments of $5 million or more in any year; (x) any Contract for the acquisition of or investment in capital equipment for an aggregate purchase price or investment value of $1 million or more; (y) any Contract authorizing the distribution or resale by any Person of any of Lipman's products or services or (z) any Contract for the sale or rental of products or services that is reasonably likely to result in payments to Lipman and its Subsidiaries of $2.5 million or more in any year;

          (C)  any partnership, joint venture or other similar agreement or arrangement relating to the formation, creation, operation, management or control of any partnership or joint venture material to Lipman or any of its Subsidiaries or in which Lipman owns more than a 5% voting or economic interest, or any interest valued at more than $5 million without regard to percentage voting or economic interest;

          (D)  any Contract (other than among direct or indirect wholly-owned Subsidiaries of Lipman) relating to indebtedness for borrowed money or the deferred purchase price of property (in either case, whether incurred, assumed, guaranteed or secured by any asset) in excess of $5 million;

          (E)  any Contract required to be filed as an exhibit to any Lipman Report;

          (F)  any non-competition Contract or other Contract that (I) purports to limit in any material respect either the type of business in which Lipman or any of Subsidiaries (or, after the Effective Time, VeriFone or its Subsidiaries) may engage or the manner or locations in which any of them may so engage in any business, (II) could require the disposition of any material assets, line of business or product line of Lipman or any of its Subsidiaries or, after the Effective Time, VeriFone or any of its Subsidiaries, (III) grants "most favored nation" status including any that, following the Merger, would apply to VeriFone and its Subsidiaries, including Lipman and its Subsidiaries or (IV) prohibits or limits the rights of Lipman or any of its Subsidiaries in any material respect to make, sell or distribute any products or services, or use, transfer, license, distribute or enforce any of their respective Intellectual Property rights;

          (G)  any Contract to which Lipman or any of its Subsidiaries is a party containing a standstill or similar agreement pursuant to which the party has agreed not to acquire assets or securities of the other party or any of its Affiliates;

          (H)  any Contract between Lipman or any of its Subsidiaries and any director or officer of Lipman or any Person beneficially owning five percent or more of the outstanding Shares;

          (I)   any Contract providing for indemnification by Lipman or any of its Subsidiaries of any Person, except for any such Contract that is (x) not material to Lipman and its Subsidiaries and (y) entered into in the ordinary course of business;

          (J)   any Contract that contains a put, call or similar right pursuant to which Lipman or any of its Subsidiaries could be required to purchase or sell, as applicable, any equity interests of any Person or assets that have a fair market value or purchase price of more than $5 million; and

          (K)  any other Contract or group of related Contracts that, if terminated or subject to a default by any party thereto, would, individually or in the aggregate, be reasonably likely to have a Material Adverse Effect (the Contracts described in clauses (A)-(I), together with all exhibits and schedules to such Contracts, being the "Material Contracts").

          (ii)   A true and correct copy of each Material Contract has previously been delivered to VeriFone and each such Contract is a valid and binding agreement of Lipman or one of its Subsidiaries, as the case may be, and is in full force and effect, and neither Lipman nor any of its Subsidiaries nor, to Lipman's knowledge, any other party thereto is in default with respect to a material obligation under or material breach in any respect under the terms of any such agreement, contract, plan, lease, arrangement or commitment.

          (iii)  (A)    With respect to each Government Contract, except as has not had and would not reasonably be expected to have a Lipman Material Adverse Effect, (x) all representations and certifications executed, acknowledged or set forth in or pertaining to such Governmental Contract were complete and correct as of their effective date, and Lipman and each of its Subsidiaries have complied in all material respects with all such representations and certifications: (y) neither the United States government nor any prime contractor, subcontractor or other Person has notified Lipman or any of its Subsidiaries that Lipman or any such Subsidiary has breached or violated any material certification, representation, clause, provision or requirement, pertaining to such Government Contract; and (z) no termination for convenience, termination for default, cure notice or show cause notice is in effect as of the date hereof pertaining to any Government Contract.

          (B)  Except as has not had and would not reasonably be expected to have a Lipman Material Adverse Effect, (x) to Lipman's knowledge, neither Lipman nor any of its Subsidiaries nor any of their respective personnel is or has been under administrative, civil, or criminal investigation, or indictment or audit by any Governmental Entity with respect to any alleged irregularity, misstatement or omission arising under or relating to any Government Contract; (y) neither Lipman nor any of its Subsidiaries has conducted or initiated any internal investigation or made a voluntary disclosure to the United States government with respect to any alleged irregularity, misstatement or omission arising under or relating to a Government Contract; and (z) neither Lipman nor any of its Subsidiaries nor, to Lipman's knowledge, any of their respective personnel has been suspended or debarred from doing business with the United States government or is, or at any time has been, the subject of a finding of non-responsibility or ineligibility for United States government contracting.

          As used herein, "Government Contract" means any Material Contract to which Lipman or any of its Subsidiaries is a party, or by which any of them are bound, the ultimate contracting party of which is a Governmental Entity (including any subcontract with a prime contractor or other subcontractor who is a party to any such contract).

          (s)    Property.    (i) Lipman has good and marketable title to, or, in the case of securities and investments, a "security entitlement" (as defined in the Uniform Commercial Code) in, or in the case of leased property, a valid leasehold interest in, all material property (whether real or personal, tangible or intangible, and including securities and investments) and assets purported to be owned or leased by it or any of its Subsidiaries, and no such material property and assets are subject to any Liens except mechanics', workmen's, repairmen's, warehousemen's, carriers' or similar Liens arising in the ordinary course of business consistent with past practice or Tax Liens for current Taxes not yet due and payable.

          (ii)   The lease agreements entered into by Lipman and its Subsidiaries in connection with their premises are in full force and effect and enforceable, and, to the knowledge of Lipman, there are no existing material defaults of Lipman and its Subsidiaries or any other party to the leases thereunder, and neither Lipman nor its Subsidiaries has received or given notice of default or claimed default with respect to such leases, nor is there, to the knowledge of Lipman, any event that with notice or lapse of time, or both, would constitute a material default thereunder. Other than the lease agreements referred to above and in Schedule 5.1(s)(iii), Lipman and its Subsidiaries have no other interests of any type in any real property.

          (iii)  Lipman is the lawful leaseholder for a period for 49 years (or is entitled to be registered as such with the Israeli Land Authority) of the properties described in Schedule 5.1(s)(iii) of the Lipman Disclosure Letter (the "Leased Property"). Schedule 5.1(s)(iii) of the Lipman Disclosure Letter contains a description of the Leased Properties, including their size and location. Except as set forth in Section 5.1(s)(iii) of the Lipman Disclosure Letter, there is no outstanding Tax, levy or charge of any kind whatsoever in respect of the Leased Properties or in connection with Lipman's use or right in such properties, and Lipman is not under any obligation to pay such Taxes, levies or charges to any third party, including any Governmental Entity or the Israeli Land Administration. Except as set forth in Section 5.1(s)(iii) of the Lipman Disclosure Letter, Lipman has obtained all required approvals, authorizations and permits from any competent authority in connection with all real property held by it or to which it is entitled or in which it has rights (including building permits) and all of such approvals, authorizations and permits are in full force and effect. To Lipman's knowledge, there are no outstanding claims or proceedings commenced by any third party (including any competent authority) in connection with Lipman's possession or use of the Leased Properties and no indictment was filed against Lipman or any of its officer or directors in connection therewith.

          (t)    Encryption and Other Restricted Technology.    Lipman's business as currently conducted involves the use or development of, or engagement in, encryption technology, or other technology whose development, commercialization or export is restricted under Israeli law, and to conduct its business as currently conducted Lipman has obtained the licenses from the Israeli Ministry of Defense or an authorized body thereof pursuant to Section 2(a) of the Control of Products and Services Declaration (Engagement in Encryption), 1974, as amended, or other legislation regulating the development, commercialization or export of technology to the extent as described in Section 5.1(t) of the Lipman Disclosure Letter. Lipman has obtained and is in substantial compliance with all such licenses and all such licenses are in full force and effect.

          (u)    Warranties/Product Liability.    Except as set forth on Section 5.1(u) of the Lipman Disclosure Letter and except as specifically reflected, reserved against or otherwise disclosed in the Financial Statements or incurred since the date thereof in the ordinary course of business (a) there is no notice, demand, claim, action, suit, inquiry, hearing, proceeding, notice of violation or investigation from, by or before any Government Entity relating to any product, including the packaging and advertising related thereto, designed, formulated, manufactured, processed, sold or placed in the stream of commerce by the Business or any services provided by the Business (a "Product"), or claim or lawsuit involving a Product which is pending or, to Lipman's knowledge, threatened, by any Person, and (b) there has not been, nor is there under consideration by Lipman, any Product recall or post-sale warning of a material nature concerning any Product. All Products comply in all material respects with applicable Governmental Authorizations and Laws, and there have not been and there are no material defects or deficiencies in such Products.

          (v)    Product Certifications.    The product certifications given or granted by processors or manufacturers with respect to Products ("Product Certifications") set forth on Section 5.1(v) of the Lipman Disclosure Letter are all the Product Certifications relating to the Lipman's business, and constitute all the Product Certifications necessary for Lipman and its Subsidiaries to conduct their respective businesses as currently conducted. Lipman has not made any material modifications or updates to the Products which would require Product Certifications different from or in addition to those set forth on Section 5.1(v) of the Lipman Disclosure Letter and, other than as set forth on Section 5.1(v) of the Lipman Disclosure Letter, to Lipman's knowledge, none of the Product Certifications would be terminated, rescinded or modified as a result of this Agreement or the completion of the Merger.

          (w)    FCPA.    Neither Lipman nor any of its Subsidiaries nor, to Lipman's knowledge, any director, officer, agent or employee of Lipman or any of its Subsidiaries is aware of or has taken any action, directly or indirectly, that would result in a violation by such persons of the U.S. Foreign Corrupt Practices Act of 1977, as amended, and the rules and regulations thereunder ("FCPA") including, without limitation, making use of the mails or any means or instrumentality of interstate commerce corruptly in furtherance of an offer, payment, promise to pay or authorization of the payment of any money, or other property, gift, promise to give, or authorization of the giving of anything of value to any "foreign official" (as such term is defined in the FCPA) or any foreign political party or official thereof or any candidate for foreign political office, in contravention of the FCPA; Lipman and its Subsidiaries have conducted their businesses in compliance with the FCPA (as applicable) and have instituted and maintain policies and procedures designed to ensure, and which are reasonably expected to continue to ensure, continued compliance therewith and Lipman has no knowledge of any violation of the FCPA by any of its Affiliates.

          (x)    OFAC.    Neither Lipman nor any of its Subsidiaries nor, to Lipman's knowledge, any director, officer, agent or employee of Lipman or any of its Subsidiaries is currently targeted by any U.S. sanctions administered by the Office of Foreign Assets Control of the U.S. Treasury Department ("OFAC"); and Lipman has not directly or indirectly lent, contributed or otherwise make available funds to any Subsidiary, joint venture partner or other person or entity, for the purpose of financing the activities of any Person currently targeted by any U.S. sanctions administered by OFAC.

          (y)    Brokers and Finders.    Neither Lipman nor any of its officers, directors or employees has employed any broker or finder or incurred any liability for any brokerage fees, commissions or finders, fees in connection with the Merger or the other transactions contemplated in this Agreement except that Lipman has employed Merrill Lynch & Co. Inc. as its financial advisor. Lipman has made available to VeriFone a complete and accurate copy of all agreements pursuant to which Merrill Lynch & Co. Inc. is entitled to any fees and expenses in connection with any of the transactions contemplated by this Agreement.

          (z)    No Other Representations and Warranties.    Except for the representations and warranties of Lipman contained in this Agreement, Lipman is not making and has not made, and no other Person is making or has made on behalf of Lipman, any express or implied representation or warranty in connection with this Agreement or the transactions contemplated hereby, and no Person is authorized to make any such representations and warranties on behalf of Lipman.

        5.2.    Representations and Warranties of VeriFone and Merger Sub.    Except as set forth in the VeriFone Reports or the corresponding sections of the disclosure letter delivered to Lipman by VeriFone concurrently with the execution of this Agreement (the "VeriFone Disclosure Letter"), or to the extent that the qualifying nature of such disclosure with respect to another section is readily apparent on the face of the VeriFone Disclosure Letter VeriFone and Merger Sub, jointly and severally, hereby represent and warrant to Lipman as of the date of this Agreement that:

          (a)    Organization, Good Standing and Qualification.    Each of VeriFone and its Subsidiaries is a legal entity duly organized, validly existing and in good standing under the Laws of its respective jurisdiction of organization and has all requisite corporate or similar power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted and is qualified to do business and is in good standing as a foreign corporation in each jurisdiction where the ownership, leasing or operation of its assets or properties or conduct of its business requires such qualification, except where the failure to be so organized, qualified or in such good standing, or to have such power or authority, are not, individually or in the aggregate, reasonably likely to have a VeriFone Material Adverse Effect (as defined below). VeriFone has made available to Lipman complete and correct copies of VeriFone's and its Significant Subsidiaries' certificates of incorporation and by-laws, each as amended to the date hereof, and each as so delivered is in full force and effect. As used in this Agreement, the term "VeriFone Material Adverse Effect" means any event, development or circumstance (A) having, or reasonably likely to have, a material adverse effect on the financial condition, properties, assets, liabilities, business or results of operations of VeriFone and its Subsidiaries taken as a whole or (B) having, or reasonably likely to have, the effect of, preventing, materially delaying or materially impairing VeriFone's or its Subsidiaries' ability to consummate the transactions contemplated by this Agreement, excluding any such effect that VeriFone establishes is primarily attributable to (i) changes in general economic conditions; (ii) changes in economic, financial market, regulatory or political conditions that generally affect the participants in the industries or markets in which VeriFone participates, (iii) actions taken by

  Lipman as required by this Agreement; (iv) any adverse change in VeriFone's relationship with its customers and vendors that is directly attributable to the public announcement of this Agreement; and (v) changes in GAAP or the interpretation thereof, including changes resulting from the adoption or amendment of financial accounting standards by the Financial Accounting Standards Board (FASB), that in each of the cases in clauses (i) through (vi) above do not disproportionately affect VeriFone or any of its Subsidiaries. For the avoidance of doubt neither (i) any act of terrorism or war (whether or not formally declared) that does not affect VeriFone directly and (ii) any failure by VeriFone to meet internal projections or forecasts or published revenue or earnings predictions, shall, by itself, constitute a VeriFone Material Adverse Effect.

          (b)    Capitalization of Merger Sub.    The registered and authorized share capital of Merger Sub consists of 1,000 Ordinary Shares, par value NIS 1 per share, all of which are validly issued and outstanding. All of the issued and outstanding capital share of Merger Sub is, at the of this Agreement, owned by VeriFone, and at the Effective Time will be, owned by VeriFone or a subsidiary thereof, and there are (i) no other shares of capital share or voting securities of Merger Sub, (ii) no securities of Merger Sub convertible into or exchangeable for shares of capital share or voting securities of Merger Sub and (iii) no options or other rights to acquire from Merger Sub, and no obligations of Merger Sub to issue, any capital share, voting securities or securities convertible into or exchangeable for capital share or voting securities of Merger Sub. Merger Sub has not conducted any business prior to the date hereof and has no, and prior to the Effective Time will have no, assets, liabilities or obligations of any nature other than those incident to its formation and pursuant to this Agreement and the Merger and the other transactions contemplated by this Agreement.

          (c)    Capital Structure of VeriFone.    The authorized capital stock of VeriFone consists of 100,000,000 shares of VeriFone Common Stock, of which 67,820,024 shares were outstanding as of the close of business on April 6, 2006, and 10,000,000 shares of Preferred Stock par value $0.01 per share (the "VeriFone Preferred Shares"), of which no shares were outstanding as of the close of business on April 6, 2006. All of the outstanding VeriFone Common Stock have been duly authorized and are validly issued, fully paid and nonassessable. VeriFone has no VeriFone Common Stock or VeriFone Preferred Shares reserved for issuance, except that, as of April 6, 2006, there were 12,285,265 shares of VeriFone Common Stock reserved for issuance pursuant to VeriFone's New Founders' Stock Option Plan, Outside Directors' Stock Option Plan, the 2005 Employee Equity Incentive Plan and the 2006 Equity Incentive Plan (collectively, the "VeriFone Stock Plans"). Each of the outstanding shares of capital stock of each of VeriFone's Subsidiaries is duly authorized, validly issued, fully paid and nonassessable and, except for directors' qualifying shares, owned by VeriFone or by a direct or indirect wholly-owned Subsidiary of VeriFone, free and clear of any Lien. Except as set forth above, there are no preemptive or other outstanding rights, options, warrants, conversion rights, stock appreciation rights, redemption rights, repurchase rights, agreements, arrangements, calls, commitments or rights of any kind that obligate VeriFone or any of its Subsidiaries to issue or to sell any shares of capital stock or other securities of VeriFone or any of its Significant Subsidiaries or any securities or obligations convertible or exchangeable into or exercisable for, or giving any Person a right to subscribe for or acquire, any securities of VeriFone or any of its Significant Subsidiaries, and no securities or obligation evidencing such rights are authorized, issued or outstanding. VeriFone does not have outstanding any bonds, debentures, notes or other obligations the holders of which have the right to vote (or convertible into or exercisable for securities having the right to vote) with the stockholders of VeriFone on any matter.

          (d)    Corporate Authority.    (i) Subject to the vote of holders of capital stock of VeriFone necessary to approve the issuance of VeriFone Common Stock as contemplated by this Agreement and the Merger and the adoption of this Agreement by VeriFone as the sole stockholder of

  Merger Sub and the approval and to consummate the Merger, each of VeriFone and Merger Sub has all requisite corporate power and authority and has taken all corporate action necessary in order to execute, deliver and perform its obligations under this Agreement. This Agreement has been duly executed and delivered by each of VeriFone and Merger Sub and is a valid and binding agreement of VeriFone and Merger Sub, enforceable against each of VeriFone and Merger Sub in accordance with its terms, subject to the Bankruptcy and Equity Exception.

          (ii)   The board of directors of VeriFone has unanimously approved this Agreement and the other transactions contemplated hereby and resolved to recommend that holders of VeriFone Common Stock vote in favor of the issuance of VeriFone Common Stock necessary to consummate the Merger (the "VeriFone Recommendation"). Prior to the Effective Time, VeriFone will have taken all necessary action to permit it to issue the number of shares of VeriFone Common Stock required to be issued pursuant to Article IV. When issued in accordance with the terms of this Agreement, the VeriFone Common Stock will be duly authorized, validly issued, fully paid and nonassessable, free and clear of all Liens and not subject to preemptive rights.

          (e)    Merger Sub Board Approval.    The Board of Directors of Merger Sub has unanimously: (A) determined that the Merger is fair to, and in the best interests of, Merger Sub and its shareholders, and that, considering the financial position of the merging companies, no reasonable concern exists that the Surviving Corporation will be unable to fulfill the obligations of Merger Sub to its creditors; (B) approved this Agreement, the Merger and the other transactions contemplated by this Agreement; and (C) determined to recommend that the shareholder of Merger Sub approve this Agreement, the Merger and the other transactions contemplated by this Agreement.

          (f)    Share Ownership.    As of the date of this Agreement, neither VeriFone nor any Person referred to in Section 320(c) of the Israeli Companies Law with respect to VeriFone owns any Shares.

          (g)    Governmental Filings; No Violations; Etc.    (i)    Other than with respect to procedures under the Israeli Companies Law and the necessary notices, reports, filings, consents, registrations, approvals, permits or authorizations (A) pursuant to Section 1.3, (B) under the HSR Act, the Securities Act and the Exchange Act, (C) required to be made with the NYSE and (D) state securities, takeover and "blue sky" laws, no notices, reports or other filings are required to be made by VeriFone or Merger Sub with, nor are any consents, registrations, approvals, permits or authorizations required to be obtained by VeriFone or Merger Sub from, any Governmental Entity in connection with the execution and delivery of this Agreement by VeriFone and Merger Sub and the consummation of the Merger and the other transactions contemplated hereby or in connection with the continuing operation of the business of VeriFone and its Subsidiaries following the Effective Time, except those that the failure to make or obtain are not, individually or in the aggregate, reasonably likely to have a VeriFone Material Adverse Effect or prevent, materially delay or materially impair the consummation of the transactions contemplated by this Agreement.

          (ii)   The execution, delivery and performance of this Agreement by VeriFone and Merger Sub do not, and the consummation of the Merger and the other transactions contemplated hereby will not, constitute or result in (A) a breach or violation of, or a default under, the certificate of incorporation or by-laws or articles of association of VeriFone and Merger Sub or the comparable governing instruments of any of its Subsidiaries, (B) with or without notice, lapse of time or both, a breach or violation of, a termination (or right of termination) or a default under, the creation or acceleration of any obligations or the creation of a Lien on any of the assets of VeriFone or any of its Subsidiaries pursuant to, any Contracts binding upon VeriFone or any of its Subsidiaries, assuming (solely with respect to performance of this Agreement and consummation of the Merger and the other transactions contemplated hereby) compliance with the matters referred to in Section 5.2(e)(i), or any Laws to which VeriFone or any of its Subsidiaries is subject or (C) any change in the rights or obligations of any party under any Contract binding on VeriFone or any of its Subsidiaries, except, in the case of clause (B) or (C) above, for breach, violation, termination, default, creation acceleration or change that, individually or in the aggregate, is not reasonably likely to have a VeriFone Material Adverse Effect or prevent, materially delay or materially impair the consummation of the transactions contemplated by this Agreement.

          (h)    VeriFone Reports; Financial Statements.    (i)    VeriFone has filed or furnished, as applicable, on a timely basis all forms, statements, reports and documents required to be filed or furnished by it with the SEC under the Exchange Act or the Securities Act since April 29, 2005 (the "VeriFone Applicable Date") (the forms, statements, reports and documents filed with or furnished to the SEC since the VeriFone Applicable Date and those filed or furnished subsequent to the date hereof including any amendments thereto, the "VeriFone Reports"). Each of the VeriFone Reports, at the time of its filing or being furnished complied, or if not yet filed or furnished, will comply in all material respects with the applicable requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act, and any rules and regulations promulgated thereunder applicable to the VeriFone Reports. As of their respective dates (or, if amended prior to the date hereof, as of the date of such amendment) the VeriFone Reports did not and any VeriFone Reports filed or furnished with the SEC subsequent to the date hereof will not, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances in which they were made, not misleading.

          (ii)   VeriFone maintains disclosure controls and procedures as required by Rule 13a-15 or 15d-15 under the Exchange Act. Such disclosure controls and procedures are designed to ensure that information required to be disclosed by VeriFone is recorded and reported on a timely basis to the individuals responsible for the preparation of VeriFone's filings with the SEC and other public disclosure documents. VeriFone and its Subsidiaries maintain a system of internal accounting controls sufficient to provide reasonable assurance that (i) transactions are executed in accordance with management's general or specific authorizations; (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with generally accepted accounting principles and to maintain asset accountability; (iii) access to assets is permitted only in accordance with management's general or specific authorization; and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any material differences.

          (iii)  Each of the consolidated balance sheets included in or incorporated by reference into any VeriFone Reports (including the related notes and schedules) fairly presents in all material respects the consolidated financial position of VeriFone and its consolidated Subsidiaries as of its date and each of the consolidated statements of income, changes in shareholders' equity (deficit) and cash flows included in or incorporated by reference into VeriFone Reports (including any related notes and schedules) fairly presents in all material respects the results of operations, retained earnings (loss) and changes in financial position, as the case may be, of such companies for the periods set forth therein (subject, in the case of unaudited statements, to notes and normal year-end audit adjustments that will not be material in amount or effect), in each case in accordance with GAAP consistently applied during the periods involved, except as may be noted therein.

          (i)    Absence of Certain Changes.    Since the date of the most recent audited balance sheet included in any VeriFone Report, there has not been:

            (i)    any event, development or circumstance involving, or any change in the financial condition, properties, assets, liabilities, business or results of their operations or any circumstance, occurrence or development (including any adverse change with respect to any circumstance, occurrence or development existing on or prior to the most recent fiscal year end) which, individually or in the aggregate, would reasonably be expected to have a VeriFone Material Adverse Effect;

            (ii)   any declaration, setting aside or payment of any dividend or other distribution with respect to any shares of capital stock of VeriFone or any of its Subsidiaries (except for dividends or other distributions by any direct or indirect wholly-owned Subsidiary to VeriFone or to any wholly-owned Subsidiary of VeriFone) or any repurchase, redemption or other acquisition by VeriFone or any of its Subsidiaries of any outstanding shares of capital stock or other securities of VeriFone or any of its Subsidiaries;

            (iii)  any change in any method of accounting or accounting practices by VeriFone or any of its Subsidiaries;

            (iv)  any material transaction other than as contemplated by this Agreement which would require VeriFone to file a current report on Form 8-K which it has not so filed; or

            (v)   any agreement to do any of the foregoing.

          (j)    Brokers and Finders.    Neither VeriFone nor any of its officers, directors or employees has employed any broker or finder or incurred any liability for any brokerage fees, commissions or finders, fees in connection with the Merger or the other transactions contemplated by this Agreement, except that VeriFone has employed Lehman Brothers Inc. as its financial advisor.

          (k)    Financing.    VeriFone has obtained a commitment from JP Morgan Securities Inc. and Lehman Brothers Inc. to provide financing in connection with the transactions contemplated by this Agreement (the "Financing Commitment"). The Financing Commitment is in full force and effect as of the date of this Agreement. The Financing Commitment provides commitment for, together with cash on hand, all funds necessary for VeriFone to consummate the transactions contemplated by this Agreement.

          (l)    Compliance with Laws.    The businesses of each of VeriFone and its Subsidiaries have not been conducted in violation of any Law, except for violations that, individually or in the aggregate, have not had and would not reasonably be expected to have a VeriFone Material Adverse Effect. No investigation or review by any Governmental Entity with respect to VeriFone or any of its Subsidiaries is pending or, to the knowledge of VeriFone's executive officers, threatened, nor has any Governmental Entity indicated an intention to conduct the same, except for those the outcome of which would not, individually or in the aggregate, reasonably be expected to have a VeriFone Material Adverse Effect.

          (m)    No Other Representations and Warranties.    Except for the representations and warranties of VeriFone and Merger Sub contained in this Agreement, VeriFone and Merger Sub are not making and have not made, and no other Person is making or has made on behalf of VeriFone or Merger Sub, any express or implied representation or warranty in connection with this Agreement or the transactions contemplated hereby, and no Person is authorized to make any such representations and warranties on behalf of VeriFone or Merger Sub.

ARTICLE VI

Covenants

        6.1.    Interim Operations.    (a) Lipman covenants and agrees as to itself and its Subsidiaries that, after the date hereof and until the earlier of the termination of this Agreement pursuant to its terms or the Effective Time (unless VeriFone shall otherwise approve in writing, and except as otherwise expressly contemplated by this Agreement) and except as required by applicable Laws, the business of it and its Subsidiaries shall be conducted in the ordinary and usual course and, to the extent consistent therewith, it and its Subsidiaries shall use their respective reasonable best efforts to preserve their business organizations intact and maintain existing relations and goodwill with Governmental Entities, customers, suppliers, distributors, creditors, lessors, employees and business associates and keep available the services of its and its Subsidiaries' present employees and agents. Without limiting the generality of the foregoing and in furtherance thereof, from the date of this Agreement until the earlier of the termination of this Agreement pursuant to its terms or the Effective Time, except (A) as otherwise expressly required by this Agreement, (B) as VeriFone may approve in writing or (C) as set forth in Section 6.1 of the Lipman Disclosure Letter, Lipman will not and will not permit its Subsidiaries to:

          (i)    adopt or propose any change in its articles of association or other applicable governing instruments, except in accordance with Section 6.18(a) hereof;

          (ii)   merge or consolidate itself or any of its Subsidiaries with any other Person, except for any such transactions among its wholly-owned Subsidiaries, or restructure, reorganize or completely or partially liquidate or otherwise enter into any agreements or arrangements imposing material changes or restrictions on its assets, operations or businesses;

          (iii)  acquire assets outside of the ordinary course of business from any other Person with a value or purchase price in the aggregate in excess of $2 million in any transaction or series of related transactions, other than acquisitions pursuant to Contracts in effect as of the date of this Agreement and set forth in the Lipman Disclosure Letter;

          (iv)  issue, sell, pledge, dispose of, grant, transfer, encumber, or authorize the issuance, sale, pledge, disposition, grant, transfer, lease, license, guarantee or encumbrance of, any shares of its capital stock or of any its Subsidiaries (other than the issuance of shares by a wholly-owned Subsidiary to it or another of its wholly-owned Subsidiaries), or securities convertible or exchangeable into or exercisable for any shares of such capital stock, or any options, warrants or other rights of any kind to acquire any shares of such capital stock or such convertible or exchangeable securities, except for the options that are planned to be granted under the Lipman 2006 Share Incentive Plan as set forth in Section 5.1(b)(i) of the Lipman Disclosure Letter;

          (v)   create or incur any Lien material to it or any of its Subsidiaries on any of its assets or any of its Subsidiaries;

          (vi)  make any loans, advances or capital contributions to or investments in any Person (other than between itself and any of its direct or indirect wholly-owned Subsidiaries);

          (vii) declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock (except for the Special Cash Dividend or dividends or other distributions by any direct or indirect wholly-owned Subsidiary to Lipman or to any wholly-owned Subsidiary of Lipman) or enter into any agreement with respect to the voting of its capital stock;

          (viii)   reclassify, split, combine, subdivide or redeem, purchase or otherwise acquire, directly or indirectly, any of its capital stock or securities convertible or exchangeable into or exercisable for any shares of its capital stock;

          (ix)  incur any indebtedness for borrowed money or guarantee such indebtedness of another Person, or issue or sell any debt securities or warrants or other rights to acquire any of its debt securities or of any of its Subsidiaries, except for (A) indebtedness for borrowed money incurred in the ordinary course of business consistent with past practices (x) not to exceed $10 million in the aggregate or (y) in replacement of existing indebtedness for borrowed money on terms substantially consistent with or more beneficial than the indebtedness being replaced, or (B) guarantees incurred in compliance with this Section 6.1 by it of indebtedness of its wholly-owned Subsidiaries or (C) interest rate swaps on customary commercial terms consistent with past practice and in compliance with its risk management policies in effect on the date of this Agreement and not to exceed $10 million of notional debt in the aggregate;

          (x)   except as set forth in the capital budgets set forth in Section 6.1(a)(x) of the Lipman Disclosure Letter and consistent therewith, make or authorize any capital expenditure in excess of $5 million in the aggregate;

          (xi)  make any changes with respect to accounting policies or procedures, except as required by changes in applicable generally accepted accounting principles;

          (xii) other than the Israeli Tax Assessment (as defined 5.1(n) of the Lipman Disclosure Letter) settle any litigation or other proceedings before a Governmental Entity other than a settlement reimbursable from insurance or calling solely for a cash payment in an amount less than $5 million and including a full release of Lipman and its affiliates, as applicable;

          (xiii)   except in connection with the filing with the ITA of the Stock Option Plan (November 2004), make any material Tax election or make any application with any Governmental Entity or, except as set forth in Section 6.15, seek any tax ruling from a Governmental Entity, if there is a risk that such ruling may result in any terms, restrictions, liabilities or obligations being imposed on Lipman (or any Lipman Subsidiary) or its shareholders (including VeriFone);

          (xiv)   transfer, sell, lease, license, mortgage, pledge, surrender, encumber, divest, cancel, abandon or allow to lapse or expire or otherwise dispose of any of its assets, product lines or businesses or of its Subsidiaries, including capital stock of any of its Subsidiaries and sales of obsolete assets and except for sales, leases, licenses or other dispositions of assets with a fair market value not in excess of $5 million in the aggregate, other than pursuant to Contracts in effect as of the date of this Agreement;

          (xv) except as required pursuant to Contracts in effect as of the date of this Agreement and set forth in Section 5.1(h)(i) of the Lipman Disclosure Letter, or as otherwise required by applicable Law, (i) grant or provide any severance or termination payments or benefits to any of its director, officer or employee or of any of its Subsidiaries, except in the ordinary course of business consistent with past practice, (ii) increase the compensation, bonus or pension, welfare, severance or other benefits of, pay any bonus to, or make any new equity awards to any of its director, officer or employee or of any of its Subsidiaries, except in the ordinary course of business consistent with past practice, (iii) establish, adopt, amend or terminate any of its benefit plans or amend the terms of any outstanding equity-based awards, (iv) take any action to accelerate the vesting or payment, or fund or in any other way secure the payment, of compensation or benefits under any of its benefit plans, to the extent not already provided in any such benefit plans, (v) change any actuarial or other assumptions used to calculate funding obligations with respect to any benefit plan or to change the manner in which contributions to such plans are made or the basis on which such contributions are determined, except as may be required by GAAP; or (vi) forgive any loans to any of its or of any of its Subsidiaries' directors, officers or employees;

          (xvi)   take any action or omit to take any action that is reasonably likely to result in any of the conditions to the Merger set forth in Article VII not being satisfied;

          (xvii)   take any action that would reasonably be expected to result in a material increase in Tax liability (or a corresponding loss of Tax attributes) other than in the ordinary course of business; or

          (xviii)   agree, authorize or commit to do any of the foregoing.

        (b)   Lipman shall, prior to making any written or oral communications to any of its or of any of its Subsidiaries' directors, officers or employees pertaining to compensation or benefit matters that are affected by the transactions contemplated by this Agreement, provide VeriFone with a copy of the intended communication and provide VeriFone a reasonable period of time to review and comment on the communication, and the parties hereto shall cooperate in providing any such mutually agreeable communication.

        (c)   VeriFone covenants and agrees as to itself and its Significant Subsidiaries that, after the date hereof and prior to the Effective Time (unless Lipman shall otherwise approve in writing, and except as otherwise expressly contemplated by this Agreement) and except as required by applicable Laws, VeriFone will not:

          (i)    adopt or propose any change in its certificate of incorporation;

          (ii)   merge or consolidate itself or any of its Significant Subsidiaries with any other Person, except for any such transactions among its wholly-owned Subsidiaries, or restructure, reorganize or completely or partially liquidate or otherwise enter into any agreements or arrangements imposing material changes or restrictions on its assets, operations or businesses;

          (iii)  declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock (except for dividends paid by any direct or indirect wholly-owned Subsidiary to it or to any other direct or indirect wholly-owned Subsidiary);

          (iv)  reclassify, split, combine, subdivide or redeem, purchase or otherwise acquire, directly or indirectly, any of its capital stock or securities convertible or exchangeable into or exercisable for any shares of its capital stock;

          (v)   take any action or omit to take any action that is reasonably likely to result in any of the conditions to the Merger set forth in Article VII not being satisfied; or

          (vi)  agree, authorize or commit to do any of the foregoing.

        6.2.    Acquisition Proposals.

          (a)    No Solicitation or Negotiation.    Lipman agrees that, except as expressly permitted by this Section 6.2, until the earlier of (i) the termination of this Agreement pursuant to its terms and (ii) the Effective Time, neither it nor any of its Subsidiaries nor any of their respective officers and directors shall, and that it shall use its reasonable best efforts to instruct and cause its and its Subsidiaries' employees, investment bankers, attorneys, accountants, and other agents, advisors or representatives (such officers, directors, employees, investment bankers, attorneys, accountants and other agents, advisors or representatives, collectively, "Representatives") not to, directly or indirectly:

            (i)    initiate, solicit or knowingly encourage any inquiry or the making of any proposal or offer that constitutes, or could reasonably be expected to lead to, any Acquisition Proposal (as defined below);

            (ii)   engage in, continue or otherwise participate in any discussions or negotiations regarding, or provide any non-public information or data to any Person who has made or proposed to make, any Acquisition Proposal; or

            (iii)  otherwise knowingly facilitate any effort or attempt to make an Acquisition Proposal.

        Notwithstanding anything in the foregoing to the contrary prior to the time, but not after, the Requisite Lipman Vote is obtained, Lipman may (A) provide information in response to a request therefor by a Person who has made an unsolicited bona fide written Acquisition Proposal if Lipman receives from the Person so requesting such information an executed confidentiality agreement on terms substantially similar to those contained in the Confidentiality Agreement (as defined in Section 9.7) and promptly discloses (and, if applicable, provides copies of) any such information to VeriFone to the extent not previously provided; (B) engage or participate in any discussions or negotiations with any Person who has made such an unsolicited bona fide written Acquisition Proposal; or (C) after having complied with Section 6.2(c), approve, recommend, or otherwise declare advisable or propose to approve, recommend or declare advisable (publicly or otherwise) such an Acquisition Proposal, if and only to the extent that, (x) prior to taking any action described in clause (A), (B) or (C) above, the board of directors of Lipman determines in good faith after consultation with outside legal counsel and financial advisors that the failure to take such action would be inconsistent with the directors' fiduciary duties under applicable Law, and (y) in each such case referred to above, the board of directors of Lipman has determined in good faith based on the information then available and after consultation with its legal counsel and financial advisor that such Acquisition Proposal either constitutes, or is reasonably likely to constitute, a Superior Proposal (as defined below).

          (b)    Definitions.    For purposes of this Agreement:

        "Acquisition Proposal" means (i) any proposal or offer with respect to a merger, joint venture, partnership, consolidation, dissolution, liquidation, tender offer, recapitalization, reorganization, share exchange, business combination or similar transaction outside the ordinary course of business involving Lipman or any of its Significant Subsidiaries; or (ii) any proposal or offer to acquire in any manner, directly or indirectly, 20% or more of the total voting power of the equity securities of Lipman or 20% or more of the consolidated total assets (including, without limitation, equity interests in Lipman's Subsidiaries) of Lipman, in each case other than the transactions contemplated by this Agreement.

        "Superior Proposal" means an unsolicited bona fide Acquisition Proposal involving all or a substantial majority of the assets (on a consolidated basis) or at least 50% of the total voting power of the equity securities of Lipman, that its board of directors has determined in its good faith judgment after consultation with outside legal counsel and financial advisors that is reasonably likely to be consummated in accordance with its terms, taking into account all legal, financial and regulatory aspects of the proposal and the Person making the proposal, and if consummated, would result in a transaction more favorable to Lipman's shareholders from a financial point of view to such shareholders, than the transaction contemplated by this Agreement (including the Special Cash Dividend and after taking into account any revisions to the terms of the transaction contemplated by this Agreement agreed to by VeriFone pursuant to Section 6.2(c) of this Agreement).

          (c)    No Change in Recommendation or Alternative Acquisition Agreement.    The board of directors of Lipman and any committee thereof shall not:

            (i)    Except as permitted by this Section 6.2, withhold or withdraw, or qualify or modify (or publicly propose or resolve to withhold, withdraw, qualify or modify), in a manner reasonably likely to be adverse to VeriFone, the Lipman Recommendation with respect to the Merger (it being understood that publicly taking a neutral position or no position with respect to an Acquisition Proposal at any time beyond twenty (20) business days after the first public announcement of such Acquisition Proposal shall be considered an adverse modification); or

            (ii)   except as expressly permitted by, and after compliance with, Section 8.3(a) hereof, cause or permit Lipman to enter into or approve any letter of intent, terms sheet, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement or other agreement (other than a confidentiality agreement referred to in

    Section 6.2(a) entered into in compliance with Section 6.2(a)) (an "Alternative Acquisition Agreement") for any Acquisition Proposal.

  Notwithstanding anything to the contrary set forth in this Agreement, prior to the time, but not after, the Requisite Lipman Vote is obtained, the board of directors of Lipman may withhold, withdraw or qualify or modify the Lipman Recommendation in a manner reasonably likely to be adverse to VeriFone or approve, recommend or otherwise declare advisable any Superior Proposal made after the date hereof that was not solicited, initiated, encouraged or facilitated in breach of this Agreement, if but only if the board of directors of Lipman determines in good faith, after consultation with outside counsel and financial advisors, that the failure to take such action would not be consistent with its fiduciary obligations under applicable Law (a "Change of Recommendation"); provided, however, that no Change of Recommendation may be made until after at least 48 hours following VeriFone's receipt of notice from Lipman advising that management of Lipman currently intends to recommend to its board of directors that it take such action and the basis therefor, including all necessary information under Section 6.2(e). In determining whether to make a Change of Recommendation in response to a Superior Proposal or otherwise, the Lipman board of directors shall take into account any changes to the terms of this Agreement proposed by VeriFone and any other information provided by VeriFone in response to such notice. Any material amendment to any Acquisition Proposal will be deemed to be a new Acquisition Proposal for purposes of this Section 6.2, including with respect to the notice period referred to in this Section 6.2(c).

          (d)    Certain Permitted Disclosure.    Nothing contained in this Section 6.2 shall be deemed to prohibit Lipman from complying with its disclosure obligations under Israeli or U.S. federal law with regard to an Acquisition Proposal; provided, however, that if VeriFone reasonably determines that such disclosure has the effect of withdrawing or adversely modifying the Lipman Recommendation, VeriFone shall have the right to terminate this Agreement as set forth in Section 8.4.

          (e)    Notice.    Lipman agrees that it will promptly (and, in any event, within 24 hours) notify VeriFone if any inquiries, proposals or offers with respect to an Acquisition Proposal are received by, any such information is requested from, or any such discussions or negotiation are sought to be initiated or continued with, it or any of its Representatives indicating, in connection with such notice, the name of such Person and the material terms and conditions of any proposals or offers (including, if applicable, and subject to any applicable confidentiality obligations, copies of any written requests, proposals or offers, including proposed agreements) and thereafter shall keep VeriFone informed, on a current basis, of the status and terms of any such proposals or offers (including any amendments thereto) and the status of any such discussions or negotiations, including any change in Lipman's intentions as previously notified.

        6.3.    Information Supplied.    (a) VeriFone shall, with the full cooperation of Lipman, prepare and file with the SEC, the Prospectus/Proxy Statement (as defined below), and VeriFone shall prepare and file with the SEC the Registration Statement on Form S-4 to be filed with the SEC by VeriFone in connection with the issuance of shares of VeriFone Common Stock in the Merger (including the joint proxy statement and prospectus (the "Prospectus/Proxy Statement") constituting a part thereof) (the "S-4 Registration Statement") in each case as promptly as reasonably practicable following the date of this Agreement. VeriFone and Lipman each shall use its reasonable best efforts to have the S-4 Registration Statement declared effective under the Securities Act as promptly as practicable after such filing, and promptly thereafter mail the Prospectus/Proxy Statement to the shareholders of each of Lipman and VeriFone. VeriFone shall also use its reasonable best efforts to satisfy prior to the effective date of the S-4 Registration Statement all necessary state securities law or "blue sky" notice requirements in connection with the Merger and to consummate the other transactions contemplated by this Agreement and will pay all expenses incident thereto. In addition, no filing of, or amendment or supplement to the

Prospectus/Proxy Statement or the S-4 Registration Statement shall be made by VeriFone without providing Lipman with the reasonable opportunity to review and comment thereon and without the prior consent of Lipman, which consent shall not be unreasonably withheld or delayed. VeriFone will promptly advise Lipman of the receipt of any comments from the SEC to the S-4 Registration Statement and when the S-4 Registration Statement or any amendment thereto has become effective, and VeriFone will furnish Lipman with copies of all such documents.

        (b)   Lipman and VeriFone each agrees, as to itself and its Subsidiaries, that none of the information supplied or to be supplied by it or its Subsidiaries for inclusion or incorporation by reference in (i) the S-4 Registration Statement will, at the time the S-4 Registration Statement becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, and (ii) the Prospectus/Proxy Statement and any amendment or supplement thereto will, at the date of mailing to shareholders and at the times of the meeting of shareholders of each of Lipman and VeriFone to be held in connection with the Merger, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Lipman and VeriFone will cause the Form S-4 to comply as to form in all material respects with the applicable provisions of (i) the Securities Act and the rules and regulations thereunder, (ii) the Exchange Act; (iii) the rules and regulations of the NYSE; and (iv) the requirements of the Israeli Companies Law and the Israeli Securities Law.

        6.4.    Merger Proposal.    (a) As promptly as practicable after the execution and delivery of this Agreement: (i) each of Lipman and Merger Sub shall cause a merger proposal (in the Hebrew language) substantially in the form attached as Exhibit D (each, a "Merger Proposal") to be executed in accordance with Section 316 of the Israeli Companies Law; (ii) Lipman and Merger Sub shall call the Lipman Shareholders Meeting (as defined in Section 6.5) and a general meeting of Merger Sub's shareholder, respectively, and (iii) Lipman and Merger Sub shall jointly deliver the Merger Proposals to the Companies Registrar within three (3) days from the calling of such shareholders' meetings. Each of Lipman and Merger Sub shall cause a copy of its Merger Proposal to be delivered to its secured creditors, if any, no later than three (3) days after the date on which the Merger Proposal is delivered to the Companies Registrar and shall promptly inform its respective non-secured creditors, if any, of its Merger Proposal and its contents in accordance with Section 318 of the Israeli Companies Law and the regulations promulgated thereunder.

        (b)   Promptly after Lipman and Merger Sub shall have complied with the preceding paragraph and with subsections (i) and (ii) below, but in any event no more than three (3) business days following the date on which such notice was sent to the creditors, Lipman and Merger Sub shall inform the Companies Registrar, in accordance with Section 317(b) of the Companies Law, that notice was given to their respective creditors under Section 318 of the Israeli Companies Law and the regulations promulgated thereunder. In addition to the above, each of Lipman and, if applicable, Merger Sub, shall:

          (i)    Publish a notice to its creditors, stating that a Merger Proposal was submitted to the Companies Registrar and that the creditors may review the Merger Proposal at the office of the Companies Registrar, Lipman's registered offices or Merger Sub's registered offices, as applicable, and at such other locations as Lipman or Merger Sub, as applicable, may determine, in (A) two (2) daily Hebrew newspapers circulated in Israel, on the day that the Merger Proposal is submitted to the Companies Registrar, (B) a newspaper circulated in New York City, no later than three (3) business days following the day on which the Merger Proposal was submitted to the Companies Registrar, and (C) if required, in such other manner as may be required by applicable law and regulations;

          (ii)   Within four (4) business days from the date of submitting the Merger Proposal to the Companies Registrar, send a notice by registered mail to all of the "Substantial Creditors" (as such term is defined in the regulations promulgated under the Israeli Companies Law) that Lipman or Merger Sub, as applicable, is aware of, in which it shall state that a Merger Proposal was submitted to the Companies Registrar and that the creditors may review the Merger Proposal at such additional locations, if such locations were determined in the notice referred to in subsection (i) above; and

          (iii)  Send to the "workers committee" or display in a prominent place at Lipman's premises, a copy of the notice published in a daily Hebrew newspaper (as referred to in subsection (i)(A) above), no later than three business days following the day on which the Merger Proposal was submitted to the Companies Registrar.

        6.5.    Lipman Shareholders Meeting.    Lipman will take, in accordance with applicable law and its articles of association, all action necessary to convene a meeting of holders of Shares (the "Lipman Shareholders Meeting") as promptly as practicable after the S-4 Registration Statement is declared effective by the SEC to consider and vote for the approval of this Agreement, the Merger, the Articles Amendment (as such term is hereinafter defined) and the other transactions contemplated hereunder and to cause such vote to be taken. Subject to Section 6.2 hereof, Lipman's board of directors shall recommend such approval and shall take all lawful action to solicit such approval. Subject to the notice requirements of the Israeli Companies Law and the rules and regulations promulgated thereunder and the Articles of Association of Lipman, the Lipman Shareholders Meeting shall be held (on a date selected by Lipman and consented to by VeriFone) as promptly as practicable after the date hereof. Pursuant to the terms of this Section 6.5, Lipman shall use reasonable best efforts to solicit from its shareholders proxies in favor of the approval of this Agreement, the Merger and the other transactions contemplated by this Agreement. Lipman shall call, notice, convene, hold, conduct and solicit all proxies in connection with, the Shareholder Meeting in compliance with all applicable legal requirements, including the Israeli Companies Law, the Israeli Securities Law, the Articles of Association of Lipman, and the rules of NASDAQ. In the event that VeriFone, or any person or entity referred to in Section 320(c) of the Israeli Companies Law in connection with VeriFone, shall cast any votes in respect of this Agreement, the Merger or the other transactions contemplated by this Agreement, VeriFone shall, prior to such vote, disclose to Lipman the respective interests of VeriFone or such person or entity in such shares so voted. At the Shareholder Meeting, VeriFone and Merger Sub shall cause any Shares then owned by them and their subsidiaries to be voted in favor of the approval of this Agreement, the Merger and the other transactions contemplated by this Agreement. Lipman may adjourn or postpone the Shareholder Meeting: (i) if and to the extent necessary to provide any necessary supplement or amendment to the Prospectus/Proxy Statement to Lipman's shareholders in advance of a vote on this Agreement, and the Merger and the other transactions contemplated by this Agreement; or (ii) if, as of the time for which the Shareholder Meeting is originally scheduled (as set forth in the Prospectus/ Proxy Statement), there are insufficient Shares represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of the Shareholder Meeting. Lipman's obligation to call, give notice of, convene and hold the Shareholder Meeting in accordance with this Section 6.5 shall not be limited to or otherwise affected by the commencement, disclosure, announcement or submission to Lipman of any Acquisition Proposal.

        6.6.    Filings; Other Actions; Notification.    (a)    Lipman and VeriFone each shall use its reasonable best efforts to cause to be delivered to the directors of each party a letter of its independent auditors, dated (i) the date on which the S-4 Registration Statement shall become effective and (ii) the Closing Date, and addressed to the other party and its directors, in form and substance customary for "comfort" letters delivered by independent public accountants in connection with registration statements similar to the S-4 Registration Statement.

        (b)   Subject to the terms and conditions set forth in this Agreement, Lipman and VeriFone shall cooperate with each other and use (and shall cause their respective Subsidiaries to use) their respective reasonable best efforts to take or cause to be taken all actions, and do or cause to be done all things, reasonably necessary, proper or advisable on its part under this Agreement and applicable Laws to consummate and make effective the Merger and the other transactions contemplated by this Agreement as soon as practicable, including preparing and filing as promptly as practicable all documentation to effect all necessary notices, reports and other filings and to obtain as promptly as practicable all consents, registrations, approvals, permits and authorizations necessary or advisable to be obtained from any third party and/or any Governmental Entity in order to consummate the Merger or any of the other transactions contemplated by this Agreement.

        (c)   Subject to applicable Laws relating to the exchange of information, VeriFone shall have the right to direct all matters with any Governmental Entity consistent with its obligations hereunder; provided that VeriFone and Lipman shall have the right to review in advance, and to the extent practicable each will consult with the other on and consider in good faith the views of the other in connection with, all of the information relating to VeriFone or Lipman, as the case may be, and any of their respective Subsidiaries, that appears in any filing made with, or written materials submitted to, any third party and/or any Governmental Entity in connection with the Merger and the other transactions contemplated by this Agreement (including the Prospectus/Proxy Statement). In exercising the foregoing rights, each of Lipman and VeriFone shall act reasonably and as promptly as practicable.

        (d)   Lipman and VeriFone each shall, upon request by the other, furnish the other with all information concerning itself, its Subsidiaries, directors, officers and shareholders and such other matters as may be reasonably necessary or advisable in connection with the Prospectus/Proxy Statement, the S-4 Registration Statement or any other statement, filing, notice or application made by or on behalf of VeriFone, Lipman or any of their respective Subsidiaries to any third party and/or any Governmental Entity in connection with the Merger and the transactions contemplated by this Agreement.

        (e)   Subject to applicable Law and the instructions of any Governmental Entity, Lipman and VeriFone each shall keep the other apprised of the status of matters relating to completion of the transactions contemplated hereby, including promptly furnishing the other with copies of notices or other communications received by VeriFone or Lipman, as the case may be, or any of its Subsidiaries, from any third party and/or any Governmental Entity with respect to such transactions. Lipman and VeriFone each shall give prompt notice to the other of any change that is reasonably likely to result in a Lipman Material Adverse Effect or a VeriFone Material Adverse Effect, respectively or of any failure to the other party's conditions to effect the Merger. Neither Lipman nor VeriFone shall permit any of its officers or any other representatives or agents to participate in any meeting with any Governmental Entity in respect of any filings, investigation or other inquiry relating to the transactions contemplated hereby unless it consults with the other party in advance and, to the extent permitted by such Governmental Entity, gives the other party the opportunity to attend and participate thereat.

        (f)    Each of VeriFone and Lipman shall as promptly as practicable following the date hereof make an appropriate filing of a Notification and Report Form pursuant to the HSR Act with respect to the transactions contemplated hereby and thereafter make any other submissions required under the HSR Act. Each of the parties agrees that it shall promptly take, in order to consummate the transactions contemplated hereby, all actions necessary (i) to secure the expiration or termination of any applicable waiting period under the HSR Act (the "HSR Clearance") and/or to resolve any objections asserted by any Governmental Authority with respect to the transactions contemplated hereby under any antitrust Law or the Federal Trade Commission Act (each, an "Objection"), and (ii) to prevent the entry of, and to have vacated, lifted, reversed or overturned, any decree, judgment, injunction or other order that would prevent, prohibit, restrict or delay the consummation of the merger, in each case; provided however that notwithstanding anything to the contrary herein, nothing in this Agreement shall require

VeriFone or any of its Subsidiaries to (i) agree to or to effect any divesture, hold separate, or enter into any license or similar agreement with respect to, or agree to restrict its ownership or operation of, any material business, assets, operations, product lines or interest therein of VeriFone or its Subsidiaries or of Lipman and its Subsidiaries, (ii) agree to any material changes (including, without limitation, through a licensing arrangement that would constitute a material change) or restriction on, or other impairment of VeriFone's ability to own or operate, of any such assets, licenses, product lines, businesses or interests therein or VeriFone's ability to vote, transfer, receive dividends or otherwise exercise full ownership rights with respect to the capital stock of the Surviving Corporation; (iii) enter into, amend, or agree to enter into or amend, any material Contracts of VeriFone or its Subsidiaries or of Lipman and its Subsidiaries, (iv) otherwise waive, abandon or alter any material rights or obligations of VeriFone or its Subsidiaries or of Lipman and its Subsidiaries or (v) file or defend any lawsuit, appeal any judgment or order or contest any injunction issued in a proceeding initiated by a Governmental Entity, which in any case in clauses (i) through (v) above would, in VeriFone's reasonable judgment, be materially adverse to the ongoing business operations of VeriFone or any of its Significant Subsidiaries on the one hand or Lipman and its Subsidiaries taken as a whole on the other hand. Each of the parties shall respond to and seek to resolve as promptly as practicable any Objections that are raised.

        6.7.    Taxation.    Within 62 days from the date hereof, Lipman shall enter into a settlement agreement of the Israeli Tax Assessment and with respect to any potential Israeli income Tax liability for the Tax years 2001, 2002, and 2003 and will use its best efforts to negotiate a settlement which imposes the lowest tax liability that is reasonable in the circumstances and that, in any event, does not include any restrictions on the Surviving Corporation and that does not impose upon Lipman a total liability greater than NIS 18 million (such settlement that does not include any such restrictions or impose total liability greater than such amount, the "Tax Settlement").

        6.8.    Access.    Subject to applicable Law, upon reasonable notice, Lipman and VeriFone each shall (and shall cause its Subsidiaries to) afford the other's Representatives reasonable access, during normal business hours throughout the period prior to the Effective Time, to its employees, properties, books, contracts and records and, during such period, each shall (and shall cause its Subsidiaries to) furnish promptly to the other all information concerning its business, properties and personnel as may reasonably be requested, provided that no investigation pursuant to this Section 6.8 shall affect or be deemed to modify any representation or warranty made by Lipman, VeriFone or Merger Sub herein, and provided, further, that the foregoing shall not require Lipman or VeriFone (i) to permit any inspection, or to disclose any information, that in the reasonable judgment of Lipman or VeriFone, as the case may be, would result in the disclosure of any trade secrets of third parties or violate any of its obligations with respect to confidentiality if Lipman or VeriFone, as the case may be, shall have used reasonable best efforts to obtain the consent of such third party to such inspection or disclosure or (ii) to disclose any privileged information of Lipman or VeriFone, as the case may be, or any of its Subsidiaries. All requests for information made pursuant to this Section 6.8 shall be directed to the executive officer or other Person designated by Lipman or VeriFone, as the case may be. All such information shall be governed by the terms of the Confidentiality Agreement.

        6.9.    Affiliates.    Prior to the date of the Shareholders Meeting, VeriFone shall deliver to Lipman a list of names and addresses of those Persons who are, in the opinion of the VeriFone, as of the time of the Shareholders Meeting referred to in Section 6.5, "affiliates" of Lipman within the meaning of Rule 145 under the Securities Act. Lipman shall provide to VeriFone such information and documents as VeriFone shall reasonably request for purposes of preparing such list. There shall be added to such list the names and addresses of any other Person subsequently identified by either VeriFone or Lipman as a Person who may be deemed to be such an affiliate of Lipman; provided, however, that no such Person identified by VeriFone shall be on the final list of affiliates of Lipman if VeriFone shall receive from Lipman, on or before the date of the Shareholders Meeting, an opinion of counsel reasonably satisfactory to VeriFone to the effect that such Person is not such an affiliate. Lipman shall exercise its reasonable best efforts to deliver or cause to be delivered to VeriFone, prior to the date of the Shareholders Meeting, from each affiliate of Lipman identified in the foregoing list (as the same may be supplemented as aforesaid), a letter dated as of the Closing Date substantially in the form attached as Exhibit E (the "Affiliates Letter"). VeriFone shall not be required to maintain the effectiveness of the S-4 Registration Statement or any other registration statement under the Securities Act for the purposes of resale of VeriFone Common Stock by such affiliates received in the Merger and VeriFone may direct the Exchange Agent not to issue certificates representing VeriFone Common Stock received by any such affiliate until VeriFone has received from such Person an Affiliates Letter. VeriFone may issue certificates representing VeriFone Common Stock received by such affiliates bearing a customary legend regarding applicable Securities Act restrictions and the provisions of this Section 6.9.

        6.10.    Stock Exchange Listing and De-listing.    VeriFone shall use its reasonable best efforts to cause the shares of VeriFone Common Stock to be issued in the Merger to be approved for listing on the NYSE subject to official notice of issuance, prior to the Closing Date and to list such shares on the Tel Aviv Stock Exchange. The Surviving Corporation shall use its reasonable best efforts to cause the Shares to de-list from the Tel Aviv Stock Exchange, no longer be quoted on the NASDAQ and de-registered under the Exchange Act as soon as practicable following the Effective Time.

        6.11.    Publicity.    The initial press release regarding the Merger shall be a joint press release and thereafter Lipman and VeriFone each shall consult with each other prior to issuing any press releases or otherwise making public announcements with respect to the Merger and the other transactions contemplated by this Agreement and prior to making any filings with any third party and/or any Governmental Entity (including any national securities exchange or interdealer quotation service) with respect thereto, except as may be required by Law or by obligations pursuant to any listing agreement with or rules of any national securities exchange or interdealer quotation service or by the request of any Government Entity.

        6.12.    Expenses.    Except as otherwise provided in Section 8.5, whether or not the Merger is consummated, all costs and expenses incurred in connection with this Agreement and the Merger and the other transactions contemplated by this Agreement shall be paid by the party incurring such expense, except that expenses incurred in connection with the filing fee for the S-4 Registration Statement and printing and mailing the Prospectus/Proxy Statement and the S-4 Registration Statement shall be shared equally by VeriFone and Lipman.

        6.13.    Other Actions by Lipman and VeriFone.

          (a)    Takeover Statute.    If any Takeover Statute is or may become applicable to the Merger or the other transactions contemplated by this Agreement, each of VeriFone and Lipman and its board of directors shall grant such approvals and take such actions as are necessary so that such transactions may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise act to eliminate or minimize the effects of such statute or regulation on such transactions.

          (b)    Dividends.    Lipman shall coordinate with VeriFone the declaration, setting of record dates and payment dates of dividends on Shares so that holders of Shares do not receive dividends on both Shares and VeriFone Common Stock received in the Merger in respect of any calendar quarter or fail to receive a dividend on either Shares or VeriFone Common Stock received in the Merger in respect of any calendar quarter.

          (c)    Section 16 Matters.    The board of directors of VeriFone shall, prior to the Effective Time, take all such actions as may be necessary or appropriate pursuant to Rule 16b-3(d) and Rule 16b-3(e) under the Exchange Act to exempt (i) the conversion of Shares or Lipman Options into VeriFone Common Stock or options to purchase VeriFone Common Stock, as the case may be, and (ii) the acquisition of VeriFone Common Stock pursuant to the terms of this Agreement by officers and directors or employees of Lipman who may become subject to the reporting requirements of Section 16(a) of the Exchange Act.

        6.14.    VeriFone Stockholders Meeting.

          (a)   VeriFone will take, in accordance with applicable law stock exchange listing rules and its certificate of incorporation and by-laws, all action necessary to convene a meeting of holders of VeriFone Common Stock (the "VeriFone Stockholders Meeting") as promptly as practicable after the S-4 Registration Statement is declared effective to consider and vote for the approval of the issuance of VeriFone Common Stock in the Merger and to cause such vote to be taken. VeriFone's board of directors shall recommend such approval and VeriFone shall take all lawful action to solicit such approval. Subject to the notice requirements of the Exchange Act and the rules and regulations promulgated thereunder and the certificate of incorporation and bylaws of VeriFone, the VeriFone Stockholders Meeting shall be held as promptly as practicable after the date hereof. Pursuant to the terms of this Section 6.14, VeriFone shall use reasonable best efforts to solicit from its stockholders proxies in favor of the approval of VeriFone Common Stock in the Merger. VeriFone shall call, notice, convene, hold, conduct and solicit all proxies in connection with the VeriFone Stockholders Meeting in compliance with all applicable legal requirements, including the Exchange Act, the certificate of incorporation and bylaws of VeriFone, and the rules of the NYSE. VeriFone may adjourn or postpone the VeriFone Stockholders Meeting: (i) if and to the extent necessary to provide any necessary supplement or amendment to the Prospectus/Proxy Statement to VeriFone's stockholders in advance of a vote on the issuance of the VeriFone Common Stock in the Merger; or (ii) if, as of the time for which the VeriFone Stockholder Meeting is originally scheduled (as set forth in the Prospectus/ Proxy Statement), there are insufficient shares of VeriFone Common Stock represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of the VeriFone Stockholders Meeting.

        Promptly after the occurrence or waiver of all other conditions for Closing Merger Sub shall hold its general meeting, and VeriFone (as the sole shareholder of Merger Sub) shall approve this Agreement, the Merger and the other transactions contemplated by this Agreement at such general meeting.

        6.15.    Israeli Approvals.

          (a)    Government Filings.    Each party to this Agreement shall use all reasonable efforts to deliver and file, as promptly as practicable after the date of this Agreement, each notice, report or other document required to be delivered by such party to, or filed by such party with, any Israeli Governmental Entity with respect to the Merger. Lipman and VeriFone shall use all reasonable efforts to obtain, as promptly as practicable after the date of this Agreement, the Investment Center Approval, the Israeli Land Authority Approval and any other consents and Approvals that may be required pursuant to Israeli Legal Requirements in connection with the Merger and to provide the OCS Notification and the Marketing Fund Notification. In this connection VeriFone shall provide to the Investment Center and to the OCS any information, and shall execute any undertakings, customarily requested by such authorities as a condition to the Investment Center Approval and as may be required by the OCS following the OCS Notification.

          (b)    Legal Proceedings.    Lipman and VeriFone each shall: (i) give the other parties prompt notice of the commencement of any legal proceeding by or before any Israeli Governmental Entity with respect to the Merger; (ii) keep the other parties informed as to the status of any such legal proceeding; and (iii) promptly inform the other parties of any communication to the Commissioner of Israeli Restrictive Trade Practices, the Investment Center, the Israeli Securities Authority, the Israeli Tax Authority, the Companies Registrar or any other Israeli Governmental Entity regarding the Merger. Lipman and VeriFone will consult and cooperate with one another, and will consider in good faith the views of one another, in connection with any analysis, appearance, presentation, memorandum, brief, argument, opinion or proposal made or submitted in connection with any Israeli legal proceeding relating to the Merger pursuant to a joint defense agreement separately agreed to. In addition, except as may be prohibited by any Israeli Governmental Entity or by any Israeli Legal Requirement, in connection with any such legal proceeding under or relating to the Israeli Restrictive Trade Practices Law or any other Israeli antitrust or fair trade law, Lipman and VeriFone will permit authorized representatives of the other party to be present at each meeting or conference relating to any such legal proceeding and to have access to and be consulted in connection with any document, opinion or proposal made or submitted to any Israeli Governmental Entity in connection with any such legal proceeding.

          (c)    Israeli Tax Rulings.

            (i)    As soon as reasonably practicable after the execution of this Agreement, Lipman shall instruct its Israeli counsel, advisors and accountants to prepare and file with the Israeli Tax Authority an application for a ruling confirming that the conversion or assumption by VeriFone of Lipman Options into options (the "Assumed Options") to purchase shares of VeriFone Common Stock will not result in a taxable event with respect to such Lipman Options pursuant to Section 3(i) or Section 102 of the Ordinance, and with respect to such Lipman Options subject to Section 102, that the requisite holding period will be deemed to have begun at the time of the issuance of Lipman Options (which ruling may be subject to customary conditions regularly associated with such a ruling) (the "Options Tax Ruling"). Each of Lipman and VeriFone shall cause their respective Israeli counsel, advisors and accountants to coordinate all activities, and to cooperate with each other, with respect to the preparation and filing of such application and in the preparation of any written or oral submissions that may be necessary, proper or advisable to obtain the Options Tax Ruling. Subject to the terms and conditions hereof, Lipman shall use reasonable best efforts to promptly take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable under applicable Law to obtain the Options Tax Ruling, as promptly as practicable.

            (ii)   As soon as reasonably practicable after the execution of this Agreement, Lipman shall instruct its Israeli counsel, advisors and accountants to prepare and file with the Israeli Tax Authority an application for a ruling which will be in form and substance to VeriFone's reasonable satisfaction that (x) with respect to holders of Shares of Lipman that are non-Israeli residents (as defined in the Ordinance), exempting VeriFone, Exchange Agent and Surviving Corporation from any obligation to withhold Israeli Tax at source from any consideration payable or otherwise deliverable pursuant to this Agreement including, without limitation, the Merger Consideration, or clarifying that no such obligation exists; or (y) with respect to holders of Shares of Lipman that are Israeli residents (as defined in the Ordinance): (a) exempting VeriFone, Exchange Agent and Surviving Corporation from any obligation to withhold Israeli Tax at source from any consideration payable or otherwise deliverable pursuant to this Agreement including, without limitation, the Merger Consideration, or clarifying that no such obligation exists, or (b) clearly instructing VeriFone, Exchange Agent or Surviving Corporation how such withholding at source is to be executed, and in particular, with respect to the classes or categories of holders or former holders of the Shares or Lipman Options from which Tax is to be withheld (if any), the rate or rates of withholding to be applied (the "Israeli Withholding Tax Ruling"), such ruling to be in form and substance to VeriFone's reasonable satisfaction. Each of Lipman and VeriFone shall cause their respective Israeli counsel, advisors and accountants to coordinate all activities, and to cooperate with each other, with respect to the preparation and filing of such application and in the preparation of any written or oral submissions that may be necessary, proper or advisable to obtain the Israeli Withholding Tax Ruling. Subject to the terms and conditions hereof, Lipman shall use reasonable best efforts to promptly take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable under applicable Law to obtain the Israeli Withholding Tax Ruling, as promptly as practicable. In the event that the Israeli Withholding Tax Ruling is not obtained until the Closing Date, Lipman shall instruct its Israeli counsel, advisors and accountants to promptly apply to the relevant Tax authorities for an extension of time with respect to the obligation to deduct or withhold Israeli Tax at source from any consideration payable or otherwise deliverable pursuant to this Agreement (such extension, if granted by the Israeli Tax Authorities, will be defined in this Agreement as a "Withholding Tax Extension"), such Withholding Tax Extension to be in form and substance to VeriFone's reasonable satisfaction. In the event that the Israeli Withholding Tax Ruling is not obtained at least seven (7) days prior to the date of Lipman shareholders Meeting, VeriFone shall provide to Lipman a written notice stating whether it has determined that it is required to withhold Israeli Tax at source from the Merger Consideration payable or otherwise deliverable pursuant to this Agreement to holders of Shares of Lipman that are non-Israeli residents (as this term is defined in the Ordinance), and such written determination shall be communicated to the holders of Shares of Lipman as soon as possible and in any event no later than five (5) days prior to the date of Lipman shareholders Meeting in accordance with applicable law. In the event that VeriFone determines that it is required to so withhold Israeli Tax at source and the approval of this Agreement by the shareholders of Lipman shall not have been obtained at the Lipman Shareholders Meeting, then Lipman shall not be required to pay the Expense Reimbursement in accordance with Section 8.5(b) upon termination of this Agreement.

          (d)    TASE Listing.    Promptly after the date of this Agreement, VeriFone shall take all actions necessary in order for the shares of VeriFone Common Stock to be listed on the TASE immediately prior to the Effective Time, and shall use its reasonable best efforts to obtain, prior to the Closing Date, the agreement of the TASE to list such shares of VeriFone Common Stock on the TASE, and Lipman shall cooperate with VeriFone with respect to such listing. VeriFone shall use its reasonable best efforts to maintain the listing of shares of VeriFone Common Stock on the TASE (or any successor thereof) and to comply, in all material respects, with any applicable rules and regulations of the ISA and TASE until the date which is at least three years after the Effective Time.

          (e)    Israeli Securities Matters.

            (i)    As soon as reasonably practicable after the execution of this Agreement, VeriFone shall, and Lipman shall cooperate with VeriFone to, (A) prepare and file with the Israeli Securities Authority an application for an exemption from the requirements of the Israeli Securities Law concerning the publication of a prospectus in respect of the conversion or assumption by VeriFone of Lipman Options as provided in Section 4.5, pursuant to Section 15D of the Israeli Securities Law (the "Israeli Securities Options Exemption") and (B) prepare and file with the ISA a prospectus containing the Prospectus/Proxy Statement and any additional disclosures and that complies in form and substance with applicable Israeli law and regulations in connection with the issuance of shares of VeriFone Common Stock in the Merger (the "Israeli Prospectus" and, together with the Israeli Securities Options Exemption, the "Israeli Securities Fillings"). VeriFone and Lipman each shall use its reasonable best efforts to cause the ISA to issue a permit for the use of the Israeli Prospectus in connection with the Merger, and promptly thereafter mail the Israeli Prospectus to the shareholders of each of Lipman and VeriFone residing in Israel. In addition, no filing of, or amendment or supplement to the Israeli Prospectus shall be made by VeriFone without providing Lipman with the reasonable opportunity to review and comment thereon and without the prior consent of Lipman, which consent shall not be unreasonably withheld or delayed. VeriFone promptly will advise Lipman of the receipt of any comments from the ISA to the Israeli Prospectus and when any amendment thereto (if any) has been filed and VeriFone will furnish Lipman with copies of all such documents.

            (ii)   Lipman and VeriFone each agrees, as to itself and its Subsidiaries, that none of the information supplied or to be supplied by it or its Subsidiaries for inclusion or incorporation by reference in (i) Israeli Prospectus will, at the time the Israeli Prospectus is filed in accordance with the applicable Israeli law and regulations, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, and (ii) the Israeli Prospectus will, at the date of mailing to shareholders and at the times of the meeting of shareholders of each of Lipman and VeriFone to be held in connection with the Merger, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

            (iii)  Each of VeriFone and Lipman shall reasonably cooperate with each other with respect to the preparation and filing of the Israeli Securities Fillings and in the preparation of any written or oral submission that may be necessary, proper or advisable to obtain the Israeli Securities Options Exemption. Subject to the terms and conditions hereof, VeriFone shall use its reasonable best efforts to promptly take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable under applicable law to obtain the Israeli Securities Options Exemption as promptly as practicable, and no later than two (2) days prior to the date that the Prospectus/ Proxy Statement is mailed to the holders of Shares.

          (f)    Regulatory Filings.    Each of Lipman and VeriFone shall cause all documents that it is responsible for filing with any Governmental Entity under this Section 6.15 to comply as to form and substance in all material respects with the applicable Law. Whenever any event occurs which is required to be set forth in an amendment or supplement to any such document or filing, Lipman or VeriFone, as the case may be, shall promptly inform the other of such occurrence and cooperate in filing with the applicable Government Entity, such amendment or supplement.

          (g)   Lipman and VeriFone shall cooperate with one another to confirm the accuracy of the warranty set forth in the penultimate sentence of Section 5.1(n)(ii) as follows: (a) Lipman shall approach the OCS in order to request a confirmation from the OCS that the products currently manufactured and sold by Lipman, do not directly or indirectly make use of any OCS Funded Technology; (b) in the event that Lipman determines in its sole discretion that it will not be able to obtain such OCS confirmation for any reason, Lipman shall either, as Lipman shall elect in its sole discretion, enable VeriFone to conduct its own review and examination, or enable a third-party jointly selected by VeriFone and Lipman to conduct such review and examination, in order to confirm the same, to VeriFone's reasonable satisfaction.

        6.16.    VeriFone's Actions with Respect to Financing.    VeriFone shall not amend, terminate or waive any provisions under the Financing Commitment in a manner that would or take any other action that would adversely affect VeriFone's ability to timely consummate the transactions contemplated by this Agreement without the prior written consent of Lipman, which shall not be unreasonably withheld or delayed; provided, however, that VeriFone may in its sole discretion arrange substitute financing or financings sufficient to allow VeriFone to finance the transactions contemplated by this Agreement so long as such substitute arrangement would not (a) adversely affect VeriFone's ability to timely consummate the transactions contemplated by this Agreement, or (b) change the amount or form of consideration payable hereunder. VeriFone will give prompt notice to Lipman of any substitute arrangement which will, upon such notice, become the "Financing Commitment" hereunder.

        6.17.    Lipman's Cooperation with Financing.

        Prior to the Closing, Lipman shall, and shall cause its Subsidiaries to, cooperate with VeriFone in connection with the financing of the transactions contemplated by this Agreement, including the financing contemplated by the Financing Commitment or any substitute financing, and the syndication and/or placement of such financing. Without limiting the generality of the foregoing, Lipman shall, and shall cause its Subsidiaries to, upon reasonable request, (a) furnish the report of Lipman's auditor on the most recent audited consolidated financial statements of Lipman and its Subsidiaries and the consent of such auditor to the use of such report; (b) furnish any additional financial statements, schedules or other financial data relating to Lipman and its Subsidiaries available to Lipman and reasonably requested by VeriFone; (c) furnish reasonable management and legal representations and certifications of senior officers of Lipman to auditors; (d) make senior officers of Lipman and its Subsidiaries available to attend meetings with prospective lenders and investors in presentations, other meetings and due diligence sessions at such times as coordinated reasonably in advance thereof; (e) make available the employees and advisors of Lipman and its Subsidiaries at such times as coordinated reasonably in advance thereof, to provide reasonable assistance in the preparation of business projections, financing documents and offer materials; (f) assist in the preparation of one or more confidential information memoranda and other marketing materials reasonably requested by VeriFone; and (g) permit VeriFone's use of Lipman's and its Subsidiaries' logos for syndication of financing.

        6.18.    Indemnification; Directors' and Officers' Insurance.

          (a)   From and after the Effective Time, VeriFone will cause the Surviving Corporation to fulfill and honor, subject to any limitations under applicable law, in all respects the obligations of Lipman pursuant to the indemnification agreements in the form provided in Schedule 6.18(a) of Lipman Disclosure Letter (the "New Indemnification Letters") as shall be in effect prior to the Effective Time, which New Indemnification Letters shall be entered into between Lipman and its current and former directors and officers (the "Indemnified Parties"), subject to and immediately after the approval by the general meeting of the shareholders of Lipman of the Amendment of Lipman's Articles of Association in the form provided in Schedule 6.18(a) of the Lipman Disclosure Letter (the "Articles Amendment").

          (b)   VeriFone, from and after the Effective Time and for a period of seven years following the Effective Time, undertakes to cause the Surviving Corporation to fulfill and honor in all respects such undertakings of Lipman pursuant to the New Indemnification Letters.

          (c)   VeriFone shall cause the Surviving Corporation to and the Surviving Corporation shall maintain a policy or policies of officers' and directors' liability insurance for acts and omissions occurring prior to the Effective Time ("D&O Insurance") with coverage in amount and scope at least as favorable as Lipman's existing directors' and officers' liability insurance coverage for a period of seven years after the Effective Time; provided, however, that, if the existing D&O Insurance expires, is terminated or cancelled, or if the annual premium therefor is increased to an amount in excess of 150% of the last annual premium paid prior to the date of this Agreement (such amount, as stated in Section 6.18(a) of the Lipman Disclosure Letter, the "Current Premium"), in each case during such five year period, the Surviving Corporation will use commercially reasonable efforts to obtain D&O Insurance in such amount and scope as can be obtained for the remainder of such period for a premium not in excess (on an annualized basis) of 150% of the Current Premium and provided, further however, that in lieu of such coverage, VeriFone may substitute a prepaid "tail" policy for such coverage, which it may cause Lipman to obtain prior to the Closing.

          (d)   Following the Merger, VeriFone shall cause the Surviving Corporation to keep in effect for six years after the Effective Time all provisions in the Surviving Corporation's memorandum of association and articles of association that provide for exculpation of director and officer liability and indemnification (and advancement of expenses related thereto) of the past and present officers and directors of Lipman at least to the extent that are presently indemnified by Lipman and any such provisions shall not be amended except as either required by applicable Law or to make changes permitted by Law that would not adversely effect the rights of past or present officers and directors to indemnification and advancement of expenses.

          (e)   If VeriFone or any of its successors or assigns (i) shall consolidate with or merge into any other corporation or entity and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) shall transfer all or substantially all of its properties and assets to any individual, corporation or other entity, then and in each such case, proper provisions shall be made so that the successors and assigns of VeriFone shall assume all of the obligations set forth in this Section 6.18.

          (f)    The provisions of this Section are intended to be for the benefit of, and shall be enforceable by, each of the Indemnified Parties, their heirs and their representatives, notwithstanding any release executed by any Indemnified Party in connection with his or her departure from Lipman or its Subsidiaries unless a release of the provisions of this Section is specifically provided for in such release.

        6.19.    Merger Sub Obligations.    VeriFone shall cause Merger Sub to comply with all of its obligations under this Agreement.

        6.20.    Special Cash Dividend.    In order to dispose of the Unwanted Assets, following the date on which the Lipman Requisite Vote is received at the Lipman Shareholders Meeting and prior to the Effective Time, which such time shall be in Lipman's sole discretion, Lipman shall declare a special cash dividend per Share in an amount to be equal to the maximum amount of cash reserves of Lipman that may be distributed by Lipman in the form of a dividend pursuant to applicable Law and without Tax being imposed on, or payable by, Lipman (the "Special Cash Dividend"), provided, however, that in no circumstance shall the amount of the Special Cash Dividend be less than an aggregate amount of $23 million. The Special Cash Dividend shall be payable before the Effective Time to holders of record of outstanding Shares as of a record date that is prior to the Effective Time set by the Lipman board of directors, after consultation with VeriFone. Lipman shall withhold any applicable Taxes with respect to the Special Cash Dividend.

        6.21.    Employee Benefits.    (a) VeriFone agrees that it shall cause the Surviving Corporation to maintain all Lipman Benefit Plans in accordance with their terms as in effect immediately before the Effective Time subject to any amendment or termination thereof that may be permitted by the terms of such plan and applicable Law. VeriFone agrees that commencing at the Effective Time and extending through the later to occur of 12 months after the Effective Time and December 31, 2007, it shall provide or cause to be provided to those individuals who as of the Effective Time are employees of Lipman and its Subsidiaries (the "Affected Employees") compensation and employee benefits (excluding equity compensation awards or payments or benefits made by reason of the Merger and the other transactions contemplated by this Agreement) that are no less favorable in the aggregate than provided to the Affected Employees immediately before the Effective Time. Notwithstanding the foregoing, except as provided in this Agreement, nothing contained herein shall obligate VeriFone, the Surviving Corporation or any affiliate of either of them to (i) maintain any particular Lipman Benefit Plan, (ii) grant or issue any equity or equity-based awards or (iii) retain the employment of any Affected Employee. Notwithstanding the foregoing, VeriFone shall or shall cause the Surviving Corporation to continue until the second anniversary of the Effective Time, each Lipman Benefit Plan identified in Section 6.21 of Lipman Disclosure Letter without any change that is adverse to the participants therein as of the Effective Time.

        (b)   For all purposes under the compensation and employee benefit plans, policies or arrangements of VeriFone and its Subsidiaries which by their terms provide benefits to any Affected Employees after the Effective Time (the "New Plans"), each Affected Employee shall receive credit for his or her service with Lipman and its affiliates before the Effective Time (including predecessor or acquired entities or any other entitles for which Lipman and its affiliates have given credit for prior service), for purposes of eligibility, vesting and benefit accrual (but not (i) for purposes of benefit accrual under defined benefit pension or other retirement plans or (ii) for any new program for which credit for benefit accrual for service prior to the effective date of such program is not given to similarly situated employees of VeriFone other than the Affected Employees) to the same extent that such Affected Employee was entitled, before the Effective Time, to credit for such service under any similar or comparable Lipman Benefit Plans (except to the extent such credit would result in a duplication of accrual of benefits). In addition, if Affected Employees or their dependents are included in any medical, dental, health or other welfare benefit plan, program or arrangement (a "Successor Plan") other than the plan or plans in which they participated immediately prior to the Effective Time (a "Prior Plan"), each Affected Employee immediately shall be eligible to participate, without any waiting time, in any and all Successor Plans and such Successor Plans shall not include any restrictions, limitations or exclusionary provisions with respect to pre-existing conditions, exclusions, any actively-at-work requirements or any proof of insurability requirements (except to the extent such exclusions or requirements were applicable under any similar Prior Plan at the time of commencement of participation in such Successor Plan or were applicable to similarly situated employees of VeriFone), and any eligible expenses incurred by any Affected Employee and his or her covered dependents during the portion of the plan year of the Prior Plan ending on the date of the Affected Employee's commencement of participation in this Successor Plan begins shall be taken into account under this Successor Plan for purposes of satisfying all deductible, coinsurance and maximum out-of-pocket requirements applicable to the Affected Employee and his or her covered dependents for the applicable plan year as if these amounts had been paid in accordance with the Successor Plan.

        6.22.    Leases with the Israeli Land Authority.    Lipman shall use its best efforts after the date of this Agreement to: (i) obtain all permits, approvals and authorizations from any third party or Governmental Entity (including, without limitations, the local municipality and the Israel Land Authority) that are required in order to qualify the actual current use of each Real Estate Asset (as defined below) by Lipman as lawful and permitted; (ii) pay all taxes, levy and charges (including, without limitations, appreciation tax and permit fees ("hetel hashbacha" and "dmey heter") required in order to qualify the actual current use of each Real Estate Asset by Lipman as lawful and permitted; (iii) obtain all approvals and permits (including, without limitations, all Tax approvals) required in order to lawfully register the rights in all of the Real Estate Assets in the name of Lipman in the records of the Israeli Land Administration and/or the Land Registration Chamber; and (iv) obtain all permits, approvals and documents required by applicable law in order to obtain the approval of the Land Authority Approval. Lipman shall promptly inform VeriFone of any claim, or legal proceeding commenced against it or any of its officers or directors in connection with the Real Estate Assets. Lipman shall take any action required to remove all mortgages, liens, encumbrances and any other third party rights of any kind whatsoever from the Real Estate Assets and the rights pertaining thereto. As used herein the term "Real Estate Assets" shall mean all real estate assets owned and/or purchased and/or leased by Lipman from the Israeli Land Authority, including, without limitations, the entire building in Ha'amal 11 St., Rosh-Ha'ayin, Israel and any land or property related thereto.

ARTICLE VII

Conditions

        7.1.    Conditions to Each Party's Obligation to Effect the Merger.    The respective obligation of each party to effect the Merger is subject to the satisfaction or waiver at or prior to the Effective Time of each of the following conditions:

          (a)    Shareholder Approval.    This Agreement, the Merger and the other transactions contemplated by this Agreement shall have been duly approved by (i) holders of Shares constituting the Requisite Lipman Vote and (ii) the sole shareholder of Merger Sub in accordance with applicable law and the articles of association of each such corporation and holders of the requisite majority of VeriFone Common Stock shall have approved the issuing of the VeriFone Common Stock to be delivered in the Merger.

          (b)    NYSE Listing.    The shares of VeriFone Common Stock issuable to Lipman shareholders pursuant to this Agreement shall have been authorized for listing on the NYSE upon official notice of issuance.

          (c)    Regulatory Consents.    The waiting period applicable to the consummation of the Merger under the HSR Act shall have expired or been terminated.

          (d)    Litigation.    No court or other Governmental Entity of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered after the date of this Agreement any Law (whether temporary, preliminary or permanent) that is in effect and restrains, enjoins or otherwise prohibits consummation of the Merger (collectively, an "Order").

          (e)    S-4.    The S-4 Registration Statement shall have become effective under the Securities Act, and the Israeli Prospectus shall have received the permit of the ISA. No stop order suspending the effectiveness of the S-4 Registration Statement shall have been issued, and no proceedings for that purpose shall have been initiated or be threatened by the SEC.

          (f)    Israeli Governmental Entity Approvals.    The following Israeli Governmental Entity approval to the extent required pursuant to Israeli legal requirements for the consummation of the Merger and the other transactions contemplated by this Agreement shall have been obtained: the Investment Center Approval.

          (g)    Israeli Statutory Waiting Periods.    At least 50 days shall have elapsed after the filing of the Merger Proposals with the Companies Registrar and at least 30 days shall have elapsed after the approval of the Merger by the shareholders of Lipman and Merger Sub.

        7.2.    Conditions to Obligations of VeriFone and Merger Sub.    The obligations of VeriFone and Merger Sub to effect the Merger are also subject to the satisfaction or waiver by VeriFone at or prior to the Effective Time of the following conditions:

          (a)    Representations and Warranties.    (i) The representations and warranties of Lipman set forth in the first sentence of Section 5.1(b)(i) shall be true and correct at and as of the Effective Time except in any de minimis respect; (ii) the representations and warranties of Lipman set forth in this Agreement that are qualified by a "Lipman Material Adverse Effect" or other materiality qualification shall be true and correct in all respects as so qualified at and as of the date of this Agreement and at and as of the Effective Time as though made at and as of the Effective Time and (ii) the other representations and warranties of Lipman set forth in this Agreement which are not qualified by a "Lipman Material Adverse Effect" or other materiality qualification shall be true and correct at and as of the date of this Agreement and at and as of the Effective Time as though made at and as of the Effective Time, except for such failures to be true and correct as would not have, or not would reasonably be expected to have, individually or in the aggregate, a Lipman Material Adverse Effect, provided, however, that, representations and warranties that are made as of a particular date or period shall be true and correct (in the manner set forth in clauses (i), (ii) or (iii), as applicable) only as of such date or period. In addition, VeriFone shall have received at the Closing a certificate signed by the Chief Executive Officer and Chief Financial Officer of Lipman to the effect that such Officers have read this Section 7.2(a) and the conditions set forth in this Section 7.2(a) have been satisfied.

          (b)    Performance of Obligations of Lipman.    Lipman shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and VeriFone shall have received a certificate signed on behalf of Lipman by the Chief Executive Officer of Lipman to such effect.

          (c)    No Restraints.    There shall not be threatened in writing, instituted or pending any suit, action or proceeding in which a Governmental Entity of competent jurisdiction is seeking (i) an Order or (ii) to (A) prohibit, limit, restrain or impair VeriFone's ability to own or operate or to retain or change all or a material portion of the assets, licenses, operations, rights, product lines, businesses or interest therein of Lipman or any of its Subsidiaries or other Affiliates from and after the Effective Time or any of the assets, licenses, operations, rights, product lines, businesses or interest therein of VeriFone or its Subsidiaries (including, without limitation, by requiring any sale, divestiture, transfer, license, lease, disposition of or encumbrance or hold separate arrangement with respect to any such assets, licenses, operations, rights, product lines, businesses or interest therein) or (B) prohibit or limit in any respect VeriFone's ability to vote, transfer, receive dividends or otherwise exercise full ownership rights with respect to the stock of the Surviving Corporation, and no Governmental Entity of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any Law deemed applicable to the Merger individually or in the aggregate resulting in, or that is reasonably likely to result in, any of the foregoing.

          (d)    Governmental Consents.    Other than the filing pursuant to Section 1.3, all other approvals or consents of any Governmental Entity required to be obtained in connection with the Merger and the consummation of the other transactions contemplated hereby by Lipman, VeriFone and Merger Sub ("Governmental Consents") shall have been obtained. All Governmental Consents that have been obtained shall have been obtained without the imposition of any term, condition or consequence the acceptance of which would be reasonably likely to have a Lipman Material Adverse Effect or a VeriFone Material Adverse Effect (either before or after giving effect to the Merger and measuring "materiality" for purposes of determining a VeriFone Material Adverse Effect in terms of the level of adverse effect that would constitute a Lipman Material Adverse Effect if such effect were to occur with respect to a comparable amount of assets, licenses, operations, rights, product lines, businesses or interest therein of the Lipman and its Subsidiaries), or could reasonably be expected to substantially impair the benefits to VeriFone reasonably expected, as of the date hereof, to be realized from consummation of the Merger.

          (e)    No Material Adverse Effect.    Since the date of this Agreement, there shall not have occurred any change, event, circumstances or development that has had, or is reasonably likely to have, a Lipman Material Adverse Effect.

          (f)    Israeli Tax Status.    Neither VeriFone nor Lipman shall have received any written or oral indication from the Investment Center or the Israeli income tax authorities to the effect that the consummation of the Merger will jeopardize or adversely affect the tax status and benefits of Lipman, including its Approved Enterprise tax status and its status as an industrial company, and VeriFone shall have received a certificate to such effect (only with respect to Lipman) signed on behalf of Lipman by the Chief Executive Officer and the Chief Financial Officer of Lipman.

          (g)    Other Israeli Governmental Entity Approvals.    The following Israeli Governmental Entity approvals of the consummation of the Merger and the other transactions contemplated by this Agreement shall have been obtained: the Israeli Land Authority Approval and the Israeli Securities Options Exemption.

          (h)    Legal Opinion.    VeriFone shall have received the opinion of Israeli counsel to Lipman, dated the Closing Date, in form and substance reasonably satisfactory to VeriFone.

          (i)    Employment Letters.    Not less than four of the Employment Letters shall have been entered into by the individuals identified in Schedule R-3, will be in full force and effect and shall not have been rescinded or purported to have been rescinded by an individual party to such Employment Letter.

          (j)    Affiliates Letters.    VeriFone shall have received an Affiliates Letter from each Person identified as an affiliate of Lipman pursuant to Section 6.9.

          (k)    Accountant Letters.    VeriFone shall have received, in form and substance reasonably satisfactory to VeriFone, from Ernst & Young Global the "comfort" letter described in Section 6.6.

          (l)    Resignations.    Each director of Lipman shall have delivered a resignation letter effective as of the Closing.

          (m)    Tax Settlement.    The Tax Settlement shall have been entered and shall be in full force and effect and VeriFone shall have received a certificate from the Chief Financial Officer of Lipman, certifying that there are not any unresolved or undisclosed issues that would reasonably be expected to increase the risk that the Tax Settlement could subsequently be challenged by the Israeli Tax Authorities. For the purposes of this Section 7.2(m), "Tax Settlement" shall mean a Tax Settlement involving a payment not in excess of NIS 22.5 million.

        7.3.    Conditions to Obligation of Lipman.    The obligation of Lipman to effect the Merger is also subject to the satisfaction or waiver by Lipman at or prior to the Effective Time of the following conditions:

          (a)    Representations and Warranties.    (i) The representations and warranties of VeriFone set forth in this Agreement which are qualified by a "VeriFone Material Adverse Effect" or materiality qualification shall be true and correct in all respects as so qualified at and as of the date of this Agreement and at and as of the Effective Time as though made at and as of the Effective Time and (ii) the representations and warranties of VeriFone set forth in the Agreement which are not so qualified shall be true and correct at and as of the date of this Agreement and at and as of the Effective Time as though made at and as of the Effective Time, except for such failures to be true and correct as would not have individually or in the aggregate a VeriFone Material Adverse Effect; provided however, that with respect to clauses (i) and (ii) hereof representations and warranties that are made as of a particular date or period shall be true and correct (in the manner set forth in clause (i) and (ii), as applicable) only as of such date or period. In addition, Lipman shall have received at the Closing a certificate signed by the Chief Executive Officer and Chief Financial Officer of VeriFone to the effect that such Officers have read this Section 7.3(a) and the conditions set forth in this Section 7.3(a) have been satisfied.

          (b)    Performance of Obligations of VeriFone and Merger Sub.    Each of VeriFone and Merger Sub shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and Lipman shall have received a certificate signed on behalf of VeriFone and Merger Sub by the Chief Executive Officer of VeriFone to such effect.

ARTICLE VIII

Termination

        8.1.    Termination by Mutual Consent.    This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, whether before or after the approval by shareholders or stockholders of Lipman and VeriFone, respectively, referred to in Section 7.1(a), by mutual written consent of Lipman and VeriFone by action of their respective boards of directors.

        8.2.    Termination by Either VeriFone or Lipman.    This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time by action of the board of directors of either VeriFone or Lipman if (i) the Merger shall not have been consummated by November 30, 2006, whether such date is before or after the date of approval by the shareholders of Lipman or the stockholders of VeriFone; (the "Termination Date"), (ii) approval of this Agreement by the shareholders of Lipman shall not have been obtained at the Lipman Shareholders Meeting or at any adjournment or postponement thereof, (iii) approval of the issuance of VeriFone Common Stock in the Merger shall not have been obtained at the VeriFone Stockholders Meeting or (iv) any Order permanently restraining, enjoining or otherwise prohibiting consummation of the Merger shall become final and non-appealable (whether before or after the approval by the shareholders of Lipman or stockholders of VeriFone); provided, that the right to terminate this Agreement pursuant to clause (i) of this Section 8.2 shall not be available to any party that has breached in any material respect its obligations under this Agreement in any manner that shall have proximately contributed to the failure of the Merger to be consummated.

        8.3.    Termination by Lipman.    This Agreement may be terminated and the Merger may be abandoned by action of the board of directors of Lipman:

          (a)   at any time prior to the time the Requisite Lipman Vote is obtained, if the board of directors of Lipman approves a Superior Proposal in accordance with Section 6.2(c) and authorizes Lipman to enter into a binding written agreement providing for such Superior Proposal and, prior to or simultaneous with entering into such agreement Lipman pays VeriFone in immediately available funds the Termination Fee required to be paid pursuant to Section 8.5;

          (b)   at any time prior to the to the time the Requisite Lipman Vote is obtained, if a tender offer or exchange offer for outstanding Shares shall have been publicly disclosed (other than by VeriFone or an Affiliate of VeriFone) and the Lipman board recommends that the stockholders of Lipman tender their Shares in such tender or exchange offer or, within ten (10) business days after the commencement of such tender or exchange offer, the Lipman board fails to recommend unequivocally against acceptance of such offer;

          (c)   at any time prior to the Effective Time, if there has been a breach of any representation, warranty, covenant or agreement made by VeriFone or Merger Sub in this Agreement, or any such representation and warranty shall have become untrue after the date of this Agreement, such that Section 7.3(a) or 7.3(b) cannot be satisfied and such breach or failure to be true is not curable or, if curable, is not curable by the Termination Date.

        8.4.    Termination by VeriFone.    This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time by action of the board of directors of VeriFone:

          (a)   if (A) the board of directors of Lipman shall have made a Change of Recommendation, (B) Lipman shall have failed to take a vote of shareholders on the Merger prior to the Termination Date or (C) the Lipman board of directors shall have recommended to the shareholders of Lipman any Acquisition Proposal;

          (b)   there has been a breach of any representation, warranty, covenant or agreement made by Lipman in this Agreement, or any such representation and warranty shall have become untrue after the date of this Agreement, such that Section 7.2(a) or 7.2(b) would not be satisfied and such breach or is not curable or, if curable, is not curable by the Termination Date; or

          (c)   if Lipman or any of the other Persons described in Section 6.2 as a Representative of Lipman shall willfully or intentionally have taken any of the actions that would be proscribed by Section 6.2 but for the proviso therein allowing certain actions to be taken pursuant to clause (A), (B) or (C) of the proviso under the conditions set forth therein.

        8.5.    Effect of Termination and Abandonment.    (a)    In the event of termination of this Agreement and the abandonment of the Merger pursuant to this Article VIII, this Agreement shall become void and of no effect (except for Section 6.12, this Section 8.5 and Article IX) with no liability to any Person on the part of any party hereto (or of any of its Representatives or Affiliates); provided, however, and notwithstanding anything in the foregoing to the contrary, that (i) except as otherwise provided herein, no such termination shall relieve any party hereto of any liability or damages to the other party hereto resulting from any willful or intentional material breach of this Agreement and (ii) the provisions set forth in the second sentence of Section 9.1 shall survive termination of this Agreement.

        (b)   In the event that this Agreement is terminated (i) by Lipman pursuant to Section 8.3(a) or (ii) by VeriFone pursuant to Section 8.4(a) and within one year of such termination, Lipman enters into a definitive agreement with respect to the Acquisition Proposal to which such termination pursuant to Section 8.4(a) related, then Lipman shall promptly (in the case of a termination pursuant to Section 8.3(a), paid as set forth in such section), pay VeriFone a termination fee equal to $23.3 million (the "Termination Fee"). In the event that this Agreement is terminated by either VeriFone or Lipman pursuant to Section 8.2(ii) (except as provided in Section 6.15(c)(ii)), Lipman shall promptly pay to VeriFone, in lieu of the Termination Fee, an expense reimbursement of $7.0 million (the "Expense Reimbursement"). VeriFone shall not be required to account to Lipman with respect to the Expense Reimbursement. Lipman acknowledges that the agreements contained in this Section 8.5(b) are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, VeriFone and Merger Sub would not enter into this Agreement; accordingly, if Lipman fails to promptly pay the Termination Fee or Expense Reimbursement due pursuant to this Section 8.5(b), and, in order to obtain such payment, VeriFone or Merger Sub commences a suit that results in a judgment against Lipman for the fee set forth in this Section 8.5(b) or any portion of such Termination Fee or Expense Reimbursement, Lipman shall pay to VeriFone or Merger Sub its costs and expenses (including attorneys' fees) in connection with such suit, together with interest on the amount of the fee calculated from the date such payment was required to be made through the date of payment and payable at the prime rate of Citibank N.A. in effect on the date such payment should have been made.

ARTICLE IX

Miscellaneous and General

        9.1.    Survival.    This Article IX and the agreements of Lipman, VeriFone and Merger Sub contained in Article III, Article IV and Sections 6.10 (Stock Exchange Listing and De-Listing), 6.12 (Expenses), 6.18 (Indemnification and Directors' and Officers' Insurance), 6.19 (Merger Sub Obligations) and 6.21 (Employee Benefits) shall survive the consummation of the Merger. This Article IX, the agreements of Lipman, VeriFone and Merger Sub contained in Section 6.12 (Expenses), Section 8.5 (Effect of Termination and Abandonment) and the Confidentiality Agreement shall survive the termination of this Agreement. All other representations, warranties, covenants and agreements in this Agreement shall not survive the consummation of the Merger or the termination of this Agreement.

        9.2.    Modification or Amendment.    Subject to any limitations under applicable law, at any time prior to the Effective Time, this Agreement may be amended, modified or supplemented in writing by the parties hereto, by action of the board of directors of the respective parties.

        9.3.    Waiver of Conditions.    The conditions to each of the parties' obligations to consummate the Merger are for the sole benefit of such party and may be waived by such party in whole or in part to the extent permitted by applicable law.

        9.4.    Counterparts.    This Agreement may be executed in any number of counterparts, each such counterpart being deemed to be an original instrument, and all such counterparts shall together constitute the same agreement.

        9.5.    GOVERNING LAW AND VENUE; WAIVER OF JURY TRIAL; SPECIFIC PERFORMANCE.    (a)    THIS AGREEMENT SHALL BE DEEMED TO BE MADE IN AND IN ALL RESPECTS SHALL BE INTERPRETED, CONSTRUED AND GOVERNED BY AND IN ACCORDANCE WITH THE LAW OF THE STATE OF NEW YORK WITHOUT REGARD TO THE CONFLICT OF LAW PRINCIPLES THEREOF THAT WOULD RESULT IN THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION, EXCEPT FOR MATTERS INVOLVING CORPORATE AFFAIRS OF LIPMAN AND

MERGER SUB AND THE PROVISIONS RELATED TO THE MERGER AND THE CONSEQUENCES OF THE FILING THEREOF THAT ARE REQUIRED UNDER ISRAELI LAW TO BE GOVERNED BY THE ISRAELI COMPANIES LAW. The parties hereby irrevocably submit to the personal jurisdiction of the courts of the State of New York and the Federal courts of the United States of America, in each case located in The City of New York solely in respect of the interpretation and enforcement of the provisions of this Agreement and of the documents referred to in this Agreement, and in respect of the transactions contemplated hereby, and hereby waive, and agree not to assert, as a defense in any action, suit or proceeding for the interpretation or enforcement hereof or of any such document, that it is not subject thereto or that such action, suit or proceeding may not be brought or is not maintainable in said courts or that the venue thereof may not be appropriate or that this Agreement or any such document may not be enforced in or by such courts, and the parties hereto irrevocably agree that all claims with respect to such action or proceeding shall be heard and determined in such a New York State or Federal court. The parties hereby consent to and grant any such court jurisdiction over the person of such parties and, to the extent permitted by law, over the subject matter of such dispute and agree that mailing of process or other papers in connection with any such action or proceeding in the manner provided in Section 9.6 or in such other manner as may be permitted by law shall be valid and sufficient service thereof.

        (b)   EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (ii) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (iii) EACH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (iv) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.5.

        (c)   The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, this being in addition to any other remedy to which such party is entitled at law or in equity.

        9.6.    Notices.    Any notice, request, instruction or other document to be given hereunder by any party to the others shall be in writing and delivered personally or sent by registered or certified mail, postage prepaid, or by facsimile:

  if to VeriFone or Merger Sub

  2099 Gateway Place,
  San Jose, California 95110.
  Fax: +1 (408) 232-7889
  Attention: Chairman and Chief Executive Officer

  (with a copy to:
  Sullivan & Cromwell LLP,
  1870 Embarcadero Road,
  Palo Alto, California 94303
  Fax: +1 (650) 461-5700.
  Attention: Scott D. Miller)

  if to Lipman

  11 Haamal Street
  Park Afek
  Rosh Haayin 48092, Israel
  Attention: President and Chief Executive Officer
  Fax: +972-3-902-7635

  (with a copy to:
  Fulbright & Jaworski L.L.P.
  666 Fifth Avenue,
  New York, New York 10103
  Fax: +1 (212) 318-3400
  Attention: Neil Gold, Esq.

  and to:
  Goldfarb, Levy, Eran, Meiri & Co., Law Offices
  2 Weizmann Street
  Tel Aviv, Israel
  Fax: +972-3-608-9909
  Attention: Oded Eran, Adv.)

or to such other persons or addresses as may be designated in writing by the party to receive such notice as provided above. Any notice, request, instruction or other document given as provided above shall be deemed given to the receiving party upon actual receipt, if delivered personally; three business days after deposit in the mail, if sent by registered or certified mail; upon confirmation of successful transmission if sent by facsimile (provided that if given by facsimile such notice, request, instruction or other document shall be followed up within one business day by dispatch pursuant to one of the other methods described herein); or on the next business day after deposit with an overnight courier, if sent by an overnight courier.

        9.7.    Entire Agreement.    This Agreement (including any exhibits hereto), the Lipman Disclosure Letter, the VeriFone Disclosure Letter and the Nondisclosure Agreement, dated June 1, 2005, between VeriFone and Lipman (the "Confidentiality Agreement") constitute the entire agreement, and supersede all other prior agreements, understandings, representations and warranties both written and oral, among the parties, with respect to the subject matter hereof.

        9.8.    No Third Party Beneficiaries.    Except as provided in Sections 6.18 and 6.19, VeriFone and Lipman hereby agree that their respective representations, warranties and covenants set forth herein are solely for the benefit of the other party hereto, in accordance with and subject to the terms of this Agreement and this Agreement is not intended to, and does not, confer upon any Person other than the parties hereto any rights or remedies hereunder, including, without limitation, the right to rely upon the representations and warranties set forth herein. The representations and warranties in this Agreement are the product of negotiations among the parties hereto and are for the sole benefit of the parties hereto. Any inaccuracies in such representations and warranties are subject to waiver by the parties hereto in accordance with Section 9.3 without notice or liability to any other Person. In some instances, the representations and warranties in this Agreement may represent an allocation among the parties hereto of risks associated with particular matters regardless of the knowledge of any of the parties hereto. Consequently, Persons other than the parties hereto may not rely upon the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date of this Agreement or as of any other date.

        9.9.    Obligations of VeriFone and of Lipman.    Whenever this Agreement requires a Subsidiary of VeriFone to take any action, such requirement shall be deemed to include an undertaking on the part of VeriFone to cause such Subsidiary to take such action. Whenever this Agreement requires a Subsidiary of Lipman to take any action, such requirement shall be deemed to include an undertaking on the part of Lipman to cause such Subsidiary to take such action and, after the Effective Time, on the part of the Surviving Corporation to cause such Subsidiary to take such action.

        9.10.    Transfer Taxes.    All transfer, documentary, sales, use, stamp, registration and other such Taxes and fees (including penalties and interest) incurred in connection with the Merger shall be paid by VeriFone and Merger Sub when due, and VeriFone and Merger Sub will indemnify Lipman against liability for any such Taxes.

        9.11.    Definitions.    Each of the terms set forth in Annex A is defined in the Section of this Agreement set forth opposite such term.

        9.12.    Severability.    The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof. If any provision of this Agreement, or the application thereof to any Person or any circumstance, is invalid or unenforceable, (a) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision and (b) the remainder of this Agreement and the application of such provision to other Persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction.

        9.13.    Interpretation; Construction.    (a)    The table of contents and headings herein are for convenience of reference only, do not constitute part of this Agreement and shall not be deemed to limit or otherwise affect any of the provisions hereof. Where a reference in this Agreement is made to a Section or Exhibit, such reference shall be to a Section of or Exhibit to this Agreement unless otherwise indicated. Whenever the words "include," "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation."

        (b)   The parties have participated jointly in negotiating and drafting this Agreement. In the event that an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

        (c)   Each party hereto has or may have set forth information in its respective Disclosure Letter in a section thereof that corresponds to the section of this Agreement to which it relates. The fact that any item of information is disclosed in a Disclosure Letter to this Agreement shall not be construed to mean that such information is required to be disclosed by this Agreement.

        9.14.    Assignment.    This Agreement shall not be assignable by operation of law or otherwise; provided, however, that VeriFone may designate, by written notice to Lipman, another wholly-owned direct or indirect subsidiary to be a Constituent Corporation in lieu of Merger Sub, in which event all references herein to Merger Sub shall be deemed references to such other subsidiary, except that all representations and warranties made herein with respect to Merger Sub as of the date of this Agreement shall be deemed representations and warranties made with respect to such other subsidiary as of the date of such designation; provided that any such designation shall not materially impede or delay the consummation of the transactions contemplated by this Agreement or otherwise materially impede the rights of the shareholders of Lipman under this Agreement. Any purported assignment in violation of this Agreement is void.

        IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized officers of the parties hereto as of the date first written above.

LIPMAN ELECTRONIC ENGINEERING LTD.
By	/s/ ISAAC ANGEL
	Name:	Isaac Angel
	Title:	President and Chief Executive Officer
VERIFONE HOLDINGS, INC.
By	/s/ DOUGLAS G. BERGERON
	Name:	Douglas G. Bergeron
	Title:	Chief Executive Officer
LION ACQUISITIONS LTD.
By	/s/ BARRY ZWARENSTEIN
	Name:	Barry Zwarenstein
	Title:	Chief Financial Officer

ANNEX A

DEFINED TERMS

Terms	Section
Acquisition Proposal	6.2(b)
Affected Employees	6.21(a)
Affiliates	5.1(e)(ii)
Affiliates Letter	6.9
Aggregate Cash Consideration	4.2(a)
Aggregate Stock Consideration	4.2(a)
Agreement	Preamble
Alternative Acquisition Agreement	6.2(c)(ii)
Applicable Date	5.1(e)(i)
Articles Amendment	6.18(a)
Assumed Options	6.15(c)(i)
Available Cash Election Amount	4.2(b)(v)(A)
Bankruptcy and Equity Exception	5.1(c)(i)
Book-Entry Share	4.1(a)
business day	1.2
Cash Consideration	4.1(a)
Cash Election	4.2(b)(ii)
Cash Election Amount	4.2(b)(v)(A)
Cash Election Consideration	4.1(a)
Cash Election Share	4.2(b)(v)(A)
Cash Fraction	4.2(b)(v)(A)
Certificate	4.1(a)
Change of Recommendation	6.2(c)(ii)
Charter	2.1
Closing	1.2
Closing Date	1.2
Code	4.2(i)
Companies Registrar	1.3
Confidentiality Agreement	9.7
Constituent Corporations	Preamble
Contract	5.1(d)(ii)
Current Premium	6.18(c)
D&O Insurance	6.18(c)
Effective Time	1.3
Election Deadline	4.2(b)(iii)
Employees	5.1(h)(i)
Employment Letter	Recitals
Environmental Law	5.1(l)
ERISA	5.1(h)(i)
Exchange Act	5.1(d)(i)
Exchange Agent	4.2(b)(i)
Exchange Fund	4.2(b)(i)
Exchange Ratio	4.1(a)
Excluded Shares	4.1(a)
FCPA	5.1(w)

A-A-1

Financing Commitment	5.2(k)
Form of Election	4.2(b)(iii)
GAAP	5.1(e)(iv)
Government Contract	5.1(r)(iii)(B)
Governmental Consents	7.2(d)
Governmental Entity	5.1(d)(i)
Grants	5.1(n)(ii)
Hazardous Substance	5.1(l)
HSR Act	5.1(b)(ii)
HSR Clearance	6.6(f)
Indemnified Parties	6.18(a)
Intellectual Property	5.1(p)(vii)
Investment Center	5.1(d)(i)
Investment Center Approval	5.1(d)(i)
IRS	5.1(h)(ii)
ISA	5.1(e)(ii)
Israeli Companies Law	Recitals
Israeli Employees	5.1(i)
Israeli Land Authority Approval	5.1(d)(i)
Israeli Prospectus	6.15(e)(i)
Israeli Securities Filings	6.15(e)(i)
Israeli Securities Law	5.1(e)(ii)
Israeli Securities Options Exemption	6.15(e)(i)
Israeli Withholding Tax Ruling	6.15(c)(ii)
IT Assets	5.1(p)(vii)
knowledge	5.1(d)(iv)
Laws	5.1(j)
Licenses	5.1(j)
Lien	5.1(b)(i)
Lipman	Preamble
Lipman Benefit Plans	5.1(h)(i)
Lipman Disclosure Letter	5.1
Lipman ERISA Affiliate	5.1(h)(iii)
Lipman ERISA Plan	5.1(h)(ii)
Lipman Israel Reports	5.1(e)(iii)
Lipman Labor Agreements	5.1(o)
Lipman Material Adverse Effect	5.1(a)(iii)
Lipman Non-U.S. Benefit Plans	5.1(h)(i)
Lipman Option	4.4
Lipman Pension Plan	5.1(h)(ii)
Lipman Recommendation	5.1(c)(ii)
Lipman Reports	5.1(e)(ii)
Lipman SEC Reports	5.1(e)(ii)
Lipman Shareholders Meeting	6.5
Lipman U.S. Benefit Plans	5.1(h)(ii)
Leased Property	5.1(s)(iii)
Marketing Fund	5.1(d)(i)
Marketing Fund Notification	5.1(d)(i)
Material Contracts	5.1(r)(i)(K)
Merger	Recitals

A-A-2

Merger Certificate	1.3
Merger Consideration	4.1(a)
Merger Proposal	6.4(a)(i)
Merger Sub	Preamble
Merger Tax Ruling	6.15(c)(iii)
Mixed Consideration	4.1(a)
Mixed Consideration Election Shares	4.2(b)(v)(A)
Mixed Election	4.2(b)(ii)
NASDAQ	5.1(d)
New Indemnification Letters	6.18(a)
New Plans	6.21(b)
Non-Election	4.2(b)(ii)
Non-Election Shares	4.2(b)(ii)
NYSE	4.2(e)
Objection	6.6(f)
OFAC	5.1(x)
OCS	5.1(d)(i)
OCS Funded Technology	5.1(n)(ii)
OCS Notification	5.1(d)(i)
Options Tax Ruling	6.15(c)(i)
Order	7.1(d)
Ordinance	4.2(b)(iii)
Per Share Cash Election Consideration	4.1(a)
Per Share Stock Consideration	4.2(b)(v)(B)
Person	4.2(b)(iii)
Prior Plan	6.21(b)
Product	5.1(u)
Product Certification	5.1(v)
Prospectus/Proxy Statement	6.3(a)
Real Estate Assets	6.22
Registered	5.1(p)(vii)
Representatives	6.2(a)
Requisite Lipman Vote	5.1(c)(i)
S-4 Registration Statement	6.3(a)
Sarbanes-Oxley Act	5.1(e)(i)
Scheduled Intellectual Property	5.1(p)(i)
SEC	5.1(e)(i)
Securities Act	5.1(d)(i)
Shares	4.1(a)
Significant Subsidiary	5.1(a)
Software Products	5.1(p)(vi)
Special Cash Dividend	6.20
Stock Consideration	4.1(a)
Stock Election Consideration	4.1(a)
Stock Election	4.2(b)(ii)
Stock Election Share	4.2(b)(v)(B)
Stock Plans	5.1(b)(i)
Subsidiary	5.1(a)(i)
Successor Plan	6.21(b)
Superior Proposal	6.2(b)

A-A-3

Surviving Corporation	1.1
Takeover Statute	5.1(k)
Tax	5.1(m)(iii)(i)
Tax Return	5.1(m)(iii)(i)
Tax Settlement	6.7
Termination Date	8.2
Termination Fee	8.5(b)
Trade Secrets	5.1(p)(vii)
Unwanted Assets	Recitals
VeriFone	Preamble
VeriFone Applicable Date	5.2(h)(i)
VeriFone Common Stock	4.1(a)
VeriFone Disclosure Letter	5.2
VeriFone Material Adverse Effect	5.2(a)
VeriFone Preferred Shares	5.2(c)
VeriFone Recommendation	5.2(d)(ii)
VeriFone Reports	5.2(h)
VeriFone Stock Plans	5.2(c)
VeriFone Stockholders Meeting	6.14(a)
Withholding Tax Extension	6.15(c)(ii)

A-A-4

Schedule R-1

Schedule R-1
Lipman Shareholders to enter into a Voting Agreement

  •
  Mivtach Shamir Holdings Ltd.

  •
  Mez-Op Holdings Ltd.

  •
  Isaac Angel

  •
  Mike Lilo

  •
  Yitzhak Cohen

  •
  Roy Neuman

  •
  Lazy Yanay

A-R1-1

Schedule R-2

Schedule R-2
Lipman Shareholders to enter into an Investment Agreement

  •
  Mivtach Shamir Holdings Ltd.

  •
  Isaac Angel

A-R2-1

Schedule R-3

Schedule R-3
Individuals to sign term sheet regarding employment

  •
  Isaac Angel

  •
  Mike Lilo

  •
  Roy Neuman

  •
  Lazy Yanay

A-R3-1

Schedule R-4

Schedule R-4
VeriFone Stockholders to sign Voting Agreements

  •
  Douglas G. Bergeron

  •
  Affiliated funds of GTCR Golder Rauner, L.L.C.

A-R4-1

Schedule R-5

Schedule R-5
VeriFone Stockholders to sign Employment Letters

  •
  Isaac Angel

  •
  Mike Lilo

  •
  Roy Neuman

  •
  Lazy Yanay

  •
  Yitzhak Cohen

A-R5-1

Annex B

VOTING AGREEMENT

        VOTING AGREEMENT (this "Agreement"), dated as of April 10, 2006, among VERIFONE HOLDINGS, INC., a Delaware corporation ("VeriFone"), and the undersigned shareholders (each, a "Shareholder", and collectively, the "Shareholders") of LIPMAN ELECTRONIC ENGINEERING LTD., an Israeli company ("Lipman"). Except as otherwise provided herein, capitalized terms that are used but not otherwise defined herein shall have the meaning assigned to such terms in the Merger Agreement (as defined below).

        WHEREAS, contemporaneously with the execution of this Agreement, Lipman, VeriFone and Merger Sub have entered into an Agreement and Plan of Merger (the "Merger Agreement"), providing for, among other things, the merger of Merger Sub with and into Lipman, pursuant to which Merger Sub will cease to exist and Lipman will become a wholly-owned subsidiary of VeriFone (the "Transaction"); and

        WHEREAS, in order to induce VeriFone to enter into the Merger Agreement, the Shareholders wish to enter into this Agreement.

        NOW, THEREFORE, for good and valuable consideration, the receipt, sufficiency and adequacy of which is hereby acknowledged, the parties hereto agree as follows:

        1.     Representations of Shareholders.    Each of the Shareholders represents and warrants to VeriFone that:

        (a)   such Shareholder lawfully owns beneficially (as such term is defined in Rule 13d-3 of the Securities Exchange Act of 1934, as amended (the "Exchange Act")) or of record each of the Ordinary Shares, par value NIS 1 per share (the "Lipman Ordinary Shares"), of Lipman set forth opposite such Shareholder's name on Exhibit A hereto (such Shareholder's "Shares"), free and clear of all Liens, except as set forth on Schedule 1(a) hereto, and, except for this Agreement and as set forth on Schedule 1(a) hereto, there are no options, warrants or other rights, agreements, arrangements or commitments of any character to which such Shareholder is a party relating to the pledge, disposition or Voting (as defined below) of any shares of capital stock of Lipman and there are no Voting trusts or Voting agreements with respect to such Shares,

        (b)   such Shareholder does not beneficially own (as such term is used in Rule 13d-3 of the Exchange Act) any Lipman Ordinary Shares other than such Shares and does not have any options, warrants or other rights to acquire any additional shares of capital stock of Lipman or any security exercisable for or convertible into shares of capital stock of Lipman, except as would not in the aggregate materially affect such Shareholder's ability to perform such Shareholder's obligations under this Agreement,

        (c)   such Shareholder has full power and authority and has taken all actions necessary to enter into, execute and deliver this Agreement and to perform fully such Shareholder's obligations hereunder,

        (d)   this Agreement has been duly executed and delivered and constitutes the legal, valid and binding obligation of such Shareholder enforceable against such Shareholder in accordance with its terms,

        (e)   other than filings under the Exchange Act, no notices, reports or other filings are required to be made by such Shareholder with, nor are any consents, registrations, approvals, permits or authorizations required to be obtained by such Shareholder from, any Governmental Entity, in connection with the execution and delivery of this Agreement by such Shareholder, and

        (f)    the execution, delivery and performance of this Agreement by such Shareholder does not, and the consummation by such Shareholder of the transactions contemplated hereby will not, result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation, modification or acceleration) (whether after the giving of or the passage of time of both) under any contract, agreement, arrangement or commitment to which such Shareholder is a party or which is binding on it, him or her or its, his or her assets and will not result in the creation of any Lien on any of the assets or properties of such Shareholder.

        2.     Agreement to Deliver Proxy.    Each of the Shareholders agrees to deliver to VeriFone promptly upon VeriFone's request an irrevocable proxy (the "Proxy") substantially in the form attached hereto as Exhibit B (unless a different form is specified in Lipman's Articles of Association (in which case the proxy shall meet the requirements of Lipman's Articles of Association)) to Vote such Shareholder's Shares:

        (a)   in favor of adoption and approval of the Merger Agreement and the transactions contemplated thereby, including the Transaction, at every meeting of the shareholders of Lipman at which such matters are considered and at every adjournment or postponement thereof,

        (b)   against any action or agreement that would compete with, or materially impede, or interfere with or that would reasonably be expected to discourage the Transaction or inhibit the timely consummation of the Transaction, and

        (c)   except for the Transaction, against any Acquisition Proposal, or merger, consolidation, business combination, reorganization, recapitalization, liquidation or sale or transfer of any material assets of Lipman or its Subsidiaries not permitted pursuant to Section 6.1(a) of the Merger Agreement.

        The Proxy delivered by each of the Shareholders pursuant to this Section 2 shall be irrevocable, to the fullest extent permissible by law, during the term of this Agreement. For purposes of this Agreement, "Vote" includes voting in person or by proxy in favor of or against any action, otherwise consenting or withholding consent in respect of any action or taking other action in favor of or against any action. "Voting" shall have a correlative meaning.

        3.     No Voting Trusts.    Each of the Shareholders agrees that they will not, nor will they permit any entity under their control to, deposit any of its Shares or New Shares (as defined in Section 6 hereof) in a Voting trust or subject any of their Shares or New Shares to any arrangement with respect to the Voting of such Shares or New Shares other than agreements entered into with VeriFone.

        4.     No Proxy Solicitations.    Each of the Shareholders agrees that such Shareholder will not, nor will such Shareholder permit any entity under such Shareholder's control, to:

        (a)   solicit, initiate, or take an action or facilitate any action in opposition to or competition with the consummation of the Transaction or otherwise encourage or assist any party in taking or planning any action which would compete with, or materially impede, or interfere with or that would reasonably be expected to discourage the Transaction or inhibit the timely consummation of the Transaction in accordance with the terms of the Merger Agreement,

        (b)   directly or indirectly encourage, initiate or cooperate in a shareholders' Vote or action by consent of Lipman's shareholders in opposition to or in competition with the consummation of the Transaction, or

        (c)   become a member of a "group" (as such term is used in Section 13(d) of the Exchange Act) with respect to any voting securities of Lipman for the purpose of opposing or competing with the consummation of the Transaction.

        5.     Transfer and Encumbrance.    On or after the date hereof and during the term of this Agreement, each of the Shareholders agrees not to transfer, sell, offer, exchange, pledge or otherwise dispose of or encumber any of such Shareholder's Shares or New Shares.

        6.     Additional Purchases.    Each of the Shareholders agrees that such Shareholder will not purchase or otherwise acquire beneficial ownership (as such term is used in Rule 13d-3 of the Exchange Act) of any Lipman Ordinary Shares after the execution of this Agreement ("New Shares"), nor will any Shareholder voluntarily acquire the right to Vote or share in the Voting of any Lipman

Ordinary Shares other than the Shares, unless such Shareholder agrees to deliver to VeriFone immediately after such purchase or acquisition an irrevocable Proxy with respect to such New Shares. Each of the Shareholders also severally agrees that any New Shares acquired or purchased by him or her shall be subject to the terms of this Agreement to the same extent as if they constituted Shares.

        7.     Shareholder Capacity.    With respect to each Shareholder that is an officer or director of Lipman, nothing in this Agreement shall be construed as preventing or otherwise affecting any actions taken by Shareholder in his or her capacity as an officer or director of Lipman or any of its Subsidiaries or from fulfilling the obligations of such office (including the performance of obligations required by the fiduciary obligations of such Shareholder acting solely in his capacity as an officer or director).

        8.     Specific Performance.    The parties acknowledge that there may be no adequate remedy at law for a breach of this Agreement and that money damages may not be an appropriate remedy for breach of this Agreement. Therefore, the parties agree that each party has the right to injunctive relief and specific performance of this Agreement in the event of any breach hereof in addition to any rights it may have for damages, which shall include out of pocket expenses, loss of business opportunities and any other damages, direct and indirect, consequential, punitive or otherwise. The remedies set forth in this Section 8 are cumulative and shall in no way limit any other remedy any party hereto has at law, in equity or pursuant hereto.

        9.     Entire Agreement; Amendment; Waiver.    This Agreement (including the exhibit hereto) contains the entire agreement between the parties hereto with respect to the subject matter hereof and thereof and supersedes all prior agreements and understandings, oral or written, with respect to such matters. Any provision of this Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by VeriFone and the affected Shareholders, or in the case of a waiver, by the party or parties against whom the waiver is to be effective. No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

        10.   Notices.    All notices and communications hereunder shall be deemed to have been duly given and made if in writing and if served by personal delivery upon the party for whom it is intended or delivered by registered or certified mail, return receipt requested, or if sent by telecopier or email, provided that the telecopy or email is promptly confirmed by telephone confirmation thereof, to the Person at the address set forth below, or such other address as may be designated in writing hereafter, in the same manner, by such Person:

  To VeriFone:

VeriFone 2099 Gateway Place San Jose, California 95110
Telephone:	408-232-7800
Telecopy:	408-232-7889
Attention:	Chief Financial Officer

  With a copy to:

Sullivan & Cromwell LLP 1870 Embarcadero Road Palo Alto, California 94303
Telephone:	650-461-5600
Telecopy:	650-461-5700
Attention:	Scott D. Miller

        If to a Shareholder, to the address or telecopy number set forth for such Shareholder on the signature page hereof:

  With a copy to:

Fulbright & Jaworski L.L.P. 666 Fifth Avenue New York, New York 10103
Telephone:	212-318-3000
Telecopy:	212-318-3400
Attention:	Neil Gold

        11.   Miscellaneous.

        (a)   Governing Law.    THIS AGREEMENT SHALL BE DEEMED TO BE MADE IN AND IN ALL RESPECTS SHALL BE INTERPRETED, CONSTRUED AND GOVERNED BY AND IN ACCORDANCE WITH THE LAW OF THE STATE OF NEW YORK WITHOUT REGARD TO THE CONFLICT OF LAW PRINCIPLES THEREOF, EXCEPT FOR PROVISIONS RELATED TO THE MERGER AND THE VOTE THEREON THAT ARE REQUIRED UNDER ISRAELI LAW TO BE GOVERNED BY THE ISRAELI COMPANIES LAW.

        (b)   Venue; WAIVER OF JURY TRIAL.    The parties hereby irrevocably submit to the personal jurisdiction of the courts of the State of New York and the Federal courts of the United States of America, in each case located in The City of New York solely in respect of the interpretation and enforcement of the provisions of this Agreement and of the documents referred to in this Agreement, and in respect of the transactions contemplated hereby, and hereby waive, and agree not to assert, as a defense in any action, suit or proceeding for the interpretation or enforcement hereof or of any such document, that it is not subject thereto or that such action, suit or proceeding may not be brought or is not maintainable in said courts or that the venue thereof may not be appropriate or that this Agreement or any such document may not be enforced in or by such courts, and the parties hereto irrevocably agree that all claims with respect to such action or proceeding shall be heard and determined in such a New York State or Federal court. The parties hereby consent to and grant any such court jurisdiction over the person of such parties and, to the extent permitted by law, over the subject matter of such dispute and agree that mailing of process or other papers in connection with any such action or proceeding in the manner provided in Section 10 or in such other manner as may be permitted by law shall be valid and sufficient service thereof. The parties hereby irrevocably waive any and all right to trial by jury in any legal proceeding arising out of or relating to this Agreement or the transactions contemplated hereby.

        (c)   Severability.    The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof. If any provision of this Agreement, or the application thereof to any Person or any circumstance, is invalid or unenforceable, (a) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision and (b) the remainder of this Agreement and the application of such provision to other Persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction.

        (d)   Binding Effect and Assignment.    This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, but, except as otherwise specifically provided herein, neither this Agreement nor any of the rights, interests or obligations of the parties hereto may be assigned by either of the parties without prior written consent of the other.

        (e)   Counterparts.    This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, and all of which shall constitute one and the same Agreement.

        (f)    Termination.    This Agreement shall terminate upon the earliest to occur of (i) the Closing and (ii) the termination of the Merger Agreement in accordance with its terms.

        (g)   Entire Agreement.    This Agreement and the Proxy contain the entire understanding of the parties in respect of the subject matter hereof, and supersede all prior negotiations and understandings between the parties with respect to such subject matter.

        (h)   Further Assurances.    Each party hereto shall execute and deliver such additional instruments and other documents and shall take such further actions as may be necessary or desirable to effectuate, carry out and comply with all of the terms of this Agreement and the transactions contemplated hereby.

        (i)    Headings.    The heading references herein hereof are for convenience purposes only, and shall not be deemed to limit or affect any of the provisions hereof.

        (j)    THIRD PARTY BENEFICIARIES. NOTHING IN THIS AGREEMENT, EXPRESS OR IMPLIED, IS INTENDED TO CONFER UPON ANY PERSON OTHER THAN VERIFONE, THE SHAREHOLDERS AND THEIR RESPECTIVE SUCCESSORS AND ASSIGNS, ANY RIGHTS OR REMEDIES UNDER OR BY REASON OF THIS AGREEMENT. The representations and warranties in this Agreement are the product of negotiations among the parties hereto and are for the sole benefit of the parties hereto. In some instances, the representations and warranties in this Agreement may represent an allocation among the parties hereto of risks associated with particular matters regardless of the knowledge of any of the parties hereto. Consequently, Persons other than the parties hereto may not rely upon the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date of this Agreement or as of any other date.

        IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the date first written above.

VERIFONE HOLDINGS, INC.
By:	/s/Douglas G. Bergeron
	Name:	Douglas G. Bergeron
	Title:	Chief Executive Officer
SHAREHOLDER
/s/ Mivtach Shamir Holdings Ltd.
Name: Mivtach Shamir Holdings Ltd. Address: Telecopy:

SHAREHOLDER
/s/ Isaac Angel
Name: Isaac Angel Address: Telecopy:
SHAREHOLDER
/s/ Mike Lilo
Name: Mike Lilo Address: Telecopy:
SHAREHOLDER
/s/ Yitzhak Cohen
Name: Yitzhak Cohen Address: Telecopy:
SHAREHOLDER
/s/ Roy Neuman
Name: Roy Neuman Address: Telecopy:
SHAREHOLDER
/s/ Eliezer Yanay
Name: Eliezer Yanay Address: Telecopy:

(EXHIBIT A)

LIPMAN ELECTRONIC ENGINEERING LTD.
LIST OF SHAREHOLDERS

(EXHIBIT B)

FORM OF PROXY

        The undersigned, for consideration received, hereby appoints                        or another representative designated by him, with the consent of VeriFone, such consent not to be unreasonably withheld and each of them as my proxies, with power of substitution and resubstitution, to Vote (as defined below) all Ordinary Shares, par value NIS 1 per share, of Lipman, an Israeli company ("Lipman"), owned by the undersigned (the "Shares") as of the date hereof as follows:

        (a)   FOR approval and adoption of (i) the Merger Agreement, dated as of April 10, 2006 (the "Merger Agreement"), by and among Lipman, Lion Acquisitions Ltd., an Israeli company and wholly-owned subsidiary of VeriFone (the "Merger Sub"), and VeriFone, a Delaware corporation ("VeriFone") and (ii) the approval of the merger contemplated by the Merger Agreement (the "Transaction");

        (b)   AGAINST any action or agreement that would compete with, or materially impede, or interfere with or that would reasonably be expected to discourage the Transaction or inhibit the timely consummation of the Transaction; and

        (c)   except for the Transaction, AGAINST any Acquisition Proposal, or merger, consolidation, business combination, reorganization, recapitalization, liquidation or sale or transfer of any material assets of Lipman or its Subsidiaries not permitted pursuant to Section 6.1(a) of the Merger Agreement.

        "Vote" means voting in person or by proxy in favor of or against any action, otherwise consenting or withholding consent in respect of any action or taking other action in favor of or against any action. This Proxy applies to any Vote (i) at any meeting of the shareholders of Lipman, and any adjournment or postponement thereof, at which the matters described above are considered, including the Lipman Shareholders Meeting to be held as soon as practicable after the date hereof or (ii) in connection with any written consent of shareholders of Lipman.

        This Proxy is coupled with an interest, revokes all prior proxies granted by the undersigned and is irrevocable (to the fullest extent permitted by Israeli law and the Lipman's Articles of Association) until such time as the Voting Agreement (the "Voting Agreement"), dated as of April 10, 2006, among VeriFone and certain shareholders of Lipman, including the undersigned, terminates in accordance with its terms, at which time this Proxy shall expire.

        Except as otherwise provided herein, capitalized terms that are used but not otherwise defined herein shall have the meaning assigned to such terms pursuant to the Voting Agreement.

Dated April •, 2006
(Signature of Shareholder)
(Signature of Shareholder)

Schedule 1(a)

        Mivtach Shamir Holdings Ltd. and Mez-op Holdings Ltd. are parties to a shareholders' agreement, dated August 13, 2002, which includes provisions relating to the nomination of Lipman directors, rights of first refusal, participation rights in a sale of Lipman shares, distributions of dividends and voting on material matters in the general meeting of Lipman shareholders.

        550,000 of the Lipman shares held by M.S.L.N Ltd., Mivtach Shamir Holdings Ltd.'s subsidiary, were subject to a lien in favor of Bank Leumi of Israel Ltd. as security for a loan. The loan was repaid in 2005 and in March or April 2006, Bank Leumi sent a notice to the Registrar to release the Lien.

        1,768,307 of the Lipman shares held by M.S.L.N Ltd., Mivtach Shamir Holdings Ltd.'s subsidiary, are subject to a Lien in favor of U Bank Trust Company Ltd. as security for the repayment of Convertible Debentures (Serial B) of Mivtach which were issued according to a prospectus dated May 30, 2005. U Bank is the trustee for the holders of the debentures. These shares are pledged by deposit in the trust account. Pursuant to the trust agreement, Mivtach shall be entitled to release the pledge by furnishing a bank guarantee. Neither the trust agreement nor the pledge agreement, prevent Mivtach (or M.S.L.N.) from entering the voting or the investment agreements.

Annex C

VOTING AGREEMENT

        VOTING AGREEMENT (this "Agreement"), dated as of April 10, 2006, among VERIFONE HOLDINGS, INC., a Delaware corporation ("VeriFone"), and the undersigned shareholder (the "Shareholder") of LIPMAN ELECTRONIC ENGINEERING LTD., an Israeli company ("Lipman"). Except as otherwise provided herein, capitalized terms that are used but not otherwise defined herein shall have the meaning assigned to such terms in the Merger Agreement (as defined below).

        WHEREAS, contemporaneously with the execution of this Agreement, Lipman, VeriFone and Merger Sub have entered into an Agreement and Plan of Merger (the "Merger Agreement"), providing for, among other things, the merger of Merger Sub with and into Lipman, pursuant to which Merger Sub will cease to exist and Lipman will become a wholly-owned subsidiary of VeriFone (the "Transaction"); and

        WHEREAS, in order to induce VeriFone to enter into the Merger Agreement, the Shareholder wishes to enter into this Agreement.

        NOW, THEREFORE, for good and valuable consideration, the receipt, sufficiency and adequacy of which is hereby acknowledged, the parties hereto agree as follows:

        1.     Representations of Shareholders.    The Shareholder represents and warrants to VeriFone that:

        (a)   such Shareholder lawfully owns beneficially (as such term is defined in Rule 13d-3 of the Securities Exchange Act of 1934, as amended (the "Exchange Act")) or of record each of the Ordinary Shares, par value NIS 1 per share (the "Lipman Ordinary Shares"), of Lipman set forth opposite such Shareholder's name on Exhibit A hereto (such Shareholder's "Shares"), free and clear of all Liens, and except for this Agreement and as set forth on Schedule 1(a) hereto, there are no options, warrants or other rights, agreements, arrangements or commitments of any character to which such Shareholder is a party relating to the pledge, disposition or Voting (as defined below) of any shares of capital stock of Lipman and there are no Voting trusts or Voting agreements with respect to such Shares,

        (b)   such Shareholder does not beneficially own (as such term is used in Rule 13d-3 of the Exchange Act) any Lipman Ordinary Shares other than such Shares and does not have any options, warrants or other rights to acquire any additional shares of capital stock of Lipman or any security exercisable for or convertible into shares of capital stock of Lipman, except as would not in the aggregate materially affect such Shareholder's ability to perform such Shareholder's obligations under this Agreement,

        (c)   such Shareholder has full power and authority and has taken all actions necessary to enter into, execute and deliver this Agreement and to perform fully such Shareholder's obligations hereunder,

        (d)   this Agreement has been duly executed and delivered and constitutes the legal, valid and binding obligation of such Shareholder enforceable against such Shareholder in accordance with its terms,

        (e)   other than filings under the Exchange Act, no notices, reports or other filings are required to be made by such Shareholder with, nor are any consents, registrations, approvals, permits or authorizations required to be obtained by such Shareholder from, any Governmental Entity, in connection with the execution and delivery of this Agreement by such Shareholder, and

        (f)    the execution, delivery and performance of this Agreement by such Shareholder does not, and the consummation by such Shareholder of the transactions contemplated hereby will not, result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation, modification or acceleration) (whether after the giving of or the passage of time of both) under any contract, agreement, arrangement or commitment to which such Shareholder is a party or which is binding on it, him or her or its, his or her assets and will not result in the creation of any Lien on any of the assets or properties of such Shareholder.

        2.     Definitions.    As used herein, (a) the term "Unrestricted Shares" refers to 25% of the Shareholder's Shares, which Unrestricted Shares shall not be subject to the provisions set forth in Sections 4 and 6; and (b) the term "Restricted Shares" refers to the remaining 75% of the Shares which are not Unrestricted Shares.

        3.     Agreement to Deliver Proxy.    The Shareholder agrees to deliver to VeriFone promptly upon VeriFone's request an irrevocable proxy (the "Proxy") substantially in the form attached hereto as Exhibit B (unless a different form is specified in Lipman's Articles of Association (in which case the proxy shall meet the requirements of Lipman's Articles of Association)) to Vote such Shareholder's Shares (other than Unrestricted Shares the beneficial ownership (as such term is used in Rule 13d-3 of the Exchange Act) of which is transferred or otherwise disposed of prior to the date of such Vote):

        (a)   in favor of adoption and approval of the Merger Agreement and the transactions contemplated thereby, including the Transaction, at every meeting of the shareholders of Lipman at which such matters are considered and at every adjournment or postponement thereof,

        (b)   against any action or agreement that would compete with, or materially impede, or interfere with or that would reasonably be expected to discourage the Transaction or inhibit the timely consummation of the Transaction, and

        (c)   except for the Transaction, against any Acquisition Proposal, or merger, consolidation, business combination, reorganization, recapitalization, liquidation or sale or transfer of any material assets of Lipman or its Subsidiaries not permitted pursuant to Section 6.1(a) of the Merger Agreement.

        The Proxy delivered by each of the Shareholders pursuant to this Section 2 shall be irrevocable, to the fullest extent permissible by law, during the term of this Agreement. For purposes of this Agreement, "Vote" includes voting in person or by proxy in favor of or against any action, otherwise consenting or withholding consent in respect of any action or taking other action in favor of or against any action. "Voting" shall have a correlative meaning.

        4.     No Voting Trusts.    The Shareholder agrees that it will not, nor will it permit any entity under their control to, deposit any of its Restricted Shares in a Voting trust or subject any of its Restricted Shares to any arrangement with respect to the Voting of such Restricted Shares other than agreements entered into with VeriFone.

        5.     No Proxy Solicitations.    The Shareholder agrees that it will not, nor will it permit any entity under it's control, to:

        (a)   solicit, initiate, or take an action or facilitate any action in opposition to or competition with the consummation of the Transaction or otherwise encourage or assist any party in taking or planning any action which would compete with, or materially impede, or interfere with or that would reasonably be expected to discourage the Transaction or inhibit the timely consummation of the Transaction in accordance with the terms of the Merger Agreement,

        (b)   directly or indirectly encourage, initiate or cooperate in a shareholders' Vote or action by consent of Lipman's shareholders in opposition to or in competition with the consummation of the Transaction, or

        (c)   become a member of a "group" (as such term is used in Section 13(d) of the Exchange Act) with respect to any voting securities of Lipman for the purpose of opposing or competing with the consummation of the Transaction;

provided, however, that any transfer, disposition, encumbrance or other action with respect to Unrestricted Shares shall not be deemed to violate any restriction set forth in this Section 5.

        6.     Transfer and Encumbrance.    On or after the date hereof and until the Lipman Shareholders Meeting, the Shareholder agrees not to transfer, sell, offer, exchange, pledge or otherwise dispose of or encumber any of such Shareholder's Restricted Shares, unless such Shareholder, in connection with any such transfer or other disposition or encumbrance, causes the transferee to agree in writing to be bound by this Agreement as if a party hereto. The Restricted Shares shall not be subject to the restrictions set forth in this Section 6 from and after the Lipman Shareholders Meeting.

        7.     Additional Purchases; Dispositions.    If the Shareholder purchases or otherwise acquires beneficial ownership of any Lipman Ordinary Shares after the execution of this Agreement (the "New Shares"), (i) 25% of such New Shares shall be deemed to be Unrestricted Shares and (ii) 75% of such New Shares shall be deemed to be Restricted Shares for the purposes of this Agreement. The New Shares shall be subject to the provisions of this Agreement. The Shareholder agrees to deliver to VeriFone immediately after such purchase acquisition and irrevocable Proxy with respect to New Shares.

        8.     Shareholder Capacity.    With respect to each Shareholder that is an officer or director of Lipman, nothing in this Agreement shall be construed as preventing or otherwise affecting any actions taken by Shareholder in his or her capacity as an officer or director of Lipman or any of its Subsidiaries or from fulfilling the obligations of such office (including the performance of obligations required by the fiduciary obligations of such Shareholder acting solely in his capacity as an officer or director).

        9.     Specific Performance.    The parties acknowledge that there may be no adequate remedy at law for a breach of this Agreement and that money damages may not be an appropriate remedy for breach of this Agreement. Therefore, the parties agree that each party has the right to injunctive relief and specific performance of this Agreement in the event of any breach hereof in addition to any rights it may have for damages, which shall include out of pocket expenses, loss of business opportunities and any other damages, direct and indirect, consequential, punitive or otherwise. The remedies set forth in this Section 9 are cumulative and shall in no way limit any other remedy any party hereto has at law, in equity or pursuant hereto.

        10.   Entire Agreement; Amendment; Waiver.    This Agreement (including the exhibit hereto) contains the entire agreement between the parties hereto with respect to the subject matter hereof and thereof and supersedes all prior agreements and understandings, oral or written, with respect to such matters. Any provision of this Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by VeriFone and the affected Shareholders, or in the case of a waiver, by the party or parties against whom the waiver is to be effective. No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

        11.   Notices.    All notices and communications hereunder shall be deemed to have been duly given and made if in writing and if served by personal delivery upon the party for whom it is intended or delivered by registered or certified mail, return receipt requested, or if sent by telecopier or email, provided that the telecopy or email is promptly confirmed by telephone confirmation thereof, to the Person at the address set forth below, or such other address as may be designated in writing hereafter, in the same manner, by such Person:

  To VeriFone:

VeriFone 2099 Gateway Place San Jose, California 95110
Telephone:	408-232-7800
Telecopy:	408-232-7889
Attention:	Chief Financial Officer

  With a copy to:

Sullivan & Cromwell LLP 1870 Embarcadero Road Palo Alto, California 94303
Telephone:	650-461-5600
Telecopy:	650-461-5700
Attention:	Scott D. Miller

        If to a Shareholder, to the address or telecopy number set forth for such Shareholder on the signature page hereof:

  With a copy to:

Naschitz, Brandes & Co. 5 Tuval Street Tel-Aviv 67897, Israel
Telephone:	972-3-623-5090
Telecopy:	972-3-623-5106
Attention:	Sharon A. Amir
Fulbright & Jaworski L.L.P. 666 Fifth Avenue New York, New York 10103
Telephone:	212-318-3000
Telecopy:	212-318-3400
Attention:	Neil Gold

        12.   Miscellaneous.

        (a)   Governing Law.    THIS AGREEMENT SHALL BE DEEMED TO BE MADE IN AND IN ALL RESPECTS SHALL BE INTERPRETED, CONSTRUED AND GOVERNED BY AND IN ACCORDANCE WITH THE LAW OF THE STATE OF NEW YORK WITHOUT REGARD TO THE CONFLICT OF LAW PRINCIPLES THEREOF, EXCEPT FOR PROVISIONS RELATED TO THE MERGER AND THE VOTE THEREON THAT ARE REQUIRED UNDER ISRAELI LAW TO BE GOVERNED BY THE ISRAELI COMPANIES LAW.

        (b)   Venue; WAIVER OF JURY TRIAL.    The parties hereby irrevocably submit to the personal jurisdiction of the courts of the State of New York and the Federal courts of the United States of America, in each case located in The City of New York solely in respect of the interpretation and enforcement of the provisions of this Agreement and of the documents referred to in this Agreement, and in respect of the transactions contemplated hereby, and hereby waive, and agree not to assert, as a defense in any action, suit or proceeding for the interpretation or enforcement hereof or of any such document, that it is not subject thereto or that such action, suit or proceeding may not be brought or is not maintainable in said courts or that the venue thereof may not be appropriate or that this Agreement or any such document may not be enforced in or by such courts, and the parties hereto irrevocably agree that all claims with respect to such action or proceeding shall be heard and determined in such a New York State or Federal court. The parties hereby consent to and grant any such court jurisdiction over the person of such parties and, to the extent permitted by law, over the subject matter of such dispute and agree that mailing of process or other papers in connection with any such action or proceeding in the manner provided in Section 12 or in such other manner as may be permitted by law shall be valid and sufficient service thereof. The parties hereby irrevocably waive any and all right to trial by jury in any legal proceeding arising out of or relating to this Agreement or the transactions contemplated hereby.

        (c)   Severability.    The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof. If any provision of this Agreement, or the application thereof to any Person or any circumstance, is invalid or unenforceable, (a) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision and (b) the remainder of this Agreement and the application of such provision to other Persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction.

        (d)   Binding Effect and Assignment.    This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, but, except as otherwise specifically provided herein, neither this Agreement nor any of the rights, interests or obligations of the parties hereto may be assigned by either of the parties without prior written consent of the other.

        (e)   Counterparts.    This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, and all of which shall constitute one and the same Agreement.

        (f)    Termination.    This Agreement shall terminate upon the earliest to occur of (i) the Closing and (ii) the termination of the Merger Agreement in accordance with its terms.

        (g)   Entire Agreement.    This Agreement and the Proxy contain the entire understanding of the parties in respect of the subject matter hereof, and supersede all prior negotiations and understandings between the parties with respect to such subject matter.

        (h)   Further Assurances.    Each party hereto shall execute and deliver such additional instruments and other documents and shall take such further actions as may be necessary or desirable to effectuate, carry out and comply with all of the terms of this Agreement and the transactions contemplated hereby.

        (i)    Headings.    The heading references herein hereof are for convenience purposes only, and shall not be deemed to limit or affect any of the provisions hereof.

        (j)    THIRD PARTY BENEFICIARIES. NOTHING IN THIS AGREEMENT, EXPRESS OR IMPLIED, IS INTENDED TO CONFER UPON ANY PERSON OTHER THAN VERIFONE, THE SHAREHOLDERS AND THEIR RESPECTIVE SUCCESSORS AND ASSIGNS, ANY RIGHTS OR REMEDIES UNDER OR BY REASON OF THIS AGREEMENT. The representations and warranties in this Agreement are the product of negotiations among the parties hereto and are for the sole benefit of the parties hereto. In some instances, the representations and warranties in this Agreement may represent an allocation among the parties hereto of risks associated with particular matters regardless of the knowledge of any of the parties hereto. Consequently, Persons other than the parties hereto may not rely upon the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date of this Agreement or as of any other date.

        IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the date first written above.

VERIFONE HOLDINGS, INC.
By:	/s/ Douglas G. Bergeron
	Name:	Douglas G. Bergeron
	Title:	Chief Executive Officer
SHAREHOLDER:
/s/ Mez-Op Holdings Ltd.
Name: Mez-Op Holdings Ltd. Address: Telecopy:

(EXHIBIT A)

LIPMAN ELECTRONIC ENGINEERING LTD.
LIST OF SHAREHOLDERS

(EXHIBIT B)

FORM OF PROXY

        The undersigned, for consideration received, hereby appoints                        or another representative designated by him, with the consent of VeriFone, such consent not to be unreasonably withheld and each of them as my proxies, with power of substitution and resubstitution, to Vote (as defined below) all Shares owned by the undersigned as of the date hereof as follows:

        (a)   FOR approval and adoption of (i) the Merger Agreement, dated as of April 10, 2006 (the "Merger Agreement"), by and among Lipman Electronic Engineering Ltd., an Israeli company ("Lipman"), Lion Acquisitions Ltd., an Israeli company and wholly-owned subsidiary of VeriFone (the "Merger Sub"), and VeriFone, a Delaware corporation ("VeriFone") and (ii) the approval of the merger contemplated by the Merger Agreement (the "Transaction");

        (b)   AGAINST any action or agreement that would compete with, or materially impede, or interfere with or that would reasonably be expected to discourage the Transaction or inhibit the timely consummation of the Transaction; and

        (c)   except for the Transaction, AGAINST any Acquisition Proposal, or merger, consolidation, business combination, reorganization, recapitalization, liquidation or sale or transfer of any material assets of Lipman or its Subsidiaries not permitted pursuant to Section 6.1(a) of the Merger Agreement.

        "Vote" means voting in person or by proxy in favor of or against any action, otherwise consenting or withholding consent in respect of any action or taking other action in favor of or against any action. This Proxy applies to any Vote (i) at any meeting of the shareholders of Lipman, and any adjournment or postponement thereof, at which the matters described above are considered, including the Lipman Shareholders Meeting to be held as soon as practicable after the date hereof or (ii) in connection with any written consent of shareholders of Lipman.

        This Proxy is coupled with an interest, revokes all prior proxies granted by the undersigned and is irrevocable (to the fullest extent permitted by Israeli law and the Lipman's Articles of Association) until such time as the Voting Agreement (the "Voting Agreement"), dated as of April 10, 2006, among VeriFone and certain shareholders of Lipman, including the undersigned, terminates in accordance with its terms, at which time this Proxy shall expire.

        Except as otherwise provided herein, capitalized terms that are used but not otherwise defined herein shall have the meaning assigned to such terms pursuant to the Voting Agreement, or, if not so assigned in the Voting Agreement, the Merger Agreement.

Dated April •, 2006
(Signature of Shareholder)
(Signature of Shareholder)

Schedule 1(a)

        Mivtach Shamir Holdings Ltd. and Mez-op Holdings Ltd. are parties to a shareholders' agreement, dated August 13, 2002, which includes provisions relating to the nomination of Lipman directors, rights of first refusal, participation rights in a sale of Lipman shares, distributions of dividends and voting on material matters in the general meeting of Lipman shareholders.

Annex D

INVESTMENT AGREEMENT

        This Investment Agreement (this "Agreement"), dated as of April 10, 2006, among VERIFONE HOLDINGS, INC., a Delaware corporation ("VeriFone"), and the undersigned shareholder (the "Shareholder") of LIPMAN ELECTRONIC ENGINEERING LTD., an Israeli company ("Lipman"). Except as otherwise provided herein, capitalized terms that are used but not otherwise defined herein shall have the meaning assigned to such terms in the Merger Agreement (as defined below).

        WHEREAS, contemporaneously with the execution of this Agreement, Lipman, VeriFone and Merger Sub have entered into an Agreement and Plan of Merger (the "Merger Agreement"), providing for, among other things, the Merger; and

        WHEREAS, in order to induce VeriFone to enter into the Merger Agreement, the Shareholder wishes to enter into this Agreement.

        NOW, THEREFORE, for good and valuable consideration, the receipt, sufficiency and adequacy of which is hereby acknowledged, the parties hereto agree as follows:

        1.    Election of Merger Consideration.    The Shareholder hereby agrees that he or it shall make the Stock Election or the Mixed Election under Section 4.2(b)(ii) of the Merger Agreement. The Shareholder shall take all action necessary in order to perform his or its obligation under this section, including by signing and submitting to the Exchange Agent, in accordance with the instructions noted in, the Form of Election and other materials provided by the Exchange Agent, duly completed and submitted to make the Stock Election or the Mixed Election.

        2.    Investment Period.    (a) The Shareholder hereby agrees that, during the period beginning from the date hereof and continuing to and including the earlier of (i) the date 180 days after the Closing Date and (ii) if applicable, the date upon which the Shareholder's employment with VeriFone or any of its affiliates is terminated by VeriFone, he or it shall not, without the approval of VeriFone, which approval shall not be unreasonably withheld or delayed (1) offer, sell, contract to sell, pledge, grant any option to purchase, make any short sale or otherwise dispose of any shares of VeriFone Common Stock, or any options or warrants to purchase any shares of VeriFone Common Stock, or any securities convertible into, exchangeable for or that represent the right to receive shares of VeriFone Common Stock, whether now owned or hereafter acquired, owned directly by the undersigned (including holding as a custodian) or with respect to which the undersigned has beneficial ownership within the rules and regulations of the Securities and Exchange Commission (collectively, the "VeriFone Securities"), or (2) engage in any hedging or other transaction that transfers in whole or in part the economic risk of an investment in the VeriFone Common Stock or which is otherwise designed to or which reasonably could be expected to lead to or result in a sale or disposition of the VeriFone Securities even if such shares would be disposed of by someone other than the undersigned. Such prohibited hedging or other transactions would include, without limitation, any short sale or any purchase, sale or grant of any right (including, without limitation, any put or call option, "costless collar" or other hedging instrument) with respect to any of the VeriFone Securities, whether or not any such transaction is settled in VeriFone Securities.

        (b)   The foregoing section shall not apply to (i) shares of VeriFone Common Stock acquired in open market transactions by the undersigned after the Closing; and (ii) transfers of VeriFone Securities (A) by bona fide gift, will or intestacy, (B) if applicable, to a member or member of the immediate family of the Shareholder or to a trust the beneficiaries of which are exclusively such Shareholder and/or a member or member of his immediate family (for purposes of this Section 2(b), "immediate family" shall mean a spouse, lineal descendent, father, mother, brother or sister, niece, nephew, mother-in-law, father-in-law, sister-in-law, or brother-in-law of the transferor, in each case whether by birth or adoption and including stepchildren) or (C) if the Shareholder is a partnership, limited liability company or similar entity, to one or more partners or members of such Shareholder or to an affiliated Person under common control or common management with Shareholder; provided, that in the case of a transfer pursuant to clause (ii) above, it shall be a condition to the transfer that the transferee agree to be bound by the lock-up restrictions set forth in this Agreement as if a party hereto and no filing under Section 13(d) or 16(a) of the Securities Exchange Act of 1934, as amended, reporting a reduction in beneficial ownership of shares of VeriFone Common Stock, shall be required or shall be voluntarily made during the restricted period referred to in the foregoing section.

        3.    Termination.    This Agreement shall terminate upon the earliest to occur of (i) the termination of the Merger Agreement in accordance with its terms and (ii) the expiration of the investment period in accordance with Section 2(a) hereof.

        4.    Fiduciary Duties.    Notwithstanding anything in this Agreement to the contrary: (i) the Shareholder makes no agreement or understanding herein in any capacity other than in such Shareholder's capacity as a registered owner of Shares (and prospective owner of VeriFone Common Stock to be issued in the Merger), (ii) nothing in this Agreement shall be construed to affect or limit any action or inaction by the Shareholder, or any officer, partner, member or employee, as applicable, of the Shareholder, serving on Lipman's board of directors acting in such Person's capacity as a director or fiduciary of Lipman and (iii) the Shareholder shall have no liability to VeriFone or any of its affiliates under this Agreement as a result of any action or inaction by the Shareholder, or any officer, partner, member or employee, as applicable, of the Shareholder, serving on Lipman's board of directors acting in such Person's capacity as a director of fiduciary of Lipman.

        5.    Notices.    All notices and communications hereunder shall be deemed to have been duly given and made if in writing and if served by personal delivery upon the party for whom it is intended or delivered by registered or certified mail, return receipt requested, or if sent by telecopier or email, provided that the telecopy or email is promptly confirmed by telephone confirmation thereof, to the Person at the address set forth below, or such other address as may be designated in writing hereafter, in the same manner, by such Person:

        If to VeriFone:

VeriFone 2099 Gateway Place San Jose, California 95110
Telephone:	408-232-7800
Telecopy:	408-232-7889
Attention:	Chief Financial Officer

        with a copy, which shall not constitute notice, to:

Sullivan & Cromwell LLP 1870 Embarcadero Road Palo Alto, California 94303
Telephone:	650-461-5600
Telecopy:	650-461-5700
Attention:	Scott D. Miller

        If to a Shareholder, to the address or telecopy number set forth for such Shareholder on the signature page hereof, with a copy, which shall not constitute notice, to:

Fulbright & Jaworski L.L.P. 666 Fifth Avenue New York, New York 10103
Telephone:	212-318-3000
Telecopy:	212-318-3400
Attention:	Neil Gold

        6.    Entire Agreement and Amendments.    This Agreement constitutes the entire agreement of the parties hereto with respect to the subject matter hereof and neither this Agreement nor any provision hereof may be waived, modified, amended or terminated.

        7.    GOVERNING LAW.    THIS AGREEMENT SHALL BE DEEMED TO BE MADE IN AND IN ALL RESPECTS SHALL BE INTERPRETED, CONSTRUED AND GOVERNED BY AND IN ACCORDANCE WITH THE LAW OF THE STATE OF NEW YORK WITHOUT REGARD TO THE CONFLICT OF LAW PRINCIPLES THEREOF.

        8.    Venue; Waiver of Jury Trial; Specific Performance.    The parties hereby irrevocably submit to the personal jurisdiction of the courts of the State of New York and the Federal courts of the United States of America, in each case located in The City of New York solely in respect of the interpretation and enforcement of the provisions of this Agreement and of the documents referred to in this Agreement, and in respect of the transactions contemplated hereby, and hereby waive, and agree not to assert, as a defense in any action, suit or proceeding for the interpretation or enforcement hereof or of any such document, that it is not subject thereto or that such action, suit or proceeding may not be brought or is not maintainable in said courts or that the venue thereof may not be appropriate or that this Agreement or any such document may not be enforced in or by such courts, and the parties hereto irrevocably agree that all claims with respect to such action or proceeding shall be heard and determined in such a New York State or Federal court. The parties hereby consent to and grant any such court jurisdiction over the person of such parties and, to the extent permitted by law, over the subject matter of such dispute and agree that mailing of process or other papers in connection with any such action or proceeding in the manner provided in Section 5 or in such other manner as may be permitted by law shall be valid and sufficient service thereof. [The parties hereby irrevocably waive any and all right to trial by jury in any legal proceeding arising out of or relating to this Agreement or the transactions contemplated hereby.] The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, this being in addition to any other remedy to which such party is entitled at law or in equity.

        9.    Captions.    Captions are for convenience only and are not deemed to be part of this Agreement.

        10.    Counterparts.    This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

        11.    Severability.    The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof. If any provision of this Agreement, or the application thereof to any Person or any circumstance, is invalid or unenforceable, (a) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision and (b) the remainder of this Agreement and the application of such provision to other Persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction.

        12.    Binding Effect and Assignment.    This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, but, except as otherwise specifically provided herein, neither this Agreement nor any of the rights, interests or obligations of the parties hereto may be assigned by either of the parties without prior written consent of the other.

        13.    Further Assurances.    Each party hereto shall execute and deliver such additional instruments and other documents and shall take such further actions as may be necessary or desirable to effectuate, carry out and comply with all of the terms of this Agreement and the transactions contemplated hereby.

        14.    THIRD PARTY BENEFICIARIES.    NOTHING IN THIS AGREEMENT, EXPRESS OR IMPLIED, IS INTENDED TO CONFER UPON ANY PERSON OTHER THAN VERIFONE, THE SHAREHOLDER AND THEIR RESPECTIVE SUCCESSORS AND ASSIGNS, ANY RIGHTS OR REMEDIES UNDER OR BY REASON OF THIS AGREEMENT. The representations and warranties in this Agreement are the product of negotiations among the parties hereto and are for the sole benefit of the parties hereto. In some instances, the representations and warranties in this Agreement may represent an allocation among the parties hereto of risks associated with particular matters regardless of the knowledge of any of the parties hereto. Consequently, Persons other than the parties hereto may not rely upon the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date of this Agreement or as of any other date.

[Signature Page Follows]

        IN WITNESS WHEREOF, the parties have executed and delivered this Agreement as of the date first written above.

VERIFONE HOLDINGS, INC.
By:	/s/ Douglas G. Bergeron
Name:	Douglas G. Bergeron
Title:	Chief Executive Officer
SHAREHOLDER
By:	/s/ Mivtach Shamir Holdings Ltd.
Name:	Mivtach Shamir Holdings Ltd.
Address: Telecopy:
SHAREHOLDER
/s/ Isaac Angel
Name:	Isaac Angel
Address: Telecopy:

Annex E

Form of Affiliates Letter

                        , 2006

VERIFONE HOLDINGS, INC.
2099 Gateway Place,
San Jose, California 95110

Ladies and Gentlemen:

        I have been advised that as of the date hereof I may be deemed to be an "affiliate" of Lipman Electronic Engineering Ltd., an Israeli company ("the Company"), as the term "affiliate" is defined for purposes of paragraphs (c) and (d) of Rule 145 ("Rule 145") of the rules and regulations (the "Rules and Regulations") of the Securities and Exchange Commission (the "SEC") under the U.S. Securities Act of 1933, as amended (the "Securities Act"). I have been further advised that pursuant to the terms of the Agreement and Plan of Merger, dated as of April 10, 2006 (the "Merger Agreement"), among the Company, VERIFONE HOLDINGS, INC., a Delaware corporation ("VeriFone"), and Lipman Acquisitions Ltd., an Israeli company ("Merger Sub"), the Merger Sub will be merged with and into Lipman (the "Merger"), and that as a result of the Merger, I am eligible to receive shares of common stock, par value $0.01 per share, of VeriFone ("VeriFone Shares") in exchange in whole or in part for Shares (as defined in the Merger Agreement) owned by me.

        I hereby represent, warrant and covenant to VeriFone that in the event I receive any VeriFone Shares pursuant to the Merger:

        1.     I shall not make any sale, transfer or other disposition of the VeriFone Shares in violation of the Securities Act or the Rules and Regulations.

        2.     I have carefully read this letter and the Merger Agreement and discussed their requirements and other applicable limitations upon my ability to sell, transfer or otherwise dispose of VeriFone Shares to the extent I believed necessary with my counsel or with counsel for the Company.

        3.     I have been advised that any issuance of VeriFone Shares to me pursuant to the Merger Agreement will be registered with the SEC on a registration statement on Form S-4. However, I have also been advised that, since at the time the Merger is submitted to the shareholders of the Company for approval, I may be an "affiliate" of the Company, any sale or disposition by me of any of the VeriFone Shares may only be made, under current law, in accordance with the provisions of paragraph (d) of Rule 145 under the Securities Act, pursuant to an effective registration statement under the Securities Act or pursuant to an exemption thereunder. I agree that I will not sell, transfer, or otherwise dispose of VeriFone Shares issued to me in the Merger unless (i) such sale, transfer or other disposition has been registered under the Securities Act; (ii) such sale, transfer or other disposition is made in conformity with the volume and other limitations of Rule 144 promulgated by the SEC under the Securities Act; or (iii) in the written opinion of counsel, which opinion and counsel shall be reasonably acceptable to VeriFone, such sale, transfer or other disposition is otherwise exempt from registration under the Securities Act.

        4.     I understand that VeriFone is under no obligation to register the sale, transfer or other disposition of the VeriFone Shares by me or on my behalf or to take any other action necessary to make compliance with an exemption from registration available.

        5.     I understand that stop transfer instructions will be given to VeriFone's transfer agent with respect to VeriFone Shares and that there will be placed on the certificates for the VeriFone Shares issued to me, or any substitutions therefor, a legend stating in substance:

    "The shares represented by this certificate have been issued in a transaction to which Rule 145 promulgated under the U.S. Securities Act of 1933 applies and may be sold or otherwise transferred only in compliance with the requirements of Rule 145 or pursuant to a registration statement under said act or an exemption from such registration."

        6.     I also understand that unless the transfer by me of my VeriFone Shares has been registered under the Securities Act or is a sale made in conformity with the provisions of Rule 145, VeriFone reserves the right to put the following legend on the certificates issued to any transferee:

    "The sale of the shares represented by this certificate has not been registered under the U.S. Securities Act of 1933, as amended (the "Securities Act"), and the shares were acquired from a person who received such shares in a transaction to which Rule 145 promulgated under the Securities Act applies. The shares have been acquired by the holder not with a view to, or for resale in connection with, any distribution thereof within the meaning of the Securities Act and may not be sold, pledged or otherwise transferred except in accordance with an exemption from the registration requirements of the Securities Act."

        It is understood and agreed that this letter agreement shall terminate and be of no further force and effect and the legends set forth in paragraphs (5) or (6) above, as the case may be, shall be removed by delivery of substitute certificates without such legend, and the related stop transfer restrictions shall be lifted forthwith, if (i) any such VeriFone Shares shall have been registered under the Securities Act for sale, transfer or other disposition by me or on my behalf and are sold, transferred or otherwise disposed of, or (ii) any such VeriFone Shares are sold in accordance with the provisions of paragraphs (c), (e), (f) and (g) of Rule 144 promulgated under the Securities Act, or (iii) I am not at the time an affiliate of VeriFone and have been the beneficial owner of the VeriFone Shares for at least one year (or such other period as may be prescribed by the Securities Act and the Rules and Regulations), and VeriFone has filed with the SEC all of the reports it is required to file under the U.S. Securities Exchange Act of 1934, as amended (the "Exchange Act"), during the preceding 12 months, other than Form 8-K, or (iv) I am not and have not been for at least three months an affiliate of VeriFone and have been the beneficial owner of the VeriFone Shares for at least two years (or such other period as may be prescribed by the Securities Act and the Rules and Regulations), or (v) VeriFone shall have received a letter from the Staff of the SEC, or a written opinion of counsel, which opinion and counsel shall be reasonably acceptable to VeriFone, to the effect that the stock transfer restrictions and the legend are not required.

        For so long as and to the extent necessary to permit the undersigned the VeriFone Shares pursuant to Rule 145 and, to the extent applicable, Rule 144 under the Securities Act, VeriFone shall use its reasonable efforts to file, on a timely basis, all reports and data required to be filed by it with the SEC pursuant to the Exchange Act.

E-2

        My execution of this letter should not be considered an admission on my part that I am an "affiliate" of the Company as described in the first paragraph of this letter agreement, or as a waiver of any rights I may have to object to any claim that I am an affiliate on or after the date of this letter agreement.

Very truly yours,
By:

Name:

Accepted this day of
    , 2006 by

VERIFONE

By:

Name: Title:

E-3

Annex F

[MERRILL LYNCH, PIERCE, FENNER & SMITH INC. LETTERHEAD]

April 10, 2006

Board of Directors
Lipman Electronic Engineering Ltd.
11 Haamal Street, Park Afek
Rosh Haayin 48092, Israel

Members of the Board of Directors:

        Lipman Electronic Engineering Ltd. (the "Company"), VeriFone Holdings, Inc. (the "Acquiror") and LION Acquisitions Ltd., a wholly owned subsidiary of the Acquiror (the "Acquisition Sub"), propose to enter into an Agreement and Plan of Merger (the "Agreement") pursuant to which Acquisition Sub would be merged with the Company in a merger (the "Merger") in which each ordinary share, par value NIS 1 per share, of the Company (the "Company Shares") would be converted into the right to receive the combination of 0.5 of a share of Acquiror common stock, par value $0.01 per share (the "Exchange Ratio") and $14.304 per share in cash (the "Cash Consideration"), together (the "Mixed Consideration"), subject to certain allocation and election rights which will entitle each holder of Company common stock to receive in lieu of the Mixed Consideration, either (i) cash in an amount equal to $29.07 (the "Cash Election") or (ii) 0.9844 shares of Acquiror common stock (the "Stock Election"). Following shareholder approval of the Merger but prior to the effective time of the Merger, the Company will declare and pay a special cash dividend in an aggregate amount not less than $23 million ("Special Cash Dividend"). The amounts of the Cash Consideration, Cash Election and Stock Election will be reduced by the per share amount of the Special Cash Dividend in the manner set forth in the Agreement. The Cash Consideration, Exchange Ratio and Special Cash Dividend in the aggregate are referred to herein as the "Consideration". All capitalized terms used and not otherwise defined in this letter shall have the respective meanings assigned to such terms in the Agreement.

        You have asked us whether, in our opinion, the Consideration is fair from a financial point of view to the holders of the Company Shares.

        In arriving at the opinion set forth below, we have, among other things:

  (1)
  Reviewed certain publicly available business and financial information relating to the Company and the Acquiror that we deemed to be relevant;

  (2)
  Reviewed certain information, including financial forecasts, relating to the business, earnings, cash flow, assets, liabilities and prospects of the Company and the Acquiror, furnished to us by the Company and the Acquiror, respectively;

  (3)
  Conducted discussions with members of senior management of the Company and the Acquiror concerning the matters described in clauses 1 and 2 above, as well as their respective businesses and prospects before and after giving effect to the Merger;

  (4)
  Reviewed the market prices and valuation multiples for the Company Shares and the Acquiror Shares and compared them with those of certain publicly traded companies that we deemed to be relevant;

  (5)
  Reviewed the results of operations of the Company and the Acquiror;

  (6)
  Compared the proposed financial terms of the Merger with the financial terms of certain other transactions that we deemed to be relevant;

  (7)
  Participated in certain discussions and negotiations among representatives of the Company and the Acquiror and their financial and legal advisors;

  (8)
  Reviewed the potential pro forma impact of the Merger;

  (9)
  Reviewed a draft dated April 9, 2006 of the Agreement; and

  (10)
  Reviewed such other financial studies and analyses and took into account such other matters as we deemed necessary, including our assessment of general economic, market and monetary conditions.

        In preparing our opinion, we have assumed and relied on the accuracy and completeness of all information supplied or otherwise made available to us, discussed with or reviewed by or for us, or publicly available, and we have not assumed any responsibility for independently verifying such information or undertaken an independent evaluation or appraisal of any of the assets or liabilities of the Company or the Acquiror or been furnished with any such evaluation or appraisal, nor have we evaluated the solvency or fair value of the Company or the Acquiror under any laws relating to bankruptcy, insolvency or similar matters. In addition, we have not assumed any obligation to conduct any physical inspection of the properties or facilities of the Company or the Acquiror. With respect to the financial forecast information furnished to or discussed with us by the Company or the Acquiror, we have assumed that they have been reasonably prepared and reflect the best currently available estimates and judgment of the Company's or the Acquiror's management as to the expected future financial performance of the Company or the Acquiror, as the case may be. We have also assumed that the final form of the Agreement will be substantially similar to the last draft reviewed by us. We express no view with respect to the Cash Election or the Stock Election, including but not limited to, the decision by a holder of the Company Shares to choose to receive, in lieu of the Mixed Consideration, the Cash Election or the Stock Election, and we make no recommendation with respect thereto. In addition, we have given no consideration to the tax consequences of the transaction with respect to any holder of Company Shares, including any tax consequences that may result from any holder receiving any particular mix of consideration.

        Our opinion is necessarily based upon market, economic and other conditions as they exist and can be evaluated on, and on the information made available to us as of, the date hereof. We have assumed that in the course of obtaining the necessary regulatory or other consents or approvals (contractual or otherwise) for the Merger, no restrictions, including any divestiture requirements or amendments or modifications, will be imposed that will have a material adverse effect on the contemplated benefits of the Merger.

        In connection with the preparation of this opinion, we have not been authorized by the Company or the Board of Directors to solicit, nor have we solicited, third-party indications of interest for the acquisition of all or any part of the Company.

        We are acting as financial advisor to the Company in connection with the Merger and will receive a fee from the Company for our services, which is contingent upon the consummation of the Merger. In addition, the Company has agreed to indemnify us for certain liabilities arising out of our engagement. We have, in the past, provided financial advisory and financing services to the Company, including having acted as lead underwriter in the Company's initial public offering of Company Shares in January, 2004 and sole underwriter in the Company's secondary offering of Company Shares in May, 2005 and may continue to do so and have received, and may receive, fees for the rendering of such services. In addition, we have, in the past, provided financial advisory and financing services to the Acquiror and/or its affiliates, including having executed a block trade in December 2005, and may continue to do so and have received, and may receive, fees for the rendering of such services. In addition, in the ordinary course of our business, we may actively trade the Company Shares and other securities of the Company, as well as the Acquiror Shares and other securities of the Acquiror, for our own account and for the accounts of customers and, accordingly, may at any time hold a long or short position in such securities.

F-2

        This opinion is for the use and benefit of the Board of Directors of the Company. Our opinion does not address the merits of the underlying decision by the Company to engage in the Merger and does not constitute a recommendation to any shareholder as to how such shareholder should vote on the proposed Merger or any matter related thereto. We have not been asked, nor have we considered whether the Cash Election or the Stock Election is more or less favorable to holders of the Company Shares. In addition, you have not asked us to address, and this opinion does not address, the fairness to, or any other consideration of, the holders of any class of securities, creditors or other constituencies of the Company, other than the holders of the Company Shares.

        We are not expressing any opinion herein as to the prices at which the Company Shares or the Acquiror Shares will trade following the announcement or consummation of the Merger.

        On the basis of and subject to the foregoing, we are of the opinion that, as of the date hereof, the Consideration is fair from a financial point of view to the holders of the Company Shares.

Very truly yours,
MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED

JCM

F-3

Annex G

[LEHMAN BROTHERS LETTERHEAD]

April 10, 2006

Board of Directors
VeriFone, Inc.
2099 Gateway Place
Suite 600
San Jose, CA 95110

Members of the Board:

        We understand that VeriFone Holdings, Inc. (the "Company") intends to enter into a transaction (the "Proposed Transaction") with Lipman Electronic Engineering Ltd. ("Lipman") pursuant to which (i) Lion Acquisitions Ltd., a wholly owned subsidiary of the Company ("Merger Sub") will merge with and into Lipman, and (ii) upon the effectiveness of the merger, each issued and outstanding share of common stock of Lipman ("Lipman Common Stock"), other than shares of Lipman Common Stock to be canceled pursuant to the terms of the Agreement (as defined below), will be converted into the right to receive (x) $14.304 in cash (the "Cash Consideration") and (y) 0.5000 of a share of common stock ("Company Common Stock") of the Company (the "Stock Consideration" and together with the Cash Consideration, the "Merger Consideration"), with the cash amount being reduced by the per share value of a special dividend to be paid by Lipman. We further understand that holders of Lipman shares can elect to vary the proportions of shares of the Company Common Stock and cash which they would like to receive in the Proposed Transaction, provided that such elections will be subject to adjustment in order that the aggregate consideration to be paid by the Company in the Proposed Transaction will consist of the proportion of cash and stock as implied by the $14.304 in cash per share and 0.5000 shares of Company Common Stock (with the cash amount being adjusted for the aggregate special dividend) per Lipman issued and outstanding share. We also understand that prior to the consummation of the Proposed Transaction, certain key executives of Lipman will enter into employment letters with the Company. The terms and conditions of the Proposed Transaction are set forth in more detail in the Agreement and Plan of Merger, dated as of April 10, 2006 by and among the Company, Lipman and Merger Sub (the "Agreement").

        We have been requested by the Board of Directors of the Company to render our opinion with respect to the fairness, from a financial point of view, to the Company of the Merger Consideration to be paid by the Company in the Proposed Transaction. We have not been requested to opine as to, and our opinion does not in any manner address, the Company's underlying business decision to proceed with or effect the Proposed Transaction or the financing thereof or the likelihood of the consummation of the Proposed Transaction or the financing thereof.

        In arriving at our opinion, we reviewed and analyzed: (1) the Agreement and the specific terms of the Proposed Transaction, (2) publicly available information concerning the Company that we believe to be relevant to our analysis, including the Company's Annual Report on Form 10-K for the fiscal year ended October 31, 2005 and Quarterly Reports on Form 10-Q for the quarters ended January 31, 2006, July 31, 2005 and April 30, 2005, (3) publicly available information concerning Lipman that we believe to be relevant to our analysis, including Lipman's Annual Report on Form 20-F for the fiscal year ended December 31, 2005 and December 31, 2004 and Reports on Form 6-K dated March 9, 2006, February 7, 2006, November 28, 2005, November 8, 2005, October 28, 2005, October 11, 2005, September 28, 2005, July 27, 2005, July 1, 2005, June 15, 2005, April 26, 2005, April 21, 2005, February 1, 2005, January 12, 2005, December 6, 2005, October 27, 2004, October 25, 2004, October 5, 2004, August 18, 2004, August 10, 2004, June 22, 2004, June 10, 2004, May 11, 2004, April 21, 2004, March 31, 2004, March 30, 2004, March 1, 2004 and February 25, 2004, (4) financial and operating information with respect to the business, operations and prospects of the Company furnished to us by the Company, including, projections of the future financial performance of the Company and the

Company's estimates of potential cost savings, operating synergies and revenue opportunities and risks, (5) financial and operating information with respect to the business, operations and prospects of Lipman furnished to us by Lipman, including projections of the future financial performance of Lipman, (6) published estimates of third party research analysts with respect to the future financial performance of the Company (the "Company Research Estimates"), (7) published estimates of third party research analysts with respect to the future financial performance of Lipman (the "Lipman Research Estimates"), (8) the trading histories of the Company Common Stock from April 29, 2005 to April 7, 2006 and of Lipman Common Stock from January 29, 2004 to April 7, 2006 and a comparison of those trading histories with each other and with those of other companies that we deemed relevant, (9) a comparison of the historical financial results and present financial condition of the Company and Lipman with each other and with those of other companies that we deemed relevant, (10) a comparison of certain premiums involved in the Proposed Transaction with the publicly available premiums of certain other transactions that we deemed relevant, and (11) the potential pro forma effect of the Proposed Transaction on the current financial condition and the future financial performance of the Company, including of the Company's estimates of potential cost savings, operating synergies and revenue opportunities and risks. In addition, we have had discussions with the management of each of the Company and Lipman concerning their respective businesses, operations, assets, liabilities, financial condition and prospects and undertaken such other studies, analyses and investigations as we deemed appropriate.

        In arriving at our opinion, we have assumed and relied upon the accuracy and completeness of the financial and other information used by us without assuming any responsibility for independent verification of such information and have further relied upon the assurances of management of each of the Company and Lipman that they are not aware of any facts or circumstances that would make such information inaccurate or misleading. With respect to the financial projections of the Company upon advice of the Company we have assumed that such projections have been reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of the Company as to the future financial performance of the Company. However, for purposes of our analysis we have also considered the Company Research Estimates, and upon advice of the Company's management we have assumed that the Company Research Estimates are a reasonable basis upon which to evaluate the future financial performance of the Company, and the Company has agreed with the appropriateness of the use of such estimates in performing our analysis. With respect to the financial projections of Lipman, upon advice of Lipman and the Company we have assumed that such projections have been reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of Lipman as to the future financial performance of Lipman. However, for purposes of our analysis we have also considered the Lipman Research Estimates and upon advice of the Company's and Lipman's management we have assumed that the Lipman Research Estimates are a reasonable basis upon which to evaluate the future financial performance of Lipman, and the Company has agreed with the appropriateness of the use of such estimates in performing our analysis. Furthermore, at the direction of the Company, we have assumed that the amounts and timing of the Company's estimates of potential cost savings, operating synergies and revenue opportunities and risks are reasonable and that they will be realized substantially in accordance with such estimates. In arriving at our opinion, we have not conducted a physical inspection of the properties and facilities of the Company or Lipman and have not made or obtained any evaluations or appraisals of the assets or liabilities of the Company or Lipman. Our opinion necessarily is based upon market, economic and other conditions as they exist on, and can be evaluated as of, the date of this letter.

        Based upon and subject to the foregoing, we are of the opinion as of the date hereof that, from a financial point of view, the Merger Consideration to be paid by the Company in the Proposed Transaction is fair to the Company.

G-2

        We have acted as financial advisor to the Company in connection with the Proposed Transaction and will receive a fee for our services, a portion of which is contingent upon the consummation of the Proposed Transaction. In addition, the Company has agreed to indemnify us for certain liabilities that may arise out of the rendering of this opinion. We have provided investment banking services for the Company in the past (including acting as book-running manager in both the Company's initial public offering of common stock on April 29, 2005 and the Company's follow-on offering on September 19, 2005) and have received customary fees in connection therewith. In addition, we may lend the Company funds in order to assist it in financing the Proposed Transaction and would receive customary fees in connection therewith. In the ordinary course of our business, we actively trade in the securities of the Company and Lipman for our own account and for the accounts of our customers and, accordingly, may at any time hold a long or short position in such securities.

        This opinion is for the use and benefit of the Board of Directors of the Company and is rendered to the Board of Directors in connection with its consideration of the Proposed Transaction. This opinion is not intended to be and does not constitute a recommendation to any stockholder of the Company as to how such stockholder should vote with respect to the Proposed Transaction.

Very truly yours,
LEHMAN BROTHERS

G-3

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20.    INDEMNIFICATION OF DIRECTORS AND OFFICERS

        Section 102(b)(7) of the Delaware General Corporation Law, or DGCL, as amended, allows a corporation to provide in its certificate of incorporation that a director of the corporation will not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except where the director breached the duty of loyalty, failed to act in good faith, engaged in intentional misconduct or knowingly violated a law, authorized the payment of a dividend or approved a stock repurchase in violation of Delaware corporate law or obtained an improper personal benefit. Our certificate of incorporation provides for this limitation of liability.

        Section 145 of the DGCL provides that a corporation may indemnify directors and officers as well as other employees and individuals against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such a person in connection with any threatened, pending or completed actions, suits or proceedings in which such a person is made a party by reason of being or having been a director, officer, employee or agent of the corporation, subject to certain limitations. The statute provides that it is not exclusive of other rights to which those seeking indemnification may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise. Article Eight of our certificate of incorporation provides for indemnification by us of our directors, officers and employees to the fullest extent permitted by the DGCL.

        The registrant expects to maintain standard policies of insurance that provide coverage (1) to our directors and officers against loss rising from claims made by reason of breach of duty or other wrongful act, and (2) to us with respect to indemnification payments that we may make to such directors and officers.

ITEM 21.    EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

Exhibit No.		Description
2.1		Agreement and Plan of Merger, dated as of April 10, 2006, among the Lipman Electronic Engineering Ltd., VeriFone Holdings, Inc., and Lion Acquisitions Ltd. (attached as Annex A to the proxy statement/prospectus contained in this registration statement).
2.2		Voting Agreement, dated as of April 10, 2006, between VeriFone Holdings, Inc. and the shareholders signatory thereto (attached as Annex B to the proxy statement/prospectus contained in this registration statement).
2.3		Voting Agreement, dated as of April 10, 2006, between VeriFone Holdings, Inc. and Mez-Op Holdings Ltd. (attached as Annex C to the proxy statement/prospectus contained in this registration statement).
2.4		Investment Agreement, dated as of April 10, 2006, between VeriFone Holdings, Inc. and the shareholders signatory thereto (attached as Annex D to the proxy statement/prospectus contained in this registration statement).
5.1	*	Opinion of Sullivan & Cromwell LLP
8.1	*	Tax Opinion of Sullivan & Cromwell LLP
8.2	*	Opinion of Herzog, Fox, & Neeman
23.1		Consent of Ernst & Young LLP relating to VeriFone
23.2		Consent of Kost, Forer, Gabbay & Kasierer relating to Lipman
23.3	*	Consent of Sullivan & Cromwell LLP (included in Exhibits 5.1 and 8.1)
23.4	*	Consent of Herzog, Fox & Neeman (included in Exhibit 8.2)
24.1		Powers of Attorney (included on the signature page of this Registration Statement)
99.1	*	Form of Lipman Proxy Card
99.2	*	Form of VeriFone Proxy Card
99.3		Consent of Merrill Lynch & Co.
99.4		Consent of Lehman Brothers Inc.

*
To be filed by amendment.

ITEM 22.    UNDERTAKINGS

  (a)
  The undersigned registrant hereby undertakes that, for the purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  (b)
  The undersigned registrant hereby undertakes the following:

  (1)
  That prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

  (2)
  That every prospectus (i) that is filed pursuant to paragraph (1) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offering therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  (c)
  The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11 or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

  (d)
  The undersigned registrant hereby undertakes to supply by means of post-effective amendment all information concerning a transaction, and the company being acquired involved therein, was not the subject of and included in the registration statement when it became effective.

  (e)
  Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Jose, State of California, on the 9th day of June, 2006.

VERIFONE HOLDINGS, INC.
By:	/s/ BARRY ZWARENSTEIN Barry Zwarenstein Senior Vice President and Chief Financial Officer

POWER OF ATTORNEY

        KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Douglas G. Bergeron and Barry Zwarenstein, and each of them acting individually, as his true and lawful attorneys-in-fact and agents, each with full power of substitution, for the undersigned in any and all capacities, to sign any and all amendments to this Registration Statement (including post-effective amendments or any abbreviated registration statement and any amendments thereto filed pursuant to Rule 462(b) increasing the number of securities for which registration is sought), and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, with full power of each to act alone, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully for all intents and purposes as the undersigned might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or his or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

        Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

Signature	Title	Date

/s/ DOUGLAS G. BERGERON Douglas G. Bergeron	Chairman of the Board of Directors and Chief Executive Officer (principal executive officer)	June 9, 2006
/s/ BARRY ZWARENSTEIN Barry Zwarenstein	Senior Vice President and Chief Financial Officer (principal financial and accounting officer)	June 9, 2006
/s/ CRAIG A. BONDY Craig A. Bondy	Director	June 9, 2006
/s/ JAMES C. CASTLE James C. Castle	Director	June 9, 2006
/s/ LESLIE DENEND Leslie Denend	Director	June 9, 2006

/s/ ROBERT B. HENSKE Robert B. Henske	Director	June 9, 2006
/s/ CHARLES R. RINEHART Charles R. Rinehart	Director	June 9, 2006
/s/ COLLIN E. ROCHE Collin E. Roche	Director	June 9, 2006

EXHIBIT INDEX

Exhibit No.		Description
2.1		Agreement and Plan of Merger, dated as of April 10, 2006, among the Lipman Electronic Engineering Ltd., VeriFone Holdings, Inc., and Lion Acquisitions Ltd. (attached as Annex A to this proxy statement/prospectus contained in this registration statement).
2.2
Voting Agreement, dated as of April 10, 2006, between VeriFone Holdings, Inc. and the shareholders signatory thereto (attached as Annex B to the proxy statement/prospectus contained in this registration statement).
2.3		Voting Agreement, dated as of April 10, 2006, between VeriFone Holdings, Inc. and Mez-Op Holdings Ltd. (attached as Annex C to the proxy statement/prospectus contained in this registration statement).
2.4
Investment Agreement, dated as of April 10, 2006, between VeriFone Holdings, Inc. and the shareholders signatory thereto (attached as Annex D to the proxy statement/prospectus contained in this registration statement).
5.1	*	Opinion of Sullivan & Cromwell LLP
8.1	*	Tax Opinion of Sullivan & Cromwell LLP
8.2	*	Opinion of Herzog, Fox & Neeman.
23.1		Consent of Ernst & Young LLP relating to VeriFone
23.2		Consent of Kost, Forer, Gabbay & Kasierer relating to Lipman
23.3	*	Consent of Sullivan & Cromwell LLP (included in Exhibits 5.1 and 8.1)
23.4	*	Consent of Herzog, Fox & Neeman (included in Exhibit 8.2)
24.1		Powers of Attorney (included on the signature page of this Registration Statement)
99.1	*	Form of Lipman Proxy Card
99.2	*	Form of VeriFone Proxy Card
99.3		Consent of Merrill Lynch & Co.
99.4		Consent of Lehman Brothers Inc.

*
To be filed by amendment.

QuickLinks

Sources of Additional Information
ABOUT THIS DOCUMENT
TABLE OF CONTENTS
Questions and Answers About the Merger
Questions and Answers About the Special Meetings
Summary
Summary of VeriFone Selected Financial Data
Summary of Lipman Selected Financial Data
Selected Unaudited Pro Forma Condensed Combined Financial Data
Exchange Rate Information
Comparative Historical and Pro Forma Per Share Data
Comparative Per Share Market Price Data
Dividend Data
Risk Factors
Cautionary Statement Concerning Forward-Looking Statements
Information About the VeriFone Special Meeting
Information About the Lipman Special Meeting
The Companies
The Merger
Executives; Executive Compensation; Stock Ownership of Directors, Executive Officers and Five Percent Stockholders
Interests of Certain Persons in the Merger
The Merger Agreement
Other Material Agreements Relating to the Merger
Unaudited Pro Forma Condensed Combined Financial Information
UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET VERIFONE HOLDINGS, INC. AND LIPMAN ELECTRONIC ENGINEERING LTD. AS OF APRIL 30, 2006 (IN THOUSANDS)
UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS VERIFONE HOLDINGS, INC. AND LIPMAN ELECTRONIC ENGINEERING LTD. FOR THE YEAR ENDED OCTOBER 31, 2005 (IN THOUSANDS, EXCEPT PER SHARE DATA)
UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS VERIFONE HOLDINGS, INC. AND LIPMAN ELECTRONIC ENGINEERING LTD. FOR THE SIX MONTHS ENDED APRIL 30, 2006 (IN THOUSANDS, EXCEPT PER SHARE DATA)
NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED CONSOLIDATED FINANCIAL INFORMATION
Description of VeriFone Capital Stock
Comparison of Stockholder Rights
Certain Legal Matters
Experts
Where You Can Find More Information
AGREEMENT AND PLAN OF MERGER Among VERIFONE HOLDINGS, INC., LION ACQUISITIONS LTD. and LIPMAN ELECTRONIC ENGINEERING LTD. Dated as of April 10, 2006
Table of Contents
AGREEMENT AND PLAN OF MERGER
RECITALS
ARTICLE I The Merger; Closing; Effective Time
ARTICLE II Memorandum of Association of the Surviving Corporation
ARTICLE III Officers and Directors of the Surviving Corporation
ARTICLE IV Effect of the Merger on Capital Stock; Exchange of Certificates
ARTICLE V Representations and Warranties
ARTICLE VI Covenants
ARTICLE VII Conditions
ARTICLE VIII Termination
ARTICLE IX Miscellaneous and General
  ANNEX A
DEFINED TERMS
  Schedule R-1
Schedule R-1 Lipman Shareholders to enter into a Voting Agreement
  Schedule R-2
Schedule R-2 Lipman Shareholders to enter into an Investment Agreement
  Schedule R-3
Schedule R-3 Individuals to sign term sheet regarding employment
  Schedule R-4
Schedule R-4 VeriFone Stockholders to sign Voting Agreements
  Schedule R-5
Schedule R-5 VeriFone Stockholders to sign Employment Letters
  Annex B
  Annex C
  Annex D
  Annex E
  Annex F
  Annex G
PART II INFORMATION NOT REQUIRED IN PROSPECTUS
SIGNATURES
EXHIBIT INDEX